                             [LETTERHEAD OF PIMCO]

                          PIMCO ADVISORS HOLDINGS L.P.

                         Special Meeting of Unitholders
                 Merger Proposed -- Your Vote is Very Important

Dear PIMCO Advisors Holdings L.P. Unitholder:

   On behalf of the general partner of PIMCO Advisors Holdings L.P. (the "Partnership"), I cordially invite you to attend the special meeting of the unitholders of the Partnership to be held on April 28, 2000 at 9:00 a.m. local time, at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660. At the meeting you will be asked to vote upon a proposal to adopt and approve the Implementation and Merger Agreement, dated as of October 31, 1999, as amended, by and among Allianz of America, Inc., Pacific Asset Management LLC, the Partnership, PIMCO Advisors L.P., PIMCO Partners, LLC, PIMCO Holding LLC, PIMCO Partners, G.P., and other parties to the merger agreement, the resulting merger of an indirect subsidiary of Allianz of America into the Partnership and the other transactions contemplated by the merger agreement.

   If the merger agreement, the merger and the other transactions contemplated by the merger agreement are adopted and approved:

  . the Partnership will be acquired by Allianz of America through a merger of an indirect subsidiary of Allianz of America into the Partnership;

  . all of the outstanding units of limited and general partner interest in the Partnership will be converted into the right to receive cash in an amount equal to $38.75 per unit, without interest and subject to potential downward adjustment as described below, resulting in no further public ownership of the Partnership; and

  . following the merger, subsidiaries of Allianz of America will, in a series of transactions, acquire substantially all of the remaining interests in PIMCO Advisors L.P. for the same per unit purchase price you are receiving, other than those beneficially owned by Pacific Asset Management LLC, one of the two owners of our general partner, which will exchange its approximate 30% interest in PIMCO Advisors L.P. for a new security representing a fixed return plus a variable return based on the operating profits of Pacific Investment Management Company on the terms described in the proxy statement.

   The proposed transactions will result in aggregate payments by Allianz of America and its affiliates of approximately $3.2 billion in cash for the interests in the Partnership and PIMCO Advisors L.P. reflecting a $4.8 billion valuation of PIMCO Advisors L.P. The completion of the transactions contemplated by the merger agreement is dependent on numerous conditions described in the proxy statement. In particular, Allianz of America is not obligated to complete the transactions if the revenue base of PIMCO Advisors L.P. declines prior to the closing of the transactions, for reasons other than market movements, to less than 75% of its September 30, 1999 level or if William H. Gross, William S. Thompson and at least 60% of the other managing directors of Pacific Investment Management Company do not remain employed by Pacific Investment Management Company.

   The unit price of $38.75 may be reduced if the revenue base of PIMCO Advisors L.P. decreases, for reasons other than market movements, below 85% of its September 30, 1999 level. Any reduction would be based on how far revenues fell below the 85% level; but in no event would you receive less than $31.00 per unit ($31.78 if the settlement of the outstanding unitholder litigation described in the proxy statement is approved by the court). At January 31, 2000, applicable revenues were at 100.34% of the September level. See the proxy statement for details.

   On July 6, 1999, the day before the press first reported discussions between the Partnership and Allianz AG, the parent of Allianz of America, the Partnership's units of limited partnership interest, which are traded on the New York Stock Exchange under the symbol "PA", closed at $29.56. On October 4, 1999, the date prior to the announcement by the Partnership of discussions with Allianz AG, the Partnership units closed at $30.50. On October 29, 1999, the last trading day prior to the execution of the merger agreement, the Partnership units closed at $34.69 per unit. On February 10, 2000, the Partnership units closed at $37.81. If the merger agreement, the merger and the other transactions are approved, the Partnership units will no longer be traded on the New York Stock Exchange.

   The proxy statement gives you detailed information about the proposed transactions and includes the merger agreement as an appendix. You can also get information about the Partnership from publicly available documents we have filed with the SEC. We encourage you to read carefully this entire document, including its appendices.

   After careful consideration, PIMCO Partners, G.P., our general partner, has determined that the merger agreement, the merger of an indirect subsidiary of Allianz of America into the Partnership and the other transactions contemplated by the merger agreement are in the best interests of the Partnership and its unitholders and recommends that you vote "FOR" the merger agreement, the merger and the other transactions contemplated by the merger agreement. In coming to this determination, our general partner considered the opinion of our financial advisor Salomon Smith Barney Inc., dated October 29, 1999, that the consideration to be received by you pursuant to the merger agreement and in the merger was fair to you from a financial point of view as of the date of that opinion. A copy of the written opinion of our financial advisor is attached to the proxy statement as Appendix B, and you should read it carefully and in its entirety. The opinion of Salomon Smith Barney is dated October 29, 1999 and opines as to the fairness as of that date only. Salomon Smith Barney is not obligated to update its opinion. Events could occur prior to the date of the special meeting which could result in a different valuation or conclusion if the opinion was reissued on that date. In the event that there are material changes to the terms of the proposed transactions or other material changes or conditions affecting the Partnership or its business, our general partner will consider the advisability of requesting an updated fairness opinion at that time. As of the date of this proxy statement, the general partner does not believe any such material changes have occurred.

   You should be aware that our general partner and its affiliates have conflicts of interest in the proposed transactions which include:

  . Pacific Asset Management LLC, one of the owners of our general partner, will not sell its approximate 30% interest in PIMCO Advisors L.P. to Allianz AG. Instead, it will exchange its interest for a new security described in the proxy statement which will be subject to put and call rights which may result in a future sale of such interest to Allianz of America; and

  . certain members of PIMCO Partners, LLC, the other owner of our general partner, are also the managing directors of Pacific Investment Management Company and will receive employment-related compensation in the aggregate, of up to $492.5 million in cash and Allianz AG stock, payable over a five year period contingent on continued employment, as well as closing payments of approximately $703.3 million in cash and Allianz AG stock in settlement of pre-existing unit-based entitlements, assuming a unit price of $38.75 and a per share value of Allianz AG stock of $273.99, the average trading price for such stock for the 30 days prior to the public announcement of discussions between Allianz AG and PIMCO Advisors. As of March 2, 2000, the closing price of the Allianz AG stock was $346.94 per share, increasing the value of the payments described above to $505.8 million and $729.9 million, respectively. See pages 66 to 74 of the proxy statement for detailed information regarding benefits to be received by these persons.

   Our executive officers will also receive significant employment-related compensation and payments in satisfaction of pre-existing unit based entitlements as a result of the transactions in the aggregate, of up to $39.3 million contingent on continued employment. In addition, Pacific Asset Management LLC's ultimate parent corporation is having discussions with Allianz AG about possibly being acquired by Allianz AG.

   The Partnership's partnership agreement provides that the general partner may resolve all conflicts of interest in good faith and may rely on a fairness opinion and other expert opinions in doing so. Having received the fairness opinion described above and taking into account the other matters described in the proxy statement, in approving the proposed transaction the general partner did not retain an independent and disinterested third party to represent the unaffiliated unitholders.

   YOUR VOTE IS VERY IMPORTANT. The merger and the other transactions contemplated by the merger agreement cannot be completed without the approval of the holders of a majority of the units outstanding as of the record date established by our general partner. We are inviting you, as a unitholder of the Partnership, to vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement and to attend a special meeting of our unitholders if you would like to vote in person. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us at the address set forth in the proxy statement.

   If you are a registered holder of Partnership units, you are encouraged to vote by telephone by calling (800) 840-1208 or to vote on the Internet by visiting the website listed on your proxy card, www.eproxy.com/pa, and following the instructions on the website. Certain holders who hold their Partnership units through a bank or broker may also vote using the telephone or Internet by dialing the toll free number or visiting the Internet website address printed on your voting form supplied by your bank or broker.

   Please call our investor relations department at (877) 407-7699 or our proxy solicitor, D.F. King & Co., Inc., toll free at (800) 207-2872 if you have any questions or need assistance with the voting procedures.

   If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the merger agreement, the merger and the other transactions contemplated by the merger agreement. If you abstain or if you do not instruct your broker how to vote any units held for you in "street name," the effect will be a vote against the merger agreement, the merger and the other transactions contemplated by the merger agreement.

                                          /S/  William D. Cvengros

                                          William D. Cvengros
                                          Chief Executive Officer
                                          PIMCO Advisors Holdings L.P.

Proxy statement dated March 3, 2000 and first mailed to unitholders on or about
                              March 6, 2000.

                    [LOGO OF PIMCO LETTERHEAD APPEARS HERE]

                          PIMCO ADVISORS HOLDINGS L.P.
                            800 Newport Center Drive
                        Newport Beach, California 92660

                                ---------------

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS

                          TO BE HELD ON APRIL 28, 2000

                                ---------------

Dear PIMCO Advisors Holdings L.P. Unitholder:

   NOTICE IS HEREBY GIVEN that a special meeting of unitholders of PIMCO ADVISORS HOLDINGS L.P. (the "Partnership") will be held on April 28, 2000, at 9:00 a.m. local time at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660. A proxy card and a proxy statement for the special meeting are enclosed.

   The special meeting is for the purpose of considering and acting upon the following:

  1. To adopt and approve the Implementation and Merger Agreement, dated as of October 31, 1999, as amended, by and among Allianz of America, Inc., Pacific Asset Management LLC, the Partnership, PIMCO Advisors L.P., PIMCO Partners, LLC, PIMCO Holding LLC, PIMCO Partners, G.P., and other parties to the merger agreement, the merger and the other transactions contemplated in the merger agreement. The merger agreement provides that:

    . Allianz of America will acquire the Partnership through a merger of an indirect subsidiary of Allianz of America into the Partnership, and all of the outstanding units of limited and general partner interest in the Partnership will be converted into the right to receive cash in an amount equal to $38.75 per unit, without interest and subject to potential downward adjustment to a minimum of $31.00 per unit as described in the proxy statement, resulting in no further public ownership of the Partnership; and

    . following the merger, subsidiaries of Allianz of America will, in a series of transactions, acquire substantially all of the remaining interests in PIMCO Advisors, L.P. at the same per unit price you are receiving, other than those beneficially owned by Pacific Asset Management LLC, which will exchange its approximate 30% interest in PIMCO Advisors, L.P. for a new security representing a fixed return plus a variable return based on operating profits of Pacific Investment Management Company on the terms described in the proxy statement.

  2. To consider and act upon such other matters as may properly come before the special meeting or any adjournment of the special meeting.

   You should be aware that our general partner and its affiliates have conflicts of interest in the proposed transactions. Information about these conflicts of interests can be found in the proxy statement in the section "Special Factors--Financial Interests of Certain Persons in the Transaction."

   Any action may be taken on the foregoing proposals at the special meeting on the date specified above or on any date or dates to which the special meeting may be adjourned. Only unitholders of record at the close of business on February 29, 2000 will be entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting.

   The proxy statement describes the merger agreement, the proposed merger and other transactions contemplated by the merger agreement. You are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, to ensure that your vote will be counted, please vote in one of the following ways:

  . by completing, dating and signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope;

  . if you are a registered holder, by visiting the website, www.eproxy.com/pa, and voting on the Internet, or by calling (800) 840-1208, toll-free, and voting by telephone;

  . if you hold your Partnership units through a bank or broker, by calling the phone number or visiting the Internet website printed on the voting form provided by your broker or bank; or

  .  by attending the special meeting and completing a ballot at that time.

   You may revoke your proxy in the manner described in the proxy statement at any time before it is voted at the special meeting. Executed proxies with no instructions indicated will be voted "FOR" adoption and approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

   If you have any questions or need assistance in completing your proxy, please contact our investor relations department at (877) 407-7699 or our proxy solicitor, D.F. King & Co., Inc., toll free at (800) 207-2872.

                                          BY ORDER OF THE GENERAL PARTNER,

                                          /s/  William D. Cvengros

                                          William D. Cvengros
                                          Chief Executive Officer
                                          PIMCO Advisors Holdings L.P.

Newport Beach, California

March 3, 2000

   Your vote is important. Whether or not you plan to attend the special meeting, to vote your units, please complete, date, sign and return the proxy card as soon as possible in the enclosed postage-prepaid envelope, or call
(877) 407-7699, toll-free, and find out more about voting by telephone or over the Internet.

   Please do not send your unit certificates at this time. If the merger is consummated you will be sent instructions regarding the surrender of your certificates.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................................   1
SUMMARY.....................................................................   5
  The Transactions..........................................................   5
  Our General Partner's Recommendation......................................   5
  Date, Time and Place......................................................   6
  Purpose of the Special Meeting............................................   6
  Record Date and Quorum....................................................   6
  Vote Required.............................................................   7
  Parties to the Merger.....................................................   7
  The Merger Agreement and the Merger.......................................   7
  Effective Date of the Merger..............................................   7
  Opinion of Our Financial Advisor..........................................   8
  Other Information Considered..............................................   8
  Financial Interests of Certain Persons in the Transaction.................   9
  Certain Effects of the Merger.............................................  10
  Conditions to the Merger..................................................  10
  Termination of the Merger Agreement.......................................  11
  Termination Fee...........................................................  11
  Financing for the Merger..................................................  12
  Regulatory Approvals......................................................  12
  Material United States Federal Income Tax Consequences....................  12
  No Appraisal Rights.......................................................  12
  Recent Developments.......................................................  12
SELECTED CONSOLIDATED FINANCIAL DATA........................................  14
SPECIAL MEETING OF UNITHOLDERS..............................................  17
  Date, Time and Place......................................................  17
  Purpose...................................................................  17
  Recommendation of Our General Partner.....................................  17
  Record Date and Units Outstanding.........................................  17
  Solicitation of Proxies; Expenses.........................................  17
  Voting of Proxies and Quorum..............................................  18
  Revocability of Proxies...................................................  19
  Payment of Cash Merger Consideration......................................  19
  Other Business............................................................  19
  Principal Offices.........................................................  19
THE TRANSACTION.............................................................  20
  Overview..................................................................  20
  Parties Involved in the Transactions......................................  20
  PIMCO Advisors Related Parties............................................  21
  The Merger: The Acquisition of the Partnership............................  22
  The Subsequent Transactions...............................................  23
  Treatment of Employee Benefit Awards......................................  29
  Financial Interests of Certain Persons in the Transaction.................  30
  Payment of Expenses.......................................................  30
  No Appraisal Rights.......................................................  31
  Benefits and Detriments to Holders of Partnership Units...................  31
  Plans for the Partnership After the Merger................................  31
  Conduct of Business of the Partnership if the Merger is not Consummated...  32
  Accounting Treatment......................................................  32

SPECIAL FACTORS.............................................................  33
Recommendation; Reasons For The Merger......................................  33
  Recommendation............................................................  33
  Reasons for the Merger....................................................  33
Background of the Transaction...............................................  38
Opinion Of Our Financial Advisor............................................  44
Other Information Considered................................................  52
  Lazard Freres & Co. LLC...................................................  52
  Opinion of Financial Advisor to Pacific Life .............................  58
  Management Compensation Consultants.......................................  63
Financial Interests of Certain Persons in the Transaction...................  64
  The Partnership...........................................................  65
  Partners GP...............................................................  67
  Partners LLC..............................................................  67
  PHLLC and PAM.............................................................  75

CERTAIN FINANCIAL PROJECTIONS...............................................  80
REGULATORY APPROVALS........................................................  83
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......................  83
  Conversion of Partnership Units into Cash.................................  84
  Backup Withholding........................................................  84
FINANCING FOR THE MERGER....................................................  84
LITIGATION CHALLENGING THE MERGER...........................................  84
EFFECT OF THE MERGER ON THE PARTNERSHIP UNITS...............................  86
THE MERGER AGREEMENT........................................................  87
  The Merger and Subsequent Transactions....................................  87
  Representations and Warranties............................................  87
  Covenants.................................................................  88
  Conditions to Obligations to Effect the Transactions......................  93
  Termination...............................................................  94
  Amendment and Waiver......................................................  95
  Assignment................................................................  96
  Indemnification and Benefit Plan Reductions...............................  96
DIRECTORS AND MANAGEMENT....................................................  97
  The Partnership...........................................................  97
  PAM.......................................................................  97
  Partners LLC.............................................................. 100
PRICE RANGE OF UNITS AND DISTRIBUTIONS...................................... 101
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............................. 102
  Security Ownership of Certain Beneficial Owners and Management............ 102
INDEPENDENT ACCOUNTANTS..................................................... 104
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................. 104
WHERE YOU CAN FIND MORE INFORMATION......................................... 105
APPENDIX A--IMPLEMENTATION AND MERGER AGREEMENT............................. A-1
APPENDIX B--OPINION OF SALOMON SMITH BARNEY................................. B-1
APPENDIX C--OPINION OF MCLAGAN PARTNERS, INC. .............................. C-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What am I being asked to vote upon?

A: You are being asked to vote to adopt and approve the merger agreement, the acquisition of the Partnership by Allianz of America through a merger of an indirect subsidiary of Allianz of America into the Partnership and the other transactions contemplated by the merger agreement.

   If the merger is completed, each of your units of limited partnership interest will be converted into the right to receive a cash payment and you will have no ongoing ownership stake in the continuing business of the Partnership, which will survive as an indirect subsidiary of Allianz of America. In the merger, you will be entitled to receive $38.75 in cash for each unit you own, without interest and subject to potential downward adjustment. In no event will you receive less than $31.00 per unit ($31.78 per unit if the settlement of outstanding unitholder litigation described in the proxy statement is approved by the court).

   Following the merger, subsidiaries of Allianz of America will acquire substantially all of the remaining interests in PIMCO Advisors L.P. at the same per unit purchase price you are receiving, other than the interests beneficially owned by Pacific Asset Management LLC, which will exchange its approximate 30% interest in PIMCO Advisors L.P. for a new security representing a fixed return plus a variable return based on the operating profits of Pacific Investment Management Company. The new security being received by Pacific Asset Management LLC will be subject to put and call rights which may result in a future sale of such interest to Allianz of America.

   PIMCO Advisors L.P. is the operating partnership of which the Partnership owns approximately 44% as a general partner. As a result of the transactions contemplated by the merger agreement, Allianz of America will control PIMCO Advisors L.P., having acquired approximately 70% of the currently outstanding partnership interests of PIMCO Advisors L.P.

Q: Why is the General Partner recommending the sale of the Partnership to Allianz of America?

A: Our general partner has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to you, and in your best interests, and our general partner recommends that you vote to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. In reaching these conclusions we were influenced by several factors, including:

  . The price to be paid per unit which represents a 30% premium over the 200-day moving average of the closing price of the Partnership's units prior to July 7, 1999 ($29.80), the day the press first reported discussions between PIMCO Advisors L.P. and Allianz AG. We believe that if the merger is not completed, absent other factors, the Partnership's unit trading price will revert back to its historical range.

  . Our belief that long-term success in the investment management business requires significant global growth and presence, particularly in Europe. Due in part to the significant costs required to establish a substantial foreign presence, we do not believe we are likely to achieve this in the near term through internal growth. After investigating a number of alternatives which did not involve a sale of the business, we concluded that the acquisition proposed by Allianz of America produced the best value to our unitholders.

  . The trends in the equity markets since 1997, which have favored growth and index strategies and disfavored value strategies. These trends have resulted in significant net asset outflows from our value managers. Our value managers accounted for approximately 34.1% of our total revenues from portfolio management in 1998 and approximately 27.7% of our total revenues from portfolio management in 1999.

  . The opinion of Salomon Smith Barney stating that, as of October 29, 1999, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by you was fair to you from a financial point of view, and the opinion of McLagan Partners, Inc., a compensation consultant, stating that, subject to the factors and assumptions set forth in the opinion, the retention incentive arrangements being provided to executives of Pacific Investment Management Company under the merger agreement were reasonable.

Q: What will I receive if the merger agreement is approved?

A: Each Partnership unit that you own as of the date of the merger will be converted into the right to receive cash in the amount of $38.75, without interest and subject to potential downward adjustment as described in next paragraph.

Q: Under what circumstances could I receive less than $38.75 per unit?

A: You will receive less than $38.75 per unit only if the revenue base of PIMCO
   Advisors L.P. declines by the last calendar month-end prior to the closing date of the merger, for reasons other than market movements, to less than 85% of its September 30, 1999 level. In that event, the amount you receive per unit would be reduced by 2% for each 1% this amount falls below the 85% threshold, subject to a maximum reduction of 20%. If the settlement of the unitholder litigation described in this proxy statement is approved by the court, then the adjustment to the unit price for your units will be reduced to 1.8% for each 1% decline below the 85% threshold, with a maximum reduction of 18%. In no event will you receive less than $31.00 per unit ($31.78 if the settlement is approved) if the merger is approved and consummated.

   There will be no downward adjustment to the $38.75 unit price in the merger unless we experience net outflows of assets far in excess of any we have experienced in the past. Our baseline September 30, 1999 revenue base was $780.8 million. On January 31, 2000 our revenue base was $783.5 million representing 100.34% of its September 30, 1999 level.

Q: Who is Allianz of America?

A: Allianz of America is a holding company that owns several insurance and financial services companies and is a subsidiary of Allianz AG. Allianz AG and its subsidiaries comprise the world's second largest insurance group as measured by premium income.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. We must obtain unitholder, client and regulatory approvals first, and hope to complete the merger as soon as possible after the special meeting.

Q: When and where is the special meeting?

A: The special meeting will take place at the Four Seasons Hotel, 690 Newport
   Center Drive, Newport Beach, California 92660, on April 28, 2000 at 9:00 a.m. local time.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including its appendices, and to consider how the merger affects you as a unitholder. You also may want to review the documents referenced under "Where You Can Find More Information" on page 104.

Q: How do I vote?

A: You can vote in one of the following ways.

  . Indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your units will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote for the merger and the merger agreement, unless your units are held in a brokerage account.

  . If you are a registered holder of Partnership units, call (800) 840-1208, toll-free and vote by telephone, or visit the website www.eproxy.com/pa and vote on the Internet.

  . If you hold your Partnership units through a bank or broker you may vote by telephone or over the Internet at the telephone number or Internet website printed on your voting card provided by your bank or broker.

  .  Attend the special meeting and complete a ballot at that time.

Q: If my units are held in "street name" by my broker, will my broker vote my units for me?

A: Your broker will not vote your units for you unless you provide instructions on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your units. Because holders of a majority of the outstanding units must adopt and approve the merger agreement, the merger and the other transactions, broker non-votes will have the same effect as votes against approval of the merger and the merger agreement.

Q: May I change my vote?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to us at the principal office of the Partnership. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If you have instructed a broker to vote your units, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q: Should I send in my unit certificates now?

A: No. After the merger is completed, we will send you written instructions for receiving your cash payment in exchange for your units.

Q:  What are the tax consequences of the merger to me?

A: In general, upon conversion of your Partnership units into cash pursuant to the merger, you will recognize gain or loss for tax purposes equal to the difference between the amount of cash received (plus your share of the Partnership's liabilities, if any) and your adjusted tax basis in your Partnership units. Such gain or loss will generally be capital gain or loss, except that you will recognize ordinary income to the extent any cash received is attributable to tax deductions previously allocated to you relating to goodwill and certain other Partnership assets.

Q:  Who can help answer my questions?

A: If you would like additional copies of this proxy statement or if you have questions about the merger agreement, the merger and the other transactions contemplated by the merger agreement, including how to complete and return your proxy card or how to vote by telephone or on the Internet or would like more information about the Partnership, you should contact:

         PIMCO Advisors Holdings L.P.
         800 Newport Center Drive
         Newport Beach, California 92660
         Attention: Investor Relations
         (877) 407-7699

         or

         D.F. King & Co., Inc.
         77 Water Street
         New York, New York 10005
         Telephone: (800) 207-2872

                                    SUMMARY

   This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand fully the transactions contemplated by the merger agreement and for a more complete description of the legal terms of the transactions, you should read carefully this entire document and the documents to which we refer you in this proxy statement. See "Where You Can Find More Information" on page 104.

The Transactions

   The Implementation and Merger Agreement, dated as of October 31, 1999, as amended, by and among Allianz of America, Inc., Pacific Asset Management LLC ("PAM"), PIMCO Advisors Holdings L.P. (the "Partnership"), PIMCO Advisors L.P. ("PIMCO Advisors"), PIMCO Partners, LLC ("Partners LLC"), PIMCO Holding LLC ("PHLLC"), PIMCO Partners, G.P. ("Partners GP"), and other parties to the merger agreement provides for the acquisition of the Partnership by Allianz of America through a merger of an indirect subsidiary of Allianz of America into the Partnership. In the merger, all of the outstanding units of limited and general partner interest in the Partnership will be converted into the right to receive cash in an amount equal to $38.75 per unit, without interest and subject to potential downward adjustment (the "Unit Price"). As a result of the merger, the Partnership will become an indirect wholly-owned subsidiary of Allianz of America and you will have no ongoing stake in the continuing business of the Partnership.

   Following the merger, subsidiaries of Allianz of America will, in a series of transactions, acquire substantially all of the remaining interests in PIMCO Advisors at the same per unit purchase price you are receiving, other than those beneficially owned by PAM, which will exchange its approximate 30% interest in PIMCO Advisors for a new security representing a fixed return plus a variable return based on the operating profits of Pacific Investment Management Company on the terms described in this proxy statement. PIMCO Advisors is the operating partnership of which the Partnership owns approximately 44% as a general partner. As a result of the transactions, Allianz of America will control PIMCO Advisors, having acquired approximately 70% of the currently outstanding partnership interests of PIMCO Advisors.

   As described more fully below, the unit price of $38.75 may be reduced if PIMCO Advisors' revenue base decreases, for reasons other than market movements, below 85% of its September 30, 1999 level. Any reduction would be based on how far revenues fell below the 85% level; but in no event would you receive less than $31.00 per unit ($31.78 if the settlement of the outstanding unitholder litigation is approved by the court). At January 31, 2000, applicable revenues were at 100.34% of the September level.

   See "The Transaction" for a more detailed discussion of the proposed transactions, including charts which illustrate the various steps of the proposed transactions.

Our General Partner's Recommendation

   Our general partner has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to you, and in your best interests, and our general partner recommends that you vote to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. In reaching these conclusions our general partner was influenced by several factors, including:

  . The price being paid per unit which represents a 30% premium over the 200-day moving average of the closing price of the Partnership units prior to July 7, 1999 ($29.80), the day the press first reported discussions between PIMCO Advisors and Allianz AG. We believe that if the merger is not completed, absent other factors, the Partnership's unit trading price will revert back to its historical range.

  . Our belief that long-term success in the investment management business requires significant global growth and presence, particularly in Europe. Due in part to the significant costs required to establish a substantial foreign presence, we do not believe this is likely to be achieved in the near term through internal growth. After investigating a number of alternatives which did not involve a sale of the Partnership, we concluded that the acquisition proposed by Allianz of America produced the best value to our unitholders.

  . The trends in the equity markets since 1997, which have favored growth and index strategies and disfavored value strategies. These trends have resulted in significant net asset outflows from our value managers. Our value managers accounted for approximately 34.1% of our total revenues from portfolio management in 1998 and approximately 27.7% of our total revenues from portfolio management in 1999.

  . The opinion of Salomon Smith Barney stating, among other things, that, as of October 29, 1999, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by you was fair to you from a financial point of view, and the opinion of McLagan Partners, Inc., a compensation consultant, stating that, subject to the factors and assumptions set forth in the opinion, the retention incentive arrangements being provided to executives of Pacific Investment Management Company under the merger agreement were reasonable.

Date, Time and Place

   The special meeting of the unitholders of the Partnership will be held at 9:00 a.m. local time on April 28, 2000, at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660.

Purpose of the Special Meeting

   At the special meeting, you and our other unitholders will consider and vote on the proposal to adopt and approve the merger agreement attached to this proxy statement as Appendix A, the merger of the Partnership, the other transactions contemplated by the merger agreement and any other matters properly presented for a vote.

Record Date and Quorum

   We have fixed the close of business on February 29, 2000 as the record date for the determination of unitholders entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. Each unitholder of record as of the record date will be entitled to one vote for each unit then owned. As of the record date, there were 50,060,365 Partnership units outstanding, held of record by approximately 1,530 registered holders. The holders of a majority of outstanding Partnership units must be present in person or represented by proxy to constitute a quorum.

Vote Required

   The affirmative vote of the holders of a majority of the Partnership units outstanding on the record date is required to adopt and approve the merger agreement, the merger of the indirect subsidiary of Allianz of America into the Partnership and the other transactions contemplated by the merger agreement. Properly signed and dated proxies, including those given over the telephone or Internet, that do not include voting instructions will be voted "FOR" the merger agreement, the merger and the other transactions contemplated by the merger agreement. Because the affirmative vote of a majority of the outstanding Partnership units is required for approval, properly signed and dated proxies, including those given over the telephone or Internet, marked "ABSTAIN" and broker non-votes will have the same effect as votes against adoption and approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Parties to the Merger

   The Partnership

   The Partnership is a publicly traded Delaware limited partnership owned .01% by its general partner, PIMCO Partners, G.P., and 99.99% by its public limited partners. The Partnership's primary source of income is its proportionate share of the net income of PIMCO Advisors. As of January 31, 2000, the Partnership held approximately 50 million general partner units of PIMCO Advisors, representing an approximate 44% general partner interest in PIMCO Advisors. PIMCO Partners, G.P. and other private holders hold the remaining interests in PIMCO Advisors.

   Allianz of America

   The limited partnership that will merge with the Partnership is an indirect subsidiary of Allianz of America. Allianz of America is a holding company that owns several insurance and financial service companies, including Fireman's Fund Insurance Company. Allianz of America is a Delaware corporation, and its principal offices are located at 55 Greens Farms Road, P.O. Box 5160, Westport, Connecticut 06881. Its telephone number is (203) 221-8500.

   Allianz of America is a subsidiary of Allianz AG. Allianz AG and its subsidiaries comprise the world's second largest insurance group as measured by premium income and are leading providers of financial services, particularly in Europe. Allianz AG has guaranteed the obligations of Allianz of America and its affiliates under the merger agreement.

The Merger Agreement and the Merger

   The merger agreement is attached to this proxy statement as Appendix A. Please read the merger agreement carefully and in its entirety. It is the legal document that governs the merger.

Effective Date of the Merger

   The merger will become effective at the time and date specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act. We expect such filing and effective time to occur as soon as practicable after the special meeting, subject to adoption and approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement at the special meeting and the satisfaction or waiver of the other conditions to completing the transactions provided in the merger agreement.

   An exchange agent will forward to you detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, as soon as reasonably practicable following the closing of the merger. You should not submit your certificates to the exchange agent until you have received these materials. Payment for units will be made to you as promptly as practicable following the determination of the merger consideration and receipt by the exchange agent of your certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates.

Opinion of Our Financial Advisor

   We retained Salomon Smith Barney to act as a financial advisor in connection with the merger and the merger agreement to render its opinion as to the fairness from a financial point of view of the consideration to be received by you under the merger agreement. Salomon Smith Barney provided an opinion, dated October 29, 1999, stating that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by you in the merger was fair from a financial point of view to you, taking into consideration the terms of the transactions, including the arrangements with respect to PAM's continuing ownership interest in PIMCO Advisors following the closing of the transactions and the retention and incentive arrangements to be entered into with management. In its analysis, Salomon Smith Barney made numerous assumptions with respect to the Partnership and PIMCO Advisors. Such assumptions and estimates contained in Salomon Smith Barney's analysis and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analysis. The opinion of Salomon Smith Barney is dated October 29, 1999, and opines as to the fairness as of that date only. Salomon Smith Barney is not obligated to update its opinion. Events could occur prior to the date of the special meeting which could result in a different valuation or conclusion if the opinion was reissued on that date. In the event that there are material changes to the terms of the proposed transactions or other material changes or conditions affecting the Partnership or its business, our general partner will consider the advisability of requesting an updated fairness opinion at that time. As of the date of this proxy statement, the general partner does not believe any such material changes have occurred.

   Salomon Smith Barney has received $2 million in exchange for its services. The full text of the written opinion of Salomon Smith Barney, which sets forth a description of assumptions made, matters considered and limitations on its review, is attached as Appendix B to this proxy statement. You are urged to read this opinion carefully in its entirety.

Other Information Considered

   In connection with the transactions contemplated by the merger agreement, Partners LLC also considered analyses performed by Lazard Freres & Co. LLC and PAM's corporate parent considered the opinion of Goldman Sachs & Co. described below.

   Lazard Freres. Lazard Freres was retained by the Partnership to assist in the structuring and analysis of the proposed transactions. It made a series of presentations to Partnership management and members of Partners LLC which provided financial and comparative analysis as the transactions evolved. Lazard Freres was not requested to and did not render an opinion, appraisal or report with respect to the fairness of the proposed transactions. In exchange for its services, Lazard Freres will receive $9.2 million if the proposed transactions are consummated, of which a non-refundable retainer of $950,000 has already been paid.

   Opinion of Financial Advisor to Pacific Life. Goldman Sachs was retained by Pacific Life Insurance Company ("Pacific Life"), the direct parent corporation of PAM, to act as its financial advisor in connection with the proposed transactions and to evaluate the fairness, from a financial point of view, to Pacific Life of the consideration to be received by Pacific Life pursuant to the merger and related exchange transaction. The opinion of Goldman Sachs and the related financial analyses are described under the caption "Opinion of Financial Advisor to Pacific Life." Also more fully described under that caption is the compensation to be received by Goldman Sachs in exchange for the services provided to Pacific Life, which includes a retainer of $1 million and a fee of $500,000 upon rendering the opinion to Pacific Life described in this proxy statement.

Financial Interests of Certain Persons in the Transaction

   In considering the recommendation of our general partner with respect to the merger and the merger agreement, you should be aware that PHLLC and Partners LLC, the two general partners of our general partner, and their members have conflicts of interests in the proposed transactions including:

  . PAM (PHLLC's parent company) will not sell its approximate 30% interest in PIMCO Advisors to Allianz of America Instead, it will exchange its interest for a new security representing a fixed return plus a variable return based on operating profits of Pacific Investment Management Company. The new security will be subject to put and call rights which may result in a future sale of that interest to Allianz of America; and

  . certain members of Partners LLC, the managing directors of Pacific Investment Management Company, will receive employment-related compensation in the aggregate, of up to $442.5 million in cash payments and up to 182,488 shares of Allianz AG stock with an assumed value of $50.0 million, over a five year period contingent on continued employment, as well as aggregate closing payments of approximately $603.3 million in cash and approximately 364,977 shares of Allianz AG stock with an assumed value of $100.0 million in settlement of pre-existing unit-based entitlements (certain employment termination agreements entered into in 1994 and outstanding unit options), as a result of the transactions, assuming a unit price of $38.75 and a per share value of Allianz AG stock of $273.99, the average trading price for such stock for the 30 days prior to the public announcement of discussions between Allianz AG and PIMCO Advisors. As of March 2, 2000, the closing price of the Allianz AG stock was $346.94 per share, increasing the payments in stock referenced above to $63.3 million and $126.6 million, respectively.

   In addition, our executive officers will receive significant employment-related compensation and payments in satisfaction of pre-existing unit based entitlements as a result of the transactions in the aggregate, of up to $39.3 million contingent on continued employment, which presents them with actual and potential conflicts of interest.

   Furthermore, PAM's ultimate parent corporation, Pacific Mutual Holding Company ("PMHC"), is having discussions with Allianz AG regarding a possible acquisition of PMHC by Allianz AG.

   PHLLC's parent corporation is Pacific Life. Pacific Life's indirect investment, through its subsidiaries, in PIMCO Advisors represents an important part of its overall business. As one of the two general partners of our general partner, PHLLC is involved in the management of PIMCO Advisors, and the continued management involvement in PIMCO Advisors forms a part of Pacific Life's ongoing business plan. This affiliation has enhanced Pacific Life's identity in certain strategic financial services markets. The relationship between the entities has proven and continues to prove useful in branding, marketing and selling a number of Pacific Life products and services. Additionally, Pacific Life utilizes the investment services of Pacific Investment Management Company and other investment services of PIMCO Advisors. In this respect, PAM's ownership interest in PIMCO Advisors differs from that of the investment interest represented by the limited partner units. Although Pacific Life concluded that the retention by PAM of a management interest in the general partner of PIMCO Advisors was consistent with Pacific Life's business plan, Pacific Life believes, based on the information described elsewhere in this proxy statement, that the consideration offered to the other partners by Allianz of America is fair to, and in the best interest of, the Partnership's unitholders.

   The Partnership's partnership agreement provides that the general partner may resolve all conflicts of interest in good faith and may rely on a fairness opinion and other expert opinions in doing so. Having received the fairness opinion described above and taking into account the other matters described in the proxy statement, in approving the proposed transactions the general partner did not retain an independent and disinterested third party to represent the unaffiliated unitholders.

   See "Special Factors--Financial Interests of Certain Persons in the Transaction" for a more detailed discussion of these different interests, including without limitation the discussion under "Special Factors--Financial Interests of Certain Persons in the Transactions--PHLLC and PAM" regarding Pacific Life's reasons for causing PAM to retain an interest in PIMCO Advisors rather than selling that interest in the proposed transactions.

Certain Effects of the Merger

   If the merger is completed, all of the Partnership's equity interests will be indirectly owned by Allianz of America. You will no longer have any interest in, and will not be a unitholder of, the Partnership, and therefore will not participate in our future earnings and growth. Instead, your units will be converted into the right to receive the cash consideration described above for each Partnership unit you hold. In addition, our Partnership units will no longer be traded on the New York Stock Exchange, price quotations for our Partnership units will no longer be available and the registration of our Partnership units under the Securities Exchange Act of 1934 will be terminated.

Conditions to the Merger

   The completion of the transactions contemplated by the merger agreement (the "Closing"), including the merger of an indirect subsidiary of Allianz of America into the Partnership, depends on the satisfaction of a number of customary conditions, including the accuracy of representations and warranties, compliance with pre-closing covenants, absence of injunctions or similar legal impediments which prevent the Closing, receipt of material third party consents, compliance with certain regulatory requirements and receipt of necessary government and regulatory approvals and consents. Particularly noteworthy conditions include:

  . the merger will not be effected unless our unitholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement;

  . Allianz of America need not complete the merger if the revenue base of PIMCO Advisors declines prior to the Closing, for reasons other than market movements, to less than 75% of its September 30, 1999 level; and

  . Allianz of America need not complete the merger unless William H. Gross, William S. Thompson and at least 60% of the other managing directors of Pacific Investment Management Company remain employed at the Closing.

   In addition, certain other events must occur, including the amendment or adoption of certain employee benefit plans, the execution of certain employment contracts with key executives, the restructuring of Pacific Investment Management Company into a limited liability company and the execution and delivery of closing documentation.

Termination of the Merger Agreement

   The merger agreement may be terminated by consent of the parties and for certain failures of representations, warranties or covenants, as well as:

  . if the transactions contemplated by the merger agreement have not been consummated by September 30, 2000;

  . if our unitholders fail to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement;

  . if our general partner withdraws or adversely modifies its approval or recommendation of the merger agreement;

  . if we enter an agreement involving an acquisition transaction which our general partner determines in good faith to be superior to the terms of the merger agreement; or

  . by Allianz of America if PIMCO Advisors' revenue base has declined, at the end of two consecutive calendar months, for reasons other than market movements, to less than 75% of the September 30, 1999 level.

Termination Fee

   PIMCO Advisors will be required to pay Allianz of America a termination fee of $180 million ($120 million if the unitholder litigation settlement is approved) if either:

  . the merger agreement is terminated by our general partner in connection with entering into an agreement involving a superior acquisition proposal; or

  . the merger agreement is terminated by Allianz of America following the failure of our general partner to recommend the merger to the Partnership unitholders, and, within 12 months after such termination, the Partnership, PIMCO Advisors, Partners LLC, PAM, Partners GP or PHLLC subsequently enters into another binding agreement for a transaction implementing an acquisition proposal.

Financing for the Merger

   The merger is not conditioned upon Allianz of America obtaining financing. The obligations of Allianz of America and its affiliates under the merger agreement have been guaranteed by Allianz AG.

Regulatory Approvals

   To complete the merger and the other transactions contemplated by the merger agreement, we must make filings and receive authorizations from various federal and state governmental agencies in the United States and various governmental agencies of foreign jurisdictions. It is possible that some of these governmental authorities may impose conditions for granting approval. We anticipate receiving the necessary regulatory approvals, but no one can be sure that we will obtain all the required regulatory approvals within the time frame contemplated by the merger agreement.

Material United States Federal Income Tax Consequences

   In general, upon the conversion of your Partnership units into cash pursuant to the merger, you will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash you receive, plus your share of the Partnership's liabilities, if any, and your adjusted tax basis in your Partnership units. The gain or loss will generally be capital gain or loss, except that you will recognize ordinary income to the extent any cash received is attributable to previously allocated amortization deductions relating to (i) goodwill of the Partnership that is eligible for amortization pursuant to Section 197 of the Internal Revenue Code of 1986, as amended, and
(ii) other unrealized receivables and inventory of the Partnership within the meaning of Section 751 of the Internal Revenue Code of 1986, as amended (which amount attributable to such other unrealized receivables and inventory is not expected to be material to you).

No Appraisal Rights

   Holders of the Partnership units are not entitled to dissenting unitholders' appraisal rights or other similar rights under Delaware law or the Partnership's partnership agreement.

Recent Developments

   On January 26, 2000, we announced our financial and operating results for the quarter and fiscal year ended December 31, 1999. The Partnership's net income for the fourth quarter ended December 31, 1999, was $18.6 million, or $0.35 per unit (after $0.04 per unit of non-recurring items) and its net income for the year ended December 31, 1999, was $74.3 million or $1.43 per unit (after $0.18 per unit of non-recurring items). Net income for the Partnership during the fourth quarter of 1999 was $21.0 million, or $0.39 per unit before the effect of non-recurring items, compared with net income of $20.4 million, or $0.40 per unit, for the fourth quarter of 1998. For fiscal year 1999, net income increased 9.7% before the effect of non-recurring items and was $83.5 million, or $1.61 per unit, compared to net income of $76.1 million, or $1.52 per unit, for the same period in 1998.

   The net income of PIMCO Advisors for the fourth quarter of 1999 was $57.2 million before the effect of non-recurring items, compared with net income of $55.2 million in the fourth quarter of 1998. Revenues in the fourth quarter of 1999 increased 7.2% to $244.4 million from $228.0 million in the fourth quarter of 1998. For fiscal year 1999, net income rose 8.8% before the effect of non-recurring items, and was $226.7 million compared with net income of $208.4 million for the same period in 1998. Annual revenue rose 12.7% to $960.6 million in fiscal year 1999, compared to $852.4 million for the same period in 1998. Including the effect of the non-recurring items, net income at PIMCO Advisors for fiscal year 1999 was $205.7 million.

   The Partnership's earnings for the fourth quarter of 1999 were affected by costs related to the proposed transaction between Allianz of America and PIMCO Advisors of approximately $0.04 per unit, lower than expected performance fees, and continued net asset outflows from our value managers. The Partnership also expects to incur additional costs during 2000 related to the proposed transaction.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following tables set forth selected financial data of the Partnership, retroactively restated to reflect a 1.67 for 1 unit split effective December 1, 1997, for the nine months ended September 30, 1999 and 1998, for the year ended December 31, 1998, for the eight months ended December 31, 1997 and for the four years ended April 30, 1997. The tables also set forth selected financial data for Oppenheimer Capital for the eight months ended December 31, 1997, and for the four years ended April 30, 1997 and selected consolidated financial data of PIMCO Advisors for the nine months ended September 30, 1999 and 1998 and for the five years ended December 31, 1998. In the fourth quarter of 1997, PIMCO Advisors acquired Oppenheimer Capital, and the Partnership's investment in Oppenheimer Capital was exchanged for an interest in PIMCO Advisors. Accordingly, the PIMCO Advisors data include the performance of Oppenheimer Capital from November 4, 1997, and the Partnership data consist of the performance of PIMCO Advisors from December 1, 1997. PIMCO Advisors and its subsidiaries were formed on November 15, 1994, when PAM merged certain of its investment management businesses and substantially all of its assets (the "PAM Group") into Thomson Advisory Group L.P. ("TAG LP") (the "Consolidation"). Under generally accepted accounting principles, the Consolidation was accounted for as an acquisition of TAG LP by the PAM Group. Therefore, the historical financial statements of PIMCO Advisors include the operations of the PAM Group, in its corporate form, prior to the Consolidation and the combined results of PIMCO Advisors, in its partnership form, for the period since the Consolidation. This information should be read in conjunction with the financial statements of the Partnership, the consolidated financial statements of PIMCO Advisors and the consolidated financial statements of Oppenheimer Capital, and the related notes thereto, included in our report on Form 10-K for the fiscal year ended December 31, 1998 and our Quarterly Reports on Form 10-Q for each of the three fiscal quarters ended March 31, June 30 and September 30, 1999, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of PIMCO Advisors Holdings L.P." found in the same Form 10-K and Forms 10-Q.

                                               PIMCO Advisors Holdings L.P. (5)
                         ------------------------------------------------------------------------------------
                              For the                     For the
                         Nine Months Ended   For the    Eight Months
                           September 30,    Year Ended     Ended        For the Years Ended April 30,
                         ----------------- December 31, December 31,  ---------------------------------------
                           1999     1998       1998         1997        1997        1996       1995    1994
                         -------- -------- ------------ ------------  --------    --------    ------- -------
                            (Unaudited)
                                        (Amounts in thousands, except per unit amounts)
Statement of Operations
 Data:
Revenues................ $ 67,434 $ 66,341   $ 90,682     $ 45,737(3) $ 56,046(1) $ 61,316(1) $34,282 $35,091
Expenses................   11,728   10,622     14,537        1,605       2,720       2,720      3,461   4,038
                         -------- --------   --------     --------    --------    --------    ------- -------
Net income.............. $ 55,706 $ 55,719   $ 76,145     $ 44,132(3) $ 53,326(1) $ 58,596(1) $30,821 $31,053
                         ======== ========   ========     ========    ========    ========    ======= =======
Diluted net income per
 unit................... $   1.08 $   1.11   $   1.52     $   1.68    $   2.04    $   2.27    $  1.21 $  1.22
                         ======== ========   ========     ========    ========    ========    ======= =======
Distribution declared
 per unit............... $   1.76 $   1.61   $   2.18     $   2.05(4) $   2.10(2) $   1.90(2) $  1.30 $  1.28
                         ======== ========   ========     ========    ========    ========    ======= =======
Weighted average number
 of units outstanding...   49,057   47,238     47,257       25,768      25,663      25,457     25,277  25,122
Book value per unit..... $   9.27 $   9.69   $   9.52     $   8.97    $   6.39    $   6.38    $  5.70 $  5.37
Financial Condition at
 End of Period:
Total assets............ $491,582 $521,184   $503,996     $438,964    $116,149    $110,099    $96,633 $98,116
Total liabilities.......   32,406   53,305     42,377       30,627      17,858      12,713     10,321  10,319
                         -------- --------   --------     --------    --------    --------    ------- -------
Partners' capital....... $459,446 $467,879   $461,619     $408,337    $ 98,291    $ 97,386    $86,312 $87,797
                         ======== ========   ========     ========    ========    ========    ======= =======

-------
(1) Includes revenues and a non-recurring gain of $1.8 million, or $.07 per unit, in fiscal 1997 and $17.7 million, or $.69 per unit, in fiscal 1996.
(2) Includes a special distribution related to the non-recurring gain of $.06 per unit in fiscal 1997 and $.33 per unit in fiscal 1996.
(3) Includes revenues and a non-recurring gain of $2.8 million, or $.11 per unit.
(4) Includes a special distribution related to the non-recurring gain of $.07 per unit.
(5) Prior to December 31, 1997, the Partnership was known as Oppenheimer Capital L.P.

                                                   PIMCO Advisors L.P.
                          ----------------------------------------------------------------------------
                           For the Nine Months
                           Ended September 30,          For the Years Ended December 31,
                          --------------------- ------------------------------------------------------
                             1999       1998       1998          1997         1996     1995     1994
                          ---------- ---------- ----------    ----------    -------- -------- --------
                               (Unaudited)
                             (Amounts in thousands, except per unit amounts and assets under management)
Statement of Operations
 Data:
Total revenues..........  $  716,195 $  624,406 $  852,432    $  516,669    $392,024 $323,014 $180,263
Operating expenses......     504,684    415,851    571,458       347,453     261,978  215,271  145,220
Amortization of
 intangibles, options
 and restricted units...      68,105     60,205     80,805        51,676      41,171   42,723    6,202
                          ---------- ---------- ----------    ----------    -------- -------- --------
Operating income........  $  143,406 $  148,350 $  200,169    $  117,540    $ 88,875 $ 65,020 $ 28,841
                          ========== ========== ==========    ==========    ======== ======== ========
Net Income..............  $  154,039 $  153,154 $  208,376    $  118,330    $ 91,128 $ 68,467 $ 19,255
                          ========== ========== ==========    ==========    ======== ======== ========
Diluted Net Income per
 Unit(1):
General Partner and
 Class A Limited Partner
 units..................  $     1.32 $     1.35 $     1.83    $     1.45    $   1.29 $   1.16 $   0.12
                          ========== ========== ==========    ==========    ======== ======== ========
Dividends/Distributions
 Declared(2):...........  $  227,364 $  192,687 $  271,345    $  208,713    $131,604 $ 89,613 $ 24,384
                          ========== ========== ==========    ==========    ======== ======== ========
Financial Condition at
 End of Period:
Total assets(3).........  $1,479,775 $1,431,333 $1,412,038    $1,334,884    $358,500 $369,592 $379,708
Total liabilities.......     427,477    373,702    352,951       280,819      62,257   38,035   34,179
                          ---------- ---------- ----------    ----------    -------- -------- --------
Partners' capital.......  $1,052,298 $1,057,631 $1,059,087    $1,054,065    $296,243 $331,557 $345,529
                          ========== ========== ==========    ==========    ======== ======== ========
Other Statistics:
Assets under management
 (in billions)..........  $    256.2 $    225.9 $    244.2(4) $    199.5(4) $  110.0 $   95.2 $   72.2
Operating profit
 available for
 distribution(1)........  $  221,923 $  213,574 $  289,191    $  173,166    $132,314 $111,205 $ 12,306

--------
(1) Computed on earnings following the Consolidation. Operating Profit Available for Distribution is defined by the Amended and Restated Agreement of Limited Partnership of PIMCO Advisors L.P. as the sum of net income plus non-cash charges from the amortization of intangible assets, non-cash compensation expenses arising from option and restricted unit plans, and losses of any subsidiary which is not a flow-through entity for tax purposes.
(2) PIMCO Advisors L.P. accelerated its distribution declaration record date by one month effective December 31, 1997, resulting in five quarterly declarations in fiscal 1997.
(3) Upon completion of the acquisition of Oppenheimer Capital, approximately $897.5 million of intangible assets were recorded. Upon completion of the Consolidation, approximately $284.9 million of intangible assets were recorded. See Note 3 in the Notes to the Consolidated Financial Statements of PIMCO Advisors L.P. and Subsidiaries.
(4) Includes Oppenheimer Capital.

                                         Oppenheimer Capital
                          --------------------------------------------------------
                          For the Eight-
                           Months Ended     For the Years Ended April 30,
                           December 31,  -----------------------------------------
                               1997        1997        1996        1995     1994
                          -------------- --------    --------    -------- --------
                              (Amounts in thousands, except assets under
                                             management)
Statement of Operations
 Data:
Revenues................     $148,937    $181,974    $158,215    $129,912 $112,290
Expenses................       83,951     103,064      95,551      83,066   64,683
                             --------    --------    --------    -------- --------
Operating income........       64,986      78,910      62,664      46,846   47,607
Gain on Quest sale......        4,374(2)    2,806(1)   27,725(1)      --       --
                             --------    --------    --------    -------- --------
Income before income tax
 expense and minority
 interest...............     $ 69,360    $ 81,716    $ 90,389    $ 46,846 $ 47,607
                             ========    ========    ========    ======== ========
Financial Condition at
 End of Period:
Total assets............     $ 86,236    $ 93,019    $ 76,338    $ 56,129 $ 43,034
Total liabilities.......       38,654      53,044      41,462      41,582   30,557
Minority interest.......          213         277         174          87       25
                             --------    --------    --------    -------- --------
Partners' capital.......     $ 47,369    $ 39,698    $ 34,702    $ 14,460 $ 12,452
                             ========    ========    ========    ======== ========
Other Statistics:
Assets under management
 (in billions)..........     $   61.4    $   51.2    $   40.6    $   31.8 $   29.4

--------
(1) Reflects the gain realized on the sale of the investment advisory and other contracts and business relationship for the twelve Quest for Value mutual funds to OppenheimerFunds, Inc. in November 1995.
(2) Reflects the gain realized on the sale of the investment advisory and other contracts and business relationship of the Quest Dual Purpose Fund to OppenheimerFunds, Inc. in July 1997.

                         SPECIAL MEETING OF UNITHOLDERS

Date, Time and Place

   We are furnishing this proxy statement to you in connection with the solicitation of proxies on the form enclosed with this proxy statement by our general partner for use at a special meeting of our unitholders to be held on April 28, 2000, at 9:00 a.m. local time, and at any and all adjournments thereof, for the purposes described below under "Purpose." The meeting will be held at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660. This proxy statement and the enclosed form of proxy are being mailed to you and our other unitholders on or about March 6, 2000.

Purpose

   The purpose of the special meeting is to consider and vote on the proposal to adopt and approve the merger agreement, the resulting merger in which all of our Partnership units will be exchanged by way of merger for the right to receive $38.75 per unit in cash, without interest and subject to potential downward adjustment to not less than $31.00 per unit ($31.78 per unit if the unitholder litigation settlement is approved) as described in this proxy statement under "The Transaction--The Merger: The Acquisition of the Partnership," and the other transactions contemplated by the merger agreement. Following the merger, we will no longer be publicly owned. You may also be asked to transact other business that may properly come before the special meeting or any adjournment of the special meeting.

Recommendation of Our General Partner

   PIMCO Partners, G.P., our general partner, has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that you vote "FOR" approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. See "Special Factors--Recommendation; Reasons for the Merger."

Record Date and Units Outstanding

   Our unitholders as of the close of business on the record date of February 29, 2000 are entitled to receive notice of, and to vote at, the special meeting. Our outstanding Partnership units of limited partnership interest constitute the only class of securities entitled to vote at the special meeting, and each such Partnership unit entitles the holder of record to one vote. At the close of business on February 29, 2000 we had 50,060,365 Partnership units issued and outstanding, held of record by approximately 1,530 registered holders.

Solicitation of Proxies; Expenses

   Our general partner makes this solicitation on our behalf. Allianz of America and PAM will share equally the costs of the solicitation. Our officers and employees and our affiliates may also solicit proxies by telephone, telegraph, telecopy or personal interview, but they will not receive additional compensation for these solicitation activities. We have retained the services of D.F. King & Co., Inc., for a fee and related costs, estimated at $100,000, to assist in the solicitation of proxies. Allianz of America and PAM will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable and documented expenses incurred by them in sending proxy materials to you and our other unitholders.

   Registered Unitholders. If you are a registered unitholder, you are encouraged to take advantage of the easy and cost-effective Internet and telephone voting that the Partnership offers. To vote over the Internet, go to the Internet website address on your proxy card, www.eproxy.com/pa, and follow the instructions. Have the control number printed on your voting form in hand when using the telephone or Internet voting options. To vote by telephone, simply dial the toll-free number (800) 840-1208.

   Other Unitholders. Certain unitholders who hold their Partnership units through a bank or a broker may also vote using the telephone or Internet. To vote over the Internet, go to the Internet website address printed on your voting form supplied by your bank or broker and follow the instructions. Have the control number printed on your voting form in hand when using the telephone or Internet voting options. To vote by telephone, simply dial the toll-free number printed on the voting form supplied to you.

   You may also vote by completing, dating and signing the proxy card and returning it in the enclosed postage pre-paid envelope as soon as possible. Please call our investor relations department at (877) 407-7699 or our proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 207-2872 if you have any questions or need assistance with the voting procedures. As the date of the special meeting approaches, you may receive a telephone call from a representative of D.F. King & Co., Inc. if we have not yet received your vote. D.F. King & Co., Inc. may ask you for authority, by telephone, to permit D.F. King & Co., Inc. to sign a proxy on your behalf. D.F. King & Co., Inc. will record all instructions it receives from you and our other unitholders by telephone, and each proxy it signs in accordance with those instructions and the procedures set forth below is intended to indicate accurately the unitholder's identity and voting instructions.

   When soliciting a proxy by telephone, the D.F. King & Co., Inc. representative is required to ask you for your full name, address, social security or employer identification number, the number of Partnership units you own and title, if the person giving the proxy is authorized to act for an entity, such as a corporation. The representative will also confirm that you have received this proxy statement. The representative will then explain the voting process. D.F. King & Co., Inc. is not permitted to recommend to you how to vote, other than to read any recommendation included in the proxy statement. D.F. King & Co., Inc. will record your instructions and transmit them to the official tabulator and, within 72 hours, send you a letter or mailgram to confirm your vote. That letter will also ask you to call D.F. King & Co., Inc. immediately if the confirmation does not reflect your instruction correctly.

Voting of Proxies and Quorum

   If the proxy is properly executed and returned and not revoked, your Partnership units will be voted as specified in the proxy. Each Partnership unit that you own on the record date entitles you to one vote. To be voted, the proxy must be received by our Secretary prior to voting. Our transfer agent will administer an automated system to tabulate votes cast at the special meeting.

   If you properly execute and date your proxy, but do not include voting instructions, your Partnership units will be voted "FOR" the approval of the merger and the merger agreement. If you properly execute and date your proxy and mark "ABSTAIN" your units will be counted for the purposes of determining whether there is a quorum and will have the same effect as a vote against approval of the merger and the merger agreement. If your Partnership units are held by your broker, your broker will not vote your units for you unless you provide instructions to your broker on how to vote your units. Broker non-votes will be counted as present for purposes of determining the existence of a quorum and will have the same effect as votes against approval of the merger and the merger agreement.

   A majority of the outstanding Partnership units entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the Partnership units outstanding on the record date is required to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. For these purposes, the vote of Partnership units which are held by affiliates of the Partnership will be counted. As of February 29, 2000, affiliates of the Partnership owned 465,440 units representing less than 1% of the outstanding Partnership units.

Revocability of Proxies

   You may revoke any proxy given pursuant to this solicitation at any time before its use by:

  .  delivering to us a written notice of revocation;

  .  duly executing a proxy bearing a later date with voting instructions; or

  .  attending the special meeting and voting in person.

Payment of Cash Merger Consideration

   We currently expect the effective time of the merger to occur during the second quarter of 2000, subject to obtaining requisite approvals and satisfaction or waiver of the terms and conditions of the merger agreement. See "The Transaction" and "The Merger Agreement--Conditions to Obligations to Effect the Transactions." Detailed instructions with respect to the surrender of your unit certificates, together with a letter of transmittal, will be forwarded to you by the exchange agent appointed by us and approved by Allianz of America, promptly following the effective time. You should not submit your unit certificates to the exchange agent until you receive these materials. The exchange agent will send payment of the merger consideration to you as promptly as practicable following determination of the merger consideration and receipt by the exchange agent of your certificates and other required documents. No interest will be paid on the merger consideration.

Other Business

   As of the date of this proxy statement, we know of no other business that will come before the special meeting for action. If any other matter is properly presented for consideration and action at the special meeting, however, the proxies will be voted with respect to those matters in accordance with the best judgment and in the discretion of the proxy holders.

Principal Offices

   Our principal executive offices are located at 800 Newport Center Drive, Newport Beach, California 92660. Our phone number is (949) 219-2200.

                                THE TRANSACTION

Overview

   The Merger. The merger agreement provides for the acquisition of the Partnership by Allianz of America through the merger of an indirect subsidiary of Allianz of America into the Partnership. In the merger, all of the outstanding limited partner and general partner units in the Partnership will be converted into the right to receive cash in an amount per unit equal to the Unit Price, which will be $38.75, without interest and subject to potential downward adjustment to not less than $31.00 per unit ($31.78 per unit if the unitholder litigation settlement is approved) as described below. As a result of the merger, the Partnership will become an indirect wholly-owned subsidiary of Allianz of America.

   As a result of the merger, all of our equity interests will be indirectly owned by Allianz of America. You will no longer have any interest in, and will not be a unitholder of, the Partnership, and therefore will not participate in our future earnings and growth. Instead, you will have the right to receive the cash consideration described above for each unit you hold. In addition, the Partnership units will no longer be traded on the New York Stock Exchange, price quotations of the Partnership units will no longer be available and the registration of the Partnership units under the Securities Exchange Act of 1934 will be terminated.

   Subsequent Transactions. Following the merger, subsidiaries of Allianz of America will, in a series of transactions (the "Subsequent Transactions"), acquire substantially all of the remaining interests in PIMCO Advisors at the Unit Price, other than those beneficially owned by PAM, which will retain an interest in PIMCO Advisors through a new general partner to be formed by PAM and an affiliate of Allianz of America. As a result of the transactions, Allianz of America will control PIMCO Advisors, having acquired approximately 70% of the outstanding partnership interests of PIMCO Advisors, and PAM will retain an interest in PIMCO Advisors on the terms described in this section under "The Subsequent Transactions--New Advisors Class E Units."

Parties Involved in the Transactions

   The transactions contemplated by the merger agreement are complex and involve multiple parties. In order to facilitate your understanding of the transactions, the following is a list of parties to the transaction. The parties will be referred to throughout this proxy statement by the terms ascribed to them below:

  Allianz Parties

   Allianz AG refers to Allianz AG, a German Aktiengesellschaft.

   Allianz of America refers to Allianz of America, Inc., a Delaware corporation, the sole stockholder of AAM and a subsidiary of Allianz AG.

   AAM refers to Allianz Asset Management Incorporated, a Delaware corporation, a wholly-owned subsidiary of Allianz of America and the sole member of Allianz GP Sub upon its formation.

   Allianz GP Sub refers to Allianz GP Sub LLC, a Delaware limited liability company which is a subsidiary of Allianz of America and is the sole member of Advisors Merger Sub, the sole limited partner of Merger Sub and, following the merger, will be the sole limited partner of the Partnership. The sole member of Allianz GP Sub is AAM.

   PacPartners refers to Pacific-Allianz Partners LLC, a Delaware limited liability company which will be formed with an affiliate of Allianz of America and PAM as its sole members. PacPartners will be the general partner of PIMCO Advisors following the Advisors Merger.

   Advisors Merger Sub refers to Advisors LP Merger Sub LLC, a Delaware limited liability company which is a wholly-owned subsidiary of Allianz GP Sub and will ultimately merge into PIMCO Advisors.

   Holdings LP GP refers to Holdings LP General Partner LLC, a Delaware limited liability company which will be the sole general partner of Merger Sub.

   Merger Sub refers to Holdings LP Merger Sub L.P., a Delaware limited partnership which is a wholly-owned subsidiary of Allianz GP Sub and Holdings LP GP and will ultimately merge into the Partnership.

   Under the terms of the merger agreement, Allianz of America may assign any or all of its rights and obligations or the rights and obligations of any of its subsidiaries under the merger agreement to another direct or indirect subsidiary of Allianz of America upon written notice to PIMCO Advisors so long as the guarantee of those obligations by Allianz AG continues in effect.

   PIMCO Advisors Related Parties

   Pacific Life refers to Pacific Life Insurance Company, a California corporation whose principal business is to act as a life insurance company.

   PAM refers to Pacific Asset Management LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pacific Life. PAM is the sole member of PHLLC. PAM's principal business is to indirectly hold interests in PIMCO Advisors.

   PacFin refers to Pacific Financial Products, Inc., a Delaware corporation, a wholly-owned subsidiary of PAM and a limited partner of PIMCO Advisors.

   PHLLC refers to PIMCO Holding LLC, a Delaware limited liability company, a wholly-owned subsidiary of PAM whose principal business is to act as a general partner of Partners GP.

   Partners LLC refers to PIMCO Partners, LLC, a California limited liability company, whose principal business is to act as the managing general partner of Partners GP and a limited partner of PIMCO Advisors. Partners LLC is owned by the current and former managing directors of Pacific Investment Management Company.

   Partners GP refers to PIMCO Partners, G.P., a California general partnership, whose sole business is to act as a general partner of PIMCO Advisors and the sole general partner of the Partnership. The two general partners of Partners GP are PHLLC and Partners LLC.

   Partnership refers to PIMCO Advisors Holdings L.P., a Delaware limited partnership, the issuer of your NYSE-traded Partnership units. The Partnership is a general partner of PIMCO Advisors, owning approximately 44% of the outstanding PIMCO Advisors units.

   PIMCO Advisors refers to PIMCO Advisors L.P., a Delaware limited partnership which acts as an investment advisor, is the operating partnership of the Partnership and owns several investment management companies including Pacific Investment Management Company and Oppenheimer Capital.

   Pacific Investment Management Company refers to Pacific Investment Management Company, a Delaware general partnership and a subsidiary of PIMCO Advisors.

   Principal Offices

   The principal executive offices of the Partnership, Partners GP and Partners LLC are located at 800 Newport Center Drive, Newport Beach, California, 92660. The phone number is (949) 219-2200. The principal executive offices of Pacific Life, PAM and PHLLC are located at 700 Newport Center Drive, Newport Beach, California, 92660. The phone number is (949) 219-3011.

 [CHART OF STRUCTURE OF PIMCO AND ALLIANZ ENTITIES PRIOR TO THE MERGER APPEARS
                                     HERE]
*1% of Pacific Life is owned by an employee stock ownership plan.

The Merger: The Acquisition of the Partnership

   Allianz of America will acquire the Partnership by way of the merger of Merger Sub into the Partnership, with the Partnership as the surviving entity in the merger. As a result of the merger, each of the Partnership units will be converted into the right to receive the Unit Price, an amount in cash equal to $38.75, without interest and subject to potential downward adjustment to not less than $31.00 per unit ($31.78 per unit if the unitholder litigation settlement is approved) as described below. In addition, each of the units of general partner interest in the Partnership held by Partners GP will be converted into the right to receive the Unit Price. As of the date of this proxy statement, there were 50,060,365 Partnership units outstanding, held of record by approximately 1,530 registered holders and 5,099 units of general partner interest in the Partnership outstanding, held by our general partner, Partners GP.

   As a result of the merger, each limited partnership interest in Merger Sub will be converted into a limited partnership interest in the Partnership and the general partner interest in Merger Sub will be converted into a general partner interest in the Partnership. Accordingly, Allianz of America, indirectly through subsidiaries, will own all of the partnership interests in the Partnership after the merger.

   The merger will occur once all conditions in the merger agreement have been met, including the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement by holders of a majority of the Partnership units, which is the subject of this proxy statement. See "The Merger Agreement--Conditions to Obligations to Effect the Transaction" for a description of the conditions. A certificate of merger will be filed with the Secretary of State of the State of Delaware specifying the effective time and date of the merger.

   Adjustment to Unit Price. The Unit Price will be adjusted downward if PIMCO Advisors' revenue base, expressed as a revenue run-rate, as of the calendar month-end immediately prior to the

Closing is less than 85% of the revenue run-rate on September 30, 1999. In such event, the Unit Price will be reduced by 2% for each 1% that the revenue run-rate falls below 85%, subject to a maximum reduction of 20%. If the settlement of the unitholder litigation described in this proxy statement is approved by the court, then the adjustment to the unit price for your units will be reduced to 1.8% for each 1% decline below the 85% threshold, with a maximum reduction of 18%. In no event will you receive less than $31.00 per unit ($31.78 if the settlement is approved) if the merger is approved and consummated. See "Litigation Challenging the Merger." As a result, the Unit Price can range between $38.75 and $31.00 per unit or, if the settlement is approved, $31.78. For example, if the settlement is approved:

              Revenue
             Run-Rate                   Unit Price                               % Reduction
            -----------                 ----------                               -----------
            85% or more                 $    38.75                                    0%
            80%                              35.26                                    9%
            75% or less                      31.78                                   18%

   The "revenue run-rate" of PIMCO Advisors is calculated based on the aggregate annualized investment advisory and subadvisory fees for all accounts managed by PIMCO Advisors and its subsidiaries, and is calculated to exclude the impact of market movements as described below. Revenue run-rate is determined by multiplying the "adjusted assets under management" for each such account by the applicable annual fees for such account at such date (excluding performance-based fees). Adjusted assets under management for an account means the amount of assets under management by PIMCO Advisors and its subsidiaries at September 30, 1999, as adjusted for net cash flows (additions, withdrawals and reinvestments), new accounts and terminated accounts. For these purposes, assets are treated as withdrawn if notice has been received communicating an intention to withdraw the assets (unless the notice has been revoked) or in the case of registered investment company clients, if the shareholders of that entity do not approve the assignment of the related advisory agreement which will occur in connection with the transactions with Allianz of America.

   The calculation of revenue run-rate excludes the effects of market movements. In light of the historical growth of our largest subsidiary, Pacific Investment Management Company, and the historical stability of its fixed income customer base, it would require a significant and unanticipated change to our previous client redemption history to cause a downward adjustment in the Unit Price. There will be no downward adjustment in the Unit Price unless PIMCO Advisors experiences net outflows of assets far in excess of any it has experienced in the past. Increasing the length of time prior to the Closing could increase the risk of loss of revenue run-rate and, therefore, the risk of a downward adjustment to the Unit Price.

   At September 30, 1999, the date of the baseline revenue run-rate determination, the revenue run-rate was $780.8 million. In order for there to be a downward adjustment to Unit Price, revenue run-rate would have to fall below $663.7 million. As of January 31, 2000, the revenue run-rate was $783.5 million, representing 100.34% of its September 30, 1999 level.

The Subsequent Transactions

   Immediately following the merger, subsidiaries of Allianz of America will, in a series of transactions, acquire substantially all of the remaining interests in PIMCO Advisors, other than those beneficially owned by PAM, which will retain an interest in PIMCO Advisors. As a result of the transactions, Allianz of America will control PIMCO Advisors, having acquired approximately 70% of the outstanding partnership interests of PIMCO Advisors. These transactions are summarized below.

  Acquisition of Partners GP, PHLLC and Assets of Partners LLC

   Immediately following the merger, Allianz GP Sub will acquire Partners GP through an acquisition of the managing general partner interest in Partners GP from Partners LLC and of the member interests of PHLLC, the other general partner of Partners GP, owned by PAM in the transactions described below.

   Allianz GP Sub will acquire from Partners LLC its 142,480 class A units of limited partnership interest in PIMCO Advisors (the "Advisors Class A Units") for cash in an amount per unit equal to the Unit Price, and will acquire Partners LLC's general partner interest in Partners GP for nominal consideration of $100 (a total consideration of $5,521,200 at a Unit Price of $38.75).

   Allianz GP Sub will then acquire PHLLC, the other general partner of Partners GP. Prior to this acquisition, PHLLC will have distributed to PAM the 22,008,213 Advisors Class A Units beneficially owned by PAM through Partners GP. The remaining 17,402,107 Advisors Class A Units which will then be owned by PHLLC, directly and through its interest in Partners GP, are subject to the terms of certain Employment Termination and Non-Competition Agreements entered into in 1994 (the "1994 Employment Termination Agreements") under which PHLLC is the obligor. These agreements provide for noncompete payments to be made to certain current and former managing directors of Pacific Investment Management Company equal to the distributions on, or sale proceeds of, the 17,402,107 Advisors Class A Units beneficially owned by PHLLC. Accordingly, while PHLLC will directly and indirectly own 17,402,107 Advisors Class A Units, it will have offsetting obligations under the 1994 Employment Termination Agreements to pay all cash received with respect to those units. Allianz GP Sub will buy PHLLC for nominal consideration of $100 and will assume the obligations under the 1994 Employment Termination Agreements described below.

   Following these acquisitions, Allianz of America will control PIMCO Advisors, owning Partners GP and the Partnership, the two general partners of PIMCO Advisors.

  [CHART OF STRUCTURE FOLLOWING THE MERGER AND THE ACQUISITION OF THE GENERAL
                             PARTNER APPEARS HERE]
*1% of Pacific Life is owned by an employee stock ownership plan.

   Satisfaction of 1994 Employment Termination Agreements

   As noted above, the 1994 Employment Termination Agreements require PHLLC to pay to the current and former managing directors of Pacific Investment Management Company who are parties to those contracts noncompete payments equal to distributions on, or sales proceeds of, an aggregate of 17,402,107 Advisors Class A Units. In connection with the merger, the eight managing directors who are parties to such contracts and who are still acting as managing directors of Pacific Investment Management Company and one former managing director of Pacific Investment Management Company have agreed to amend their 1994 Employment Termination Agreements. Each person who has agreed to an amendment will receive at Closing a payment equal to the Unit Price multiplied by the number of units which relates to his 1994 Employment Termination Agreement (the "ETA Payment"), in satisfaction of the noncompete payments payable under that agreement. The amendments will provide that the noncompete arrangements in the 1994 Employment Termination Agreements will, with some modification remain binding on the current and former managing directors. Each amendment will provide:

  . a covenant not to compete for five years from the Closing (or, for the former managing director, for the remainder of the term of his covenant);

  . an agreement to repay the ETA Payment if the noncompete covenant is violated during the five-year period; and

  . the cessation of any further noncompete payments under the 1994 Employment Termination Agreement.

   Except as provided below, payments will be made in cash and in stock of Allianz AG. Two of the eight current managing directors of Pacific Investment Management Company, who are not full-time employees of Pacific Investment Management Company but who will continue as consultants, and the one former managing director will receive their ETA Payments solely in cash. The aggregate payment at the Closing to the current and former managing directors whose 1994 Employment Termination Agreements will be amended will have a value of $649.3 million, based on 16,231,637 Advisors Class A Units, a Unit Price of $38.75 and an assumed value of $273.99 per share of stock of Allianz AG, the average trading price for Allianz AG stock for the 30 days prior to public announcement of discussions between Allianz AG and PIMCO Advisors. Of such aggregate amounts, at the Closing, Mr. Thompson, the Chief Executive Officer of Pacific Investment Management Company, and Mr. Gross, the Chief Investment Officer of Pacific Investment Management Company, will receive ETA Payments in cash and Allianz AG stock with an aggregate value of $42.7 million and $251.3 million, respectively (assuming a Unit Price of $38.75 and a value of $273.99 per share of Allianz AG stock as described above). Because a portion of the payments will be made in stock of Allianz AG, the value of these payments will fluctuate based on the price per share of that stock. As March 2, 2000, the trading price of the Allianz AG stock was $346.94 per share, increasing the aggregate value of the ETA Payments to $675.9 million, of which Messrs. Thompson and Gross will receive $45.0 million and $264.7 million, respectively.

   The 1994 Employment Termination Agreement of one former managing director of Pacific Investment Management Company will not be amended, and he will not receive any payments at Closing with respect to his agreement. Following the Closing, PHLLC, which will then be an indirect subsidiary of Allianz of America, will continue to make noncompete payments under that agreement to that former managing director. Following the acquisition of Partners GP described above, Allianz of America will cause Partners GP to retain a number of Advisors Class A Units equal to those with respect to which payments are due under the remaining 1994 Employment Termination Agreement. In the Advisors Merger described below, those units will be converted into new Class B Units of limited partnership in PIMCO Advisors (the "Advisors Class B Units"). The new Advisors Class B Units will have a liquidation preference equal to the Unit Price and include the right to receive a distribution equal to 7.5% of the Unit Price per annum, payable quarterly. Unless the Advisors Class B Units are redeemed on the terms described below, through the period ending in November 2036, PHLLC, which will then be a subsidiary of Allianz of America, will make noncompete payments based on the distributions from those new Advisors Class B Units. Commencing five years after the Closing, the former managing director may require that any or all Advisors Class B Units on which his employment termination payments are based be redeemed at the Unit Price (plus accrued and unpaid distributions) by PIMCO Advisors, and commencing ten years after the Closing, or earlier upon certain circumstances, PIMCO Advisors may redeem the Advisors Class B Units at the Unit Price (plus accrued and unpaid distributions) in its discretion. Upon any such redemption, the redemption price will be paid to the former managing director who is a party to the remaining 1994 Employment Termination Agreement, in accordance with that agreement. In addition, the former managing director may elect to receive that cash immediately upon the execution of an amendment similar to those described above in which the managing directors agree to extend the duration of the non-competition provisions.

   Contributions to PacPartners

   Following the acquisitions of PHLLC and Partners GP, Allianz GP Sub and PAM will make or cause to be made contributions to a new limited liability company, PacPartners, which will serve as the general partner of PIMCO Advisors following the completion of the transactions under the merger agreement. Allianz GP Sub will cause PHLLC to contribute 16,231,637 Advisors Class A Units and the Advisors GP Unit (all of the units acquired from Partners LLC, PHLLC and Partners GP other than those to be held at Partners GP following the Closing) in exchange for 100% of the Class A Interests of PacPartners.

   PAM will then contribute to PacPartners its 22,838,416 Advisors Class A Units in exchange for 100% of the Class E Interests of PacPartners. These Advisors Class A Units comprise all of the Advisors Class A Units PAM beneficially owns (directly and through subsidiaries) other than those owned by its corporate subsidiary PacFin. If $130 million in nonrecourse indebtedness (the "Contributed Note") is not repaid by Partners GP then, subject to the consent of lenders to Partners GP, PAM will contribute to PacPartners the Advisors Class A Units which are subject to the Contributed Note. The number of Advisors Class A Units to be contributed may be reduced by 15,741 if consents of certain partially owned limited partnership subsidiaries of PAM are not obtained. Under those circumstances, the units not contributed will be converted to cash at the Unit Price in the Advisors Merger along with all other units in those partially owned limited partnership subsidiaries.

   As described below, in the Advisors Merger, PacPartners will receive a number of new Advisors Class E Units based on the number of Advisors Class A Units contributed by PAM to PacPartners. The Class E Interests of PacPartners owned by PAM will entitle PAM to receive distributions equal to the distributions received by PacPartners on the Advisors Class E Units, less any required principal or interest payments on the Contributed Note, if it remains outstanding, and certain expenses of PacPartners.

   Contributions to Advisors Merger Sub

   Immediately after the formation of PacPartners, in preparation for the Advisors Merger, PacPartners will contribute its Advisors Class A Units to Advisors Merger Sub, a wholly-owned limited liability company subsidiary of Allianz GP Sub, which, at that time, will hold cash received from Allianz of America in an amount sufficient to satisfy all of its obligations in the Advisors Merger.

   PacPartners will contribute its Advisors Class A Units to Advisors Merger Sub in exchange for Class A Units and Class E Units of limited partner interest in Advisors Merger Sub, with these Class A and Class E Units being issued in proportion to the Class A and Class E Interests in PacPartners owned by PHLLC and PAM, respectively. PacPartners will also contribute its PIMCO Advisors general partner unit to Advisors Merger Sub for an Advisors Merger Sub GP Unit.

   Allianz of America will cause the Partnership to contribute its Advisors GP Units (49,564,071 as of October 31, 1999) to Advisors Merger Sub in exchange for Advisors Merger Sub Class A Units.

   PAM will cause PacFin to contribute all of its 14,380,217 Advisors Class A Units to Advisors Merger Sub in exchange for 1,438 Class E units of limited liability company interest in Advisors Merger Sub (representing one Class E unit for each 10,000 Advisors Class A Units contributed).

         [CHART OF STRUCTURE PRIOR TO THE ADVISORS MERGER APPEARS HERE] *1% of Pacific Life is owned by an employee stock ownership plan.

   Advisors Merger

   Following the above described transactions, Advisors Merger Sub will merge into PIMCO Advisors, with PIMCO Advisors being the surviving entity in the merger (the "Advisors Merger").

   In the Advisors Merger:

  . All Advisors Class A Units, other than those owned by Advisors Merger Sub and Partners GP (which will then be an indirect subsidiary of Allianz of America), will be converted into the right to receive cash at the Unit Price.

  . The Advisors Class A Units and the one Advisors GP Unit held by Advisors Merger Sub will be cancelled. The 1,170,470 Advisors Class A Units held by Partners GP will be converted into the new Class B Units of PIMCO Advisors described above.

  . Advisors Merger Sub Class A Units held by PacPartners and the Partnership will be converted into new Class A Units of PIMCO Advisors.

  . The Class E Units in Advisors Merger Sub held by PacFin and PacPartners will be converted into new Class E Units of limited partnership in PIMCO Advisors ("Advisors Class E Units").

  .  PacPartners will be admitted as the general partner of PIMCO Advisors.

  . All Class C Units of PIMCO Advisors (owned by a subsidiary of PIMCO Advisors) will remain outstanding. All Class D Units of PIMCO Advisors (owned by the managing directors of the PIMCO Equity Advisors division) will remain outstanding.

   [CHART OF STRUCTURE FOLLOWING THE CLOSING OF ALL CONTEMPLATED TRANSACTIONS
                                 APPEARS HERE]
*1% of Pacific Life is owned by an employee stock ownership plan.

   New Advisors Class E Units

   As a result of the Advisors Merger, PAM, through its subsidiary PacFin and its interest in PacPartners, will maintain its investment in PIMCO Advisors through beneficial ownership of Advisors Class E Units. The Advisors Class E Units will be entitled to distributions which, on an annual basis, in the aggregate will equal:

  . $1.05 per Advisors Class A Unit previously beneficially owned by PAM, a fixed return representing the historical returns from PIMCO Advisors' retail and equity asset management business; plus

  . 20% of the adjusted operating profit available for distribution ("Adjusted OPAD") of Pacific Investment Management Company.

   For these purposes, the Adjusted OPAD of Pacific Investment Management Company will be calculated in accordance with the provisions of the Pacific Investment Management Company Profit Sharing Plan in effect at the Closing, before payment of profit sharing bonuses under that plan and without taking into account:

  .  income attributable to performance fees which are subject to forfeiture;

  . deductions for annual compensation paid to employees above $450,000, adjusted for inflation after the year 2000;

  . deductions attributable to certain option and deferred compensation benefits; and

  . severance and executive retention payments paid pursuant to the merger agreement.

   The calculation will also exclude the effect of:

  . certain costs and revenues associated with the provision of management or subadvisory services with respect to certain assets; and

  . the subsidy, if any, by Allianz of America to the Pacific Investment Management Company bonus pool in 2000 through 2002.

   The distributions with respect to the Advisors Class E Units were designed to limit PAM's return to a variable return based on the operating profit of PIMCO Advisors' fixed income asset management business, plus a fixed return representing PAM's historical returns from PIMCO Advisors' retail and equity asset management business. Allianz AG negotiated a fixed return for the retail and equity business in order to provide it with the flexibility it requires to restructure the PIMCO Advisors' retail and equity asset management business and combine it with existing Allianz AG equity asset management businesses. Pursuant to the agreements between Allianz AG and the Pacific Investment Management Company managing directors, Allianz AG is committed to continue to permit the Pacific Investment Management Company fixed income business to operate autonomously. More details on the arrangements with Pacific Investment Management Company are found in "Special Factors--Financial Interests of Certain Persons in the Transaction--Partners GP--Partners LLC."

   In connection with the Closing, Allianz of America and PAM will enter into a put and call agreement providing for the possible disposition of the Advisors Class E Units. See "Special Factors--Financial Interests of Certain Persons in the Transaction--Partners GP--PHLLC and PAM."

Treatment of Employee Benefit Awards

   1998 Unit Incentive Plan. In connection with the Closing, all outstanding unit options under the 1998 Unit Incentive Plan of PIMCO Advisors Holdings L.P. and PIMCO Advisors L.P. (the "1998 Unit Incentive Plan"), whether exercisable or not, will be cancelled and terminated and will thereafter represent the right to receive a cash payment equal to the excess of the Unit Price over the exercise price per unit of such unit option, multiplied by the number of units subject to such unit option, together with interest on such amount at 8% per annum from the effective time of the merger through the date such payment is made. It is anticipated that such payment will be made approximately 100 days following the Closing. Based on the number of outstanding unit options as of January 31, 2000, and assuming a Unit Price of $38.75, it is expected that an aggregate of $150 million, together with interest on such amount at 8% per annum from the effective time of the merger through the date such payment is made as described in the preceding sentence, will be paid in settlement of these unit options following the Closing. Deferred unit awards under the 1998 Unit Incentive Plan will, after the

Closing, reflect the right to receive, on the vesting date of such deferred unit award, cash equal to the Unit Price, multiplied by the number of units underlying such award, plus interest at 8% per annum from the Closing through the vesting date of such awards. Deferred unit awards will continue to vest according to their existing vesting schedules. For additional discussion of the 1998 Unit Incentive Plan, see "Special Factors--Financial Interests of Certain Persons in the Transaction--The Partnership--Unit Option Awards" and "-- Partners GP--Partners LLC--Unit Options and Deferred Compensation Plan."

   Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan of PIMCO Advisors Holdings L.P. and PIMCO Advisors L.P. (the "Deferred Compensation Plan") provides for mandatory and elective deferrals of compensation, as well as deferral of awards of deferred restricted units. Amounts deferred are credited to a trust and invested in Advisors Class A Units. In connection with the Closing, the Advisors Class A Units held by the trustee, other than those related to deferred restricted unit awards, will be exchanged for cash in an amount per unit equal to the Unit Price. Under the terms of the plan, any unvested account balances reflecting discount investment or reinvestment of deferred compensation will vest at the Closing. Each Advisors Class A Unit representing an unvested deferred restricted unit held in the trust generally will not vest, and will be exchanged by the plan trustee for a note from Allianz of America with a principal balance equal to the Unit Price multiplied by the number of unvested units. The note will bear interest at 8% per annum and be payable as and when the deferred restricted units would have vested under their existing vesting schedules. Following the Closing, it is expected that plan participants' account balances will be measured by, and the assets held by the plan's trustee will be invested in, such investments as may be individually directed by each participant. For additional discussion of the Deferred Compensation Plan, see "Special Factors--Financial Interests of Certain Persons in the Transaction--The Partnership--Deferred Compensation Plan."

Financial Interests of Certain Persons in the Transaction

   The merger agreement also sets forth additional benefits that will be received by the executive officers and management board members of the Partnership as well as the members of PHLLC and Partners LLC, who own Partners GP, our general partner. These interests include new employment and consulting agreements and retention payments intended to maintain those employment and consulting relationships. These persons will receive aggregate cash payments of up to $470.7 million and 182,488 shares of Allianz AG stock, payable in most instances over a five year period contingent on continued employment in employment-related compensation, as well as aggregate closing payments of $614.5 million in cash and 364,977 shares of Allianz AG stock in settlement of pre-existing unit based entitlements in connection with the transactions. The shares of Allianz AG stock described above would have an assumed aggregate value of $50.0 million and $100.0 million, respectively, at $273.99 per share which was the average closing price for such stock for the 30 days prior to the public announcement of discussions between Allianz AG and PIMCO Advisors. As of March 2, 2000, the closing price of the Allianz AG stock was $346.94 per share, increasing the value of such stock to $63.3 million and $126.6 million, respectively. Each of these interests is described more completely in "Special Factors--Financial Interests of Certain Persons in the Transaction."

Payment of Expenses

   It is currently anticipated that the expenses of PIMCO Advisors related to the merger and the Subsequent Transactions will be approximately $30 million to $35 million, of which $20 million to $25 million or $0.18 to $0.22 per Partnership unit, will be borne by PIMCO Advisors after taking into account the obligations under the merger agreement of PAM and Allianz of America to pay a portion of those expenses. These transaction expenses will reduce PIMCO Advisors' operating profit available for distribution and, therefore, the distributions payable on your Partnership units prior to the Closing, or if the Closing does not occur, during calendar year 2000. See "The Merger Agreement--Certain Covenants--Expenses."

Estimated fees and expenses (rounded to the nearest thousand) to be incurred by the Partnership or PIMCO Advisors in connection with the merger and the Subsequent Transactions are as follows:

   Investment Banking Fees and Expenses...........................  $11,200,000
   SEC Filing Fees (Partnership Proxy)(1).........................      384,000
   Legal Fees and Expenses(1) ....................................    2,000,000
   Printing and Solicitation Fees and Expenses (Partnership
    Proxy)(1).....................................................      250,000
   SEC Filing Fees, Legal Fees, Printing and Solicitation Fees and
    Expenses (Fund Proxies)(1)....................................   18,000,000
   Accounting Fees................................................      500,000
   Miscellaneous Fees(1)..........................................      500,000
                                                                    -----------
                                                                    $32,834,000
                                                                    ===========

--------
(1) Portions of these expenses will not be borne by the Partnership or PIMCO Advisors but will be paid by Allianz of America and PAM. In particular, pursuant to the terms of the merger agreement, PAM and Allianz of America have agreed to each bear 50% of the expenses incurred by the Partnership in connection with the solicitation of the Partnership's unitholders, and Allianz of America has agreed to bear 50% of the expenses incurred by the Partnership in connection with the solicitation of shareholders of the registered investment companies.

No Appraisal Rights

   Holders of the Partnership units are not entitled to dissenting unitholders' appraisal rights or other similar rights under Delaware law or the Partnership's partnership agreement.

Benefits and Detriments to Holders of Partnership Units

   Our general partner believes that the merger will result in the following benefits to you as a holder of Partnership units: realizing the value of your investment in the Partnership in cash at a price which is higher than the historical trading price of the Partnership units and which represents a substantial premium to the market price for the Partnership units prior to the reporting by the press of discussions between the Partnership and Allianz AG and eliminating the risk of a decline in the value of your investment in the Partnership.

   The primary detriment to you, as a holder of Partnership units, is that you will cease to have any ownership interest in the Partnership and will cease to participate in future earnings or growth, if any, of the Partnership or benefit from increases, if any, in the value of the Partnership. In addition, most holders of Partnership units are expected to recognize a taxable gain upon the completion of the merger.

Plans for the Partnership After the Merger

   Immediately following the completion of the merger and the other transactions contemplated by the merger agreement, the Partnership will be an intermediate holding company, 100% owned by Allianz GP Sub and having Advisors Class A Units as its only assets. The Partnership will have no subsidiaries. Although Allianz of America currently has no definitive plans or proposals for an extraordinary transaction involving the Partnership or a restructuring of the Partnership, Allianz of America may, as part of rationalizing the holding company structure through which it controls PIMCO Advisors or for other reasons, cause the transfer of such Advisors Class A Units to another affiliate of Allianz of America, wind up and dissolve the Partnership or take similar steps. In any event, it is not expected that the current officers of the Partnership will continue to serve, because the Partnership will not require any management personnel separate from the general partner of the Partnership. Allianz of America will control the Partnership and PIMCO Advisors after the Closing, and PAM will not have the authority to direct actions taken by either the Partnership or PIMCO Advisors. However, PacPartners and PIMCO Advisors will not be able to take specified actions without PAM's prior approval. See also the information under "Summary--Certain Effects of the Merger" and "Special Factors--Financial Interests of Certain Persons in the Transaction--Partners GP--PHLLC and PAM-- Continuing Investment in PIMCO Advisors."

Conduct of Business of the Partnership if the Merger is not Consummated

   If the merger and the Subsequent Transactions are not consummated, the business and operations of the Partnership are expected to be conducted substantially as currently conducted.

Accounting Treatment

   The merger will be accounted as a purchase under U.S. generally accepted accounting principles.

                                SPECIAL FACTORS

                                Recommendation;
                             Reasons For The Merger

Recommendation

   Our general partner and its general partners, Partners LLC and PHLLC, as well as PHLLC's parent entities PAM and Pacific Life, believe that the merger and the terms of the merger agreement are fair and in the best interests of the Partnership and our unaffiliated unitholders. Accordingly, Partners LLC and PHLLC caused our general partner to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and our general partner, Partners LLC, PHLLC, PAM and Pacific Life recommend approval of the merger agreement, the merger and other transactions contemplated by the merger agreement by the limited partnership unitholders of the Partnership as set forth below.

Reasons for the Merger

   We have pursued a growth strategy to increase the amount and diversification of assets under management by PIMCO Advisors and its subsidiaries. We have pursued that strategy both through internal investment and through targeting existing investment managers and selectively acquiring or hiring those that have demonstrated strong investment performance or who are expected to provide complementary products and investment philosophies to PIMCO Advisors' existing investment management groups.

   We began exploring opportunities for expansion into the European market in particular because with the prospect of the adoption of the Euro, we believed that the time was appropriate to take advantage of significant new opportunities in the European fixed income market. We believe the adoption of the Euro presents the opportunity to build a fixed income market in Europe with significantly more breadth and depth than has historically been the case. Historically, the European fixed income market has been based on country specific economic analysis and currency trends. The European fixed income market which is currently developing presents the opportunity for Pacific Investment Management Company to apply its expertise and proprietary methods to this new and growing market.

   Through this process, we have come to believe that the failure to capitalize on this new market opportunity could have adverse impacts on our business:

  . Recent mergers and combinations in the financial services industry are producing large and powerful global companies able to provide a full range of financial services through well developed retail distribution channels.

  . While PIMCO Advisors has a leading position in the domestic fixed income market, its presence in the equity market and retail distribution is relatively small compared to many of our competitors.

  . While the US market is still the largest in the world, significant growth is taking place outside the US, particularly in Europe.

   Based on the globalization of the securities markets, the increasing consolidation of financial services companies resulting in large and powerful global players and the opportunities presented by financial changes in Europe, we believe that the continued future success of PIMCO Advisors will depend in part on becoming a global financial services company with significant depth in overseas markets, particularly in Europe.

   We also came to believe that strategies necessary for future growth entailed increasing risks:

  . Expansion outside the U.S. requires incurring substantial costs for building the infrastructure and large-scale retail distribution channels needed to compete effectively in these markets on a meaningful scale. Our partnership structure makes this difficult, as these costs would have a significant negative impact on our current distributions, while a return on investment would not be expected in the near term. PIMCO Advisors has been pursuing offshore growth in recent years with expansions into London, Tokyo, Singapore, Sydney and other financial centers, which have shown some promise but have also been expensive and presented challenges to obtaining the scale and level of distribution necessary.

  . While the PIMCO Equity Advisors division achieved significant investment success and business growth during the last year (assets under management have grown from $4.5 billion to $9.6 billion from inception at January 4, 1999 through December 31, 1999), conditions in the equity markets generally have disfavored our much larger value and growth at a reasonable price investment styles. Assets managed by Oppenheimer Capital, a value manager, Cadence Capital Management, a manager in the growth at a reasonable price style, and NFJ Investment Group, another value manager, together comprised $64.5 billion of assets under management at September 30, 1999, which represented 76.1% of our equity assets and 24.9% of our total assets under management at that date. Oppenheimer Capital has been experiencing net asset outflows for seven consecutive quarters through December 31, 1999.

   These challenges to internal growth led us to believe that long term success, particularly internationally, made it important to form a strategic alliance or merge with a suitable global partner from among the larger European and global financial services companies, where PIMCO Advisors could combine its expertise with a partner's strength in the European market.

   We have from time to time engaged in discussions with global investment banks and other investment advisors and financial services companies. In pursuit of this goal to expand globally and into Europe in particular, these discussions included exploring the possibility of expanding into foreign markets through a business combination. In pursuing this strategy, we worked closely with PIMCO Advisors' financial advisor, Lazard Freres & Co. LLC, to better understand the European and global investment advisor and financial services markets and the strategic alternatives for an expansion by PIMCO Advisors into the European market. Our discussions are summarized in the following section, "--Background of the Transaction."

   Factors that we considered in evaluating prospects included:

  . A demonstrated ability to distribute investment products in targeted markets;

  . Complementary investment management and product capabilities providing opportunities for operating synergies;

  . Commitment to the investment management business, including the willingness to share access to customers, commit resources and leverage corporate relationships;

  . The cultural "fit" between the companies, including track record with other joint ventures, long or short-term orientation and the extent and the nature of the control it would expect to exercise;

  .  Whether it desired to be a regional, European or global player; and

  .  Investment management operations outside of Europe.

   While we did not enter into these discussions with the intention of selling the Partnership, neither did we rule out the possibility that a sale could produce the best value for our unitholders. These discussions did not result in any offers, other than from Allianz AG. Among other things, our structure as a partnership made many otherwise potentially attractive combinations unattractive because of tax and structural concerns. For example, any transaction involving the exchange of the stock of a buyer either for your units or for the assets of the Partnership or PIMCO Advisors generally would have been a taxable event for you without providing you (or the Partnership or PIMCO Advisors) with any cash to pay the related tax liabilities. This is because such an exchange would have been treated as a taxable disposition of either your units or the assets of the Partnership or PIMCO Advisors, resulting in the recognition of taxable gain without the receipt of cash attributable to such gain. In addition to these significant tax issues, a non-cash transaction with a foreign buyer would be problematic if (as is the case with Allianz AG) the buyer did not have securities traded in the United States. Also, such a transaction could result in our unitholders receiving shares which reflected a very different investment--a large global financial services company (Allianz AG has significant worldwide insurance operations) of which our investment advisory business would be only a portion. Finally, it was imperative that a transaction result in the right business "fit" between parties to produce the synergies necessary to achieve the highest value for the PIMCO Advisors business in any combination, whether a sale or purchase.

   As part of this process we considered appropriate valuations for the Partnership's equity. In consultation with our advisors, we examined the valuation metrics and methodologies described below under "--Opinion of Our Financial Advisor," which include peer group analysis, valuations and market premiums found in other transactions in our industry, and valuations based on discounted cash flows.

   We believe the Allianz transaction meets these criteria. We believe the sale of the Partnership to Allianz of America as contemplated by the merger agreement is in the best interests of our unitholders. In determining to approve and recommend unitholders' approval of the merger and the merger agreement, and in reaching its determination that the merger and the merger agreement are fair to and in the best interests of the Partnership's limited partnership unitholders, our general partner, in consultation with the Partnership's executive officers, considered the following:

  1. Our review and analysis of PIMCO Advisors' business, current and future financial condition, current earnings and earnings prospects, and the competitive business environment facing PIMCO Advisors, noting in particular the development of global financial services companies through mergers and combinations, the challenges facing our equity and retail distribution businesses and the growth of the European market which presents significant new, although uncertain, opportunities for our investment advisory business;

  2. Historical market prices of the Partnership's limited partnership units and the fact that the per unit consideration of $38.75 to be paid in the merger represents a premium for the publicly traded limited partnership units of approximately 31% over the unit price on July 6, 1999, the last trading day before the press reports of discussions between PIMCO Advisors and Allianz AG began affecting the Partnership's unit price, approximately 27% over the unit price on October 4, 1999, the last trading day before the Partnership announced negotiations with Allianz AG, approximately 12% over the unit price on October 29, 1999, the last trading day prior to the execution of the merger agreement and approximately 30% over the 200 day moving average of the closing price of the Partnership units prior to July 7, 1999;

  3. Our conclusion, after review and analysis, that long term success in the investment management business requires significant global growth and presence, particularly in Europe, which we concluded we were unlikely to achieve in the near term through internal growth, due in part to significant costs that would be required to establish a substantial foreign presence.

  4. A review of the following possible alternatives to the merger:

    . the prospects of continuing operations as they now stand and the risks in the operation of our current business, including challenges in competing with large global financial service providers in an increasingly consolidated industry, challenges to the growth and expansion of our equity operations and the risks associated with the global expansion considered necessary to our future prospects;

    . the costs of building a European operation through internal growth alone, and chances of success in doing so;

    . forming a joint venture with or acquiring European or global asset management companies;

    . the value to unitholders of the alternatives and the timing and likelihood of actually achieving additional value from these alternatives;

    . structural and tax impediments to certain alternative transactions due to our organization as a partnership; and

    . the possibility that PIMCO Advisors' future performance might result in a lower unit price than the merger consideration;

  5. Our conclusion, following the investigation of the foregoing alternatives which did not involve a sale of the business, that the transaction proposed by Allianz AG produced the best value to our unitholders;

  6. The financial presentation of Salomon Smith Barney, including its opinion, dated October 29, 1999, as to the fairness from a financial point of view of the consideration to be received by the public holders of Partnership Units and certain holders of Advisors Class A Units in connection with the merger, as described below in "--Opinion of Our Financial Advisor";

  7. The opinion of McLagan Partners, Inc., dated October 29, 1999, which concluded that the proposed management retention incentive arrangements for executives of Pacific Investment Management Company are reasonable and suitable to achieve the objective of retaining and motivating these employees; and

  8. The likelihood of consummation of the merger and the other transactions contemplated by the merger agreement, including an assessment of the risks associated with obtaining necessary federal and state regulatory approvals and the possibility of the merger and the other transactions contemplated by the merger agreement not being consummated even if approved by unitholders.

   The opinion of Salomon Smith Barney is dated as of October 29, 1999 and opines as to the fairness as of that date only. Salomon Smith Barney is not obligated to update its opinion. Events could occur prior to the date of the special meeting which could result in a different valuation or conclusion if the opinion was reissued on that date. In the event that there are material changes to the terms of the proposed transactions or other material changes or conditions affecting the Partnership or its business, our general partner will consider the advisability of requesting an updated fairness opinion at that time. As of the date of this proxy statement, the general partner does not believe any such material changes have occurred.

   In view of the wide variety of factors considered in connection with our evaluation of the merger agreement, we did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors. We viewed our position and recommendation as being based on the totality of the information presented to and considered by us. However, the financial measures given particular weight by us included the 31% premium to the trading price of the Partnership units the day prior to the first press reports about the proposed transaction as discussed above, and the discounted cash flow analysis provided by Salomon Smith Barney, which concluded that the Unit Price was within a range of values from $28.82 to $45.57 per Partnership unit implied by its analysis. See "--Opinion of Our Financial Advisor." We believe a discounted cash flow analysis is a good measure of the Partnership's and PIMCO Advisors' value in light of their partnership structures which provide for continuous distribution of cash flow through quarterly distributions.

   Financial measures that we considered but did not believe to be as relevant to a determination of fairness include (i) valuation based on net book value, because we believe that the net book value of the Partnership and PIMCO Advisors, as determined under generally accepted accounting principles, is not indicative of market value because of the Partnership's significant goodwill and the continuous distribution of cash flows to the limited partners which prevents net book value from adequately measuring potential growth of the business and (ii) analysis of going concern value and of liquidation value, because the value-added assets of the Partnership and PIMCO Advisors are its portfolio managers, not traditional hard assets which can be sold.

   While the foregoing discussion of the information and factors we considered is not intended to be all-inclusive, it does constitute a summary of the material information we considered in determining to recommend approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

   We believe the proposed transaction is procedurally fair to the unaffiliated unitholders. The Partnership's partnership agreement provides that our general partner has the exclusive right and full power to manage and control the business of the Partnership and provides that our general partner may approve or disapprove, without a vote of limited partners, a merger in which the Partnership is the surviving entity. The Partnership's partnership agreement provides that our general partner may resolve all conflicts of interest in good faith and may rely on a fairness opinion and other expert opinions in doing so. Having received the fairness opinion described above and taking into account the other matters described in this proxy statement, in approving the proposed transaction our general partner did not retain an independent and disinterested third party to act solely on behalf of unaffiliated unitholders or submit the decision for approval of a board of independent persons. In accordance with the Partnership's partnership agreement and Delaware law, the transactions were approved by our general partner, Partners GP, through action of its two owners, Partners LLC and PHLLC (through board approval of its member, PAM). The Partners GP partnership agreement requires that both owners approve mergers involving the Partnership.

   Additionally, our general partner determined to put the matter to a vote of the limited partners. While the Partnership's partnership agreement does not require that the proposed merger be put to a vote, in light of the significance of the transaction to the Partnership and its unitholders, as well as conflicts of interest of our general partner and its owners inherent in the transaction, our general partner has decided to seek the approval of the unitholders.
Section 17-211(b) of the Delaware

Revised Uniform Limited Partnership Act provides that, unless otherwise provided in the partnership agreement, a merger or a consolidation shall be approved by all general partners and by limited partners who own more than 50% of the then current percentage in the profits of the limited partnership owned by all limited partners. Because every limited partner will be entitled to vote, the vote is not limited to unitholders unaffiliated with our general partner. However, as of February 29, 2000, affiliates of our general partner held less than 1% of the Partnership's units and, as a result, are not expected to significantly impact the vote.

                         Background of the Transaction

   As an ongoing part of our growth strategy, we have from time to time engaged in discussions with global investment banks and other investment advisors and financial services companies. In furtherance of our desire to expand globally and into Europe in particular, these discussions included exploring the possibility of expanding into foreign markets through a business combination. For more about this strategy and the reasons for the merger, see "-- Recommendation; Reasons for the Merger."

   In pursuing this strategy, PIMCO Advisors worked closely with its financial advisor, Lazard Freres, to better understand the European and global investment advisor and financial services markets. In particular, on July 15, 1998, Lazard Freres made a presentation to Mr. William Thompson, the Chief Executive Officer and a managing director of Pacific Investment Management Company and the Chief Executive Officer of Partners LLC, certain other managing directors of Pacific Investment Management Company and Mr. Kenneth Poovey, Chief Operating Officer of the Partnership and PIMCO Advisors. The presentation of Lazard Freres focused on the European investment advisor and financial services markets and various strategic alternatives for an expansion by PIMCO Advisors into the European market. In addition, the presentation explored the business objectives to be sought in an expansion into the European market and discussed the criteria to be employed for evaluation of potential business partners in the event that the strategic alternative for expansion into the European market involved a business combination. The presentation concluded by reviewing potential candidates for a business combination that would allow PIMCO Advisors to expand into the European market.

   Commencing in January 1998 and continuing through the summer of 1999, representatives of PIMCO Advisors engaged in discussions with global financial services firms which did not result in any offers. Among other things, our structure as a partnership made many otherwise potentially attractive combinations unattractive because of tax and structural concerns. For example, any transaction involving the exchange of the stock of such a firm either for your units or for the assets of the Partnership or PIMCO Advisors generally would have been a taxable event for you without providing you (or the Partnership or PIMCO Advisors) with any cash to pay the related tax liabilities. This is because such an exchange would have been treated as a taxable disposition of either your units or the assets of the Partnership or PIMCO Advisors, resulting in the recognition of taxable gain without the receipt of cash attributable to such gain. In addition to these significant tax issues, a non-cash transaction with a foreign buyer would be problematic if (as is the case with Allianz AG) the buyer did not have securities traded in the United States. Also, such a transaction could result in our unitholders receiving shares which reflected a very different investment--a large global financial services company (Allianz AG has significant worldwide insurance operations) of which our investment advisory business would be only a portion. Finally, it was imperative that a transaction result in the right business "fit" between parties to produce the synergies necessary to obtain the highest value for the PIMCO Advisors business in any combination, whether a sale or purchase.

   In the summer of 1998, representatives of PIMCO Advisors contacted Dr. Joachim Faber, then Chief Financial Officer and Member of the Board of Management of Allianz Versicherungs--AG, to discuss the possibility of an acquisition by PIMCO Advisors of Allianz AG's asset management operations. At that time, Dr. Faber expressed that Allianz AG was not in a position to engage in such discussions. In September 1998, Dr. Faber contacted Mr. Poovey and expressed an interest in exploring a possible transaction between Allianz AG and PIMCO Advisors.

   Between October 1998 and July 1999, various representatives of PIMCO Advisors and Allianz AG engaged in a series of meetings at which the parties explored the possibilities for a combination of the two companies. The meetings, which took place in California, New York and Germany, enabled Allianz AG and PIMCO Advisors to learn about each other's businesses, asset management operations, corporate cultures and management styles.

   During these discussions, representatives of Allianz AG indicated their desire to explore a transaction structure that would enable Allianz AG to acquire majority ownership and control of PIMCO Advisors. The parties discussed a transaction which would involve the acquisition in a cash transaction by Allianz AG of the Partnership's 44% interest in PIMCO Advisors and substantially all of the other interests in PIMCO Advisors other than those beneficially owned by PAM, which the parties understood not to be available for sale. Representatives of PIMCO Advisors told representatives of Allianz AG in meetings held on March 2 and 3, 1999, that terms of a potentially acceptable transaction would likely include a unit price in the range of $40, continued autonomy in the management of PIMCO Advisors' investment management subsidiaries, Pacific Investment Management Company's assuming global responsibility for fixed income asset management for the combined companies, and the establishment of appropriate employee retention and incentive arrangements in order to preserve the business of PIMCO Advisors.

   On May 21, 1999, PIMCO Advisors retained Lazard Freres to advise it in connection with strategic discussions with Allianz AG.

   In June 1999, representatives of Putnam, Lovell, De Guardiola & Thornton, Inc., the financial advisor retained by Allianz AG, discussed with Mr. Thompson, Mr. William Gross, Chief Investment Officer and Managing Director of Pacific Investment Management Company, and Mr. Poovey the terms outlining a possible transaction with Allianz AG. The proposal contemplated the purchase for cash of all of the interests in PIMCO Advisors other than those indirectly beneficially owned by PAM at a unit price in the range of $36.

   On July 7, 1999, the press first reported that discussions about a potential transaction were occurring between PIMCO Advisors and Allianz AG. The day before the press report, the closing price of the Partnership units was $29.56 per unit.

   On July 13, 1999, the Partnership, PIMCO Advisors and Allianz AG entered into a confidentiality agreement, contemplating the exchange of confidential financial and operating information between the parties.

   On July 14 and 15, 1999 Dr. Diethart Breipohl, Chief Financial Officer and a Member of the Board of Management of Allianz AG, and Dr. Faber met with Mr. Gross, Mr. Thompson, three other managing directors of Pacific Investment Management Company and Mr. Poovey in New York City, to discuss, among other items, the organization of the management of Allianz AG fixed income assets by Pacific Investment Management Company and issues related to the restructuring of Pacific Investment Management Company, including the terms of its management after the Closing.

   On July 24 and 25, 1999, Mr. Poovey met in Munich with Dr. Faber to review and discuss the possible integration of the companies' respective asset management businesses and the challenges that presented.

   On July 29, 1999, Allianz AG delivered to Partners LLC summary initial terms for a proposed transaction. The proposal contemplated the acquisition for cash of all interests of PIMCO Advisors other than those beneficially owned by PAM at a unit price in the range of $36 for a total ownership of approximately 70%, acquisition of control over Partners GP through the purchase of Partners LLC on substantially the terms finally agreed (although based on a $36 unit price), the satisfaction of the 1994 Employment Termination Agreements at that unit price paid in cash and Allianz AG stock, a retention and bonus pool for employees of PIMCO Advisors and its subsidiaries of $100 million per year for five years, the management of Allianz AG fixed income assets by Pacific Investment Management Company resulting in an estimated $10 million annual contribution to the PIMCO Profit Sharing Plan, and suggested a reduction in the PIMCO Profit Sharing Plan to 30% of profits funded by a ten year buy down program.

   On July 30, 1999, representatives of Lazard Freres made a presentation to Messrs. Thompson and Gross, certain other managing directors of Pacific Investment Management Company and Mr. Poovey. The presentation reviewed the transaction structure proposed by Allianz AG in which Allianz AG would acquire approximately 70% of the interests in PIMCO Advisors, including all of the interests in the Partnership. In addition, the presentation provided a preliminary valuation analysis of the transaction, including an analysis of historical financial results for PIMCO Advisors, market performance of Partnership units, comparison of other merger and acquisition transactions including premiums paid and analysis of transaction valuations. The presentation is described in more detail under "--Other Information Considered--Lazard Freres."

   On August 3, 1999, Dr. Breipohl, Dr. Faber, Dr. Helmut Wimmer, Director of Participations of Allianz AG, and a representative of Putnam Lovell met with Messrs. Thompson, Gross and Poovey and a representative of Lazard Freres in London to continue to discuss the economic terms of the transaction proposed by Allianz AG. Differences included the unit price ($36 vs. $40), the terms of changes to the PIMCO Profit Sharing Plan and proposed terms of executive retention payments.

   On August 24, 1999, representatives of Lazard Freres made another presentation to Mr. Thompson, certain other managing directors of Pacific Investment Management Company and Mr. Poovey. The presentation provided an overview of the fixed income assets managed by Allianz group, including insurance assets, third party retail assets and third party institutional assets. In addition, the presentation analyzed the pro forma impact of these assets on the financial performance of Pacific Investment Management Company. The presentation also analyzed the current proposal for the proposed transaction by comparing the quality of earnings from insurance assets. The presentation concluded by examining various potential alternatives to certain aspects of the terms of the transaction proposed by Allianz AG and the impact such alternatives would have on the investment advisory fee revenues of PIMCO Advisors.

   Commencing on August 24, 1999, a data room was set up at the offices of Lazard Freres which permitted Allianz AG to begin the due diligence process. PIMCO Advisors provided Allianz AG with information about all aspects of its business and permitted the Allianz AG due diligence team to interview various members of the management of PIMCO Advisors.

   In late August and early September 1999, there were numerous conference telephone calls and meetings with representatives of PIMCO Advisors, Pacific Investment Management Company and Allianz AG and their respective financial advisors to discuss the transaction structure. PAM and its legal advisors participated in one of these meetings in August, and PAM was updated on the status of discussions by PIMCO Advisors. During this period, representatives of PIMCO Advisors had tentative discussions with other potential candidates for a business combination that did not result in any firm offers.

   On August 25, 1999, Pacific Life, the indirect parent corporation of PAM, and Goldman, Sachs & Co. ("Goldman Sachs") agreed that Goldman Sachs would provide Pacific Life with financial advisory services in connection with, among other things, the possible sale of Pacific Life's interest in PIMCO Advisors.

   On September 17, 1999, Allianz AG delivered to Partners LLC a revised outline of terms for a proposed transaction. The proposal contemplated the acquisition for cash of all interests of PIMCO Advisors other than those beneficially owned by PAM at a unit price in the range of $38 for a total ownership of approximately 70%, acquisition of control over Partners GP through the purchase of Partners LLC on substantially the terms finally agreed (although based on a $38 unit price), the satisfaction of the 1994 Employment Termination Agreements at that unit price paid in cash and Allianz AG stock, initial terms of put and call arrangements for the interest of PAM that would be retained following the proposed transaction, a refinement of the retention and incentive arrangements for employees, allocated between Pacific Investment Management Company and other PIMCO Advisors employees and having terms substantially as finally agreed, more detail on the management of Allianz AG fixed income assets by Pacific Investment Management Company including a proposed fee schedule and a $10 million minimum annual contribution to the PIMCO Profit Sharing Plan, a proposal regarding governance matters, and a suggested reduction in the PIMCO Profit Sharing Plan to 30% of profits funded by a ten year buy down program.

   On September 20, 1999, representatives of Lazard Freres made an additional presentation to Mr. Thompson, other managing directors of Pacific Investment Management Company and Mr. Poovey. The presentation provided an overview of proposed terms of a transaction with Allianz AG, a preliminary valuation analysis of the transaction, an analysis of the offer by Allianz AG and a discussion of the fixed income assets under management of Allianz AG, including insurance assets, which were being proposed to be managed by Pacific Investment Management Company if the proposed transaction were consummated. The preliminary valuation analysis analyzed the Partnership's historical market performance, comparative premium analysis for comparable acquisitions, a discounted cash flow analysis, a valuation analysis and analysis of the offer at various prices. These internal meetings continued on September 21, 1999.

   On September 22 and 23, 1999, Dr. Faber and representatives of Putnam Lovell met with Messrs. Thompson, Gross and Poovey and representatives of Lazard Freres in Carmel, California to negotiate the remaining major open business items. While open issues remained, in particular the issues of unit price and the continuing investment of PAM in PIMCO Advisors, these meetings resulted in a general understanding between PIMCO Advisors and Allianz AG as to the resolution of most other business issues, including an understanding of most governance and structural issues. Following these meetings the parties agreed to begin drafting the transaction documents.

   From the middle of September to the October 31, 1999 signing of the merger agreement, PAM and Allianz AG negotiated the terms of the put and call arrangements relating to the interest to be retained by PAM. In particular, PAM and Allianz AG discussed the prices at which the put or call rights could be exercised by PAM or Allianz AG, the circumstances triggering the put or call rights, and whether the put or call prices would be subject to maximum and minimum prices.

   On October 4, 1999, in New York City, Messrs. Thompson, Gross and Poovey met with Dr. Breipohl and Dr. Faber and each of their respective financial and legal advisors to further discuss the structural terms of the proposed transaction.

   On October 5, 1999, PAM and its legal advisors met with legal advisors to Allianz AG to negotiate the terms of PAM's continuing investment in PIMCO Advisors. Open business issues included the economic terms of the retained interest, whether PAM's interest would remain as an interest held through PIMCO Advisors' general partner or be held directly at the PIMCO Advisors level, Allianz AG's desire to have flexibility to restructure the Partnership's retail and equity asset management businesses, PAM's approval rights over significant actions affecting the Partnership's fixed income asset management business, the put and call arrangements and the circumstances under which the put and call arrangements could be exercised by either PAM or Allianz AG. On that same day the press reported discussions between Allianz AG and PIMCO Advisors for a potential business combination. After the close of trading on the New York Stock Exchange, the Partnership issued a press release and on the morning of October 6, Allianz AG issued a press release as well, each of which confirmed the existence of discussions between PIMCO Advisors and Allianz AG for a possible business combination, and that the unit price discussions were between $38 and $39 per unit.

   On October 8, 1999, PIMCO Advisors and the Partnership retained Salomon Smith Barney as an additional financial advisor in connection with the merger and the merger agreement to render its opinion as to the fairness, from a financial point of view, of the consideration to be received by the public holders of Partnership units and certain holders of Advisors Class A Units in connection with the merger. While the Partnership had no reason to believe that Lazard Freres would not provide a fairness opinion if requested by the Partnership, the Partnership requested the opinion from Salomon Smith Barney because it desired the view of a third party who had not been involved in the negotiation and structuring of the transaction.

   During the week of October 11, 1999, PIMCO Advisors, PAM, Allianz AG and their respective legal and financial advisors negotiated documentation for the transaction. These negotiations were conducted by means of meetings among certain participants at the offices of counsel to Allianz AG in New York during the course of the week, and two videoconferences on October 12 and 15. These negotiations addressed the open business items relating to the transactions, including the terms of any possible indemnity to be given by PAM or the members of Partners LLC to Allianz AG for certain breaches under the merger agreement.

   On October 22, 1999, at a regularly scheduled meeting of the board of directors of PMHC, the ultimate parent corporation of PAM, senior management and PMHC's financial advisor, Goldman Sachs, and legal advisor, Gibson, Dunn & Crutcher LLP, discussed with the board of directors the following:

  . The status of the negotiations with respect to the proposed transactions, including the negotiations with respect to PMHC's ownership in the Partnership and PIMCO Advisors;

  . The principal terms and conditions of the merger agreement and related transaction documents;

  . The potential benefits and risks to the non-PMHC unitholders associated with the sale of control of the Partnership to Allianz AG; and

  . The potential benefits and risks associated with PMHC's continued ownership in PIMCO Advisors in a non-control position.

   On October 22, 1999, McLagan Partners, Inc., management compensation consultants, were retained to analyze and opine upon the reasonableness of the proposed retention incentive arrangements being provided to executives of Pacific Investment Management Company in the proposed transaction.

   During the week of October 25, 1999, the parties and their legal and financial advisors met in Newport Beach, California to negotiate documentation for the transaction, including the documentation relating to PAM's retained interest in PIMCO Advisors. On October 29, 1999, representatives of Allianz AG and our general partner agreed on a unit price of $38.75 for the proposed transaction, subject to satisfactory completion of definitive documentation and receipt of necessary board and general partner approvals.

   PMHC's board of directors held a special meeting on October 29, 1999, at which senior management updated the board of directors on the status of negotiations relating to the terms and conditions of the merger agreement and related transaction documents, including the documentation relating to PAM's retained interest in PIMCO Advisors. The board of directors also received a financial presentation of Salomon Smith Barney regarding the financial terms of the proposed transaction. See "--Opinion of Our Financial Advisor" for a summary of the material financial analyses included in Salomon Smith Barney's financial presentation and a description of the material information and materials reviewed by Salomon Smith Barney in connection with its presentation. Additionally, the Partnership's management reported to the PMHC board of directors that the Partnership, Partners GP and Partners GP's partners had received an opinion of McLagan Partners, Inc., which concluded that the retention incentive arrangements being provided to executives of Pacific Investment Management Company contemplated by the proposed transaction were reasonable in light of industry practice and historical compensation of the individuals. Goldman Sachs delivered its opinion that the consideration to be received by PAM in exchange for the Advisors Class A Units beneficially owned was fair to Pacific Life, from a financial point of view. At the special meeting, the PMHC board of directors appointed a special committee comprised of three outside directors and Thomas C. Sutton, Chairman of the Board of Directors and Chief Executive Officer, which was authorized to approve the final terms of the proposed transactions on behalf of PMHC's subsidiaries.

   On October 29, 1999, the members and management board of Partners LLC, the managing general partner of Partners GP, including Mr. Thompson, Mr. Gross and the other managing directors of Pacific Investment Management Company who had been participating in the negotiations of the proposed transaction, held a meeting to discuss the status of negotiations and the principal terms and conditions of the merger agreement and the related transaction documents. At the meeting, Lazard Freres made a presentation which summarized in detail the terms of the proposed transaction between PIMCO Advisors and Allianz AG. Salomon Smith Barney presented their fairness opinion, made a financial presentation regarding the financial terms of the proposed transaction and reviewed with the general partners of the Partnership and PIMCO Advisors a financial and comparative analysis of the Partnership and PIMCO Advisors. The presentation of Salomon Smith Barney included an overview of the transaction, a general discussion of PIMCO Advisors, comparative operating performance of similar companies and a valuation of PIMCO Advisors. See "--Opinion of Our Financial Advisor" for a summary of the material financial analyses included in Salomon Smith Barney's financial presentation and a description of the material information and materials reviewed by Salomon Smith Barney in connection with its presentation. The general partner was also presented with and considered the opinion of McLagan Partners, Inc. analyzing the reasonableness of the retention incentive arrangements being provided to the executives of Pacific Investment Management Company in the proposed transaction. In addition to the members and management board of Partners LLC, representatives of PHLLC, Mr. Thomas Sutton, Chairman and Chief Executive Officer of Pacific Life, Mr. Schafer, President of Pacific Life, and two members of the special committee of the Board of Directors of PMHC were in attendance during the portion of the meeting in which the presentation of Salomon Smith Barney was made.

   After discussion, the management board of Partners LLC, constituting all of its members, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and authorized management to finalize the terms of the transaction documents and authorized the Partnership and PIMCO Advisors to enter into the merger agreement and to submit the merger agreement and the merger to the Partnership's unitholders for approval.

   On October 31, 1999, the special committee of the PMHC board of directors reconvened to continue its consideration of the proposed transactions. The special committee received presentations from PMHC's senior management and PMHC's legal advisors regarding the proposed final terms and conditions of the merger agreement and related transaction documents. After discussion and due consideration, the special committee of the PMHC board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement on behalf of the relevant PMHC subsidiaries and authorized management to finalize the terms of the transaction documents.

   On October 31, 1999, Partners LLC and PHLLC, on behalf of Partners GP and for the Partnership and PIMCO Advisors, approved the merger agreement and the related transactions. On October 31, 1999, the Supervisory Board of Allianz AG approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. Following these approvals, the merger agreement was signed and press releases announcing the transaction were issued.

                        Opinion of Our Financial Advisor

   Salomon Smith Barney has acted as a financial advisor to the Partnership and PIMCO Advisors in connection with the merger of the Partnership with a subsidiary of Allianz of America and the related transactions described in this proxy statement. In connection with the engagement, Salomon Smith Barney rendered an oral opinion to the general partners of the Partnership and of PIMCO Advisors (the "General Partners") on October 29, 1999 to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in the presentation, (i) the consideration to be received in the merger by the holders of Partnership units, other than Excluded Holders (as defined below), (the "Partnership Covered Units"), was fair, from a financial point of view, to such holders, and (ii) the consideration to be received in the related transactions by the holders of Advisors Class A Units, other than Excluded Holders, (the "Advisors Covered Units"), was fair, from a financial point of view, to such holders. For purposes of such opinion, "Excluded Holders" means Pacific Life Insurance Company and each of its affiliates (including those entities holding Advisors Class A Units underlying the 1994 Employment Termination Agreements (the "ETA Units")), Partners LLC, Partners GP and each of the managing directors of Pacific Investment Management Company (including any units held for the benefit of such persons). Salomon Smith Barney subsequently confirmed its oral opinion by delivery of a written opinion dated October 29, 1999.

   Salomon Smith Barney's opinion, and the presentation of Salomon Smith Barney to the General Partners, was only one of many factors taken into consideration by the General Partners in making their determination to approve the merger and the related transactions. The terms of the merger and the related transactions were determined through negotiations among PIMCO Advisors, the Partnership, PAM and Allianz AG, and were approved by the General Partners. In connection with the preparation of Salomon Smith Barney's opinion, Salomon Smith Barney was not engaged by the Partnership or PIMCO Advisors to solicit third-party indications of interest for the acquisition of all or any part of the Partnership or PIMCO Advisors. The decision to enter into the merger and the related transactions and to accept the consideration to be paid to holders of Partnership Covered Units and Advisors Covered Units, as contemplated in the merger agreement, was solely that of the General Partners and Salomon Smith Barney did not recommend the amount of consideration to be paid in the merger.

   The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Salomon Smith Barney, is included as Annex B to this Proxy Statement. Salomon Smith Barney's opinion should be read carefully and in its entirety. Salomon Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the consideration to be received in the merger and the related transactions by the holders of Partnership Covered Units and Advisors Covered Units to such holders, and it does not address the underlying business decision to effect the merger and the related transactions. It was provided for the information of the Partnership, PIMCO Advisors, Partners GP, Partners LLC and PHLLC in the evaluation of the merger and the related transactions, and is not intended to be and does not constitute a recommendation to any holder of Partnership units or Advisors Class A Units as to how such holder should vote on any matters relating to the merger and the related transactions. The summary of Salomon Smith Barney's opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of Salomon Smith Barney's opinion.

   In connection with rendering its opinion, Salomon Smith Barney:

  . reviewed the October 27, 1999 draft of the merger agreement (including its exhibits) in the form provided to Salomon Smith Barney, and took into account the terms of the merger and the related transactions set forth therein, including the terms of PAM's continuing investment in PIMCO Advisors, as described in "--Financial Interests of Certain Persons in the Transaction--Partners GP--PHLLC and PAM," and the incentive and retention payments being made pursuant to the merger agreement, as described in "--Financial Interests of Certain Persons-- Partners GP--Partners LLC;"

  . reviewed certain publicly available business and financial information that Salomon Smith Barney deemed relevant relating to the Partnership, PIMCO Advisors and the industries in which they operate, including information with respect to assets under management and allocation among products, types of clients served, historical asset inflows and product performance;

  . reviewed certain internal non-public financial and operating data and other information provided to Salomon Smith Barney by the management of the Partnership and PIMCO Advisors relating to the Partnership's and PIMCO Advisors' respective businesses, including certain forecast and projection information as to the future financial results of such businesses, see "Certain Financial Projections."

  . reviewed certain publicly available business and financial information with respect to certain other companies Salomon Smith Barney believed to be relevant or comparable in certain respects to the Partnership and PIMCO Advisors, including information with respect to assets under management and allocation among products, types of clients served, historical asset inflows and product performance, and the trading markets for such other companies' securities;

  . reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Partnership units;

  . reviewed the financial terms (including arrangements with management and controlling persons to the extent publicly available) of certain business combinations and acquisition transactions that Salomon Smith Barney deemed reasonably comparable to the merger and the related transactions and otherwise relevant to Salomon Smith Barney's inquiry;

  . discussed with members of senior management and other officers, employees and representatives of the Partnership and PIMCO Advisors the foregoing, including the past and current business operations, financial condition and prospects of the Partnership and PIMCO Advisors; and

  . considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as Salomon Smith Barney deemed relevant to its inquiry.

   In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for Salomon Smith Barney, or publicly available. Salomon Smith Barney also assumed that the final form of the merger agreement (including its exhibits) would not vary in any respect that is material to Salomon Smith Barney's analysis from the last draft reviewed by Salomon Smith Barney. With respect to the financial projections for PIMCO Advisors and the Partnership provided to, discussed with or reviewed for Salomon Smith Barney by the management of PIMCO Advisors or the Partnership, respectively (the "Projections"), Salomon Smith Barney was advised by management of PIMCO Advisors and the Partnership, respectively, and Salomon Smith Barney assumed, that such Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments on the part of management of PIMCO Advisors or the Partnership, as applicable, as to the future financial performance of PIMCO Advisors or the Partnership, as applicable. Salomon Smith Barney expressed no view as to such Projections or information or the assumptions on which they were based. Salomon Smith Barney also assumed, based upon discussions with management of PIMCO Advisors and the Partnership, that the combined value of the cash and common shares of Allianz AG to be received with respect to each ETA Unit pursuant to the merger agreement is equal to the Unit Price to be received by holders of Partnership Covered Units and Advisors Covered Units.

   Salomon Smith Barney did not assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities of the Partnership or PIMCO Advisors, nor for conducting a physical inspection of the properties and facilities of the Partnership or PIMCO Advisors, and Salomon Smith Barney was not furnished with any such evaluation or appraisal. Salomon Smith Barney relied upon counsel to the Partnership and PIMCO Advisors with respect to interpretations of the provisions contained in the constituent documents and related agreements of the Partnership and PIMCO Advisors and the application of applicable law to such documents and agreements. Salomon Smith Barney's opinion necessarily was based on market, economic and other conditions as they existed and could be evaluated on October 29, 1999, and Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after October 29, 1999.

   In connection with rendering its opinion to the General Partners, Salomon Smith Barney performed a variety of financial analyses, the material portions of which are summarized below. The summary of such analyses set forth below does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion or of Salomon Smith Barney's presentation to the General Partners. In addition, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying Salomon Smith Barney's opinion. While the conclusions reached in connection with each analysis were considered carefully by Salomon Smith Barney in arriving at Salomon Smith Barney's opinion, Salomon Smith Barney made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies and transactions, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No public company utilized as a comparison is identical to the Partnership or PIMCO Advisors, and none of the other transactions utilized as a comparison is identical to the proposed merger and related transactions. Accordingly, any analysis of publicly traded comparable companies or comparable transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading value of the companies or company to which they are being compared. The range of valuation for any particular analysis should not be taken to be the view of Salomon Smith Barney of the actual value of the Partnership or PIMCO Advisors. In its analyses, Salmon Smith Barney made numerous assumptions with respect to the Partnership and PIMCO Advisors, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership and PIMCO Advisors. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses.

Financial Analyses

   The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with its opinion dated October 29, 1999.

   Normalized Price Analysis. As an initial step in its analysis, Salomon Smith Barney considered the market price per Partnership unit as of July 1, 1999, five business days before the first public statement by Allianz AG regarding a potential transaction between Allianz AG and the Partnership, and found such price to be $29.38.

   So as to be able to compare the implied valuation ranges resulting from the various financial analyses set forth below to a Partnership unit value that excluded the effects of speculation regarding the terms and timing of a potential transaction, Salomon Smith Barney selected a group of publicly traded investment advisors that it considered to be comparable to the Partnership as a "control group," and examined the changes in their per share market prices for the period from July 1, 1999 until October 28, 1999 (the day before Salomon Smith Barney rendered its opinion to the General Partners). Salomon Smith Barney calculated the average change in price for the members of such control group over that period, weighted by market capitalization, and found that average to be a decline of 15.7%. Applying such percentage decline to the market price per Partnership unit as of July 1, 1999, Salomon Smith Barney obtained a "normalized" price per Partnership unit of $24.38, which it considered to be a reasonable approximation of the price per Partnership unit that might have been expected to exist on October 28, 1999 absent public statements regarding a potential transaction.

   In considering the results of its various financial analyses set forth below, Salomon Smith Barney compared the implied valuation ranges resulting from such analyses to the actual price per Partnership unit as of July 1, 1999 of $29.38, the actual price per Partnership unit price as of October 28, 1999 of $34.13, and the "normalized" price per Partnership unit as of October 28, 1999 of $24.38. For the purposes of the public market comparable company analysis and precedent transaction analysis described below, Salomon Smith Barney determined implied valuation ranges for Advisors Class A Units (rather than Partnership units) because Advisors Class A Units are the only material asset of the Partnership, and the Advisors Class A Units have a greater value than Partnership units as a result of the excise taxes payable by the Partnership with respect to its share of PIMCO Advisors' revenues. In the case of the discounted cash flow analysis described below, Salomon Smith Barney performed separate valuations with respect to Advisors Class A Units and Partnership units so as to specifically take into account the excise taxes payable by the Partnership by analyzing the value of projected cash flows to be received by holders of the respective units.

   Public Market Comparable Company Analysis. Using publicly available information, Salomon Smith Barney analyzed, among other things, the operating performance and market valuation of three groups of publicly traded investment advisors considered by Salomon Smith Barney to be comparable to PIMCO Advisors and the Partnership. In order to analyze market valuation, Salomon Smith Barney calculated a variety of trading multiples, including firm value as a percentage of assets under management ("AUM") and as a multiple of last twelve months ("LTM") revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA"), and market value as a multiple of LTM cash flow and earnings, and as a multiple of estimated 1999 and 2000 earnings per share (as provided by I/B/E/S).

   The first group utilized by Salomon Smith Barney consisted of broadly comparable "pure play" investment advisors organized as taxable corporations (the "Taxable Peer Group"), and included Affiliated Managers Group, Inc., AMVESCAP Plc, BlackRock, Inc., Eaton Vance Corp., Federated Investors, Inc., Franklin Resources, Inc., Gabelli Asset Management Inc., The John Nuveen Company, Neuberger Berman Inc., Phoenix Investment Partners, Ltd., T. Rowe Price Associates, Inc., United Asset Management Corporation and Waddell & Reed Financial, Inc. The second group consisted of investment advisors organized as taxable corporations whose businesses or growth characteristics more closely resembled those of PIMCO Advisors (the "Selected Peer Group"), and included BlackRock, Inc., Phoenix Investment Partners, Ltd., T. Rowe Price Associates, Inc. and Kansas City Southern Industries, Inc. The third group consisted of investment advisors organized as master limited partnerships (the "MLP Peer Group"), and included Alliance Capital Management Holding L.P. and Nvest, L.P.

   Using the comparable operating data for PIMCO Advisors, Salomon Smith Barney calculated the implied valuation range for Advisors Class A Units based upon the average multiple for each of the measures of value described above, and the average of such implied valuation ranges for each Advisors Class A Unit.

   Based upon such analysis and assuming net indebtedness of approximately $98 million and 120.3 million diluted Advisors Class A Units outstanding, Salomon Smith Barney determined an implied valuation range of $21.04 to $25.78 per Advisors Class A Unit using the Taxable Peer Group, $22.92 to $25.19 per Advisors Class A Unit using the Selected Peer Group, and $17.86 to $21.90 per Advisors Class A Unit using the MLP Peer Group.

   Precedent Transaction Analysis. Salomon Smith Barney reviewed publicly available information with respect to 13 precedent transactions occurring from 1994 to 1999 involving the acquisition of investment advisors that were considered by Salomon Smith Barney to be comparable to PIMCO Advisors with respect to size and/or business mix. For each such precedent transaction, Salomon Smith Barney calculated a variety of transaction multiples, including firm value as a percentage of AUM and as a multiple of LTM revenues and EBITDA, and equity value as a multiple of LTM pre-tax income and earnings.

   Using the comparable data for PIMCO Advisors, Salomon Smith Barney calculated the implied valuation range for Advisors Class A Units based upon the average multiple for each of the measures of value described above, and the average of such implied valuation ranges for each Advisors Class A Unit. Based upon such analysis, Salomon Smith Barney determined an implied valuation range for each Advisors Class A Unit of $29.24 to $35.84.

   Discounted Cash Flow Analysis. Based on the Projections, Salomon Smith Barney performed a discounted cash flow ("DCF") analysis on PIMCO Advisors to determine an implied valuation range for each Advisors Class A Unit, based on discounting (1) projected distributions for five years ending in 2004 and (2) a terminal value based on projected 2004 distributions.

   Salomon Smith Barney first reviewed a "base case" scenario assuming a discount rate of 13% and a 9.0x terminal value multiple. In addition, Salomon Smith Barney reviewed the sensitivity of such analysis by calculating the value of each Advisors Class A Unit assuming a range of discount rates from 11% to 16%, and a range of terminal value multiples from 7.0x to 11.0x.

   Based upon such analysis, Salomon Smith Barney determined the following base case implied value per Advisors Class A Unit and implied valuation range per Advisors Class A Unit based on the sensitivity analysis:

                                         Implied Value per Advisors Class A Unit
                                         ---------------------------------------
   Base Case............................             $36.98
   Sensitivity Analysis.................             $28.41 - $45.74

   In order to analyze the effect of the excise taxes payable by the Partnership with respect to its share of PIMCO Advisors' revenues, Salomon Smith Barney also performed a separate DCF analysis with respect to the Partnership. This analysis was based on the same methodology and discount rates as used for PIMCO Advisors, but used projected distributions by the Partnership rather than PIMCO Advisors, and increased the terminal value multiples to reflect the higher multiple of LTM distributions represented by a specific unit price. The Partnership base case analysis used a 10.0x terminal value multiple, and the Partnership sensitivity analysis used a range of terminal value multiples from 8.0x to 12.0x.

   Based upon such analyses, Salomon Smith Barney determined the following base case implied value per Partnership unit and implied valuation range per Partnership unit based on the sensitivity analysis:

                                              Implied Value per Partnership Unit
                                              ----------------------------------
   Base Case.................................          $37.14
   Sensitivity Analysis......................          $28.82 - $45.57

   Retained Pacific Life Units. In connection with rendering its opinion, Salomon Smith Barney took into account the terms of the merger and the related transactions set forth in the merger agreement (including its exhibits), including the terms of PAM's continuing investment in PIMCO Advisors.

   As discussed in more detail under "--Financial Interests of Certain Persons in the Transaction--Partners GP--PHLLC and PAM," PAM will exchange the Advisors Class A Units currently held by certain of its affiliates (other than the ETA Units) for newly issued Class E Units (the "Retained Units"). The Retained Units will be entitled to receive cash distributions which, on an annual basis, in the aggregate, will equal: (1) a "variable component" equal to 20% of Pacific Investment Management Company's adjusted operating profit available for distribution, and (2) a "fixed component" equal to $1.05 per annum per Advisors Class A Unit previously beneficially owned by PAM. Based upon discussions with management of PIMCO Advisors and the Partnership, Salomon Smith Barney assumed that the variable component, which was defined to include only the fixed-income portion of PIMCO Advisors' existing business, would not be materially impacted by the merger and the related transactions, and that the fixed component is substantially equivalent to the historical distributions from PIMCO Advisors' retail and equity asset management business that will be excluded for purposes of calculating the variable component described above.

   In addition, pursuant to certain purchase and sale arrangements with Allianz of America, at any time following the Closing, PAM will have the right to require Allianz of America to purchase all of the Retained Units at a per-unit price equal to (1) 14.0 (which was based upon the multiple of projected 1999 distributions per Advisors Class A Unit represented by the Unit Price), multiplied by (2) LTM distributions made with respect to such unit (the "Put Price"), subject to a maximum price of $60.00 per unit previously beneficially owned by PAM. In addition, at any time after December 31, 2002, Allianz of America will have the right to purchase all of the Retained Units at a price per unit equal to the Put Price, provided that the Put Price is greater than $50.00 per unit previously beneficially owned by PAM. In the event of a change of control of PMHC, Allianz of America will have the right to purchase all of the Retained Units at the end of the year in which the change of control occurs at a price per unit equal to the higher of the Put Price and the Unit Price.

   Salomon Smith Barney performed a DCF analysis by calculating the net present value of projected distributions with respect to each Retained Unit. The base case DCF assumed 7.5% annual growth in Pacific Investment Management Company's pre-bonus profits, a 15% discount rate with respect to the variable component of the distributions, and the purchase of the Retained Units by Allianz of America at the end of 2002, the first opportunity for Allianz of America to purchase such Retained Units absent a change of control of PMHC. In addition, Salomon Smith Barney reviewed the sensitivity of such analysis by calculating the value of such units assuming growth in Pacific Investment Management Company's adjusted net profit ranging from 2.5% to 20%, discount rates ranging from 11% to 19% for the variable component, and year of purchase ranging from 2000 to 2004. The fixed component of the distributions was discounted using a 7% discount rate in all scenarios. Salomon Smith Barney used a higher discount rate for the variable component of the projected distributions so as to take into account the increased business and market risk associated with such variable component relative to the fixed component.

   Based upon such DCF analysis, Salomon Smith Barney determined the following base case implied value per Retained Unit and implied valuation range per Retained Unit based on the sensitivity analysis:

                                                 Implied Value per Retained Unit
                                                 -------------------------------
   Base Case....................................         $38.91
   Sensitivity Analysis.........................         $36.91 - $52.99

   In considering the results of the above analysis, based upon discussions with management of PIMCO Advisors, Salomon Smith Barney assumed that the agreement of PAM was required in order to structure the transactions contemplated by the merger agreement so as to enable Allianz AG to achieve more favorable tax treatment with respect to the purchase of the ETA Units and certain Advisors Class A Units underlying employee options ("Option Units"), and that the incremental value to Allianz AG of such favorable tax treatment is approximately $4 per ETA Unit and Option Unit (or approximately $2 per Advisors Class A Unit owned by PAM and its affiliates for their own accounts.)

   Salomon Smith Barney is an internationally recognized investment banking firm that regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and corporate, estate and other purposes. The Partnership and PIMCO Advisors retained Salomon Smith Barney as a financial advisor because of its reputation, expertise in the valuation of companies, substantial experience in transactions such as those contemplated by the merger agreement and familiarity with the investment management industry.

   Salomon Smith Barney, in the ordinary course of business, has from time to time provided, and in the future may continue to provide, investment banking, financial advisory and other related services to the Partnership, PIMCO Advisors, Pacific Life, Allianz AG and/or their respective affiliates, as the case may be, for which it has received or will receive fees. In addition, in the ordinary course of business, Salomon Smith Barney or its affiliates may trade in the debt and equity securities of the Partnership, Allianz AG and/or their respective affiliates, as the case may be, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Salomon Smith Barney or its affiliates serve as investment subadviser and/or distributor for certain registered investment companies sponsored by affiliates of the Partnership and receive customary fees for such service, and Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may maintain other business relationships with the Partnership, PIMCO Advisors, Allianz AG and/or their respective affiliates.

   Pursuant to the terms of Salomon Smith Barney's engagement, the Partnership and PIMCO Advisors paid Salomon Smith Barney a fee of $2,000,000 for the delivery of Salomon Smith Barney's opinion to the General Partners, and have agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel), and to indemnify Salomon Smith Barney and certain related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

                          Other Information Considered

Lazard Freres & Co. LLC

   Early in our discussions with Allianz AG, the Partnership retained Lazard Freres to assist us in analyzing the proposed transaction. The Partnership selected Lazard Freres because of its knowledge of our business (we have worked with them in the past) and its expertise and its reputation in investment banking and mergers and acquisitions. Lazard Freres is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for real estate, corporate and other purposes.

   As described in this proxy statement under "--Background of the Transaction," representatives of Lazard Freres participated in a number of meetings regarding the Allianz AG discussions, and provided financial and comparative analyses of the proposed transaction as it evolved. Lazard Freres was not requested to and did not render an opinion, appraisal or report with respect to the proposed transaction.

   The following is a summary of the material financial and comparative analyses performed by Lazard Freres in connection with the merger and the subsequent transactions. A copy of each presentation delivered by Lazard Freres has been filed as an exhibit to the Schedule 13E-3 filed with the Commission by PAM, Pacific Life, PHLLC, Partners LLC, Partners GP and the Partnership and is available for inspection and copying at the principal executive offices of the Partnership during its regular business hours by any unitholder or such unitholder's representative who has been so designated in writing, upon written request and at the expense of the requesting unitholder or representative.

   In formulating its analyses, Lazard Freres assumed and relied upon, without independent verification, the accuracy and completeness of all information publicly available or reviewed by or discussed with Lazard Freres. Lazard Freres did not independently value or appraise the assets or liabilities of PIMCO Advisors and did not assume any responsibility for matters concerning the solvency of or issues relating to the management of PIMCO Advisors, Allianz AG or any other entity. Lazard Freres also relied upon the advice of management of PIMCO Advisors that the financial forecasts and other information that were provided to or discussed with Lazard Freres were reasonably prepared based on the best currently available estimates and judgments of PIMCO Advisors' management as to the future financial performance of PIMCO Advisors and expressed no view as to such forecasts or the assumptions on which they were based. If the proposed transactions are consummated, Lazard Freres will receive $9.2 million in exchange for its services, of which a non-refundable retainer of $950,000 has already been paid. Lazard Freres assisted the Partnership in the structuring and analysis of the transactions from its inception. While the Partnership had no reason to believe that Lazard Freres would not provide a fairness opinion if requested by the Partnership, the Partnership requested a fairness opinion from Salomon Smith Barney because it desired the view of a third party who had not been involved in the negotiation and structuring of the transactions.

July 30, 1999 Presentation

   On July 30, 1999, representatives of Lazard Freres made a presentation to Messrs. Thompson and Gross, certain other managing directors of Pacific Investment Management Company and Mr. Poovey. The presentation outlined the proposed structure of a transaction based on the terms proposed by Allianz AG on July 29, 1999, provided a preliminary valuation analysis of the proposed transaction and concluded with an analysis of the fixed income assets of Allianz AG.

   Proposed Transaction Overview. The presentation included an overview of the terms of the transaction, including:

    . the relative ownership of PIMCO Advisors following the merger and the subsequent transactions;

    .  the purchase price;

    .  the liquidation of the 1994 Employment Termination Agreements;

    . the "buy down" of the Pacific Investment Management Company bonus pool;

    .  the retention and bonus incentives; and

    . the management by Pacific Investment Management Company of assets currently managed by the Allianz group.

   For a more detailed discussion of the structure and terms of the merger and the subsequent transactions, see "The Transaction."

   Financial Review of PIMCO Advisors. Following its discussion of the proposed transaction, Lazard Freres provided a financial review of PIMCO Advisors, setting forth PIMCO Advisors' historical assets under management ("AUM"), its operations and balance sheet as well as the operating performance of PIMCO Advisors by segment. The Lazard Freres presentation also set forth management's projected financial performance of PIMCO Advisors through the year 2005. Although these July projections reflected financial performance measures that were generally 6% to 8% higher than those contained in the more recent projections described under "Certain Financial Projections" because the July projections were based on earlier financial information (third quarter results were not then available), the Partnership believes these July projections are substantially similar to the projections set forth under "Certain Financial Projections." See page 77. The financial review concluded with the presentation of a chart graphing the year-to-date market performance of the Partnership units.

   Initial Valuation Analysis. Lazard Freres then presented an initial valuation analysis of PIMCO Advisors. This preliminary analysis was intended to provide a range of unit prices that holders of Partnership units and the Advisors Class A Units might receive in a transaction involving a business combination. The analysis focused on three different valuation methods: a comparison of public company trading statistics, a comparison of recent mergers and acquisitions and a discounted cash flow analysis. Lazard Freres also provided an analysis of premium amounts paid in recent acquisition transactions. A summary of the results of each of these analyses is set forth below.

   Public Company Trading Statistics. Lazard Freres reviewed and compared the actual financial, operating and stock market information of selected public companies in lines of business believed to be generally comparable to those of PIMCO Advisors. These companies included the master limited partnerships of Alliance Capital Management Holding L.P. and Nvest, L.P., as well as Franklin Resources, Inc., AMVESCAP PLC, T. Rowe Price Associates, Inc., Waddell & Reed Financial, Inc., Federated Investors, Inc., The John Nuveen Company, Eaton Vance Corporation, United Asset Management Corporation, Affiliated Managers Group, Inc., Gabelli Asset Management Inc., Phoenix Investment Partners, Ltd. and Conning Corporation.

   Specifically, Lazard Freres analyzed the respective multiples of the firm values of these companies to their historical operating revenues, operating income and AUM. Lazard Freres then derived a range of implied per unit equity values for PIMCO Advisors by applying the multiples from the comparable company analysis to corresponding data for PIMCO Advisors prepared by its management. Lazard Freres then narrowed those ranges by focusing on the medians of the high and low implied per share equity value ranges. The resulting implied per unit equity value range was $30.50 to $35.25.

   Merger and Acquisition Transactions. Lazard Freres reviewed selected publicly available financial and stock market information for the ten following transactions involving the acquisition of entities in the financial services industry with a product mix, growth, margin or other characteristics comparable to those of PIMCO Advisors with transaction values ranging from $240 million to over $5 billion:

  . the acquisition of Frank Russell Company, valued at $950 million, by The Northwestern Mutual Life Insurance Company in August 1998;

  . the acquisition of Chancellor LGT Management, Inc., valued at $1.15 billion, by AMVESCAP PLC in January 1998;

  . the acquisition of Mercury Asset Management Group, valued at $5.08 billion, by Merrill Lynch & Co., Inc. in November 1997;

  . the acquisition of Scudder, Stevens & Clark, valued at $1.66 billion, by Zurich Insurance Company in June 1997;

  . the acquisition of Chancellor Capital Management, Inc., valued at $260 million, by Liechenstein Global Trust, A.G. in July 1996;

  . the acquisition of RCM Capital Management, valued at $390 million, by Dresdner Bank AG in January 1996;

  . the acquisition of Miller Anderson & Sherrerd LLP, valued at $350 million, by Morgan Stanley Group Inc. in June 1995;

  . the acquisition of Brinson Partners Inc., valued at $870 million, by Swiss Bank Corporation in August 1994;

  . the acquisition of BlackRock Financial Management L.P., valued at $240 million, by PNC Bank Corp. in June 1994; and

  . the acquisition of the Dreyfus Corporation, valued at $1.92 billion, by the Mellon Bank Corporation in December 1993.

   Lazard Freres analyzed the respective multiples of the transaction value for these transactions to the historical operating income, revenues and AUM of the selling firm. Lazard Freres then derived a range of implied per unit equity values for PIMCO Advisors by applying the multiples from the precedent transactions listed above to corresponding data for PIMCO Advisors prepared by its management. Lazard Freres then narrowed those ranges by focusing on the medians of the high and low implied per share equity value ranges. The resulting implied per unit equity value range was $35.25 to $42.50.

   Discounted Cash Flow Analysis. Lazard Freres performed a discounted cash flow analysis of management's projections of free cash flow of PIMCO Advisors for the years ended December 31, 1999 through December 31, 2005. As part of its analysis, Lazard Freres assumed, among other things, discount rates of 12% to 16%, and terminal multiples of the operating profits available for distribution of 9.0x to 11.0x. Based on this analysis Lazard Freres then derived a range of implied per unit equity values for PIMCO Advisors from $37.00 to $41.75.

   Lazard Freres also reviewed the publicly available information concerning premiums paid in fourteen acquisition transactions of entities in the financial services industry with transaction values ranging from $2 billion to $10 billion. Lazard Freres analyzed the information from these transactions using three criteria: the purchase price as a percentage premium of the one-day-prior trading price, the purchase price as a percentage premium of the one-week-prior trading price and the purchase price as a percentage premium of the four-weeks-prior trading price. Lazard Freres then derived a range of implied per unit equity prices for PIMCO Advisors by applying the premiums from the precedent transactions to the unit prices of PIMCO Advisors Holdings. Lazard Freres then narrowed those ranges by focusing on the medians of the high and low implied per share equity ranges. The resulting implied equity value range was $38.50 to $41.50.

   In addition, the presentation noted the consideration proposed to be paid to all holders of interests in the Partnership and PIMCO Advisors, which included cash amounts to be paid to unitholders and in satisfaction of payments due under the 1994 Employment Termination Agreements. Employing a hypothetical per unit purchase price of $36 resulted in an aggregate implied consideration of $4.3 billion. The presentation also stated the effect of combining that aggregate unit based consideration with all amounts proposed to be paid as retention and incentive amounts to management. This aggregation of purchase price and other payments resulted in an equivalent per unit amount of $40.19, for an aggregate consideration of $4.8 billion.

   Fixed Income Assets of the Allianz Group. The presentation concluded with a discussion of the fixed income assets under management of the Allianz group, including insurance assets, that were proposed to be managed by Pacific Investment Management Company following the merger and the subsequent transactions. The analysis concluded by setting forth a projection of the increase in total income to Pacific Investment Management Company that could occur as a result of its management of the Allianz group assets. As a result of the management of these additional assets, it was estimated that the total income of Pacific Investment Management Company might increase by $28.4 million in the year 2000 and by $62.6 million in the year 2002.

August 24, 1999 Presentation

   On August 24, 1999, to assist PIMCO Advisors in its business due diligence regarding fixed income assets managed by Allianz AG, representatives of Lazard Freres made a presentation to Mr. Thompson, certain other managing directors of Pacific Investment Management Company and Mr. Poovey. The report provided an overview of the fixed income assets managed by Allianz group, including insurance assets, third-party retail assets and third party institutional assets. In addition, the presentation analyzed the pro forma impact of these assets on the financial performance of Pacific Investment Management Company. The potential contributions of these assets to Pacific Investment Management Company vary as follows:

    . for managing insurance assets, Pacific Investment Management Company would receive a base fee and be eligible for performance fees that increase as certain hurdles are obtained;

    . for managing retail assets Pacific Investment Management Company would provide a model portfolio and receive subadvisory fees; and

    . for third-party institutional assets inside and outside Germany, Pacific Investment Management Company would have an economic interest allowing for participation in the profits and losses of the business of managing those assets.

   The summary compared estimates of the expected economic impact of Allianz AG's fixed income assets to estimates that were based on input from Pacific Investment Management Company's management. For 1999, Allianz AG projected a total income of $60.2 million; management projected a total income within the range of $15.4 million to $23.9 million. For 2002, Allianz AG projected a total income of $106.4 million; management projected a total income within the range of $51.5 million to $61.9 million. The estimates of the expected impact of Allianz AG's fixed income assets prepared by Allianz AG and Pacific Investment Management Company differed primarily because of more optimistic assumptions by Allianz AG of the amount of performance fees that would be received by Pacific Investment Management Company as a result of managing the fixed income assets of the Allianz group.

   As a result of this comparison of the projected contributions to Pacific Investment Management Company, Lazard Freres identified several key issues relating to the structure of the proposed management of the Allianz AG fixed income assets by Pacific Investment Management Company. These issues included the following:

    . the base fees relating to the insurance assets would cover only the costs of Pacific Investment Management Company and therefore its profit would be highly sensitive to the performance fees;

    . there is considerable uncertainty involved in estimating the performance fees, due in part, to the restrictions on investment of the insurance funds;

    . the profits associated with the retail assets are based on the assumption that the model portfolio can be provided at no marginal cost; and

    . Pacific Investment Management Company would have limited ability to control the costs of the European investment organizations.

   While the final terms of the proposed transactions did not address these post-transaction operational issues and the uncertainties associated with these issues remained, the general partner determined to proceed with the transaction based on its analysis of the overall benefits of the transaction.

September 20, 1999 Presentation

   On September 20, 1999, representatives of Lazard Freres delivered an updated version of its July 30, 1999 presentation to Messrs. Thompson and Poovey. The presentation began by again summarizing the proposed terms and structure of the transaction. Lazard Freres then presented a revised valuation analysis based on figures updated through September 16, 1999. In addition, the presentation provided a discussion of the fixed income assets under management of Allianz AG, including insurance assets, which would be managed by Pacific Investment Management Company if the proposed transaction were consummated.

   Valuation Analysis. In the September 20, 1999 presentation, Lazard Freres updated each of the individual valuation analyses that it presented in its July 30, 1999 presentation. The Public Company Trading Statistics were updated to include market information through September 16, 1999. The Mergers and Acquisitions Transactions section was updated to include data on additional transactions which provided additional comparative data. These transactions were: the acquisition of M&G Investment Management, valued at $2.93 billion, by Prudential in March 1999; the acquisition of AIM Management Group, valued at $1.74 billion, by INVESCO PLC in November 1996; and the acquisition of Global Asset Management, valued at $675 million, by Union Bank of Switzerland which occurred in September 1999 after the preparation of the July presentation. The Discounted Cash Flow Analysis section was refined to reflect updated outstanding unit count and outstanding indebtedness. The updated and additional information resulted in revised ranges of per unit equity value for each of the different analyses. The chart below sets forth the revised ranges of per unit equity value for PIMCO Advisors under each of the analyses performed by Lazard Freres:

                              Equity Value Ranges

                                                                   Low    High
                                                                  ------ ------
   Public Company Trading Statistics............................. $27.00 $32.00
   Merger and Acquisition Transactions...........................  34.50  41.75
   Discounted Cash Flow Analysis.................................  36.50  41.50

   The Market Premium Analysis section was updated to include data on three additional transactions. The resulting implied equity value range was $38.50 to $41.50. In addition, the presentation once again noted the consideration proposed to be paid to all holders of interests in the Partnership and PIMCO Advisors, which included all cash amounts to be paid to unitholders and in satisfaction of payments due under the 1994 Employment Termination Agreements. Employing a hypothetical per unit price of $38 resulted in an aggregate implied consideration of $4.6 billion. The presentation also stated the effect of combining that aggregate unit based consideration with all proposed amounts to be paid as retention and incentive amounts to management and amounts contributed to the Pacific Investment Management Company bonus pool. This aggregation of purchase price and other payments resulted in an equivalent per unit amount of $42.66, for an aggregate consideration of $5.1 billion.

   Fixed Income Assets of the Allianz Group. The presentation included a discussion of the fixed income assets under management of the Allianz group, including insurance assets, that were proposed to be managed by Pacific Investment Management Company following the merger and the subsequent transactions. The analysis concluded by setting forth a projection of the increase in total income to Pacific Investment Management Company that might occur as a result of its management of the Allianz group assets. As a result of the management of these additional assets, it was estimated that the total income of Pacific Investment Management Company might increase within the range of $21.7 million to $26.8 million for the year 2000 and within the range of $41.3 million to $51.8 million for the year 2002.

October 29, 1999 Presentation

   On October 29, 1999, at the meeting which Partners LLC convened to consider Allianz AG's offer, representatives of Lazard Freres made a presentation outlining the key provisions of the proposed transaction. The presentation also discussed the anticipated contribution of the Allianz group's fixed income assets to Pacific Investment Management Company.

   Proposed Transaction Overview. The presentation discussed the terms of the merger agreement and the subsequent transactions. For a more detailed discussion of the structure and terms of the merger and the subsequent transactions, see "The Transaction."

   Fixed Income Assets of the Allianz Group. The presentation concluded with a discussion of the fixed income assets under management of the Allianz group, including insurance assets, that will be managed by Pacific Investment Management Company following the merger and the subsequent transactions. The analysis concluded by setting forth a projection of the increase in total income to Pacific Investment Management Company that might occur as a result of its management of the Allianz group assets. As a result of the management of these additional assets, it was estimated that the total income of Pacific Investment Management Company would increase within the range of $21.9 million to $27.1 million for the year 2000 and within the range of $41.3 million to $51.8 million for the year 2002.

Opinion of Financial Advisor to Pacific Life

   Pacific Life, the direct parent corporation of PAM, retained Goldman Sachs to act as its financial advisor in connection with the proposed transactions and to evaluate the fairness, from a financial point of view, of the consideration to be received by Pacific Life pursuant to the merger agreement and the Continuing Investment Agreement between Allianz of America and PAM (the "investment agreement"). On October 29, 1999, Goldman Sachs delivered its oral opinion to Pacific Life's board of directors that as of the date of such opinion, the consideration (with the assumptions as described below) to be received by Pacific Life under the merger agreement and the investment agreement was fair from a financial point of view to Pacific Life. The opinion was confirmed by delivery of a written opinion dated October 31, 1999.

   The full text of the written opinion of Goldman Sachs dated October 31, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with their opinion, has been filed with the Commission as Exhibit 99(b)(9) to the Schedule 13E-3 of PAM, Pacific Life, PHLLC, Partners LLC, Partners GP and the Partnership filed in connection with this proxy statement and is incorporated herein by reference.

   In connection with its opinion, Goldman Sachs reviewed, among other things:

  .  the merger agreement and the investment agreement;

  . the Amended and Restated Agreement of Limited Partnership of PIMCO Advisors dated June 30, 1999;

  . the Amended and Restated Agreement of Limited Partnership of the Partnership dated June 30, 1999;

  .  the annual reports on Form 10-K of the Partnership;

  . the quarterly reports on Form 10-Q and other interim reports of the Partnership;

  . the annual reports to shareholders of Pacific Life for the five years ended December 31, 1998 and quarterly reports of Pacific Life;

  . audited GAAP financial statements of Pacific Life, PIMCO Advisors and the Partnership for the five years ended December 31, 1998;

  . statutory annual statements filed by Pacific Life with the Insurance Department of the State of California for the five years ended December 31, 1998;

  . internal financial analyses and forecasts for Pacific Life prepared by the management of Pacific Life; and

  . internal financial analyses and forecasts for PIMCO Advisors prepared by the management of PIMCO Advisors.

   Goldman Sachs also held discussions with members of the senior management of Pacific Life, PIMCO Advisors, Allianz AG and Allianz of America regarding the exchange of Advisors Class A Units beneficially owned by PAM for beneficial ownership of Advisors Class E Units, including the put/call arrangement (the "Exchange") and the other transactions contemplated by the merger agreement and the investment agreement. In addition, they discussed PIMCO Advisors' past and current business operations, financial condition and future prospects. Goldman Sachs reviewed the reported price and trading activity for the Advisors Class A Units, compared financial and stock market information for PIMCO Advisors with similar information for other companies the securities of which are publicly traded, reviewed the financial terms of recent business combinations in the asset management industry specifically and in other industries generally, and performed other studies and analyses as it considered appropriate.

   Goldman Sachs relied upon and assumed the accuracy and completeness of all of the financial and other information reviewed by it for purposes of rendering its opinion. The management of PIMCO Advisors informed Goldman Sachs that PIMCO Advisors had not prepared formal forecasts beyond the current fiscal year. Goldman Sachs noted that its review with respect to these forecasts, with the consent of Pacific Life, was based on estimates for PIMCO Advisors published by the Institutional Brokers Estimate System. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets or liabilities of PIMCO Advisors or any of its subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs had not been requested to evaluate, and it expressed no opinion as to, the tax implications to Pacific Life of the Exchange or the transactions contemplated by the Exchange. Goldman Sachs also had not been requested to evaluate, and it expressed no opinion as to, the cash or other distributions that may be made to Pacific Life as a holder of Advisors Class E Units. With the consent of Pacific Life, Goldman Sachs evaluated the consideration to be received by Pacific Life pursuant to the Exchange and related transactions assuming Pacific Life had fully exercised on the date of its opinion its put option with respect to its Advisors Class E Units as contemplated by the put/call arrangement and received upon such exercise the cash consideration being paid for the Advisors Class A Units for all of its Advisors Class E Units. Although Goldman Sachs evaluated the consideration from a financial point of view, it was not asked to and did not recommend the specific consideration payable in the merger, the Exchange or the related transactions. No other instructions or limitations were imposed by Pacific Life on Goldman Sachs with respect to the investigations made or procedures it followed in rendering its opinion.

   Goldman Sachs' advisory services and the opinion were provided for the information and assistance of Pacific Life's board of directors in connection with its consideration of the transaction contemplated by the merger agreement and the investment agreement and do not constitute a recommendation to any holder of Partnership units or Advisors Class A Units as to how such holder should vote on any matters related to the merger or the related transactions.

   The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its October 31, 1999 written opinion to Pacific Life's board of directors. The summaries of financial analyses include information presented in tabular format. In order to more fully understand the financial analyses used by Goldman Sachs, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Goldman Sachs' financial analyses.

   (1) Premiums Analysis. Goldman Sachs analyzed the premiums implied for PIMCO Advisors in the Exchange assuming Advisors Class A Unit prices of $38.00 and $39.00 based on the trading price of the Advisors Class A Units on October 28, 1999, the date which was two trading days prior to the signing of the merger agreement, July 6, 1999, the trading day prior to the date on which the press first reported discussions between PIMCO Advisors and Allianz AG, and based on an adjusted undisturbed price which is the estimated trading price for the Advisors Class A Units adjusted for changes in the market value of publicly traded master limited partnership stocks of asset managers between July 6, 1999 and October 28, 1999. Goldman Sachs then compared these results to the premiums paid in selected financial services transactions having transaction values greater than $1.0 billion since 1998. Goldman Sachs calculated the low, median and high premiums in these financial services transactions based on the trading market prices of the acquired companies four weeks prior to the announcement of these transactions.

   The results of these analyses are summarized as follows:

                         Implied Premiums for      Selected Financial Services
                           PIMCO Advisors at          Transaction Premiums
                         -----------------------   -------------------------------
                           $38.00       $39.00       Low       Median      High
                         ----------   ----------   --------  ----------  ---------
Unit Price on October
 28, 1999 ($34.13)......        11.4%        14.3%      0.7%       27.2%      69.4%
Undisturbed Unit Price
 on July 6, 1999
 ($29.56)...............        28.6%        31.9%      0.7%       27.2%      69.4%
Adjusted Undisturbed
 Unit Price ($23.47)....        61.9%        66.2%      0.7%       27.2%      69.4%

   (2) Selected Transactions Analysis. Goldman Sachs reviewed and compared certain financial information in the Exchange with corresponding financial information in the following 33 selected transactions with transaction values greater than $500 million in the asset management industry:

  .  Putnam Investments' acquisition of Thomas H. Lee & Co. in July 1999

  .  Wachovia Corporation's acquisition of OFFITBANK Holdings Inc. in May
     1999

  .  Prudential Corporation plc's acquisition of M&G Group plc in March 1999

  .  WestLB's acquisition of Criterion Investment Management in April 1999

  . American International Group, Inc.'s acquisition of John McStay Investment Counsel, L.P. in April 1999

  . First Union Corporation's acquisition of Tattersall Advisors Group Inc. in February 1999

  . Oppenheimer Funds Inc.'s acquisition of Trinity Investment Management Corporation in December 1998

  . Axa Investment Managers, S.A.'s acquisition of Barr Rosenberg Series Trust in October 1998

  . Northwestern Mutual Life Insurance Company's acquisition of Frank Russell Company in August 1998

  . Liberty Financial Companies, Inc.'s acquisition of Crabbe Huson Group in June 1998

  .  Robeco Group's acquisition of Weiss, Peck & Greer LLC in May 1998

  . Value Asset Management's acquisition of Grosvenor Capital Management in February 1998

  .  AMVESCAP plc's acquisition of Chancellor LGT Asset Management in January
     1998

  .  Robeco Group's acquisition of RREEF America LLC in December 1997

  . Legg Mason, Inc.'s acquisition of Brandywine Asset Management Inc. in December 1997

  .  PIMCO Advisors' acquisition of Oppenheimer Capital (67%) in November
     1997

  . Merrill Lynch & Co., Inc.'s acquisition of Mercury Asset Management Group plc in November 1997

  .  Commerzbank AG's acquisition of Montgomery Securities Inc. in August
     1997

  . Generale de Banque S.A.'s acquisition of Harbor Capital Management Company in July 1997

  .  Refco Group Ltd's acquisition of Forstmann-Leff Associates in May 1997

  . United Asset Management's acquisition of Thomson Horstmann & Bryant Inc. in April 1997

  . Affiliated Managers Group's acquisition of Gofen & Glossberg Inc. in March 1997

  . United Asset Management's acquisition of Pacific Financial Research, Inc. in March 1997

  . Phoenix Duff & Phelps Corporation's acquisition of GMG/Seneca Capital Management LLC in February 1997

  .  PIMCO Advisors' acquisition of Oppenheimer Capital (33%) in February
     1997

  . Countrywide Credit Industries' acquisition of Leshner Financial in December 1996

  . Goldman Sachs' acquisition of Liberty Investment Management Inc. in October 1996

  . New England Investment Companies, L.P.'s acquisition of Jurika & Voyles, Inc. in September 1996

  . New England Investment Companies, L.P.'s acquisition of Aldrich Eastman & Waltch Inc. in September 1996

  . Liechtenstein Global Trust's acquisition of Chancellor Capital Management in July 1996

  .  Goldman Sachs' acquisition of CIN Management in July 1996

  .  United Asset Management's acquisition of Clay Finlay, Inc. in July 1996

  .  Merrill Lynch & Co., Inc.'s acquisition of Hotchkiss & Wiley in May 1996

   Goldman Sachs compared, among other things, the multiples for latest 12 months (through September 30, 1999) revenue, earnings before interests, taxes, depreciation and amortization ("EBITDA"), and net income implied for PIMCO Advisors by the Exchange assuming Advisors Class A Unit prices of $38.00 and $39.00 against corresponding multiples, to the extent available, derived from the selected transactions based on the purchase prices paid in these transactions. Goldman Sachs also compared the percentage of assets under management ("AUM") as of September 30, 1999 against corresponding percentages derived from the selected transactions.

   The results of these analyses are summarized as follows:

                            Implied Multiples/
                              Percentages for
                             PIMCO Advisors at    Selected Transaction Multiples
                            --------------------  ---------------------------------
                             $38.00     $39.00       Low       Median      High
                            ---------  ---------  ---------- ----------- ----------
Revenue....................      4.6x       4.7x        3.1x       4.8x       11.6x
EBITDA.....................     13.7x      14.1x        9.5x      11.2x       24.9x
Net Income.................     20.6x      21.2x       15.8x      22.5x       35.7x
% of AUM...................      1.7%       1.7%        0.9%       2.2%        4.5%

   (3) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for PIMCO Advisors to corresponding financial information for the following 14 asset management companies and two asset management limited partnerships:

   Asset Managers

  .  Franklin Resources, Inc.             .  United Asset Management

  .  AMVESCAP plc                         .  John Nuveen Company

  .  T. Rowe Price Associates, Inc.       .  Blackrock, Inc.

  .  Federated Investors, Inc.            .  AMG

  .  Waddell & Reed, Inc.                 .  Gabelli Asset Management Inc.

  .  Neuberger Berman                     .  Phoenix Investment Partners, Ltd.

  .  Eaton Vance Corporation              .  Conning & Company


   Master Limited Partnerships

  .  Alliance Capital Management Corporation

  .  Nvest Companies, L.P.

   Goldman Sachs compared, among other things, the multiples for earnings per share ("EPS") for estimated calendar years 1999 and 2000 implied for PIMCO Advisors by the Exchange assuming

Advisors Class A Unit prices of $38.00 and $39.00 against corresponding multiples derived from the selected companies. EPS estimates for calendar year 1999 of $1.50 and $1.68 were based on estimates of the management of PIMCO Advisors and Institutional Brokers Estimate System ("IBES"), respectively, and EPS estimates for calendar year 2000 of $2.03 were based on estimates of IBES.

   The results of these analyses are summarized as follows:

                                                    Implied
                                                 Multiples for     Selected
                                                     PIMCO         Companies
                                                  Advisors at      Multiples
                                                 ------------- -----------------
                                                 $38.00 $39.00 Low  Median High
                                                 ------ ------ ---- ------ -----
Estimated 1999 EPS (PIMCO Advisors)............. 25.3x  26.0x  8.4x 12.6x  20.6x
Estimated 1999 EPS (IBES)....................... 22.6x  23.2x  8.4x 12.6x  20.6x
Estimated 2000 EPS (IBES)....................... 18.7x  19.2x  7.3x 10.7x  16.2x

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to PIMCO Advisors or Allianz of America or the contemplated transaction.

   The analyses were prepared solely for purpose of Goldman Sachs' providing its opinion to Pacific Life's board of directors as to the fairness from a financial point of view of the consideration (including the assumptions as described above) to Pacific Life and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Pacific Life, PIMCO Advisors, Allianz AG, Allianz of America, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

   As described above, Goldman Sachs' opinion to Pacific Life's board of directors was one of many factors taken into consideration by Pacific Life's board of directors in making its determination to approve the merger agreement and the investment agreement. This summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs attached as an exhibit to the
Schedule 13E-3 of PAM. A copy of the presentation delivered by Goldman Sachs has been filed as Exhibit 99(b)(8) to the Schedule 13E-3 filed by PAM with the Commission and is available for inspection and copying at the principal executive offices of Pacific Life during its regular business hours by any holder of Partnership Units or any of its representatives who has been so designated in writing upon written request and at the expense of the requesting party.

   Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Pacific Life, having provided investment banking services to Pacific Life from time to time, including having acted as its financial advisor in connection with its reorganization in September 1997 to a mutual holding company structure and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement and the investment agreement. Goldman Sachs has also provided investment banking services to PIMCO Advisors from time to time. In addition, Goldman Sachs has provided investment banking services to Allianz AG from time to time, including having acted as its financial adviser in connection with the sale of its subsidiary San Francisco Re in November 1996, as its financial advisor in connection with its acquisition of AGF in May 1998 and as a co-manager for three of its debt issuances from 1996 to 1998. Also, in September 1999, Paul Achleitner, a managing director of Goldman Sachs, was named chief financial officer of Allianz AG effective January 1, 2000.

   Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Pacific Life, PIMCO Advisors and Allianz AG for its own account and for the accounts of customers. In addition, Goldman Sachs may provide investment banking services in the future to PIMCO Advisors and Allianz AG.

   Pursuant to a letter agreement amendment dated August 25, 1999, Pacific Life engaged Goldman Sachs to act as its financial advisor in connection with, among other things, a potential sale of its minority interest in PIMCO Advisors. Pursuant to the terms of the letter agreement, Pacific Life has agreed to pay Goldman Sachs a retainer fee of $1.0 million, an advisory fee of $500,000 payable upon rendering the opinion to Pacific Life described in this proxy statement, and a transaction fee of 0.30% of the net present value of the aggregate consideration (as described in the letter agreement amendment), subject to a maximum amount of $6.0 million, payable upon the exercise of the put and call arrangements in the Exchange, less the advisory fee. Pacific Life has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including reasonable attorney's fees and expenses, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

   Pacific Life does not currently intend to request an updated opinion from Goldman Sachs. If a significant event regarding the merger or Exchange occurs, such as a material amendment to the merger agreement or investment agreement modifying the consideration provided for in the merger or Exchange, the Pacific Life board of directors would consult with management and its legal and financial advisors and take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at that time, including general market, economic and business conditions.

Management Compensation Consultants

   An important aspect of our discussions with Allianz AG was ensuring the retention, after the Closing, of the key executives at Pacific Investment Management Company, our premier fixed income manager. Accordingly, as part of our evaluation of the proposed transaction with Allianz of America, we retained McLagan Partners, Inc. to analyze and opine upon the reasonableness of the payments proposed to be made under the PIMCO Advisors L.P. Retention Plan for Executives of Pacific Investment Management Company (the "PIMCO Retention Plan") being provided to the executives of Pacific Investment Management Company in the proposed transaction. We selected McLagan Partners because of their knowledge of our business and their expertise and reputation as management consultants in the financial services industry. McLagan Partners is an internationally recognized management consulting firm providing compensation consulting and customized performance and compensation reports to the world's leading financial services organizations. Their compensation related services include annual and long-term incentive plan design, retention plan design and evaluation in the context of mergers and acquisitions and surveys of pay levels. McLagan Partners received $50,000, plus reimbursement of expenses, as consideration for its services.

   In developing their opinion regarding the retention arrangements, McLagan Partners reviewed the proposed form of PIMCO Retention Plan, and considered, among other things:

  . Competitive market practices associated with acquisition-related incentive programs.

  . Pacific Investment Management Company's historical compensation practices and expected current year compensation levels.

   McLagan Partners also engaged in discussions with management of the Partnership, including the director of human resources, and reviewed a summary of the overall terms of the proposed transaction and the proposed form of employment contracts for the managing directors of Pacific Investment Management Company. Their analysis of external market practices included observations regarding the level of retention payments, which tends to increase in acquisitions driven by strategic business concerns, the timing of payments, generally coinciding with a perceived period necessary for integration of the acquired firm, individual award levels, which generally coincide with the ability to impact future business results, and award levels as a multiple of annual cash compensation.

   The opinion assumed the following:

  . The loss of Pacific Investment Management Company executives and senior investment talent would have a materially adverse impact on PIMCO Advisors' total enterprise value.

  . The retention incentive arrangements are not intended as substitutes for ongoing base salary and bonus compensation.

  . The primary objective of the retention incentive arrangements is to retain and motivate key executives and investment talent subsequent to the transaction.

  . A five year retention period is required to integrate the Pacific Investment Management Company business practices and processes, and the collective knowledge and expertise of its staff, into the Allianz group.

   Based on its analysis and assumptions, McLagan Partners opined that the proposed retention incentive arrangements for Pacific Investment Management Company under the PIMCO Retention Plan are reasonable in light of competitive market practices and, moreover, existing compensation practices and levels at Pacific Investment Management Company. Further, McLagan Partners opined that those retention incentive arrangements are suitable to the Allianz group's presumed objectives of retaining and motivating the officers of Pacific Investment Management Company in the context of the contemplated acquisition.

           Financial Interests of Certain Persons in the Transaction

   The merger that you are being asked to approve is one of several transactions contemplated by the merger agreement. These transactions taken together create interests in several entities and persons that are different from and in addition to your interests as a unitholder of the Partnership. You should be aware of these other entities and persons and their interests in the merger transactions that are different from yours.

The Partnership

   The executive officers and members of the Management Board of the Partnership have conflicts of interest in the proposed transactions which include:

  . vesting and cash out of unit option awards and vesting of certain subaccounts under the Partnership's Deferred Compensation Plan;

  .  employment agreements;

  .  retention and severance payments; and

  .  indemnification and insurance.

In considering the fairness of the merger to the unitholders of the Partnership, the general partner of the Partnership took into account these interests. These interests are summarized below. None of the executive officers or members of the Management Board of the Partnership are employees or affiliates of Partners GP or its general partners, PHLLC and Partners LLC, other than Ernest L. Schmider who was admitted as a member of Partners LLC effective as of January 1, 2000.

   The following chart summarizes various employment related payments to each of the executive officers and members of the Management Board in connection with the proposed transactions.

                                                                                Deferred
                                                                              Compensation
                                                       Unit Options               Plan
                                      Annual    --------------------------- ----------------    Total
                                    Retention                     Expected   Units   Dollar   Potential
                                     Payment/   Number    Avg.    Payment   to Vest Benefit    Payment
                           Annual   Number of     of    Exercise  Assuming    at    Assuming  Assuming
Name                       Salary  Payments(1)  Options  Price     Merger   Closing  Merger   Merger(3)
----                      -------- ------------ ------- -------- ---------- ------- -------- -----------
William D. Cvengros(2)..  $      0 $1,667,000/3 250,000  $16.65  $5,525,000      0  $      0 $10,525,000
Kenneth M. Poovey.......   400,000  5,000,000/2  30,000   21.81     508,200 19,654   761,593  11,269,793
Richard M. Weil.........   275,000    500,000/5  75,500   26.49     925,630  3,446   133,532   3,559,162
Stephen J. Treadway.....   350,000  1,000,000/5 105,000   22.75   1,680,000 25,668   994,635   7,674,635
Robert M. Fitzgerald....   250,000    300,000/5  69,000   27.65     765,900  2,600   100,750   2,366,650
James G. Ward...........   200,000    240,000/5  26,000   29.80     232,700    154     5,967   1,438,667
Ernest L. Schmider......   246,620    600,000/5  86,000   21.21   1,508,440  2,675   103,656   4,612,096

--------
(1) The retention payments to officers other than Mr. Cvengros are contingent on continued employment.
(2) Mr. Cvengros has announced his intention to resign at the end of the first quarter of 2000.
(3) The total payments listed herein do not include the executive's annual salary and are contingent upon continued employment.

   Unit Option Awards. As of the Closing, all outstanding unit options under the 1998 Unit Incentive Plan, whether exercisable or not, will be cancelled and terminated and will represent the right to receive a cash payment equal to the excess of the Unit Price over the exercise price per unit of such unit option, multiplied by the number of units subject to such unit option, together with interest on such amount at 8% per annum from the Closing through the date such payment is made. It is anticipated that such payment will be made approximately 100 days following the Closing.

   Deferred Unit Awards. Deferred unit awards under the 1998 Unit Incentive Plan will, after the Closing, reflect the right to receive cash equal to the Unit Price, multiplied by the number of units underlying such award, plus interest at 8% per annum from the Closing through the vesting date of such awards. Deferred unit awards will continue to vest according to their existing vesting schedules.

   Deferred Compensation Plan. The Advisors Class A Units held in the trust under the Deferred Compensation Plan (other than those related to deferred restricted unit awards) will be exchanged by the plan's trustee for cash in an amount per unit equal to the Unit Price. Under the terms of the plan, any unvested account balances reflecting discount investment or reinvestment of deferred compensation will vest. Each Advisors Class A Unit representing an unvested deferred restricted unit held in the trust generally will not vest, and will be exchanged by the plan trustee for a note from Allianz of America with a principal balance equal to the Unit Price multiplied by the number of unvested units. The note will bear interest at 8% per annum, will be payable as and when the units vest on the original vesting schedule and will be guaranteed by Allianz AG. Following the Closing, it is expected that plan participants' account balances will be measured by, and the assets held by the plan's trustee will be invested in, such investments as may be individually directed by each participant.

   Most of the executive officers will benefit from the transaction in that the unvested portions of account balances reflecting discount investment or reinvestment of deferred compensation will vest at Closing. In addition, all of the deferred restricted units held in the plan account for the benefit of Mr. Treadway will vest and therefore be exchanged with all other vested units in the plan for cash equal to the Unit Price. While these unvested plan balances will vest at the Closing, all amounts deferred must remain in the trust through the end of the scheduled deferral period.

   Employment Agreements. The merger agreement provides that in connection with the Closing, PIMCO Advisors will enter into employment agreements with Robert
M. Fitzgerald, Kenneth M. Poovey, Stephen J. Treadway, James G. Ward and Richard M. Weil. The initial term of each executive's employment agreement will be two years, beginning January 1, 2000, with automatic renewal in the absence of notice from PIMCO Advisors or the executive six months prior to the expiration of the term, for successive one year periods. The annual salary under the employment agreements for each of Messrs. Fitzgerald, Poovey, Treadway, Ward and Weil will be $250,000, $400,000, $350,000, $200,000 and
$275,000, respectively. In addition, each of the executives will receive annual performance based bonuses, retention payments (as described below) and be entitled to participate in the benefit plans and programs of PIMCO Advisors that are open to employees in similar positions. Mr. Poovey's agreement provides for a minimum annual performance-based bonus of $1.5 million for each year of the initial two year term of the agreement. In addition, Mr. Poovey's employment agreement reflects his right to use an apartment in New York City as well as his right to purchase the apartment both of which rights predate the merger agreement.

   If an executive's employment is terminated for any reason other than for cause by PIMCO Advisors or voluntarily by the executive, all amounts payable under the employment agreement, including, but not limited to the salary and retention payments will immediately become payable as if he continued to be employed through the term of the employment agreement, the executive will continue to receive performance bonuses on such dates as if the executive had continued to be employed through the term of the employment agreement, but in amounts which are tied to the previous year's performance bonus (and not to the current year's results), the executive's awards under the 1998 Unit Incentive Plan will immediately vest, and PIMCO Advisors will continue to provide all of the benefits set forth in the employment agreement through the end of the current term of the employment agreement in effect as of the date of termination.

   Retention and Severance Payments. In connection with the transactions contemplated by the merger agreement, PIMCO Advisors will adopt the PIMCO Advisors L.P. Transition and Retention Plan. The plan provides for transition payments for departing employees and retention awards payable over two to five years contingent on continued employment to key employees remaining with the business. In addition, the plan provides for incentive awards for employees in the retail and equity groups which vest over five years based on achievement of performance goals. Mr. Cvengros, who has elected not to continue his employment with PIMCO Advisors following the Closing, will receive a transition award of $1.667 million in each of the three years following the Closing. Mr. Poovey will receive a retention award of $5 million per year for two years conditioned on continued employment, and Messrs. Weil, Fitzgerald and Ward will receive retention awards of $500,000, $300,000 and $240,000, respectively, per year for five years conditioned on continued employment. Mr. Treadway will receive a retention award of $1 million per year for five years conditioned on continued employment and be eligible for an additional award of up to $1 million per year for five years upon the satisfaction of certain performance goals by PIMCO Advisors' retail business. In addition, Mr. Schmider will receive a retention award under the retention plan for executives of Pacific Investment Management Company (described under "--Partners GP--Partners LLC" below) of $600,000 per year for five years conditioned on continued employment.

   Indemnification and Insurance. Pursuant to the merger agreement, Allianz of America has, for a period of six years from the Closing, agreed that it will:

  . not, and cause each of its subsidiaries not to, amend or modify any provision of any partnership agreement, limited liability company agreement or indemnification agreement pursuant to which any of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC or PHLLC or to which any officer, director, member, partner or other controlling person of such entities is or may be entitled to exculpation or indemnification, and Allianz of America will cause PIMCO Advisors to honor any such provision and to pay to the intended recipient any amounts to which such person is properly entitled under such provisions; and

  . not take any action which causes the termination or cancellation of any extension of directors' and officers' liability insurance for partners, members, managing members, directors and officers of the Partnership, PIMCO Advisors, Partners LLC, PHLLC, PAM and Partners GP, unless such insurance is replaced.

   PIMCO Advisors will purchase an extension of its current directors' and officers' liability insurance coverage for a premium of not more than $150,000 per year.

Partners GP

   Partners GP is a general partnership with two partners, PHLLC and Partners LLC. PHLLC is a subsidiary of PAM. Partners LLC is the managing partner of Partners GP, and is owned and managed by the current and former managing directors of Pacific Investment Management Company. You should be aware of their respective interests.

Partners LLC

   Partners LLC is the managing partner of Partners GP. Partners LLC owns 142,480 Advisors Class A Units, which will be purchased by Allianz GP Sub at the same Unit Price as you receive. PHLLC will also sell its general partner interest to Allianz GP Sub for nominal consideration of $100.

   The members of Partners LLC are all of the current and certain former managing directors of Pacific Investment Management Company. The members of Partners LLC are William R. Benz, Robert W. Burns, Christopher P. Dialynas, Mohammed A. El-Erian, William H. Gross, John L. Hague, Pasi M. Hammalainen, Brent R. Harris, Brent L. Holden, Margaret E. Isberg, John S. Loftus, Dean S. Meiling, James F. Muzzy, William F. Podlich III, William C. Powers, Ernest L. Schmider,

Lee R. Thomas, William S. Thompson Jr., and Benjamin L. Trosky (each of the foregoing, the "PIMCO Managing Directors") as well as David Edington and Frank Rabinovitch, who are former managing directors. As members of Partners LLC, these persons will receive benefits in the merger transactions different from your interests as unitholders of the Partnership. These include:

  .  new employment and consulting agreements for the PIMCO Managing
     Directors;

  .  restricted stock awards for certain PIMCO Managing Directors;

  . eligibility of PIMCO Managing Directors to participate in the PIMCO Profit Sharing Plan, Class B Unit Purchase Plan and PIMCO Retention Plan;

  .  amendment and satisfaction of certain 1994 Employment Termination
     Agreements;

  . benefits associated with the Pacific Investment Management Company restructuring;

  . vesting and cash out of unit option awards and vesting of certain subaccounts under the Partnership's Deferred Compensation Plan for the PIMCO Managing Directors; and

  .  indemnification and insurance.

   Certain members of Partners LLC will receive employment-related compensation, in the aggregate, of up to $442.5 million in cash payments and up to 182,488 shares of Allianz AG stock with an assumed value of $50.0 million, over a five year period contingent on continued employment, as well as aggregate closing payments of approximately $603.3 million in cash and approximately 364,977 shares of Allianz AG stock with an assumed value of $100.0 million in settlement of pre-existing unit-based entitlements (the 1994 Employment Termination Agreements and outstanding unit options) as a result of the transactions. In addition, such persons will have the opportunity to participate in the other employee benefits programs described below. Of such amounts, in connection with the closing, Mr. Thompson, the Chief Executive Officer of Pacific Investment Management Company, will receive payments in cash and Allianz AG stock with a potential assumed aggregate value of $103.5 million, of which $48.5 million will be received at the closing in satisfaction of pre-existing unit based entitlements and up to $55.0 million of which will be received over a five year period conditioned on continued employment. In connection with the closing, Mr. Gross, the Chief Investment Officer of Pacific Investment Management Company, will receive payments in cash and Allianz AG stock with a potential assumed aggregate value of $462.4 million, of which $263.4 million will be received at the closing in satisfaction of pre-existing unit based entitlements and up to $199.0 million of which will be received over a five-year period conditioned on continued employment. The value of payments to each of the members of Partners LLC described above assumes a Unit Price of $38.75 and a value of $273.99 per share of Allianz AG stock, the average trading price for such stock for the 30 days prior to the date of public announcement of discussions between Allianz AG and PIMCO Advisors. As of March 2, 2000, the closing price of the Allianz AG stock was $346.94 per share, increasing the stock component of employment related compensation to be received by the members of Partners LLC to $63.3 million, all of which will be received by Messrs. Thompson and Gross, and increasing the stock component of the closing payments in settlement of pre-existing unit-based entitlements to be received by the members of Partners LLC to $126.6 million, of which Messrs. Thompson and Gross will receive $10.8 million and $63.7 million, respectively.

   In considering the fairness of the merger to the unitholders of the Partnership, the members and management board of Partners LLC took into account these additional interests which are summarized below. Such considerations took into account the fact that benefits being received pursuant to the amended Profit Sharing Plan and the consequent adoption of the Class B Unit Purchase Plan resulted from the desire of Allianz AG to restructure or modify pre-existing contractual arrangements, and that the benefits under the 1994 Employment Termination Agreements, the Unit Options and the Deferred Compensation Plan resulted from the desire of Allianz AG to settle, at the same per unit price being paid to the public, those pre-existing contractual arrangements. Further, they took note of the fact that retention payments are customary in transactions involving the acquisition of investment advisors in order to retain and motivate key investment managers, and that the retention payments proposed by Allianz AG were found to be reasonable by McLagan Partners in its opinion.

   Employment and Consulting Agreements. In connection with the transactions under the merger agreement, each of the PIMCO Managing Directors is expected to enter into a new employment or consulting agreement with Pacific Investment Management Company. The general terms of these agreements are set forth below.

   The initial term of the employment agreements will be five years from the Closing (seven years for Messrs. Gross and Thompson). Each managing director will receive an annual salary, and will be entitled to participate in the Pacific Investment Management Company Non-Qualified Profit Sharing Plan (the "PIMCO Profit Sharing Plan"), the Pacific Investment Management Company Class B Unit Purchase Plan (the "Class B Unit Purchase Plan"), and the PIMCO Advisors L.P. Retention Plan for Executives of Pacific Investment Management Company (the "PIMCO Retention Plan"). Additionally, the contracts provide for participation in health, welfare, insurance, pension and other benefit plans and programs.

   If the managing director voluntarily terminates his or her employment, if his or her employment is terminated for cause, or if the Executive Committee of Pacific Investment Management Company terminates his or her employment, then all obligations of Pacific Investment Management Company under the related employment agreement will terminate. The agreement allows the Executive Committee of Pacific Investment Management Company to terminate a managing director, with or without cause, by the affirmative vote of four of its five members.

   If an employment agreement is terminated for any other reason, the relevant managing director will have the right to continue to be paid his or her base salary for one year from the date of termination or the then scheduled termination date of the agreement, whichever is earlier; the managing director will continue to receive all amounts payable under the PIMCO Profit Sharing Plan and the PIMCO Retention Plan, as if the managing director had remained employed through the termination date; in the case of Messrs. Thompson and Gross, all shares of restricted stock that would have vested as a result of their continued employment will immediately vest; and all units purchased by the managing director under the Class B Unit Purchase Plan will (i) in the event of death or incapacity of the managing director, be repurchased by PIMCO Advisors in accordance with the terms of the plan and (ii) in the event of an involuntary termination other than for cause or by the Executive Committee of Pacific Investment Management Company, upon payment of any outstanding amounts due under the purchase note, become released units owned by the terminated managing director and subject to repurchase by PIMCO Advisors upon the exercise of the terminated managing director's put right in accordance with the terms of the plan. Additionally, in the event of an involuntary termination or termination by death, the reduction provisions of the PIMCO Retention Plan shall cease to be applicable.

   In addition, the employment agreements of each of Messrs. Thompson and Gross provide for a grant of restricted stock of Allianz AG (described below), and provide that if such managing director's employment terminates other than for cause, by affirmative vote of the Executive Committee of Pacific Investment Management Company, by death or incapacity, or voluntarily, then:

  . his participation percentage in the PIMCO Profit Sharing Plan will be fixed at a specified percentage and he will continue to participate in the PIMCO Profit Sharing Plan according to that percentage through the expiration of the term of the employment agreement; and

  . he will be entitled to all benefits accrued under the restricted stock agreement and all awards to be made under the agreement, both fixed and discretionary, will vest immediately.

   In recognition of their anticipated contribution to both Pacific Investment Management Company and Allianz of America, Messrs. Gross and Thompson will be awarded restricted stock of Allianz AG in connection with the transactions. On each of the first five anniversaries of the closing date, 9,124 shares of Allianz AG stock (worth approximately $2.5 million at $273.99 per share, the average of 30 day trading price prior to October 4, 1999, the date of public announcement of discussions between PIMCO Advisors and Allianz AG) will vest for each of Messrs. Thompson and Gross. On each such date, each of Messrs. Gross and Thompson also will be eligible for vesting of up to 9,124 additional shares of Allianz AG stock to be awarded at the discretion of the Chief Executive Officer of the Allianz Asset Management division of Allianz group.

   Two of the PIMCO Managing Directors, Messrs. Meiling and Podlich, will enter into five year consulting agreements with Pacific Investment Management Company. Each consultant will receive an annual consulting fee and will be entitled to participate in the PIMCO Retention Plan. Messrs. Meiling and Podlich will be entitled to receive, subject to the satisfaction of certain conditions, up to an aggregate of $43.6 million over a five year period pursuant to the consulting arrangements and the PIMCO Retention Plan. Additionally, the consulting agreements provide for participation in health, welfare, insurance, pension and other benefit plans and programs.

   If the consultant voluntarily terminates his consulting arrangement or if his consulting arrangement is terminated for cause, then all obligations of Pacific Investment Management Company under the consulting agreement will terminate. If the agreement is terminated for any other reason, the consultant will have the right to continue to be paid his base consulting fee for one year from the date of termination or the scheduled termination date of the agreement, whichever is earlier, and the consultant will continue to receive all amounts payable under the PIMCO Retention Plan, as if the consulting arrangement had continued through the scheduled termination date.

   Reorganization of Pacific Investment Management Company; Profit Sharing Plan. The PIMCO Managing Directors currently have the right to substantial autonomy in the management of the business of Pacific Investment Management Company, and also have the right to participate in the 1994 Non-Qualified Profit Sharing Plan of Pacific Investment Management Company. Under the 1994 profit sharing plan, the PIMCO Managing Directors and other executive employees share in a bonus pool equal to 45% of the adjusted net profit of Pacific Investment Management Company. Both the management rights and the profit sharing bonus pool are guaranteed to the PIMCO Managing Directors through the organizational documents of Pacific Investment Management Company and their existing employment agreements, and cannot be changed without a supermajority vote of the PIMCO Managing Directors.

   Pursuant to the merger agreement, the PIMCO Managing Directors will agree to a modification of these arrangements. First, the PIMCO Managing Directors will agree to the reorganization of

Pacific Investment Management Company into a limited liability company, with PIMCO Advisors as the managing member. The existing structural management rights of the PIMCO Managing Directors will be replaced by a revocable delegation by PIMCO Advisors to the PIMCO Managing Directors of management rights similar to those they currently enjoy.

   While the delegation of authority is revocable at any time, Allianz of America has agreed that if PIMCO Advisors revokes its delegation of authority without making a good faith determination that internal circumstances exist at Pacific Investment Management Company that are not being effectively addressed by management and which, if continued, would likely result in a substantial impairment to the value of Pacific Investment Management Company, then the following will occur:

  . all amounts payable to the PIMCO Managing Directors under the PIMCO Retention Plan will vest and be paid to the PIMCO Managing Directors as if they remained employed by Pacific Investment Management Company, whether or not they remain employed;

  . provisions of the PIMCO Retention Plan requiring the forfeiture of retention payments in the event that Allianz of America suffers an indemnified loss under the merger agreement and the repayment of retention payments in the event that a PIMCO Managing Director violates his non-competition covenants will cease to be applicable;

  . the covenants not to compete in the 1994 Employment Termination Agreements will terminate at the earlier of eighteen months from the date of revocation or at their scheduled termination date;

  . all shares of restricted stock of Allianz AG awarded to Messrs. Thompson and Gross will vest, including those shares subject to discretionary vesting, and the restricted period for those shares will terminate;

  . all put rights, call rights and rights of repurchase which are exercisable by PIMCO Advisors upon the termination of employment or disability of a participant under the Class B Unit Purchase Plan will be cancelled and terminated; and

  . all other put rights, call rights and repurchase rights under the Class B Unit Purchase Plan will continue to be exercisable according to the terms, and at the times, set forth in the Class B Unit Purchase Plan, except that the call or put price will be the greater of such price calculated as if the right had been exercised at the time of the improper revocation of authority and such price calculated at the time the right is exercised.

   In addition, the PIMCO Managing Directors will agree to an amendment of the 1994 profit sharing plan in the form of a new plan, the PIMCO Profit Sharing Plan, which will reduce over five years the profit sharing percentage from 45% to 30% of adjusted net profit. Also, the PIMCO Profit Sharing Plan will be amended to provide that the net profits from which the bonus pool is calculated shall be deemed to include the net profit of certain other fixed income investment advisors owned by Allianz AG and its affiliates. In addition, for the first two years following the Closing, the profit sharing pool will be guaranteed a minimum contribution of at least $10 million per year from the management of insurance assets of affiliates of Allianz AG. Allianz AG has guaranteed all of Allianz of America's obligations in this regard.

   Class B Unit Purchase Plan. In connection with the reduction in amounts payable under the PIMCO Profit Sharing Plan, Pacific Investment Management Company and PIMCO Advisors will adopt the Class B Unit Purchase Plan to allow participants to purchase Class B Units in Pacific Investment Management Company (the "PIMCO Class B Units") which, in the aggregate, will entitle the holders to distributions equal to up to 15% of the adjusted net profit of Pacific Investment Management Company (computed in accordance with the PIMCO Profit Sharing Plan). One-fifth of the PIMCO Class B Units will be sold each year for the five years during which the profit sharing pool is being reduced. Each of the PIMCO Managing Directors will be eligible to participate in this plan. The compensation committee of Pacific Investment Management Company will determine which participants may purchase PIMCO Class B Units and the number of PIMCO Class B Units that each participant may purchase.

   The PIMCO Class B Units will be purchased pursuant to full recourse notes bearing interest at the rate of 7% per annum. The principal amount of the notes will amortize as follows:

  . for units purchased in the years 2000 and 2001, all of the note principal will be due in the fourth year after purchase;

  . for units purchased in the year 2002, one-half of the note principal will be due in each of years 2005 and 2006; and

  . for units purchased in 2003 and 2004, one-third of the note principal will be due in each of the second, third and fourth years after purchase.

The base compensation of each participant will be increased in an amount equal to the principal amortization applicable to notes given by such participant to purchase PIMCO Class B Units. PIMCO Class B Units purchased under the plan will be held in escrow by PIMCO Advisors and will be released from escrow as principal payments on the related note are made. The PIMCO Class B Units may not be transferred without the consent of PIMCO Advisors.

   Each year, up to 20% of the PIMCO Class B Units purchased under the plan will be subject to repurchase by PIMCO Advisors at the "Call Price," determined by multiplying the PIMCO Class B Unit distribution amount for the previous calendar year by a multiple, ranging from 5 to 14, based on Pacific Investment Management Company's investment performance and revenue growth, and multiplying that amount by 1.02.

   In addition, unless otherwise provided in a participant's employment agreement, upon a termination of employment of a participant other than as a result of death or disability, PIMCO Advisors will have the right to repurchase a number of PIMCO Class B Units equal to the unpaid principal balance of the related note divided by the original purchase price, and in each of the three years following such termination, PIMCO Advisors will have the right to repurchase some or all of such participant's remaining PIMCO Class B Units at the Call Price. Finally, unless otherwise provided in a participant's employment agreement, upon the death or disability of a participant, all vested PIMCO Class B Units will be repurchased by PIMCO Advisors at a price equal to the average of the Call Price and the Put Price (defined below) and any unvested PIMCO Class B Units will be repurchased at the original purchase price.

   Each Participant has a corresponding right to cause PIMCO Advisors to purchase at the Put Price on March 31 of each year, up to 20% (on a cumulative basis) of such participant's PIMCO Class B Units. In addition, in each of the three years following a termination of employment each participant has the right to cause PIMCO Advisors to purchase some or all of the participant's PIMCO Class B Units. Amounts payable in connection with the put and call rights under the Class B Unit Purchase Plan are subject to reduction in the event of an indemnified loss by Allianz of America or its affiliates under the merger agreement.

   The "Put Price" is determined by multiplying the PIMCO Class B Unit distribution amount for the previous calendar year by a multiple, ranging from 6 to 12, based on Pacific Investment Management Company's investment performance and revenue growth, and multiplying that amount by 1.02.

   PIMCO Retention Plan. The PIMCO Retention Plan will be adopted in connection with the Closing to provide fixed and variable retention arrangements for each of the PIMCO Managing Directors and other key employees of Pacific Investment Management Company. Fixed retention awards will vest and be paid over a period of three to five years. Variable retention awards will be based on performance relative to established benchmarks. In connection with the Closing, each of the PIMCO Managing Directors will be awarded fixed retention payments which are to vest and be paid ratably over five years. The nineteen PIMCO Managing Directors will in aggregate be awarded retention payment grants of $88.5 million per year for each of the five years following the Closing, subject to continued employment. The PIMCO Managing Directors will not be eligible for any variable retention awards under the PIMCO Retention Plan. Amounts payable under the PIMCO Retention Plan are subject to reduction in the event of an indemnified loss by Allianz of America or its affiliates under the merger agreement. In addition, the awards under the PIMCO Retention Plan provide that one-half of all amounts paid to a participant must be repaid to PIMCO Advisors if the participant violates non-competition obligations.

   Employment Termination Agreements. The 1994 Employment Termination Agreements require PHLLC to pay eight current and two former managing directors of Pacific Investment Management Company who are parties to those contracts noncompete payments equal to distributions on, or sales proceeds of, an aggregate of 17,402,107 Advisors Class A Units. In connection with the merger agreement, the eight managing directors who are parties to such contracts and who are still acting as managing directors of Pacific Investment Management Company and one former managing director of Pacific Investment Management Company have agreed to amend their 1994 Employment Termination Agreements. The eight current managing directors who have agreed to amend their 1994 Employment Termination Agreements are Messrs. Gross, Hague, Harris, Meiling, Muzzy, Podlich, Powers and Thompson and the former managing director who has agreed to amend his 1994 Employment Termination Agreement is Mr. Edington. Under the amendments each of the current and former managing directors will receive at Closing the ETA Payment, equal to the Unit Price multiplied by the number of units which relate to his 1994 Employment Termination Agreement in satisfaction of the noncompete payments payable under that agreement. The amendments will provide that the noncompete arrangements in the 1994 Employment Termination Agreements will, with some modifications, remain binding on the current and former managing directors. Each amendment will provide:

  . a covenant not to compete for five years from the Closing (or, for the former managing director, for the remainder of the term of his covenant);

  . an agreement to repay the ETA Payment if the noncompete covenant is violated during the five-year period; and

  . the cessation of any further noncompete payments under the 1994 Employment Termination Agreement.

   Except as provided below, payments will be made in cash and stock of Allianz AG. Each of Messrs. Meiling and Podlich, who are not full-time employees of Pacific Investment Management Company, and Mr. Edington, who is a former managing director, will receive his ETA Payment entirely in cash.

   The aggregate payment at the Closing to the eight current and one former managing directors whose 1994 Employment Termination Agreements will be amended will consist of $549.3 million in cash and 364,977 shares of stock in Allianz AG. Based on 16,231,637 Advisors Class A Units, a Unit Price of $38.75 and an assumed value of $273.99 per share of Allianz AG stock, the average trading price for Allianz AG for the 30 days prior to public announcement of discussions between Allianz AG and PIMCO Advisors, the payments will have an aggregate value of $649.3 million. Because a portion of these payments is made in stock of Allianz AG, the value of these payments will fluctuate based on the price per share of that stock.

   Mr. Rabinovitch, a former managing director and party to a 1994 Employment Termination Agreement has elected not to amend his 1994 Employment Termination Agreement. Following the Closing, PHLLC, which will then be an indirect subsidiary of Allianz of America, will continue to make noncompete payments to him under his agreement. Following the acquisition of Partners GP described above, Allianz of America will cause Partners GP to retain a number of Advisors Class A Units equal to those on which payments are due under the remaining 1994 Employment Termination Agreement (1,170,470 units). In the Advisors Merger, those units will be converted into new Advisors Class B Units. The new Advisors Class B Units will have a liquidation preference equal to the Unit Price and will be entitled to a distribution equal to 7.5% of the Unit Price per annum, payable quarterly. Unless the Advisors Class B Units are redeemed on the terms described below, through the period ending in November 2036, Allianz of America will cause PHLLC to make noncompete payments based on the distributions from those Advisors Class B Units. Commencing five years after the Closing, the former managing director may request that any or all Advisors Class B Units on which his employment termination payments are based be redeemed at the Unit Price (plus accrued but unpaid distributions) by PIMCO Advisors, and commencing ten years after the Closing, or earlier upon certain circumstances, PIMCO Advisors may redeem the Advisors Class B Units at the Unit Price (plus accrued but unpaid distributions) at its discretion. Upon any such redemption, the redemption price will be paid to him in accordance with his 1994 Employment Termination Agreement. In addition, he may elect to receive that cash immediately upon the execution of an amendment similar to those described above in which such managing directors agree to extend the duration of the non-competition provisions.

   Unit Options and Deferred Compensation Plan. As described above under "--The Partnership--Unit Option Awards" and "--Deferred Compensation Plan," as of the Closing, holders of unit option awards and participants in the Deferred Compensation Plan will benefit from the transactions. Unit option awards, whether or not vested, will be converted into the right to receive cash following the Closing equal to the excess of the Unit Price over the exercise price of the option as of the Closing, together with interest on such amount at 8% per annum through the date such payment is made. Certain unvested subaccounts in the Deferred Compensation Plan will vest and units in the trust will be exchanged for cash at the Unit Price (or the right to receive cash upon vesting of deferred restricted unit awards), which is expected to be invested as directed by plan participants.

   As of December 31, 1999, the PIMCO Managing Directors hold unit option awards for an aggregate of 2,478,000 Advisors Class A Units, at an average exercise price of $16.92 per unit, which will result in payments of approximately $54 million in the aggregate at the Closing, based on a Unit Price of $38.75. Approximately 13.7% of these unit options (representing approximately $7.4 million of such amount) will be unvested immediately prior to Closing. In addition, the PIMCO Managing Directors participate in the Deferred Compensation Plan. At the Closing, 268,793 Advisors Class A Units, having a value of $10,415,729 based on a Unit Price of $38.75, attributable to unvested subaccounts of the PIMCO Managing Directors under the Deferred Compensation Plan will vest.

   Indemnification and Insurance. In addition, Partners LLC, Partners GP and each executive officer, director, member, partner or other controlling person of those entities will have the benefits of the indemnification and insurance previously described under "--The Partnership--Indemnification and Insurance."

PHLLC and PAM

   The sole member of PHLLC is PAM, a subsidiary of Pacific Life. PAM has several interests in the transaction that are different from the interests of the Partnership's unitholders. These interests include:

  . PAM (PHLLC's parent company) will retain an interest in PIMCO Advisors subject to put and call rights which may result in a future sale of PAM's interest to Allianz of America; and

  .  indemnification and insurance.

In addition, PAM's ultimate parent corporation, PMHC, is having discussions with Allianz AG regarding a possible acquisition of PMHC by Allianz AG. PAM considered these interests, described below, when evaluating the fairness of the merger and the other transactions contemplated by the merger agreement to the unitholders of the Partnership.

   Pacific Life's indirect investment, through its subsidiaries, in PIMCO Advisors represents an important part of its overall business. As one of the two general partners of our general partner, Pacific Life's indirect subsidiary PHLLC is involved in the management of PIMCO Advisors, and the continued management involvement in PIMCO Advisors forms a part of Pacific Life's ongoing business plan. This affiliation has enhanced Pacific Life's identity in certain strategic financial services markets. The relationship between the entities has proven and continues to prove useful in branding, marketing and selling a number of Pacific Life products and services. Additionally, Pacific Life utilizes the investment services of Pacific Investment Management Company and other investment services of PIMCO Advisors. In this respect, PAM's ownership interest in PIMCO Advisors differs from that of the investment interest represented by the limited partner units. Although Pacific Life concluded that the retention by PAM of a management interest in the general partner of PIMCO Advisors was consistent with Pacific Life's business plan, Pacific Life believes, based on the information described elsewhere in this proxy statement, that the consideration offered to the other partners by Allianz of America is fair to, and in the best interest of, the Partnership's unitholders.

   The identity and background of the current directors and executive officers of PAM and its parent entities, PMHC, Pacific LifeCorp and Pacific Life, are described under "Directors and Management."

   Continuing Investment in PIMCO Advisors. PAM beneficially owns 37,218,634 Advisors Class A Units which, unlike the units owned by other unitholders of PIMCO Advisors and the Partnership, will not be sold for or converted into cash along with the other interests in the Partnership and PIMCO Advisors.

   Through a series of transactions ending with the Advisors Merger, PAM, through its subsidiary PacFin and its interest in PacPartners, will maintain its investment in PIMCO Advisors in the form of 3,722 Advisors Class E Units (this number may be reduced by two Class E Units to the extent that the consents of certain partially owned limited partnership subsidiaries of PAM are not obtained (in which case, Advisors Class A units held by the limited partnership subsidiaries will convert to cash at the Unit Price in the Advisors Merger along with all such other units in those partially owned limited partnership subsidiaries)). The Advisors Class E Units will be entitled to distributions which, on an annual basis, in the aggregate will equal:

  . $1.05 per Advisors Class A Unit previously beneficially owned by PAM, a fixed return representing the historical returns from PIMCO Advisors' retail and equity asset management business; plus

  .  20% of the Adjusted OPAD of Pacific Investment Management Company.

   For these purposes, the Adjusted OPAD of Pacific Investment Management Company will be calculated in accordance with the provisions of the Pacific Investment Management Company Profit Sharing Plan in effect at the Closing, before payment of profit sharing bonuses under that plan and without taking into account:

  .  income attributable to performance fees which are subject to forfeiture;

  . deductions for annual compensation paid to employees above $450,000, adjusted for inflation after the year 2000;

  . deductions attributable to certain option and deferred compensation benefits; and

  . severance and executive retention payments paid pursuant to the merger agreement.

   The calculation will also exclude the effect of:

  . certain costs and revenues associated with the provision of management or subadvisory services with respect to certain assets; and

  . the subsidy, if any, to the Pacific Investment Management Company bonus pool in 2000 through 2002.

   The distributions with respect to the Advisors Class E Units were designed to limit PAM's return to one based on PIMCO Advisors' fixed income asset management business, plus a fixed return representing the historical return from PIMCO Advisors' retail and equity asset management business. Allianz AG negotiated a fixed return for the retail and equity business so it would have the flexibility it requires to restructure the PIMCO Advisors' retail and equity asset management business and combine it with existing Allianz AG retail and equity asset management businesses. Pursuant to the agreements between Allianz AG and the Pacific Investment Management Company managing directors, Allianz AG is committed to continue to permit the Pacific Investment Management Company fixed income business to operate autonomously. More details on the Pacific Investment Management Company Non-Qualified Profit Sharing Plan are found in "--Partners GP--Partners LLC--Reorganization of Pacific Investment Management Company; Profit Sharing Plan."

   The Advisors Class E Units will be subject to put and call options held by PAM and Allianz of America, respectively. The put option held by PAM will allow it to require Allianz of America, on the last business day of each calendar quarter following the Closing, to purchase all of the Advisors Class E Units owned directly or indirectly by PAM. The price at which Allianz of America must purchase the Advisors Class E Units will be the Per Unit Value plus an amount meant to approximate any accrued but unpaid distributions on the Advisors Class E Units (the "Call Price"). The "Per Unit Value" means an amount per Advisors Class E Unit equal to 14.0 multiplied by the sum of (A) $10,500, representing $1.05 per Advisors Class A Unit beneficially owned by PAM prior to the transaction, plus (B) 20% in aggregate of the Adjusted OPAD of Pacific Investment Management Company for the most recently completed four calendar quarters, computed to exclude certain performance fees, subject to adjustment for certain losses of Allianz of America covered by the indemnification provisions of the merger agreement, but in no event will the Per Unit Value be an amount greater than $600,000 (or $60 per Advisors Class A Unit beneficially owned by PAM prior to the transaction).

   The call option held by Allianz of America will allow it, on any April 30, July 31, October 31 or January 31 beginning on January 31, 2003, to require that PAM sell or cause to be sold to Allianz of America all of the Advisors Class E Units owned directly or indirectly by PAM at the then prevailing Call Price. Allianz of America may only exercise this call option if the Per Unit Value of the Advisors Class E Units is at least $500,000 (or $50.00 per Advisors Class A Unit beneficially owned by PAM prior to the transaction) at the time. Additionally, Allianz of America will have a call option that will become exercisable on the last business day of any calendar year in which a change of control occurs for PMHC. The price per Advisors Class E Unit to exercise this call option will be the greater of $387,500 (or $38.75 per Advisors Class A Unit beneficially owned by the PAM prior to the transactions), subject to downward adjustment if the Unit Price is adjusted downward, and the then prevailing Call Price. Allianz AG has guaranteed, subject to certain conditions, the obligations of PHLLC under the PacPartners limited liability company agreement and of PacPartners under the PIMCO Advisors partnership agreement.

   In connection with entering into the put and call arrangements, PAM will agree that it and its subsidiaries will not compete with PIMCO Advisors' business, without the consent of Allianz of America and subject to specified exceptions.

   PAM initially will be the beneficial owner of 100% of the outstanding Advisors Class E Units. A portion of the Advisors Class E Units will be held through PAM's wholly-owned subsidiary, PacFin, and the remaining portion will be held through PAM's ownership of the Class E Interests in PacPartners, which will be the general partner of PIMCO Advisors following the Advisors Merger. PacPartners initially will have two members: PHLLC, which will then be an indirect wholly-owned subsidiary of Allianz of America, and PAM. PHLLC will be the managing member of PacPartners and (generally) will have full authority and control over all actions taken by PacPartners as the general partner of PIMCO Advisors. However, the PacPartners limited liability company agreement and the PIMCO Advisors partnership agreement will provide that PHLLC and PacPartners, as the case may be, will not, without PAM's prior approval, be authorized to cause PacPartners or PIMCO Advisors to take certain actions, including the following:

  . causing PacPartners to incur indebtedness that is recourse against PAM's Advisors Class E Units or the distributions on the Advisors Class E Units;

  .  terminating PacPartner's status as a general partner of PIMCO Advisors;

  . generally taking any actions related to the nonrecourse indebtedness contributed by PAM to PacPartners;

  . prior to December 6, 2001, causing PacPartners to sell or otherwise dispose of more than 50% of the Advisors Class A Units held by PacPartners;

  . amending certain provisions of the PIMCO Advisors partnership agreement which could adversely affect the distributions with respect to Advisors Class E Units;

  . causing a sale or other disposition of all or substantially all of the assets of Pacific Investment Management Company or all or substantially all of PIMCO Advisors' interests in Pacific Investment Management Company;

  . effecting certain mergers of PIMCO Advisors with other business entities; and

  . causing any action which would make it impossible to carry on the ordinary business of Pacific Investment Management Company.

   In addition, in consideration of PAM agreeing to give up certain approval rights PHLLC currently has with respect to significant actions taken by PIMCO Advisors and Pacific Investment Management Company, Allianz AG has agreed to compensate PAM if specified material business actions by PacPartners, PIMCO Advisors or Pacific Investment Management Company authorized by Allianz AG or any of its affiliates cause a decline in excess of $1 million per year in the annual distributions on the Advisors Class E Units held by PacPartners. This agreement was intended to provide PAM with a variable component of its distributions that is based on PIMCO Advisors' historic fixed income asset management business. These material business actions include:

  .  the incurrence of indebtedness by PacPartners or PIMCO Advisors;

  . increases in bonuses payable under the Pacific Investment Management Company profit sharing plan;

  . any sale or other disposition of assets of Pacific Investment Management Company;

  . any sale or pledge by PIMCO Advisors of its capital or profits interests in Pacific Investment Management Company (other than pursuant to the Class B Unit Purchase Plan);

  . the issuance of capital or profits interests in PIMCO Advisors or Pacific Investment Management Company or the amendment of any previously issued interests (other than pursuant to the Class B Unit Purchase
     Plan);

  . any material restructuring of the business, assets or operations of Pacific Investment Management Company; and

  . any other action which, prior to its implementation, is reasonably specified in a notice by PAM to Allianz AG as one which is likely to result in a material reduction of cash distributions with respect to Advisors Class E Units.

   Except in the case of a sale of the Advisors Class E Units pursuant to the put/call agreement with Allianz of America, PAM has agreed not to permit a sale or other transfer or disposition of any of the Advisors Class E Units held by PacPartners and PacFin without the prior approval of PHLLC.

   Discussions with Allianz. PMHC from time to time considers potential business opportunities, including possible alignments and combinations with business partners, in the ordinary course of its business planning. At times during Allianz AG's negotiations of the transaction with the Partnership, Allianz AG and PMHC started separate discussions regarding a possible acquisition of PMHC by Allianz AG. The discussions between Allianz AG and PMHC have occurred from time to time from April 1999 through the present, and have involved meetings of executive officers of Allianz AG and PMHC as well as their respective financial and legal advisors. Additionally, after execution of a confidentiality agreement, Allianz AG and PMHC have made available to each other requested information regarding their respective businesses. The discussions have not resulted in any agreement between Allianz AG and PMHC regarding a separate Allianz AG/PMHC transaction, nor can we assure you that an agreement will be reached. Neither the Closing nor the treatment of PAM's Advisors Class A Units in the transactions contemplated by the merger agreement is in any way contingent on Allianz AG and PMHC reaching an agreement with respect to a separate transaction.

   Employment Termination Agreements. At the time of the Closing, PHLLC, directly and through its interest in Partners GP, will own 17,402,107 Advisors Class A Units and one PIMCO Advisors general partner unit. PHLLC is the obligor under the 1994 Employment Termination Agreements, which were entered into in 1994 as part of the consolidation which created the PIMCO Advisors business when the persons then serving as managing directors of Pacific Investment

Management Company ceased to be employees of an affiliate of the predecessor to Pacific Life and became employees of Pacific Investment Management Company. In connection with that termination of employment, the predecessor of PHLLC agreed to make noncompete payments to the managing directors equal to the distributions on, or sale proceeds of, certain of the PIMCO Advisors units beneficially owned by PHLLC through its interest in Partners GP. The predecessor to PAM, another subsidiary of Pacific Life, guaranteed performance of PHLLC under the 1994 Employment Termination Agreements. Currently, these payments are based on the distributions on, or sale proceeds of, 17,402,107 Advisors Class A Units, which at the Closing will be all of the Advisors Class A Units beneficially owned by PHLLC.

   Allianz GP Sub will purchase PHLLC for nominal consideration of $100, and will then enter into amendments to the 1994 Employment Termination Agreements with the eight members of Partners LLC who are parties to such contracts and who are still acting as managing directors of Pacific Investment Management Company and one former managing director of Pacific Investment Management Company. The amendments will have the effect of releasing PAM from any further liability under those 1994 Employment Termination Agreements which have been amended. In addition, each of Allianz of America and certain managing directors of Pacific Investment Management Company will agree to a reduction in certain payments due to them to compensate PAM and its affiliates for one-third of any future liabilities arising in connection with the one 1994 Employment Termination Agreement which will not be amended at the Closing. See "--Partners LLC--Employment Termination Agreements" for more information about the 1994 Employment Termination Agreements.

   Indemnification and Insurance. In addition, PHLLC, PAM, Partners GP and each of their respective officers, directors, members, partners or other controlling persons will have the benefit of the indemnification and insurance previously described under "--The Partnership--Indemnification and Insurance."

                         CERTAIN FINANCIAL PROJECTIONS

   The Partnership does not as a matter of course publicly disclose internal budgets, plans, estimates, forecasts or projections of future revenues, earnings or other financial information. The projected financial data set forth below were based upon a variety of estimates and assumptions, of which the material items are set forth below. The estimates and assumptions underlying the projections involved judgments with respect to, among other things, future economic, competitive, and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of the Partnership. While the Partnership believes these estimates and assumptions are reasonable, there can be no assurance that the projections will be accurate, and actual results may vary materially from those shown. In light of the uncertainties inherent in forward looking information of any kind, the inclusion of these projections herein should not be regarded as a representation by the Partnership, PIMCO Advisors or any other person that the indicated results will be achieved, and investors are cautioned not to place undue reliance on such information.

   The Partnership does not intend to update or otherwise revise the information set forth below to reflect circumstances existing after the date of the most recent financial statements incorporated by reference in this proxy statement or to reflect the occurrence of unanticipated events. The information set forth below should be read together with the information contained in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998, the Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 and the other information included or incorporated by reference in this proxy statement.

   The projections set forth below are based on the following material assumptions:

 . Managed assets--a growth rate of 13.0% in PIMCO Advisors' aggregate assets under management, including a growth rate of 15.8% for those assets under management that are mutual fund assets. These growth rate assumptions reflect higher historical growth rates adjusted downward for current market conditions.

 . Revenues--investment advisory fees would be .347% of assets under management and distribution and servicing fees would be .115% of the mutual fund assets under management, which reflect an approximation of these relationships.

 . Operating profit available for distribution--OPAD margin, reflecting OPAD as a percentage of revenues, of 33%, which approximates the historical relationship of OPAD and revenues, exclusive of non-recurring items.

   In addition, these projections do not reflect non-recurring charges, such as the costs associated with the proposed transaction which are estimated to be in the range of $20 to $25 million.

                                                        PIMCO Advisors L.P.
                          -------------------------------------------------------------------------------------------
                           Historical      Actual                          Projected
                          ---------------- -------    ------------------------------------------------------
                                             LTM                                                                CAGR
                           1997      1998  9/99(a)     1999       2000     2001     2002     2003     2004      00-04
                          ------    ------ -------    ------    -------- -------- -------- -------- --------    -----
                                    (Amounts in millions, except per unit data and percentages)
Revenues................  $516.7    $852.4 $944.2     $982.2    $1,079.9 $1,223.8 $1,387.0 $1,571.9 $1,781.4    $13.3%
                          ------    ------ ------     ------    -------- -------- -------- -------- --------
Expenses
 Compensation and
  Benefits..............   225.8     359.6  391.9      407.6       448.1    507.9    575.6    652.3    739.3     13.3
 Commissions............    46.7      77.8   88.6       90.0       102.7    119.1    138.1    159.9    185.1     15.9
 General and
  Administrative........    27.4      43.7   55.6       58.0        65.6     74.1     83.7     94.6    106.9     13.0
 Restricted Unit and
  Option Plans..........     8.2      25.8   23.2       24.9        24.9     24.9     24.9     10.0     10.0    (20.4)
 Amortization of
  Intangible Assets.....    43.5      55.1   55.1       55.1        55.1     55.1     55.1     55.1     55.1      0.0
 Other Expenses.........    47.5      90.4  113.4      112.3       117.9    118.9    131.9    146.3    162.2      8.3
                          ------    ------ ------     ------    -------- -------- -------- -------- --------
Total Expenses..........   399.1     652.3  727.7      747.9       814.3    900.0  1,009.3  1,118.3  1,258.7     11.5
                          ------    ------ ------     ------    -------- -------- -------- -------- --------
Operating Income........   117.6     200.2  216.5      234.3       265.6    323.9    377.7    453.6    522.8     18.5%
Equity in Income (Loss)
 of Partnerships........    (0.4)      0.1    0.1        0.0         0.0      0.0      0.0      0.0      0.0       NA
Other Income (net)......     2.9       8.6    8.6        0.0         0.0      0.0      0.0      0.0      0.0       NA
                          ------    ------ ------     ------    -------- -------- -------- -------- --------
Pre-Tax Income..........   120.1     208.9  225.3      234.3       265.6    323.9    377.7    453.6    522.8     18.5%
Taxes...................     1.7       0.6    0.6        0.0         0.0      0.0      0.0      0.0      0.0       NA
                          ------    ------ ------     ------    -------- -------- -------- -------- --------
Net Income..............  $118.3    $208.4 $224.8     $234.3    $  265.6 $  323.9 $  377.7 $  453.6 $  522.8     18.5%
                          ======    ====== ======     ======    ======== ======== ======== ======== ========
Number of Basic Units
 (in millions)..........    76.9     108.5  111.5      111.8       112.2    112.6    113.0    113.4    113.8(b)   0.4%
Number of Diluted Units
 (in millions)..........    81.6     113.9  116.2      116.7       117.4    118.0    118.7    119.3    120.0(b)   0.6
Basic Earnings per
 Unit...................  $ 1.54    $ 1.92 $ 2.02     $ 2.10    $   2.37 $   2.88 $   3.34 $   4.00 $   4.59     18.0%
Diluted Earnings per
 Unit...................    1.45      1.83   1.93       2.01        2.26     2.74     3.18     3.80     4.36     17.8
OPAD....................  $173.2    $289.2 $303.0     $314.3    $  345.6 $  403.9 $  457.7 $  518.7 $  587.9     14.2%
OPAD per Basic Unit.....    2.10      2.66   2.72(d)    2.81(d)     3.08     3.59     4.05     4.57     5.17     13.8
Distributions Declared..  $167.0(c) $271.3 $300.9     $314.3    $  345.6 $  403.9 $  457.7 $  518.7 $  587.9
Distributions Declared
 Per Unit...............  $ 2.17(c) $ 2.50 $ 2.70     $ 2.81    $   3.08 $   3.59 $   4.05 $   4.57 $   5.17

------
(a) Normalized to exclude the Partnership's share of non-recurring items.
(b) Gross Revenues refers to a proportionate share of PIMCO Advisors' gross revenues.

                                                        PIMCO Advisors L.P.
                          -------------------------------------------------------------------------------------------
                           Historical      Actual                          Projected
                          ---------------- -------    ------------------------------------------------------
                                             LTM                                                                CAGR
                           1997      1998  9/99(a)     1999       2000     2001     2002     2003     2004      00-04
                          ------    ------ -------    ------    -------- -------- -------- -------- --------    -----
                                    (Amounts in millions, except per unit data and percentages)
Revenues................  $516.7    $852.4 $944.2     $982.2    $1,079.9 $1,223.8 $1,387.0 $1,571.9 $1,781.4    $13.3%
                          ------    ------ ------     ------    -------- -------- -------- -------- --------
Expenses
 Compensation and
  Benefits..............   225.8     359.6  391.9      407.6       448.1    507.9    575.6    652.3    739.3     13.3
 Commissions............    46.7      77.8   88.6       90.0       102.7    119.1    138.1    159.9    185.1     15.9
 General and
  Administrative........    27.4      43.7   55.6       58.0        65.6     74.1     83.7     94.6    106.9     13.0
 Restricted Unit and
  Option Plans..........     8.2      25.8   23.2       24.9        24.9     24.9     24.9     10.0     10.0    (20.4)
 Amortization of
  Intangible Assets.....    43.5      55.1   55.1       55.1        55.1     55.1     55.1     55.1     55.1      0.0
 Other Expenses.........    47.5      90.4  113.4      112.3       117.9    118.9    131.9    146.3    162.2      8.3
                          ------    ------ ------     ------    -------- -------- -------- -------- --------
Total Expenses..........   399.1     652.3  727.7      747.9       814.3    900.0  1,009.3  1,118.3  1,258.7     11.5
                          ------    ------ ------     ------    -------- -------- -------- -------- --------
Operating Income........   117.6     200.2  216.5      234.3       265.6    323.9    377.7    453.6    522.8     18.5%
Equity in Income (Loss)
 of Partnerships........    (0.4)      0.1    0.1        0.0         0.0      0.0      0.0      0.0      0.0       NA
Other Income (net)......     2.9       8.6    8.6        0.0         0.0      0.0      0.0      0.0      0.0       NA
                          ------    ------ ------     ------    -------- -------- -------- -------- --------
Pre-Tax Income..........   120.1     208.9  225.3      234.3       265.6    323.9    377.7    453.6    522.8     18.5%
Taxes...................     1.7       0.6    0.6        0.0         0.0      0.0      0.0      0.0      0.0       NA
                          ------    ------ ------     ------    -------- -------- -------- -------- --------
Net Income..............  $118.3    $208.4 $224.8     $234.3    $  265.6 $  323.9 $  377.7 $  453.6 $  522.8     18.5%
                          ======    ====== ======     ======    ======== ======== ======== ======== ========
Number of Basic Units
 (in millions)..........    76.9     108.5  111.5      111.8       112.2    112.6    113.0    113.4    113.8(b)   0.4%
Number of Diluted Units
 (in millions)..........    81.6     113.9  116.2      116.7       117.4    118.0    118.7    119.3    120.0(b)   0.6
Basic Earnings per
 Unit...................  $ 1.54    $ 1.92 $ 2.02     $ 2.10    $   2.37 $   2.88 $   3.34 $   4.00 $   4.59     18.0%
Diluted Earnings per
 Unit...................    1.45      1.83   1.93       2.01        2.26     2.74     3.18     3.80     4.36     17.8
OPAD....................  $173.2    $289.2 $303.0     $314.3    $  345.6 $  403.9 $  457.7 $  518.7 $  587.9     14.2%
OPAD per Basic Unit.....    2.10      2.66   2.72(d)    2.81(d)     3.08     3.59     4.05     4.57     5.17     13.8
Distributions Declared..  $167.0(c) $271.3 $300.9     $314.3    $  345.6 $  403.9 $  457.7 $  518.7 $  587.9
Distributions Declared
 Per Unit...............  $ 2.17(c) $ 2.50 $ 2.70     $ 2.81    $   3.08 $   3.59 $   4.05 $   4.57 $   5.17

------
(a) Normalized for the LTM period ended September 30, 1999. Excludes non-recurring charges of $15.7 million.
(b) Assumes full vesting of all units and options.
(c) Adjusted to reflect four quarters only. Form 10K dated 12/31/98 reflects distributions declared for five quarters.
(d) Including non-recurring items, OPAD per unit was $2.67 and $2.77 for the LTM period and 1999, respectively.

                              REGULATORY APPROVALS

   Under the laws of some foreign nations, PIMCO Advisors is required to notify certain governmental agencies, entities or regulatory authorities of the transactions contemplated by the merger agreement. In particular, under the laws of each of the following countries, the designated agency has been or will be notified of the merger and the related transactions:

  .  in England, the Investment Management Regulatory Organisation Limited;

  .  in Ireland, the Central Bank of Ireland;

  .  in Japan, the Kanto Local Finance Bureau;

  .  in Canada, the Ontario Securities Commission; and

  .  in Chile, the Chilean Risk Rating Commission.

Additionally, in some nations the merger and related transactions may not be consummated unless certain approvals are obtained from these nations' regulatory authorities. In particular, under the laws of Singapore, a filing for pre-merger approval of a change in control has been or will be made to the Monetary Authority of Singapore, and under the laws of England, a filing for pre-merger approval of a change in control has been or will be made to Investment Management Regulatory Organisation Limited. These filings are still pending. We cannot predict whether we will obtain all the required regulatory approvals within the time frame contemplated by the merger agreement or without incurring burdensome conditions.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following is a discussion of the material United States federal income tax consequences of the merger to holders of Partnership units and is for general information only. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and judicial and administrative rulings and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Furthermore, no rulings regarding the tax consequences of the merger have been or will be sought from the Internal Revenue Service ("IRS"), and no one can be sure that the IRS will not take a view that is contrary to that expressed herein. The tax treatment of a holder of Partnership units may vary depending upon his or her particular situation. Certain holders (including partnerships, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding Partnership units as part of a "hedge," "straddle," or "synthetic security transaction," and foreign holders) may be subject to special rules not discussed below. This discussion does not consider the effect of any state, local or foreign tax laws or any United States tax considerations (e.g., estate or gift) other than United States federal income tax considerations that may be relevant to particular holders. This discussion is limited to holders who have held their Partnership units as "capital assets" (generally property held for investment) within the meaning of Section 1221 of the Code. EACH HOLDER OF PARTNERSHIP UNITS IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX AND REPORTING CONSEQUENCES ARISING FROM THE MERGER AS THEY MAY RELATE TO HIS OR HER TAX SITUATION.

Conversion of Partnership Units into Cash

   A holder who receives cash upon the conversion of Partnership units pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference between (i) the sum of (A) the amount of cash received and (B) the holder's share of the Partnership's liabilities, and (ii) the holder's adjusted tax basis in such Partnership units so converted. Subject to the rules described in the next paragraph, any such gain or loss will generally constitute long-term capital gain or loss if the holder has held the Partnership units for more than one year.

   A holder of Partnership units will, however, be required to recognize ordinary income rather than capital gain to the extent any cash received upon the conversion of such Partnership units pursuant to the merger is attributable to amortization deductions that have been allocated to such holder related to
(i) goodwill of the Partnership that is eligible for amortization pursuant to
Section 197 of the Code, and (ii) other unrealized receivables and inventory of the Partnership within the meaning of Section 751 of the Code (which amount attributable to such other unrealized receivables and inventory is not expected to be material to a holder of Partnership units). Such ordinary income may exceed net gain realized upon the conversion of the Partnership units and may be recognized even if there is a net loss on the conversion of the Partnership units.

Backup Withholding

   The Partnership unitholders may be subject to backup withholding at the rate of 31% with respect to the gross proceeds from the conversion of such Partnership units pursuant to the merger unless such holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides his or her correct taxpayer identification number (which, in the case of an individual, is his or her social security number), certifies that he or she is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A unitholder who does not provide the Partnership with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the holder's federal income tax liability, and if withholding results in an overpayment of taxes, the holder may apply for a refund.

                            FINANCING FOR THE MERGER

   The merger is not conditioned upon Allianz of America obtaining financing. The obligations of Allianz of America and its affiliates under the merger agreement, including their payment obligations, have been guaranteed by Allianz AG. The total amount of funds required at the closing to consummate the merger and the transactions contemplated by the merger agreement and to pay estimated fees and expenses for which Allianz of America and its affiliates are responsible is approximately $2.9 billion. The source of all or part of the funds required may be the proceeds from the sale of debt securities by Allianz AG and otherwise will be from working capital of Allianz AG and its subsidiaries.

                       LITIGATION CHALLENGING THE MERGER

   Following the announcement of the execution of the merger agreement, several purported class actions were filed in the Court of Chancery of the State of Delaware (the "Court of Chancery"). On November 19, 1999, the Court of Chancery entered an Order consolidating all of the actions filed in the Court of Chancery under the caption In re Pimco Advisors Holdings L.P. Shareholders Litigation, CA No. 17511 (the "Delaware Action") In addition, a purported class action was filed in the

Superior Court of Orange County, California (the "Orange County Action"). The complaints name William D. Cvengros, Kenneth M. Poovey, Robert M. Fitzgerald, PIMCO Partners, G.P., PIMCO Advisors Holdings L.P., PMHC and Allianz AG as defendants. The complaints allege, among other things, various breaches of fiduciary duty, conflicts of interest and unfair dealing in connection with the merger agreement and the transactions contemplated thereby. The alleged wrongful acts by defendants include allegations that PMHC and the individual defendants agreed to an unfair cash-out price because they suffered from conflicts of interest, that because of their continuing participation in PIMCO Advisors after the merger they had no motivation to ensure maximum value to the public unitholders, that they did not comply with alleged fiduciary duties to maximize unitholder value, and that Allianz AG knowingly aided and abetted the alleged breaches of fiduciary duty committed by PMHC and the individual defendants. The complaints seek compensatory and/or rescissionary money damages or, alternatively, injunctive relief or rescission of the transaction.

   The Orange County Action has been stayed pending the completion of the Delaware Action. The time for defendants to respond to the complaint in the Delaware Action has been extended to March 6, 2000.

   During the period from November 1999 through February 23, 2000, counsel for the respective parties engaged in discussions regarding the possible settlement of the Delaware Action. On or about February 23, 2000, the parties entered into a Memorandum of Understanding.

   The Memorandum of Understanding provides for certification of a settlement class defined to include all persons, except defendants and the immediate families of individual defendants, who were record or beneficial owners of Partnership units at any time during the period from October 31, 1999 to and including the date of the filing of the certificate of merger for the Partnership merger as well as their legal representatives, heirs, successors in interest, transferees and assigns.

The Memorandum of Understanding provides that:

  . the amount of the termination fee (described in "The Merger Agreement-- Termination Fee") shall be reduced from $180,000,000 to $120,000,000;

  . the potential downward adjustment to the Unit Price (described in "The Transaction--The Merger: The Acquisition of the Partnership--Adjustment to Unit Price") will be modified so that, if PIMCO Advisors' revenue base, expressed as a revenue run-rate, as of the calendar month-end immediately prior to the Closing is less than 85% of the revenue run-rate on September 30, 1999, the Unit Price will be reduced by 1.8% (rather than 2% as originally provided in the merger agreement) for each 1% that the revenue run-rate falls below 85%, subject to a maximum reduction of 18% (rather than 20%) (i) for all Partnership units and all PIMCO Advisors units to be cancelled and exchanged for cash in the Partnership and PIMCO Advisors mergers, and (ii) in the calculation of amounts to be paid in respect of each outstanding unit option, deferred unit, deferred compensation unit and vested deferred restricted unit in the Deferred Compensation Plan and the principal amount of the note to be received from Allianz of America in respect of the unvested restricted units in the Deferred Compensation Plan; except that the Unit Price to be paid (A) for PIMCO Advisors units held by any person who was a member of Partners LLC on October 31, 1999 (the date the mergers were approved), (B) for PIMCO Advisors units held by NFJ Partners L.P., Parametric Partners L.P. and Cadence Partners L.P., the beneficial interest in which is held solely by the respective general partner in each such partnership, (C) in satisfaction of each 1994 Employment Termination Agreement between PHLLC and a present or former managing director of Pacific Investment Management Company that will be amended in connection with the transactions, and (D) in respect of each outstanding unit option, deferred unit, deferred compensation unit and vested deferred restricted unit that is held by, or in which a beneficial interest is held by, a member of Partners LLC, shall be calculated without regard to this modification;

  . five business days prior to the special meeting, PIMCO Advisors shall issue a press release stating its revenue-run rate in relation to its September 30, 1999 revenue run-rate as of the nearest month-end preceding the date of the press release, provided that if such press release would be required to be issued in the first five business days after a calendar month-end, the revenue run-rate as of the immediately preceding month-end shall be used; and

  . the proxy statement will contain certain additional disclosure. (Such additional disclosure is contained herein.)

   In addition, pursuant to the Memorandum of Understanding, PIMCO Advisors will pay such counsel fees of the settlement class as may be awarded by the court in an amount not to exceed $1,250,000, plus expenses actually incurred in an amount not to exceed $250,000. Payment of such fees and expenses is contingent on the closing of the merger.

   The Memorandum of Understanding provides for the dismissal of the Delaware Action with prejudice. The Memorandum of Understanding also provides for the release of all claims of members of the settlement class, whether known or unknown, against the defendants in the Delaware Action and any of their affiliates (as defined to include defendants' present or former officers, directors, employees, agents, attorneys, advisors, insurers, accountants, trustees, financial advisors, commercial bank lenders, persons who provided opinions relating to the merger, investment bankers, associates, representatives, affiliates, parents, subsidiaries, general partners, including PHLLC and Partners LLC, limited partnership partners, partnerships, heirs, executors, personal representatives, estates, administrators, successors and assigns and including any directors, officers, agents, partners, members, managers, or employees of any of the foregoing) arising out of or relating to, among other things, the merger agreement, the merger and the other transactions contemplated by the merger agreeement, the unitholders' meeting, the proxy statement and any other disclosures with respect to the foregoing. The settlement is contingent upon, among other things, court approval.

                 EFFECT OF THE MERGER ON THE PARTNERSHIP UNITS

   The Partnership units are currently listed on the New York Stock Exchange. Following the completion of the merger and the other transactions contemplated by the merger agreement, the Partnership units will no longer be traded on the New York Stock Exchange, price quotations will no longer be available for the units and the registration of the Partnership units under the Exchange Act will be terminated.

                              THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A and is incorporated by reference in this proxy statement. The summary is qualified in its entirety by reference to the merger agreement. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger and Subsequent Transactions

   The merger agreement provides for the acquisition of the Partnership by Allianz of America through a merger of an indirect subsidiary of Allianz of America with and into the Partnership. In the merger, all of the outstanding limited partner and general partner units in the Partnership will be converted into the right to receive cash in an amount per unit equal to $38.75, subject to adjustment as described in "The Transaction" (the "Unit Price").

   As a result of the merger, the Partnership will become an indirect wholly-owned subsidiary of Allianz of America.

   As a result of the merger, all of our equity interests will be indirectly owned by Allianz of America. In addition, you will no longer have any interest in, and will not be a unitholder of, the Partnership, and therefore will not participate in our future earnings and growth. Instead, you will have the right to receive the cash consideration described above for each unit held. In addition, the Partnership units will no longer be traded on the New York Stock Exchange, price quotations of the Partnership units will no longer be available and the registration of the Partnership units under the Securities Exchange Act of 1934 will be terminated.

   Following the merger, subsidiaries of Allianz of America will, in a series of transactions, acquire substantially all of the remaining interests in PIMCO Advisors, other than those beneficially owned by Pacific Life. As a result of the transactions, Allianz of America will control PIMCO Advisors, having acquired approximately 70% of the outstanding partnership interests of PIMCO Advisors.

   On March 3, 2000 the parties entered into an amendment to the merger agreement effecting certain of the agreements reached in the settlement of the unitholder litigation described in "Litigation Challenging the Merger." The amendment provides for modification of the potential downward adjustment to the Unit Price effective upon satisfaction of all of the terms of the settlement, reduction of the termination fee payable by PIMCO Advisors to Allianz of America in certain circumstances effective upon court approval of the settlement and allocation of certain legal expenses. In addition, the amendment adds certain newly-formed entities described under "The Transaction" as parties to the merger agreement and updates Annex A to the merger agreement.

   See "The Transaction" for a description of the merger, possible adjustments to the Unit Price, and the transactions following the merger.

Representations and Warranties

   PIMCO Advisors, the Partnership, PAM, Partners GP, Partners LLC (to a limited extent) and PHLLC have made representations and warranties in the merger agreement relating to:

  .  their organization and the organization of their subsidiaries;

  .  the employment termination agreements and the parties thereto;

  . their capital structures and that of the subsidiaries and controlled affiliates of PIMCO Advisors;

  . the authorization, execution, delivery and enforceability of the merger agreement and other documents relating to the merger agreement;

  .  regulatory filings and approvals;

  .  effect of execution on constituent documents and contracts;

  . documents and financial statements filed with the SEC and the accuracy of information contained therein, and financial statements and schedules of certain subsidiaries;

  .  the absence of certain changes or events;

  .  litigation, properties and contracts;

  .  compliance with laws;

  .  brokers' and finders' fees;

  .  employees, labor relations and employee benefit plans;

  .  taxes and tax matters;

  .  internal accounting controls and books and records;

  .  derivative contracts;

  .  intellectual property;

  .  insurance;

  .  year 2000 compliance;

  . advisory agreements and sponsored registered and non-registered investment companies;

  .  environmental matters; and

  .  the revenue run-rate.

   PAM's representations and warranties are limited generally to itself and those subsidiaries directly relevant to the transactions and the business of the Partnership.

   Allianz of America has made representations and warranties in the merger agreement as to itself, Allianz AG and their subsidiaries relating to:

  .  organization;

  . the authorization, execution, delivery and enforceability of the merger agreement and other documents relating to the merger agreement;

  .  required regulatory filings and approvals;

  .  effect of execution on constituent documents;

  .  the capital structure of Allianz AG;

  .  the financial statements of Allianz AG;

  .  qualification to serve as an investment advisor;

  . certain matters relevant to compliance with the Investment Company Act of 1940;

  .  the absence of certain changes; and

  . certain matters relating to the Employee Retirement Income Security Act of 1974, as amended.

Covenants

   Conduct of Parties Prior to Closing. Prior to the Closing, the Partnership, PIMCO Advisors, Partners GP and PHLLC have agreed to conduct their businesses, and those same entities, along with PAM and Partners LLC, have agreed to conduct the businesses of their respective subsidiaries in the ordinary course of business; to preserve their business organizations and assets intact; and to maintain existing business relations and goodwill. They have also agreed to take certain actions only after obtaining the prior written consent of Allianz of America.

   Acquisition Proposals. The Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC have agreed to terminate any activities, discussions or negotiations with any parties other than Allianz AG and Allianz of America regarding an acquisition proposal, as described below. They have also agreed that they will not, except as permitted in the following paragraph:

  . initiate or solicit any inquiry or the making of an acquisition proposal or otherwise facilitate any effort or attempt to make or implement an acquisition proposal; or

  . engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any third party regarding an acquisition proposal.

   However, the Partnership, its management board and its representatives may take any actions necessary to comply with Rule 14e-2 of the Exchange Act relating to tender offers. In addition, if the managing member, general partner or board of any of PIMCO Advisors, the Partnership, PAM, Partners GP, Partners LLC or PHLLC determines in good faith, after consultation with its advisers, that an acquisition proposal is reasonably capable of being consummated and would, if consummated, result in a transaction more favorable to the Partnership's unitholders than the merger with Allianz of America from a financial point of view, then the entity may:

  . provide information or engage in negotiations with a third party that has made an unsolicited written bona fide acquisition proposal; and

  . recommend a competing acquisition proposal to the members, partners or unitholders, as applicable, and withdraw its prior recommendation of the merger agreement with Allianz of America, subject to the termination provisions described below under "Termination--Termination."

   PIMCO Advisors, the Partnership, PAM, Partners GP, Partners LLC and PHLLC have agreed to notify Allianz AG and Allianz of America within one day of receipt if any acquisition proposal is received, if any request for non-public information relating to an acquisition proposal is received or if discussions or negotiations are sought to be initiated with respect to an acquisition proposal. The notification must identify the party making the proposal or offer and the material terms and conditions of the proposal or offer.

   As used in the merger agreement and this proxy statement, the term "acquisition proposal" means any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity interests in, any of PIMCO Advisors, the Partnership, PAM, Partners GP, Partners LLC and PHLLC or, with certain specific exceptions, any of their subsidiaries.

   Employment Benefits and Agreements; Changes at Pacific Investment Management Company. The parties have agreed to establish:

  . the PIMCO Advisors L.P. Transition and Retention Plan, for key employees of PIMCO Advisors and its subsidiaries other than Pacific Investment Management Company; and

  . the PIMCO Advisors Retention Plan for executives of Pacific Investment Management Company.

   In addition, the parties have agreed to a reorganization of Pacific Investment Management Company into a limited liability company, with PIMCO Advisors as the managing member. The structural management rights of the PIMCO Managing Directors will be replaced by a revocable delegation by PIMCO Advisors to the PIMCO Managing Directors of management rights similar to those they currently enjoy. In addition, the PIMCO Profit Sharing Plan will be amended to reduce the profit sharing pool from 45% to 30% of adjusted net profits over five years, and to adopt a Class B Unit Purchase Plan giving executives of Pacific Investment Management Company the right to buy over a five year period interests in Pacific Investment Management Company bearing distributions equal in aggregate to 15% of the adjusted net profits of Pacific Investment Management Company. Also, the PIMCO Managing Directors and certain executive officers of the Partnership will enter into new employment agreements in connection with the Closing. More information about these matters can be found in "Special Factors--Interests of Certain Persons in the Transaction--The Partnership" and "--Partners GP--Partners LLC."

   Filings, Other Actions, Notification. Each of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC and Allianz of America has agreed to cooperate with each other and to use their respective reasonable best efforts to cause all actions to be taken to consummate the transactions proposed by the merger agreement, including preparing and filing all documentation necessary to obtain the approvals and authorizations of all third parties and government entities as required to consummate the transactions in the merger agreement.

   Each of PIMCO Advisors, the Partnership, PAM, Partners GP, Partners LLC and PHLLC has agreed to give Allianz of America and Allianz of America has agreed to give each of PIMCO Advisors, the Partnership, PAM, Partners GP, Partners LLC and PHLLC notice of any of the following:

  . any event or condition that would cause any of such party's representations and warranties to be inaccurate or incomplete in any material respect;

  . any failure of a party to comply with any material covenant or agreement in the merger agreement;

  .  any material default or potential event of default under a key contract;

  . any material written notice or communication from a third party alleging that the third party's consent is required in connection with the merger transactions; and

  . any change that is reasonably likely to result in a material adverse effect.

   Finally, each of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC have agreed to use their reasonable best efforts to obtain the consents and approvals necessary to assign any agreements, including the advisory agreements, affected by the merger.

   Investment Company Matters. Each of the parties to the merger agreement has agreed to use its reasonable best efforts, both before and after the Closing, to ensure compliance with the Investment Company Act as it applies to the change in control of PIMCO Advisors and certain subsidiaries that act as investment advisers to registered investment companies. PIMCO Advisors and its general partners have also agreed to use their reasonable best efforts to ensure that the sponsored registered and non-registered investment companies referred to in the merger agreement do not take actions that may have specified adverse effects on those investment companies.

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

   Advisory Agreements. PIMCO Advisors has agreed to notify, and to cause each of its subsidiaries that is a registered investment adviser to notify, their respective clients of the transactions contemplated by the merger agreement and to use its reasonable best efforts to obtain, prior to the Closing, the consent of those clients to the assignment of its advisory agreement.

   Taxation. Allianz of America has agreed to prepare and file all tax returns for any partial period ending on or before the Closing for each of the Partnership, PIMCO Advisors and its subsidiaries, Partners GP and PHLLC. PAM and the representatives of the PIMCO Managing Directors will have the right to review and approve these tax returns before they are filed.

   Access; Information. The Partnership, PIMCO Advisors and Partners GP have each agreed to allow Allianz AG and Allianz of America access to their and their subsidiaries' books, records, offices, properties and personnel, and access to information reasonably requested by Allianz AG or Allianz of America. The parties have agreed that none of this information will be used for any purpose unrelated to the consummation of the transactions contemplated by the merger agreement and each party shall keep this information confidential.

   Publicity. PAM, PIMCO Advisors, Partners LLC and Allianz of America have agreed to consult with each other prior to issuing any press releases or making any public announcements regarding the merger agreement and prior to making any filings with any government authority or self-regulating organization with respect to the merger agreement.

   Effect of Investigation. The representations and warranties made by a party will not be affected by and will survive any investigation by another party.

   Takeover Statutes. If a takeover statute is, or becomes, applicable to any of the merger transactions each of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC and each of their respective boards, general partners, managing members and managing boards has agreed to take the actions necessary to eliminate or minimize the effects of the statute or regulation on the merger transaction.

   Reasonable Best Efforts. Each of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC and Allianz of America have agreed to use their reasonable best efforts to, and to cause each of their subsidiaries to, take all actions necessary or desirable to fulfill the conditions and obligations of the merger agreement.

   Other Agreements. Each of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC and Allianz of America have agreed to take the following actions:

  . cause the arrangements for the new Class B Units of PIMCO Advisors to be finalized;

  . cause PHLLC to enter into amendments to the 1994 Employment Termination Agreements of eight of the PIMCO Managing Directors;

  . cause Allianz of America and PAM to enter into the Continuing Investment Agreement providing for the put and call rights on the Advisors Class E Units;

  . cause Allianz of America, PIMCO Advisors and PAM to enter into an indemnification agreement regarding indemnified claims under the merger agreement and certain other liabilities;

  . cause PIMCO Advisors and Pacific Investment Management Company to enter into a limited liability company agreement that will convert Pacific Investment Management Company into a limited liability company; and

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

  . cause PIMCO Advisors to execute a written consent providing for, among other things, the governance provisions applicable to Pacific Investment Management Company.

   Organization of PacPartners. Allianz GP Sub and PAM have agreed to organize PacPartners LLC as a limited liability company with Allianz GP Sub and PAM as managing members. They have agreed to make initial contributions to the new company and to file the certificate of formation with the Secretary of State of the State of Delaware.

   Disposition of Subsidiaries. The Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC have agreed to dispose of control and their equity interest in Columbus Circle Trust Company and PIMCO Trust Company.

   Restructurings. PIMCO Advisors, the Partnership, PAM, Partners GP, Partners LLC and PHLLC have agreed to cooperate with Allianz of America in restructuring NFJ Investment Group, Parametric Portfolio Associates and Cadence Capital Management.

   Conditions to Certain Payments. The payments to be made to the executive officers and other employees of the corporate subsidiaries of PIMCO Advisors pursuant to (i) the satisfaction of the 1994 Employment Termination Agreements,
(ii) the vesting and cash out of unit option awards and interests in deferred compensation plans, (iii) employment agreements, and (iv) retention and severance arrangements (including profit sharing plans) are subject to the prior approval of Partners GP. It is expected that Partners GP will vote to approve such payments.

   Subsidiary Action. Whenever a party has an obligation to cause a subsidiary to take action, if the party's ability to cause such action to be taken is limited by the subsidiary's constituent documents, the party will undertake to use its reasonable best efforts to cause the action to be taken.

   Expenses. All parties have agreed to bear their own expenses incurred in connection with the merger agreement; provided, however, that Allianz of America will bear 50% of the costs associated with the solicitation of the shareholders of the registered investment companies; and PAM and Allianz of America will each bear 50% of the expenses incurred by the Partnership in connection with this proxy statement and solicitation of the Partnership's unitholders.

   Proxy Statement and Partnership Unitholder Approval. PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC have agreed to cooperate with the Partnership in preparing this proxy statement to be filed with the SEC, and to hold a special meeting of the Partnership for unitholders of the Partnership to consider and vote upon the merger. Allianz of America had the right to review all information related to Allianz of America before it appeared in this proxy statement.

   Indemnification; Directors' and Officers' Insurance. Allianz of America has agreed not to, and to cause its subsidiaries not to, for a period of six years after the Closing, amend or modify any provisions of any partnership, limited liability company or indemnification agreement pursuant to which any officer, director, member, partner or other controlling person of PIMCO Advisors, the Partnership, PAM, Partners GP, Partners LLC or PHLLC is or may be entitled to exculpation or indemnification, and Allianz of America shall cause PIMCO Advisors to honor any such provision for a period of six years following Closing. Furthermore, Allianz of America has agreed not to take any affirmative action which might cause the termination or cancellation of any extension of directors' and officers' liability insurance for partners, members, managing members, directors and officers of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC, unless Allianz of America replaces such insurance with comparable insurance coverage.

Conditions to Obligations to Effect the Transactions

   The respective obligations of each of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC and Allianz of America to effect the mergers and the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of several conditions, including:

  . receipt of all material consents, registrations, approvals, permits and authorizations required to be obtained from any governmental authority and associated waiting periods shall have lapsed;

  . approval of the merger agreement and the merger by the unitholders of the Partnership; and

  . the absence of any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that prohibits consummation of the transactions.

   Except as may be waived by Allianz of America, the obligations of Allianz of America, AAM, Advisors LP Sub and Allianz GP Sub to effect the merger transactions are subject to the satisfaction of the following conditions:

  . subject to a materiality standard, the accuracy of the representations and warranties of each of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC in the merger agreement as of the date of the merger agreement and the Closing;

  . the performance in all material respects by each of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC of all obligations required to be performed by them prior to the Closing;

  . the receipt by each of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC of the consents or approvals required under any contracts, except for the advisory agreements and any contracts for which the failure to obtain consent is not reasonably likely to have a material adverse effect;

  . compliance with certain requirements of Section 15(f) of the Investment Company Act;

  . William S. Thompson, William H. Gross and sixty percent of the other PIMCO Managing Directors must remain employed by PIMCO Advisors or its affiliates or subsidiaries at the Closing, and Messrs. Thompson and Gross must enter into new employment agreements;

  . the revenue run-rate (calculated to exclude the effects of market changes) as of the most recent calendar month-end prior to the Closing shall not be less than 75% of the revenue run-rate as of September 30, 1999;

  . each of the Class B Unit Purchase Plan and the PIMCO Profit Sharing Plan shall have been established, and the PIMCO Advisors' delegation of authority relating to Pacific Investment Management Company to the PIMCO Managing Directors shall be in effect;

  .  PIMCO Advisors shall have adopted the Transition and Retention Plan;

  . certain other agreements shall have been entered into by the designated parties, including the amendments to the 1994 Employment Termination Agreements, the Continuing Investment Agreement, the indemnification agreement between Allianz of America and PAM, an option modification agreement regarding cancellation of unit options at the Closing, the Pacific Investment Management Company limited liability company agreement and the PacPartners limited liability company agreement;

  . PIMCO Advisors shall have complied with provisions relating to changes of control and other matters in its existing loan agreements;

  . each of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC and each of their subsidiaries shall have disposed of its control and equity interest in Columbus Circle Trust Company and PIMCO Trust Company;

  . at the request of Allianz of America, each of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC shall use its reasonable best efforts to cause the managing directors to resign from any management or executive committee or board of the Partnership, PIMCO Advisors, Partners GP or PHLLC;

  . PIMCO Advisors shall have either paid down, fully satisfied or obtained a waiver of certain terms of PIMCO Advisors' long-term and short-term credit agreements; and

  . Allianz of America shall have received an opinion of Latham & Watkins as to the partnership status of PIMCO Advisors and the Partnership.

   Except as may be waived by PAM or Partners LLC, the obligations of PIMCO Advisors, the Partnership, PAM, Partners GP, Partners LLC and PHLLC to effect the merger are subject to the following conditions:

  . the accuracy of the representations and warranties of Allianz of America in the merger agreement as of the date of the merger agreement and the Closing;

  . the performance by Allianz of America in all material respects of all obligations to be performed by it prior to the Closing; and

  .  the Allianz guarantee shall not have been terminated or withdrawn.

Termination

   Termination. The merger agreement provides that prior to the Closing, the merger agreement may be terminated:

  . at any time by mutual written consent of Allianz of America, PAM and Partners LLC; or

by Allianz of America or by the Partnership, PIMCO Advisors, PAM and Partners LLC if:

  . the transactions contemplated by the merger agreement have not been consummated by September 30, 2000, so long as the terminating party did not prevent consummation by materially failing to fulfill any of its obligations under the merger agreement;

  . the Partnership's unitholders do not vote to approve the merger agreement and the merger; or

  . any court or other governmental entity has issued an order, decree or ruling which cannot be appealed and which makes the merger illegal or prohibits the consummation of the merger; or

by Allianz of America if:

  . Partners GP has failed to recommend, has withdrawn or has adversely modified its approval or recommendation of the merger agreement, Partners GP has failed to reconfirm its recommendation of the merger agreement or the merger within five days of being requested by the Partnership to do so, or Partners GP has recommended a superior proposal to the Partnership's unitholders;

  . any of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC or PHLLC has breached a representation, warranty, covenant or agreement in the merger agreement that would allow Allianz of America not to close and the breach cannot be cured, or if curable, was not cured 30 days after notice by Allianz of America; or

  . the revenue run-rate (calculated to exclude market movements) at the end of any two consecutive calendar months prior to the effective time of the merger is less than 75% of the revenue run-rate as of September 30, 1999; or

by PAM and Partners LLC if:

  . (a) the management board, general partner or managing member of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC or PHLLC authorizes that entity to recommend or enter into a binding agreement concerning an acquisition proposal that PAM and Partners LLC determine, in good faith, after consultation with their advisors, is an acquisition proposal superior to that provided in the merger agreement; and

  . (b) Allianz of America does not make an offer that is at least as favorable as the superior proposal within five days of notice of the superior proposal; and

  .  (c) PIMCO Advisors pays the required termination fee described below;

  . or, if Allianz of America has breached a representation, warranty, covenant or agreement in the merger agreement that would allow PAM and Partners LLC not to close and the breach cannot be cured, or if curable, was not cured 30 days after notice.

   Termination Fee. PIMCO Advisors has agreed to pay Allianz of America a termination fee of $180 million ($120 million if the unitholder litigation settlement is approved) if either of the following events occur:

  . the merger agreement is terminated by PAM and Partners LLC because of the recommendation of or entry into an agreement regarding a superior acquisition proposal, or

  . the merger agreement is terminated by Allianz of America because (1) Partners GP failed to recommend, withdrew or adversely modified its approval or recommendation of the merger agreement, (2) Partners GP failed to reconfirm its recommendation of the merger agreement or the merger within five days of being requested by the Partnership to do so, or (3) Partners GP has recommended a superior proposal to the Partnership's unitholders, and, in any such case, within 12 months of Allianz of America's termination, any of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC or PHLLC enters into a binding agreement with a third party to implement a different acquisition proposal.

   Each of the Partnership, PIMCO Advisors, PAM, Partners GP, Partners LLC and PHLLC and Allianz of America believe that the termination fee is an integral part of the transactions and have acknowledged that Allianz of America and its related entities would not have entered into the merger agreement without the establishment of the termination fee.

Amendment and Waiver

   Prior to the Closing, any provision of the merger agreement may be:

  .  waived by the party that benefits from the provision;

  . amended or modified by an agreement in writing among all parties to the merger agreement; or

  . amended or modified by an agreement in writing among Allianz of America, PAM and Partners LLC.

However, Allianz of America, PAM and Partners LLC cannot amend or modify a term of the merger agreement if the amendment or modification (1) occurs after the Partnership's unitholders have approved the merger agreement and the amendment or modification changes the amount or kind of consideration to be received by the unitholders, (2) could reasonably be expected to materially delay or impede the Closing, or (iii) would constitute a waiver of any provision of the merger agreement other than a waiver by the party benefited by the provision.

Assignment

   Allianz of America may assign any or all of its rights and obligations or the rights and obligations of any of its subsidiaries under the merger agreement to another direct or indirect subsidiary of Allianz of America upon written notice to PIMCO Advisors, if the guarantee of those obligations continues in effect.

Indemnification and Benefit Plan Reductions

   PAM has agreed to indemnify Allianz of America, AAM and Merger Sub for certain covered losses arising out of a breach by PAM of any of its representations and warranties or covenants and agreements in the merger agreement. PAM will indemnify for losses greater than $5 million once those qualifying losses in aggregate exceed $25 million, and then up to an aggregate limit based on PAM's current percentage ownership interest in PIMCO Advisors. The PIMCO Managing Directors have agreed to the reduction of amounts otherwise payable under the PIMCO Retention Plan and the Class B Unit Purchase Plan in the event of certain covered losses arising out of a the breach of any representations and warranties or covenants and agreements made by the PIMCO Managing Directors or Partners LLC in the merger agreement. Reductions will occur upon losses greater than $5 million, once those qualifying losses in aggregate exceed $25 million, and up to an aggregate reduction of approximately $202 million. Allianz of America has agreed to indemnify PAM and its affiliates for one-third of any covered losses arising in connection with the 1994 Employment Termination Agreement which will not be amended at the Closing. The PIMCO Managing Directors have agreed to benefit plan reductions equal to one-third of any such losses by PAM.

                            DIRECTORS AND MANAGEMENT

The Partnership

   Information with respect to the management of the Partnership and PIMCO Advisors is set forth in Part III of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into this proxy statement.

   In addition, a description of the relationships between the Partnership, PIMCO Advisors and its general partner, along with other contracts, arrangements, understandings or relationships relating the Partnership and its Partnership's units, including the transactions between Oppenheimer Capital, L.P. and PIMCO Advisors in 1997 and the Operating Agreement between the Partnership and PIMCO Advisors, is also set forth and described in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998 and in the consolidated financial statements of PIMCO Advisors and Oppenheimer Capital, and the related notes thereto, included in that report, all of which are in incorporated into this proxy statement by reference.

   Our general partner's reasons for approving the merger agreement, the merger and the other transactions contemplated by the merger agreement are set forth in the section entitled "Special Factors--Recommendation; Reasons for the Merger." In coming to its decision to approve the transaction subject to the Partnership's unitholders approval, the general partner did not have an independent board or independent third party review or approve this transaction.

   As set forth in "Voting Securities and Principal Holders Thereof," the Partnership's executive officers own, as of December 31, 1999, collectively 38,565 Partnership units, representing less than a 0.1% interest in the Partnership. Each of them has indicated that he will vote his Partnership units in favor of the merger, the merger agreement and the other transactions contemplated the merger agreement. To the Partnership's knowledge, none of the Partnership's executive officers or directors has made a recommendation in support of or opposed to the transactions contemplated by the merger agreement, other than the recommendation described in this proxy statement.

PAM

   The names, positions and biographical information of each of the current directors and executive officers of PAM and PMHC, Pacific LifeCorp ("PLCorp"), and Pacific Life, the parent entities of PAM, are set forth below.

 Name                        Position
 ----                        --------
 Frank A. Bruni              Director of PLCorp
 Richard M. Ferry            Director of PMHC and PLCorp
 Donald E. Guinn             Director of PMHC and PLCorp
 Charles A. Lynch            Director of PMHC
 Allen W. Mathies, Jr., M.D. Director of PMHC
 Charles D. Miller           Director of PMHC and PLCorp
 Donn B. Miller              Director of PMHC and PLCorp
 Jacqueline C. Morby         Director of PLCorp
 J. Fernando Niebla          Director of PLCorp
 Susan Westerberg Prager     Director of PMHC
 Richard M. Rosenberg        Director of PMHC and PLCorp
 James R. Ukropina           Director of PMHC and PLCorp

 Name                Position
 ----                --------
 Glenn S. Schafer    Director and President of PMHC, PLCorp, Pacific Life and
                      PAM
 Thomas C. Sutton    Director, Chairman of the Board and Chief Executive
                      Officer of PMHC, PLCorp, Pacific Life and PAM
 David R. Carmichael Director of Pacific Life; Senior Vice President and
                      General Counsel of PMHC, PLCorp and Pacific Life;
                      Assistant Secretary of PMHC, PLCorp and Pacific Life;
                      and Vice President of PAM
 Khanh T. Tran       Director of Pacific Life; Senior Vice President and Chief
                      Financial Officer of PMHC, PLCorp and Pacific Life; and
                      Chief Financial Officer of PAM
 Audrey L. Milfs     Director of Pacific Life; Vice President and Secretary of
                      PMHC, PLCorp and Pacific Life; and Secretary of PAM
 Larry J. Card       Executive Vice President, Securities Division of PMHC,
                      PLCorp and Pacific Life
 Daryle G. Johnson   Executive Vice President, Institutional Products Division
                      of Pacific Life
 Lynn C. Miller      Executive Vice President, Life Insurance Division of
                      Pacific Life
 Michael S. Robb     Executive Vice President, Real Estate Division of Pacific
                      Life
 Gerald W. Robinson  Executive Vice President, Annuities Division of Pacific
                      Life

   Directors' Biographical Information. Set forth below is a description of the business positions during at least the past five years of the directors (including those directors who are also executive officers) listed above. Unless otherwise indicated, the principal business address for all of the following individuals is 700 Newport Center Drive, Newport Beach, California 92660. "PMLIC" refers to Pacific Mutual Life Insurance Company, the predecessor-in-interest to Pacific Life.

   Frank A. Bruni. Previously Deputy Regional Managing Partner (Retired) of Deloitte & Touche LLP (June 1960 to May 1997). Director of PLCorp since October 1997.

   Richard M. Ferry. Director (since May 1980) and Chairman (since June 1991) of Korn/Ferry International, an executive search agency, located at 1800 Century Park East, Suite 900, Los Angeles, CA. Previously served as President of Korn/Ferry International (May 1980 to May 1995). Director of PMHC and PLCorp since August 1997.

   Donald E. Guinn. Chairman Emeritus of Pacific Telesis Group, a communications firm, located at 130 Kearny Street, Room 3200, San Francisco, California, since May 1988. Director of PMHC and PLCorp since August 1997.

   Charles A. Lynch. Chairman of Fresh Choice, Inc., a restaurant chain, located at 2901 Tasman Drive, Santa Clara, California, since March 1995, and Chairman of Market Value Partners, Co., a management resource for existing and emerging businesses, located at 333 Ravenwood Ave., Suite AG320, Menlo Park, California, since June 1989. Director of PMHC since August 1997.

   Allen W. Mathies, Jr. Director (since September 1978) and President Emeritus (since January 1995) of Huntington Memorial Hospital located at 100 W. California Blvd., Pasadena, California. Previously President (January 1994 to January 1995) and Chief Executive Officer (July 1985 to January 1994) of Huntington Memorial Hospital. Director of PMHC since August 1997.

   Charles D. Miller. Chairman (since November 1983) and Chief Executive Officer (from December 1977 to May 1998) of Avery Dennison Corporation, a manufacturer of self-adhesive materials and related products, located at 150 North Orange Grove Boulevard, Pasadena, California. Director of PMHC and PLCorp since August 1997.

   Donn B. Miller. Director (since March 1969) and President and Chief Executive Officer (since March 1990) of Pearson-Sibert Oil Company of Texas, in the business of oil production, located at 136 El Camino Drive, Suite 216, Beverly Hills, California. Director of PMHC and PLCorp since August 1997.

   Jacqueline C. Morby. Managing Director of TA Associates, Inc., a private equity firm, located at 125 High Street, High Street Towers, Suite 2500, Boston, Massachusetts, since January 1994. Director of PLCorp since August 1997.

   J. Fernando Niebla. Chairman (since June 1998) of Infotec Commercial Systems, Inc., and President (since September 1998) of International Training Partners, Inc., both in the business of information technology training, located at 3100 South Harbor Blvd., Santa Ana, California, and 8390 NW 53rd Street, Miami, Florida, respectively. Previously Chairman and CEO of Infotec Development Inc. (January 1979 to June 1996), Vice Chairman of Pacer Infotec, Inc. (June 1996 to January 1998), and Chairman and CEO Infotec Commercial Systems, Inc. (January 1997 to June 1998). Director of PLCorp since August 1997.

   Susan Westerberg Prager. Provost since February 1999 of Dartmouth College, 6004 Parkhurst Hall, Room 204, Hanover, New Hampshire. Previously Dean of UCLA School of Law at the University of California at Los Angeles (July 1982 to June
1998). Director of PMHC since August 1997.

   Richard M. Rosenberg. Chief Executive Officer (Retired) (since January 1996) of BankAmerica Corporation, a financial and banking institution, located at 555 California Street, 11th Floor, San Francisco, California. Previously he served as Chief Executive Officer of BankAmerica Corporation (May 1990 to January
1996). Director of PMHC and PLCorp since October 1997.

   James R. Ukropina. Partner with the law firm of O'Melveny & Myers located at 400 South Hope Street, Los Angeles, California since May 1992. Director of PMHC and PLCorp since August, 1997.

   Glenn S. Schafer. President of PAM (since November 1994), of Pacific Life (since January 1995) and of PMHC and PLCorp (since August 1997). Previously he was Executive Vice President and Chief Financial Officer of PMLIC (April 1991 to January 1995). Director of PMHC and PLCorp since August 1997, and Director of Pacific Life since November 1994.

   Thomas C. Sutton. Chairman of the Board and Chief Executive Officer of Pacific Life (since January 1990), of PAM (since November 1994), and of PMHC and PLCorp (since August 1997). Director of Pacific Life since September 1987 and of PMHC and PLCorp since August 1997.

   David R. Carmichael. Senior Vice President and General Counsel of PMHC and PLCorp (since August 1997), and Senior Vice President (since April 1977) and General Counsel (since April 1992) for Pacific Life. Director of Pacific Life since August 1997.

   Khanh T. Tran. Senior Vice President and Chief Financial Officer of Pacific Life (since June 1996) and of PMHC and PLCorp (since August 1997). Chief Financial Officer and Treasurer of PAM since May 1996. Previously, Vice President (November 1991 to June 1996) and Treasurer of PMLIC (September 1990 to June 1996). Director of Pacific Life since August 1997.

   Audrey L. Milfs. Vice President and Secretary of PMHC and PLCorp since August 1997, and Vice President (since April 1991) and Secretary (since July
1983) of Pacific Life. Secretary of PAM since September 1998. Director of Pacific Life since August 1997.

   Officers' Biographical Information. Set forth below is a description of the business positions held during at least the past five years by the executive officers listed above who are not also directors. Unless otherwise indicated, the principal business address for all of the following individuals is 700 Newport Center Drive, Newport Beach, California 92660.

   Larry J. Card. Executive Vice President, Securities Divisions of PMHC, PLCorp and Pacific Life since January 1995. Previously Senior Vice President of Securities (April 1989 to January 1995).

   Daryle G. Johnson. Executive Vice President, Institutional Products Division of Pacific Life since January 1995. Previously Senior Vice President, Pension Investments Division of PMLIC (March 1988 to January 1995).

   Lynn C. Miller. Executive Vice President, Life Insurance Division of Pacific Life since January 1995. Previously Senior Vice President, Individual Insurance of PMLIC (March 1989 to January 1995).

   Michael S. Robb. Executive Vice President, Real Estate Division of Pacific Life since January, 1995. Previously Senior Vice President, Real Estate Investments of PMLIC (April 1989 to January 1995).

   Gerald W. Robinson. Executive Vice President, Annuities Division of Pacific Life since April 1997. Previously Senior Vice President, Annuities (April 1996 to March 1997) and Vice President and Chief Marketing Officer (January 1994 to April 1996), Variable Annuities of PMLIC.

   The executive officers and directors of PMHC, PLCorp, Pacific Life and PAM own collectively as of December 31, 1999 approximately 14,249 Partnership units, representing less than a .1% interest in the Partnership. Each of them has indicated that he or she will vote the Partnership units with respect to which he or she has voting power in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement. To the Partnership's knowledge, none of the executive officers or directors of PMHC, PLCorp, Pacific Life or PAM has made a recommendation in support of or opposed to the transactions contemplated by the management, other than the recommendation described in this proxy statement.

Partners LLC

   Information with respect to each of Mr. Thompson, the Chief Executive Officer of Partners LLC, and Mr. Gross, the Chief Investment Officer of Pacific Investment Management Company and a member of Partners LLC, is set forth in
Part III of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into this proxy statement. As set forth in "Voting Securities and Principal Holders Thereof," Mr. Thompson owns, as of December 31, 1999, no Partnership units. To the Partnership's knowledge, neither Mr. Thompson nor Mr. Gross has made a recommendation in support of or opposed to the transactions contemplated by the merger agreement, other than the recommendation described in this proxy statement.

                     PRICE RANGE OF UNITS AND DISTRIBUTIONS

   Partnership units are traded on the New York Stock Exchange under the symbol "PA". The following table sets forth the high and low sales prices for Partnership units for the periods indicated, as reported on the New York Stock Exchange, and the quarterly cash distributions per unit declared, for the periods indicated. On July 6, 1999, the day before the press first reported discussions between the Partnership and Allianz AG, the units of limited partnership interest in the Partnership closed at $29.56. On October 4, 1999, the date prior to the announcement of those discussions by the Partnership, the units of limited partnership interest closed at $30.50. On October 29, 1999, the last trading day prior to the execution of the merger agreement, the units of limited partnership interest closed at $34.69 per unit.

                                                Price Range of
                                                   units(2)
                                                --------------- Distributions
                                                 High     Low      Paid(1)
                                                ------- ------- --------------
Fiscal 1997 (ended April 30, 1997(1))
  First Quarter................................ $17.875 $15.750     $.389
  Second Quarter...............................  20.750  16.625      .449
  Third Quarter................................  22.375  19.375      .569
  Fourth Quarter...............................  22.375  19.250      .689
Fiscal 1997 (partial year ended December 31,
 1997(1))
  First Quarter................................ $25.875 $21.500     $.569
  Second Quarter...............................  34.625  26.750      .569
  Third Quarter................................  32.563  28.188      .904
Fiscal 1998 (ended December 31, 1998)
  First Quarter................................ $35.938 $29.375     $.580
  Second Quarter...............................  34.500  29.750      .530
  Third Quarter................................  35.375  25.438      .530
  Fourth Quarter...............................  32.575  24.250      .550
Fiscal 1999 (ended December 31, 1999)
  First Quarter................................ $32.563 $27.625     $.570
  Second Quarter...............................  31.500  26.500      .580
  Third Quarter................................  38.000  29.125      .580
  Fourth Quarter...............................  37.938  30.000      .600

--------
(1) On December 1, 1997, the Partnership changed its fiscal year end to December 31. The information displayed in the chart through December 31, 1997 is based on a fiscal year end of April 30. Information after December 31, 1997 is based on a fiscal year end of December 31.
(2) The Partnership unit prices and distributions prior to December 1, 1997 have been restated to reflect the 1.67-for-one unit split effective as of that date.

   On February 29, 2000, the closing price of Partnership units was $38.06 per unit and there were approximately 1,530 holders of record of Partnership units. There is no known restriction on the Partnership's ability to make distributions to its unitholders other than the availability of sufficient funds and the terms of the Partnership's partnership agreement.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth, as of December 31, 1999, information regarding beneficial ownership of Partnership units and PIMCO Advisors units by each person who, to the Partnership's knowledge, is the beneficial owner of more than 5% of Partnership units or PIMCO Advisors units and the Named Executive Officers. The address of each person or entity listed below is 800 Newport Center Drive, Suite 100, Newport Beach, California 92660.

                          Partnership  Percentage of     PIMCO      Percentage of
                             Units      Partnership  Advisors Units  Partnership
                          Beneficially     Units      Beneficially      Units
                          Owned(1)(2)   Outstanding   Owned(1)(3)   Outstanding(4)
                          ------------ ------------- -------------- --------------
Five Percent Holders
PIMCO Partners, G.P.
 (5)....................          0         --         39,415,420       34.56
Pacific Life Insurance
 Company ("Pacific
 Life")(6)..............          0         --         56,071,170       49.07
Pacific Asset Management
 LLC ("PAM") (6)........          0         --         56,071,170       49.07
PIMCO Holding LLC (7)...          0         --         39,415,420       34.50
PIMCO Partners, LLC
 (8)....................          0         --         39,557,900       34.62
Pacific Financial
 Products, Inc.
 (formerly Thomson
 Advisory Group, Inc. )
 ("PFP")................          0         --         14,380,217       12.59
William R. Benz, II
 (9)....................    106,000          *         39,557,900       34.62
R. Wesley Burns.........     25,000          *         39,557,900       34.62
Christopher P. Dialynas
 (9)....................     17,300          *         39,557,900       34.62
David Edington..........        --          --         39,557,900       34.62
William H. Gross
 (9)(10)................    675,356        1.36        39,557,900       34.62
John L. Hague (9).......    230,000          *         39,557,900       34.62
Brent R. Harris (9).....    230,000          *         39,557,900       34.62
Margaret E. Isberg......    101,600          *         39,557,900       34.56
Dean S. Meiling (9).....    130,000          *         39,657,900       34.71
James F. Muzzy (9)......    230,000          *         39,557,900       34.62
William F. Podlich, III
 (9)....................     16,000          *         39,621,900       34.68
William C. Powers (9)...    134,810          *         39,557,900       34.62
Frank Rabinovitch.......         --          --        39,557,900       34.62
Lee R. Thomas (9).......     66,565          *         39,557,900       34.62
William S. Thompson, Jr.
 (9)....................    230,000          *         39,557,900       34.62
Benjamin L. Trosky (9)..     84,255          *         39,557,900       34.62
Named Executive Officers
 Not Included Above
William D. Cvengros.....    215,000          *            360,000          *
Robert M. Fitzgerald....     41,664          *                  0          *
Kenneth M. Poovey.......     10,000          *            133,459          *
Stephen J. Treadway.....     66,797          *              5,000          *
James G. Ward...........     14,689          *                  0          *
Richard M. Weil.........     37,300          *                  0          *
Ernest L. Schmider......     66,404          *                  0          *
All directors and
 executive officers as a
 group (7 persons)......    451,854          *            498,459          *

--------
*  Less than 1%
(1) Each of the persons and entities listed disclaims beneficial ownership of any units except to the extent that it has a pecuniary interest in such units.
(2) Includes options exercisable within 60 days of December 31, 1999.

(3) Does not include units underlying options which may be exercised for either units of limited partner interest in PIMCO Advisors or Partnership units exercisable within sixty days of December 31, 1999, which are reflected in the column titled "Partnership Units Beneficially Owned."

(4) Assumes exchange of all units of limited partner interest in PIMCO Advisors for Partnership units.

(5) Includes 39,410,321 PIMCO Advisors Units held of record by Partners GP and 5,099 units of general partner interest in the Partnership.

(6) Includes 39,415,420 PIMCO Advisors units held of record by Partners GP, which maybe deemed to be beneficially owned by Pacific Life and PAM, because PHLLC is a general partner of Partners GP and is a wholly owned subsidiary of PAM which is wholly owned subsidiary of Pacific Life. Also includes an aggregate of 16,655,750 PIMCO Advisors units issued as follows:
    Pacific Financial Products, Inc. (formerly Thomson Advisory Group Inc.) (14,380,217 units), CCM LLC (508,258 units), NFJ LLC (306,204 units),
    Cadence Partners L.P. (637,000 units), Parametric Partners L.P. (393,860 units), NFJ Partners L.P. (430,211 units) which may be deemed beneficially owned by PAM because Pacific Financial Products, CCM LLC, NFJ LLC and PPA LLC are wholly owned subsidiaries of PAM and CCM LLC, NFJ LLC and PPA LLC are the general partners of Cadence Partners L.P., NFJ Partners L.P. and Parametric Partners L.P., respectively. As general partners they have shared investment and disposition powers with respect to the units held by Cadence Partners L.P., NFJ Partners L.P. and Parametric Partners L.P.

(7) Includes 39,415,420 PIMCO Advisors units held of record by Partners GP, which may be deemed to be owned by PHLLC because PHLLC is a general partner of Partners GP.

(8) Includes (i) 142,480 PIMCO Advisors units held of record by Partners LLC and (ii) 39,415,420 PIMCO Advisors units held of record by Partners GP and which may be deemed to be beneficially owned by Partners LLC, which is a general partner of Partners GP.

(9) Includes the following which may be deemed to be beneficially owned by the individual as a member of Partners LLC: (i) 142,480 PIMCO Advisors units held of record by Partners LLC, and (ii) 39,415,420 PIMCO Advisors units held of record by Partners GP, and which may be deemed to be beneficially owned by Partners LLC as a general partner of Partners GP.

(10) Includes units held by members of Mr. Gross' family and a family trust of which Mr. Gross is a trustee, as to which he may be deemed to be the beneficial owner.

                            INDEPENDENT ACCOUNTANTS

   The financial statements of the Partnership as of December 31, 1998 and 1997 and for the year ended December 31, 1998, the eight-month period ended December 31, 1997 and for each of the two years in the period ended April 30, 1997 and the consolidated financial statements of PIMCO Advisors as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference.

   Representatives of PricewaterhouseCoopers LLP will be present at the special meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   The Partnership has made forward-looking statements in this document and the documents incorporated by reference herein that are subject to risks and uncertainties. These statements are based on management's beliefs and assumptions, based on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Partnership set forth (i) under "Summary," "Special Factors" and "The Transaction," (ii) under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Partnership's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this document and (iii) in this document and the documents incorporated herein by reference preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions.

   Some statements contained in this proxy statement may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of PIMCO Advisors' sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. The Partnership cautions you to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made. The Partnership undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, the Partnership claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   Unitholders should understand that the following important factors, in addition to those discussed elsewhere in the documents which are incorporated by reference into this proxy statement, could affect the future results of the Partnership and could cause results to differ materially from those expressed in such forward-looking statements:

  . competitive pressures among financial services companies may increase significantly;

  . general economic conditions, either internationally or nationally or in the states in which the Partnership is doing business, may be less favorable than expected;

  . legislative or regulatory changes may adversely affect the business in which the Partnership is engaged; and

  . technological changes (including "Year 2000" data systems compliance issues) may be more difficult or expensive than anticipated.

                      WHERE YOU CAN FIND MORE INFORMATION

   The Partnership files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at "http://www.sec.gov." You may inspect information that the Partnership files with the New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

   The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about our company and its finances.

Partnership SEC Filings               Period or Date Filed
--------------------------------------------------------------------------------------
Annual Report on Form 10-K            Year ended December 31, 1998.
Quarterly Reports on Form 10-Q        Quarters ended March 31, 1999, June 30, 1999 and
                                      September 30, 1999.
Current Reports on Form 8-K or 8-K/A  Filed on March 2, 1999 and November 1, 1999.

   We are also incorporating by reference additional documents that we may file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement and the date of the special meeting. The information incorporated by reference is deemed to be part of this proxy statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed modified, superseded or replaced for purposes of this proxy statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced will not be deemed, except as so modified, superseded or replaced, to constitute a part of this proxy statement. If you are a Partnership unitholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Securities and Exchange Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. Partnership unitholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the appropriate party at the following addresses:

                         PIMCO Advisors Holdings, L.P.
                            800 Newport Center Drive
                        Newport Beach, California 92660
                         Attention: Investor Relations
                           Telephone: (877) 407-7699

   In addition, copies of the reports and opinions of Salomon Smith Barney, Lazard Freres, McLagan Partners and Goldman Sachs are available for inspection and copying at the Partnership's executive offices, 800 Newport Center Drive, Newport Beach, California 92660, during regular business hours by any holder of Partnership units or a holder's representative designated in writing. Copies of those reports and opinions will also be sent, at the holder's expense, to any holder of Partnership units or the holder's representative designated in writing.

   If you would like to request documents from us, please do so by April 14, 2000 to receive them before the special meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 3, 2000. You should not assume that the information contained in this proxy statement is accurate as of any date other than March 3, 2000, and the mailing of the proxy statement to unitholders shall not create any implication to the contrary.

   Your vote is important. To vote your units, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope or follow the instructions on your voting card to vote by telephone or over the Internet. Please call our investor relations department at (877) 407-7699 or our proxy solicitor, D.F. King & Co., Inc., toll-free at
(800) 207-2872 if you have questions or need assistance with the voting procedures.

                                          BY ORDER OF THE GENERAL PARTNER

                                          /s/  William D. Cvengros

                                          William D. Cvengros
                                          Chief Executive Officer
                                          PIMCO Advisors Holdings L.P.

Newport Beach, California

March 3, 2000

                                   APPENDIX A

                      IMPLEMENTATION AND MERGER AGREEMENT


--------------------------------------------------------------------------------

                      IMPLEMENTATION AND MERGER AGREEMENT

                                  by and among

                           Allianz of America, Inc.,

                         Pacific Asset Management LLC,

                              PIMCO Advisors L.P.,

                         PIMCO Advisors Holdings L.P.,

                              PIMCO Partners LLC,

                               PIMCO Holding LLC,

                              PIMCO Partners G.P.,

                       and the Other Parties Named Herein

                          Dated as of October 31, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 RECITALS.................................................................. A-1
 A.   The Parties.........................................................  A-1
 B.   The Transactions....................................................  A-2
 C.   PIMCO MD Agreement..................................................  A-2
 D.   Agreement of Merger.................................................  A-2


                                   ARTICLE I
                              Certain Definitions

 1.01 Certain Definitions.................................................  A-2
 1.02 Terms Generally.....................................................  A-13


                                   ARTICLE II
                                The Transactions

 2.01 The Holdings LP Merger..............................................  A-13
 2.02 The Acquisitions, Distributions and Contributions...................  A-16
 2.03 The Advisors LP Merger..............................................  A-16
 2.04 Treatment of Other Equity Interests.................................  A-18
 2.05 Closing.............................................................  A-19
 2.06 Organization of AZOA Subsidiaries...................................  A-19


                                  ARTICLE III
                         Representations and Warranties

 3.01 Disclosure Schedules................................................  A-19
 3.02 Standards...........................................................  A-20
 3.03 Representations and Warranties of the Sellers.......................  A-20
 3.04 Representations and Warranties of AZOA..............................  A-40


                                   ARTICLE IV
                                   Covenants

 4.01 Conduct Prior to Closing............................................  A-43
 4.02 Acquisition Proposals...............................................  A-44
 4.03 Retention and Bonus Programs........................................  A-44
 4.04 Filings, Other Actions; Notification................................  A-45
 4.05 Investment Company Matters..........................................  A-46
 4.06 Advisory Agreements.................................................  A-47
 4.07 Taxation............................................................  A-47
 4.08 Access; Information.................................................  A-47
 4.09 Publicity...........................................................  A-48
 4.10 Effect of Investigations............................................  A-48
 4.11 Takeover Statutes...................................................  A-48
 4.12 Reasonable Best Efforts.............................................  A-49

                                                                           Page
                                                                           ----
 4.13 Other Agreements...................................................  A-49
 4.14 Organization of PacPartners........................................  A-49
 4.15 Disposition of Subsidiaries........................................  A-50
 4.16 Restructurings.....................................................  A-50
 4.17 Expenses...........................................................  A-50
 4.18 Subsidiary Action..................................................  A-50
 4.19 Holdings LP Unitholder Approval....................................  A-50
 4.20 Proxy Statement....................................................  A-50
 4.21 Indemnification; Directors' and Officers' Insurance................  A-51
 4.22 Further Assurances.................................................  A-51


                                   ARTICLE V
                                   Conditions

 5.01 Conditions to Each Party's Obligation to Effect the Transactions...  A-52
 5.02 Conditions to Obligations of AZOA..................................  A-52
 5.03 Conditions to Obligations of the Sellers...........................  A-54


                                   ARTICLE VI
                                  Termination

 6.01 Termination by Mutual Consent......................................  A-55
 6.02 Termination by Either AZOA or the Sellers..........................  A-55
 6.03 Termination by AZOA................................................  A-55
 6.04 Termination by the Sellers.........................................  A-55
 6.05 Effect of Termination and Abandonment..............................  A-56
 6.06 Termination Fee....................................................  A-56


                                  ARTICLE VII
                           Miscellaneous and General

 7.01 Survival...........................................................  A-57
 7.02 Waiver; Amendment..................................................  A-57
 7.03 Governing Law and Venue; Waiver of Jury Trial......................  A-57
 7.04 Notices............................................................  A-58
 7.05 Entire Understanding; No Third Party Beneficiaries.................  A-59
 7.06 Obligations of AZOA................................................  A-59
 7.07 Transfer Taxes.....................................................  A-59
 7.08 Interpretation.....................................................  A-59
 7.09 Assignment.........................................................  A-59
 7.10 Counterparts.......................................................  A-60

                                    ANNEXES

 Annex A   Acquisitions, Distributions and Contributions
           Disclosure Document List: Financial Information and Assets
 Annex B   Under Management
 Annex C   Actions (Taxation)

                                    EXHIBITS

 Exhibit A Form of Amendment to Unit Incentive Plan
 Exhibit B Form of Allianz Guarantee
 Exhibit C Form of New Advisors LP Partnership Agreement
 Exhibit D Form of Supplement
 Exhibit E Terms of PIMCO Non-Qualified Profit Sharing Plan
 Exhibit F Terms of PIMCO Advisors LP Transition and Retention Plan
 Exhibit G Terms of PIMCO Advisors LP Retention Plan for Executives of
           Pacific Investment Management Company
 Exhibit H Terms of PIMCO Class B Unit Purchase Plan
 Exhibit I Form of Kenneth Poovey Employment Agreement
 Exhibit J Form of Other Advisors LP Executive Employment Agreements
 Exhibit K Terms of New Class B Units
 Exhibit L Form of Continuing Investment Agreement
 Exhibit M Form of Indemnification Agreement
 Exhibit N Form of PIMCO LLC Agreement
 Exhibit O Terms of Written Consent of Advisors LP
 Exhibit P Form of Employment Agreement
 Exhibit Q Form of Amendment to Unit Option Agreements
 Exhibit R Form of Opinion of Latham & Watkins

   This IMPLEMENTATION AND MERGER AGREEMENT, dated as of October 31, 1999 (this "Agreement"), by and among Allianz of America, Inc., a corporation organized under the laws of Delaware, Pacific Asset Management LLC, a limited liability company organized under the laws of Delaware, PIMCO Advisors L.P., a limited partnership organized under the laws of Delaware, PIMCO Advisors Holdings L.P., a limited partnership organized under the laws of Delaware, PIMCO Partners G.P., a general partnership organized under the laws of California, PIMCO Partners LLC, a limited liability company organized under the laws of California, PIMCO Holding LLC, a limited liability company organized under the laws of Delaware, and all of the other parties listed in Recital A hereof (each, a "Party" and collectively, the "Parties").

                                    RECITALS

   A. The Parties. The Parties to this Agreement are as follows:

     Advisors LP Merger Sub LLC is a limited liability company to be organized under the laws of Delaware and is referred to herein as "Advisors LP Merger Sub".

     Allianz Asset Management Incorporated is a corporation organized under the laws of Delaware, is the sole member of Allianz GP Sub and is referred to herein as "Allianz Asset Management".

     Allianz GP Sub LLC is a limited liability company to be organized under the laws of Delaware, is the sole member of Advisors LP Merger Sub and Holdings LP General Partner is the sole limited partner of Holdings LP Merger Sub and is referred to herein as "Allianz GP Sub".

     Allianz of America, Inc. is a corporation organized under the laws of Delaware, is the sole stockholder of Allianz Asset Management and is referred to herein as "AZOA".

     Holdings LP General Partner LLC is a limited liability company to be organized under the laws of Delaware, is the sole general partner of Holdings LP Merger Sub and is referred to herein as "Holdings LP General Partner".

     Holdings LP Merger Sub L.P. is a limited partnership to be organized under the laws of Delaware and is referred to herein as "Holdings LP Merger Sub".

     Pacific-Allianz Partners LLC is a limited liability company to be organized under the laws of Delaware and is referred to herein as "PacPartners LLC".

     Pacific Asset Management LLC is a limited liability company organized under the laws of Delaware, is the managing and sole member of Holding LLC, a limited partner of Advisors LP and the managing member of each of NFJ LLC, PPA LLC and CCM LLC, and will be at the Closing the sole stockholder of PacFin, and is referred to herein as "PacMan".

     Pacific Investment Management Company is a general partnership organized under the laws of Delaware and is a wholly-owned Subsidiary of Advisors LP and is referred to herein as "PIMCO".

     PIMCO Advisors Holdings L.P. is a limited partnership organized under the laws of Delaware, is a general partner of Advisors LP and is referred to herein as "Holdings LP".

     PIMCO Advisors L.P. is a limited partnership organized under the laws of Delaware, is a general partner of PIMCO and is referred to herein as "Advisors LP".

     PIMCO Holding LLC is a limited liability company organized under the laws of Delaware, is a general partner of Partners GP and is referred to herein as "Holding LLC".

     PIMCO Partners G.P. is a general partnership organized under the laws of California, is a general partner and a limited partner of Advisors LP and the sole general partner of Holdings LP and is referred to herein as "Partners GP".

     PIMCO Partners LLC is a limited liability company organized under the laws of California, is the managing general partner of Partners GP and a limited partner of Advisors LP and is referred to herein as "Partners LLC".

   B. The Transactions. The Parties desire and intend to engage in a series of transactions, which will include (i) a merger of Holdings LP Merger Sub with and into Holdings LP, (ii) a merger of Advisors LP Merger Sub with and into Advisors LP and (ii) certain other related transactions as more fully set forth in Annex A, all on the terms and conditions set forth herein.

   C. PIMCO MD Agreement. As a condition to and in furtherance of the Transactions, each of the PIMCO MDs who is an ETA Holder has entered into the PIMCO MD Agreement concurrently with the execution of this Agreement.

   D. Agreement of Merger. This Agreement constitutes an agreement of merger within the meaning of Section 17-211 of the DE Partnership Law with respect to each of the Holdings LP Merger and the Advisors LP Merger and within the meaning of Section 18-209 of DE LLC Law with respect to the Advisors LP Merger.

   NOW, THEREFORE, in consideration of the premises, and of the covenants, representations, warranties and agreements contained herein and in the other Transaction Documents, the Parties agree as follows:

                                   ARTICLE I

                              Certain Definitions

   1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     "1994 Profit Sharing Plan" means the 1994 Non-Qualified Profit Sharing Plan, effective November 16, 1994, adopted by PIMCO.

     "1998 Unit Incentive Plan" means the 1998 Unit Incentive Plan, effective January 1, 1998, adopted by Holdings LP and Advisors LP.

     "12b-1 Plan" has the meaning set forth in Section 3.03(aa).

     "Acquired Entities" has the meaning set forth in Section 4.07(a).

     "Acquisition Proposal" has the meaning set forth in Section 4.02.

     "Acquisitions, Distributions and Contributions" means, collectively, the transactions contemplated by Annex A.

     "Adjusted Assets Under Management" has the meaning set forth in Section 2.01(d).

     "Advisors GP Units" means the general partner units of Advisors LP.

     "Advisors LP" has the meaning set forth in Recital A.

     "Advisors LP Certificate of Merger" has the meaning set forth in Section 2.03(b).

     "Advisors LP Excluded Unit" has the meaning set forth in Section
  2.03(d).

     "Advisors LP Merger" has the meaning set forth in Section 2.03(a).

     "Advisors LP Merger Sub" has the meaning set forth in Recital A.

     "Advisors LP Surviving Partnership" has the meaning set forth in Section 2.03(a).

     "Advisors LP Units" means, collectively, the Class A Units, the Class C Units and the Class D Units.

     "Advisory Agreement" means, with respect to any Person, each Contract relating to its rendering of investment management, investment advisory, management, administration or any other services to a Client, including any sub-advisory or similar agreement.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by Contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings to the foregoing. For purposes of the definition of "control", a general partner or managing member of a Person shall always be considered to control such Person.

     "Allianz" means Allianz AG, a German Aktiengesellschaft, the controlling shareholder of AZOA.

     "Allianz Asset Management" has the meaning set forth in Recital A.

     "Allianz GP Sub" has the meaning set forth in Recital A.

     "Allianz Guarantee" means the Guarantee entered into by AZOA and Allianz, substantially in the form attached hereto as Exhibit B.

     "Allianz Representatives" has the meaning set forth in Section 4.08(a).

     "Allianz Share Recipients" means William H. Gross, John L. Hague, Brent
  R. Harris, James F. Muzzy, William C. Powers and William S. Thompson.

     "Allianz Shares" has the meaning specified in Annex A.

     "Amendment to Unit Incentive Plan" means the Second Amendment to the 1998 Unit Incentive Plan, substantially in the form attached hereto as Exhibit A, unless otherwise agreed by Advisors LP, Holdings LP and AZOA.

     "Applicable Law" means any domestic or foreign federal or state statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement (including those of any Self-Regulatory Organization) applicable to any of the Parties or any of each of their respective Subsidiaries, properties or assets, as the case may be.

     "Audit Date" has the meaning set forth in Section 3.03(i).

     "Authority" means any Governmental Authority or Self-Regulatory
  Organization.

     "AZOA" has the meaning set forth in Recital A.

     "AZOA Unvested Deferred Payment Note" has the meaning set forth in
  Section 2.04(b).

     "Bankruptcy and Equity Exception" has the meaning set forth in Section 3.03(b).

     "Cadence Capital Management" means Cadence Capital Management, a general partnership organized under the laws of Delaware.

     "Cadence LP" means Cadence Partners L.P., a limited partnership organized under the laws of California.

     "Cadence Management" means Cadence Capital Management Inc., a corporation organized under the laws of Delaware and a wholly-owned subsidiary of Advisors LP.

     "California Uniform Partnership Act" means the Uniform Partnership Act of the State of California.

     "CCM LLC" means CCM LLC, a limited liability company organized under the laws of Delaware, the sole general partner of Cadence LP and a limited partner of Advisors LP.

     "Class A Units" means the Class A limited partner units of Advisors LP.

     "Class C Units" means the Class C limited partner units of Advisors LP.

     "Class D Units" means the Class D limited partner units of Advisors LP.

     "Client" means, with respect to any Person, each Investment Company and each other Person for which such Person or any of its Subsidiaries is a Service Provider.

     "Client Contracts" has the meaning set forth in Section 3.03(aa).

     "Closing" has the meaning set forth in Section 2.05.

     "Closing Date" has the meaning set forth in Section 2.05.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Columbus Circle Trust Company" means Columbus Circle Trust Company, a Connecticut state-chartered trust company.

     "Compensation and Benefit Plan" means, with respect to any Person, any and all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock appreciation rights, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, including but not limited to "employee benefit plans" within the meaning of Section 3(3) of ERISA, and employment or severance agreements and all similar practices, policies and arrangements in which any employee, former employee, consultant, former consultant, director or former director, member or former member, stockholder or former stockholder, partner or former partner, of such Person or any of its Subsidiaries participates or to which any such employees, former employees, consultants, former consultants, directors, former directors, members, former members, stockholders, former stockholders, partners or former partners are parties or beneficiaries.

     "Compensation Deferral Account" has the meaning set forth in the Deferred Compensation Plan.

     "Consents" has the meaning set forth in Section 5.01(a).

     "Constituent Documents" means, with respect to any corporation, its charter and by-laws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any trust, its declaration or agreement of trust; and with respect to each other Person, its comparable constitutional instruments or documents; together in each case, with all material consents and other instruments delegating authority pursuant to such Constituent Documents.

     "Continuing Investment Agreement" has the meaning set forth in Section 4.13(b).

     "Contract" means, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, guarantee, loan, note, mortgage, arrangement, license, lease or other commitment, whether oral or written, to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their assets or properties is subject.

     "Controlled Affiliate" has the meaning set forth in Section 3.03(f).

     "D&O Insurance" has the meaning set forth in Section 4.21(b).

     "DE LLC Law" means the Delaware Limited Liability Company Act, 6 Del. C.
  (S) 18-101, et seq., as amended from time to time.

     "DE Partnership Law" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. (S) 17-101, et seq., as amended from time to time.

     "Deferred Compensation Plan" means the Executive Deferred Compensation Plan of Holdings LP and Advisors LP, effective as of December 1, 1996, and amended and restated as of January 1, 1998, adopted by Advisors LP.

     "Deferred Compensation Unit" means, at any time of determination, any Class A Unit held by the Trustee under the Deferred Compensation Plan and credited to a Participant's Compensation Deferral Account with respect to which such Participant has not forfeited and otherwise retains his or her interest at such time.

     "Deferred Restricted Unit" means, at any time of determination, any Class A Unit held by the Trustee under the Deferred Compensation Plan and credited to a Participant's Unit Award Deferral Account with respect to which such Participant has not forfeited and otherwise retains his or her interest at such time.

     "Deferred Restricted Unit Agreement" means each Deferred Restricted Unit Agreement entered into pursuant to the terms of the 1998 Unit Incentive Plan.

     "Deferred Unit" means a Deferred Unit Award within the meaning of the 1998 Unit Incentive Plan.

     "Derivative Contract" means any exchange-traded, over-the-counter or other swap, cap, floor, collar, option agreement, futures or forward contract and each other similar arrangement or Contract.

     "Determination Date" has the meaning set forth in Section 2.01(d).

     "Disclosure Schedule" has the meaning set forth in Section 3.01.

     "Effective Time" has the meaning set forth in Section 2.03(b).

     "Employment Agreement" has the meaning set forth in Section 5.02(e).

     "Encumbrance" means any lien, encumbrance, mortgage, restriction, pledge, security interest, right of first refusal, claim or other encumbrance.

     "Environmental Law" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to (a) the protection, investigation or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

     "Equity Interest" means, with respect to any Person, any share of capital stock of, general, limited or other partnership interest, membership interest or similar ownership interest under the laws of a jurisdiction outside the United States, in such Person.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ETA" means each of those certain employment termination and non-competition agreements Previously Disclosed.

     "ETA Amendment" has the meaning set forth in Section 4.13(a).

     "ETA Holder" means any natural person who is a party to an ETA as Previously Disclosed.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Excluded Holdings LP Unit" has the meaning set forth in Section 2.04.

     "Federal Reserve" means the Board of Governors of the Federal Reserve
  System.

     "Fee Triggering Event" has the meaning set forth in Section 6.06(b).

     "GAAP" means generally accepted accounting principles in the United States of America as in effect at the time any applicable financial statements were prepared.

     "Governmental Authority" means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, the securities commission or other authority of any state or foreign jurisdiction, the Federal Reserve or any other government authority, agency, department, board, commission or instrumentality of any such government, state or political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental organization, agency or authority.

     "Hazardous Substance" means any substance that is (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (c) any other substance which may be the subject of regulatory action by any Government Authority in connection with any Environmental Law.

     "Holding LLC" has the meaning set forth in Recital A.

     "Holding LLC ETA" means each ETA to which Holding LLC is a party.

     "Holdings LP" has the meaning set forth in Recital A.

     "Holdings LP Certificate of Merger" has the meaning set forth in Section 2.01(b).

     "Holdings LP Effective Time" has the meaning set forth in Section
  2.01(d)(i).

     "Holdings LP General Partner" has the meaning set forth in Recital A.

     "Holdings LP GP Units" has the meaning set forth in Section 2.01(d).

     "Holdings LP Merger" has the meaning set forth in Section 2.01(a).

     "Holdings LP Merger Sub" has the meaning set forth in Recital A.

     "Holdings LP Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of PIMCO Advisors Holdings L.P., dated June 30, 1998.

     "Holdings LP Surviving Partnership" has the meaning set forth in Section 2.01(a).

     "Holdings LP Unit" has the meaning set forth in Section 2.01(d).

     "Holdings LP Unitholders" has the meaning set forth in Section 2.01(a).

     "Holdings LP Unitholders Meeting" has the meaning set forth in Section
  4.19.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnification Agreement" has the meaning set forth in Section
  4.13(d).

     "Insurance Policies" has the meaning set forth in Section 3.03(y).

     "Intellectual Property" means (a) all trademarks, service marks, logos and trade names together with all adaptations, derivations, and combinations thereof, and any applications, registrations, and renewals in connection therewith, (b) all copyrights, and all applications, registrations, and renewals in connection therewith; in each case, in whatever form or medium.

     "Intellectual Property Rights" has the meaning set forth in Section
  3.03(w).

     "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

     "Investment Company" means an investment company, as such term is defined in the Investment Company Act (including any entity that, although an investment company, is exempt from registration as an investment company under such Act). When used herein without such a reference to a specified Person, "Investment Company" refers to any Investment Company for which Advisors LP or any Subsidiary of Advisors LP acts as a Service Provider.

     "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

     "Investment Company Advisory Agreement" means any Advisory Agreement to which an Investment Company is a party.

     "Investment Company Board" or "Board" means the board of directors or trustees (or Persons performing similar functions) of an Investment Company.

     "IRS" means the Internal Revenue Service, and any successor thereto.

     "Key Contracts" means, with respect to any Person, the following Contracts of such Person or any Subsidiary, division or business of such
  Person:

       (A) any partnership, joint venture or other similar Contract other than that of a Non-Registered Investment Company;

       (B) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets, outsourcing or otherwise) of or by such Person since November 15, 1994;

       (C) any indenture, mortgage, promissory note, loan, guarantee or other Contract for the borrowing of money or the deferred purchase price of property in excess of $10,000,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

       (D) any Contract that creates future payment or purchase obligations of such Person for either (x) annual payments of $1,000,000 or more or
    (y) future aggregate payment obligations in excess of $5,000,000;

       (E) any Contract which constitutes a repurchase agreement, reverse repurchase agreement, swap, hedge or Derivative Contract of any type with respect to which such Person acts as a principal;

       (F) any Contract with any former or current general partner, managing member or managing director of such Person or any executive officer or director of Advisors LP or Holdings LP or any holder of five percent (5%) or more of the Equity Interests in such Person or, with respect to any Seller, with any Person in which, to the knowledge of such Seller, any of the foregoing Persons holds a controlling interest;

       (G) any Contract establishing or evidencing a Profit Interest in such Person;

       (H) any license, franchise or similar Contract material to its business and operations or any agreement relating to any Intellectual Property that is material to its assets or business; and

       (I) any Contract that limits the freedom of such Person or any of its Affiliates to compete in any line of business or with any Person or which involve any restriction of geographical area in which, or method by which it may carry on its business or that would so limit their freedom after the Closing Date;

       excluding, in each case, (I) any agreement made with respect to Sponsored Investment Companies in the retail division of PIMCO in the ordinary course of business, (II) any Contract between Advisors LP and its Subsidiaries or among such Subsidiaries which evidence inter-company debt, advances or transfers, (III) any arrangement by which commission or trail payments are made, (IV) Compensation and Benefit Plans and (V) with respect to the Contracts listed in clauses (A) through (H) only, any Constituent Documents and Advisory Agreements.

     "knowledge" means, with respect to any Person or its Subsidiaries, the actual knowledge of its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Investment Officer or Chief Legal Officer (as applicable), after, in the case of any Seller, conduct by such Person of reasonable due inquiry of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Investment Officer and Chief Legal Officer (as applicable) of each of its Subsidiaries.

     "Lease Agreements" has the meaning set forth in Section 3.03(m).

     "Long-Term Credit Agreement" means the Long-Term Credit Agreement, dated as of May 12, 1998, among Advisors LP, NationsBank N.A., Deutsche Bank AG, New York Branch, Union Bank of California, N.A., Citibank, N.A. and the Banks as such term is defined therein.

     "Material Adverse Effect" means, with respect to any Person, any effect that is material and adverse to the financial condition, assets, properties, management, business or results of operations of Holdings LP and its Subsidiaries taken as a whole or, with respect to AZOA, of AZOA and its Subsidiaries, taken as a whole; provided, that (i) any such effect which results from changes in securities markets shall be disregarded, and (ii) any such effect which includes a reduction in the Revenue Run-Rate shall be disregarded to the extent of such reduction as of the time of determination.

     "MD Representatives" means the members of the executive committee of PIMCO.

     "Merger Sub Class A Units" means the Class A limited partner units of Advisors LP Merger Sub issued to Allianz GP Sub pursuant to Section 2.03(d).

     "Merger Sub Class E Units" means the Class E limited partner units of Advisors LP Merger Sub issued to PacMan pursuant to Section 2.03(d).

     "Merger Sub GP Unit" has the meaning set forth in Section 2.03(d).

     "NASD" means the National Association of Securities Dealers, Inc., and any successor thereto.

     "New Advisors LP Partnership Agreement" has the meaning set forth in
  Section 2.03(c).

     "New Class A Units" has the meaning set forth in Section 2.03(d).

     "New Class B Units" has the meaning set forth in Section 2.03(d).

     "New Class E Units" has the meaning set forth in Section 2.03(d).

     "NFJ Investment Group" means NFJ Investment Group, a general partnership organized under the laws of Delaware.

     "NFJ LLC" means NFJ LLC, a limited liability company organized under the laws of Delaware, the sole general partner of NFJ LP and a limited partner of Advisors LP.

     "NFJ LP" means NFJ Partners L.P., a limited partnership organized under the laws of California and a limited partner of Advisors LP.

     "NFJ Management" means NFJ Management Inc., a corporation organized under the laws of Delaware and a wholly-owned subsidiary of Advisors LP.

     "Non-Registered Investment Company" means an Investment Company that is not registered under the Investment Company Act.

     "Oppenheimer Capital" means Oppenheimer Capital, a general partnership organized under the laws of Delaware.

     "Option Modification Agreement" has the meaning set forth in Section
  5.02(h).

     "Order" has the meaning set forth in Section 5.01(c).

     "Owned Real Property" has the meaning set forth in Section 3.03(m).

     "PacFin" means Pacific Financial Products, Inc., a corporation organized under the laws of Delaware, a wholly-owned subsidiary of PacMan and a limited partner of Advisors LP.

     "PacLife" means Pacific Life Insurance Company, a stock life insurance company organized under the laws of California and the sole member of PacMan.

     "PacMan" has the meaning set forth in Recital A.

     "PacPartners LLC" has the meaning set forth in Recital A.

     "PacPartners LLC Agreement" has the meaning set forth in Section 4.14.

     "PacPartners LLC Class A Units" means the Class A Units of PacPartners
  LLC.

     "PacPartners LLC Class B Units" means the Class B Units of PacPartners
  LLC.

     "Parametric LP" means Parametric Partners L.P., a limited partnership organized under the laws of California and a limited partner of Advisors L.P.

     "Parametric Management" means Parametric Management Inc., a corporation organized under the laws of Delaware and a wholly-owned subsidiary of Advisors LP.

     "Parametric Portfolio Associates" means Parametric Portfolio Associates, a general partnership organized under the laws of Delaware.

     "Participant" means any Person who is a "Participant" in the Deferred Compensation Plan within the meaning of the Deferred Compensation Plan.

     "Partners GP" has the meaning set forth in Recital A.

     "Partners LLC" has the meaning set forth in Recital A.

     "Paying Agent" has the meaning set forth in Section 2.01(f).

     "Pension Plan" means an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

     "Person" means any individual, bank, corporation, company, partnership (limited or general), limited liability company, association, joint venture, trust, stock insurance company, unincorporated organization or other entity or similar contractual arrangement or relationship.

     "PIMCO" has the meaning set forth in Recital A.

     "PIMCO Class B Unit Purchase Plan" has the meaning set forth in Section
  4.03.

     "PIMCO Equity Advisors" means PIMCO Equity Advisors, a division of Advisors LP.

     "PIMCO LLC Agreement" has the meaning set forth in Section 4.13(d).

     "PIMCO Management" means PIMCO Management Inc., a corporation formed under the laws of Delaware and a wholly-owned subsidiary of Advisors LP.

     "PIMCO MD" means each of William R. Benz, Robert Wesley Burns, Chris P. Dialynas, William H. Gross, John L. Hague, Brent R. Harris, Margaret E. Isberg, Dean S. Meiling, James F. Muzzy, William F. Podlich, III, William
  C. Powers, Lee R. Thomas, William S. Thompson and Benjamin L. Trosky.

     "PIMCO MD Agreement" means the Managing Director Agreement entered into as of the date hereof among all of the PIMCO MDs who are ETA Holders, Allianz Asset Management, Advisors LP, PIMCO and AZOA.

     "PIMCO Non-Qualified Profit Sharing Plan" has the meaning set forth in
  Section 4.03.

     "PIMCO Trust Company" means PIMCO Trust Company, a trust company formed under the laws of New York.

     "PIMCO Written Consent" has the meaning set forth in Section 4.13.

     "PPA LLC" means PPA LLC, a limited liability company organized under the laws of Delaware, is the sole general partner of Parametric LP.

     "PPGP Note Agreement" means the Amended and Restated Note Agreement, dated as of September 26, 1997, between Partners GP and each of the Noteholders as such term is defined therein, as amended as of October 31, 1997.

     "Previously Disclosed" by a Party or Parties means information set forth in its or their Disclosure Schedule.

     "Profit Interest" means, with respect to any Person, any right (whether represented by a security or other instrument or Contract) directly or indirectly to participate in the revenues, profits or losses, realized or unrealized gains or liquidation value of, such Person or any Subsidiary, division or business of such Person, but excluding, in each case, any Contract for trail payments, commissions, or fee-based compensation entered into in the ordinary course of business of such Person or any Subsidiary, division or business of such Person and any ETA, Equity Interest, or Compensation and Benefit Plan.

     "Proxy Statement" has the meaning set forth in Section 4.19.

     "PTE 84-14" has the meaning set forth in Section 3.04(i).

     "Registered Investment Company" means an Investment Company registered under the Investment Company Act.

     "Retention Plan" has the meaning set forth in Section 4.03.

     "Revenue Run-Rate" has the meaning set forth in Section 2.01(d).

     "SEC" means the Securities and Exchange Commission, and any successor thereto.

     "SEC Reports" has the meaning set forth in Section 3.03(i).

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Securities Laws" means the Securities Act, the Exchange Act, the Investment Company Act, the Advisors Act and the state "blue sky" laws, and the rules and regulations promulgated thereunder.

     "Self-Regulatory Organization" means the NASD, the MSRB, the National Futures Association, each national securities exchange in the United States and each or other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which it is otherwise subject.

     "Sellers" means, collectively, Advisors LP, Holdings LP, PacMan, Partners GP, Partners LLC and Holding LLC.

     "Service Provider" means any Person who acts as investment manager, administrator, general partner, managing member or similar controlling Person, investment advisor, subadviser or distributor or provider of other services.

     "Shortfall Ratio" has the meaning set forth in Section 2.03(d)(i).

     "Short-Term Credit Agreement" means the Short-Term Credit Agreement, dated as of May 12, 1998, as amended as of May 11, 1999, among Advisors LP, NationsBank N.A., Deutsche Bank AG, New York Branch, Union Bank of California, N.A., Citibank, N.A. and the Banks as such term is defined therein.

     "Sponsored" means, with respect to any Investment Company, an Investment Company which has a majority of its officers who are employees of Advisors LP or any of its Subsidiaries or of which Advisors LP or any of its Subsidiaries holds itself out as the "Sponsor".

     "Subsidiary" of any Person (the "subject Person") means any Person, whether incorporated or unincorporated, of which (i) at least fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or managers or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing membership interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries; provided, however, that the term Subsidiary shall not apply to any Sponsored Non-Registered Investment Company.

     "Superior Proposal" has the meaning set forth in Section 4.02.

     "Supplement" has the meaning set forth in Section 2.06.

     "Takeover Statute" means any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation.

     "Tax" and "Taxes" means any and all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Closing Date.

     "Tax Returns" means any return, amended return or other report (including, without limitations elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

     "Termination Date" has the meaning set forth in Section 6.02.

     "Termination Fee" has the meaning set forth in Section 6.06(a).

     "Termination Notice" has the meaning set forth in Section 6.03(b).

     "Terminating Sellers" has the meaning set forth in Section 6.04.

     "Third-Party Intellectual Property Rights" has the meaning set forth in
  Section 3.03(w).

     "Transaction Documents" means this Agreement, the Continuing Investment Agreement, the Indemnification Agreement, the Option Modification Agreement, the ETA Amendments, each Supplement, the PIMCO MD Agreement, the PIMCO LLC Agreement, the New Advisors LP Partnership Agreement, the PacPartners LLC Agreement, the AZOA Unvested Deferred Payment Note, the Deferred Compensation Plan Amendment, the Employment Agreements, the PIMCO Non-Qualified Profit Sharing Plan, the PIMCO Class B Unit Purchase Plan, the Transition Retention Plan, the Retention Plan, the Allianz Guarantee, the Letter Agreement, dated October 31, 1999, from AZOA to PIMCO, relating to the delegation to be effected by the PIMCO Written Consent and any other Contract which Partners LLC, AZOA and PacMan may agree in writing shall be a Transaction Document.

     "Transactions" means, collectively, the Advisors LP Merger, the Holdings LP Merger, the Acquisitions, Distributions and Contributions, and each other transaction contemplated by Sections 4.13, 4.14 and 4.19 of this Agreement.

     "Transition Retention Plan" has the meaning set forth in Section 4.03.

     "Trustee" means US Trust, as Trustee under the rabbi trust established by Advisors LP and the other Participating Employees under a trust dated as of December 1, 1996 for purposes of the Deferred Compensation Plan.

     "Unit Award Deferral Account" has the meaning set forth in the Deferred Compensation Plan.

     "Unit Option" means an option to purchase units awarded under the 1998 Unit Incentive Plan.

     "Unit Option Agreement" has the meaning set forth in the 1998 Unit Incentive Plan.

     "Unit Price" has the meaning set forth in Section 2.01(d).

     "Written Consent" means, with respect to a specified Person, the written consent of the board of directors, members, managing members, general partners, or other governing body or group of Persons given under authority of such specified Person's Constituent Documents.

     "Y2K Compliant" has the meaning set forth in Section 3.03(z).

   1.02 Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in this Agreement include both the plural and the singular;

     (b) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

     (c) the words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation"; and

     (d) the term "reasonable best efforts" of any Party with respect to any specified action or result shall mean efforts that a reasonable Person would make to take such action or accomplish such result in light of the present intentions of such Party with respect to the Transactions and the benefits to be obtained by such Party upon the consummation of the transactions contemplated by the Transaction Documents.

                                   ARTICLE II

                                The Transactions

   2.01 The Holdings LP Merger.

     (a) The Holdings LP Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Holdings LP Effective Time, Holdings LP Merger Sub shall be merged with and into Holdings LP and the separate partnership existence of Holdings LP Merger Sub shall thereupon cease (the "Holdings LP Merger"). Holdings LP shall be the surviving entity in the Holdings LP Merger (sometimes hereinafter referred to as the "Holdings LP Surviving Partnership"), and the separate partnership existence of Holdings LP, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Holdings LP Merger, except as set forth in
  Section 2.01(c). The Holdings LP Merger shall have the effects specified in
  Section 17-211(h) of the DE Partnership Law.

     (b) Holdings LP Effective Time. On the Closing Date, immediately following the satisfaction of all the conditions set forth in Article V, Holdings LP and Holdings LP Merger Sub shall cause a Certificate of Merger (the "Holdings LP Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 17-211(c) of the DE Partnership Law. The Holdings LP Merger shall become effective at the time specified in the Holdings LP Certificate of Merger (the "Holdings LP Effective Time").

     (c) The Holdings LP Surviving Partnership Agreement. Effective as of the Holdings LP Effective Time, the Holdings LP Partnership Agreement shall be amended and restated in its entirety and a new partnership agreement shall be adopted which limited partnership agreement shall be in a form to be determined by AZOA or Holdings LP General Partner prior to the Closing.

     (d) Effect on Partnership Interests. At the Holdings LP Effective Time, as a result of the Holdings LP Merger and without any action on the part of the holders of any partnership interest in Holdings LP:

       (i) Holdings LP Merger Consideration. Each unit of limited partnership interest of Holdings LP issued and outstanding immediately prior to the Holdings LP Effective Time (a "Holdings LP Unit"), shall be converted into the right to receive, without interest, an amount in cash equal to $38.75 (such amount, as it may be adjusted in accordance with this Section 2.01(d)(i), the "Unit Price"), provided, that in the event that the Revenue Run-Rate as of the most recent calendar month-end prior to the Closing Date (the "Determination Date") is less than 85% of the Revenue Run-Rate as of September 30, 1999 ($780,837,226), then the Unit Price shall be reduced by an amount equal to the Unit Price multiplied by the Shortfall Ratio; provided, further, that the Unit Price as so adjusted shall not be less than $31.00. The "Shortfall Ratio" shall be equal to:

                     Revenue Run - Rate as of the Determination Date
             2x (.85 ----------------------------------------------- )
                                  $780,837,226

    All such Holdings LP Units, by virtue of the Holdings LP Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Holdings LP Units shall thereafter cease to have any rights with respect to such Holdings LP Units, except the right to receive the Unit Price for each Holdings LP Unit upon the surrender of such certificate in accordance with Section 2.01(f).

    "Revenue Run-Rate" shall mean, on any date, the aggregate annualized investment advisory and subadvisory fees for all accounts managed by Advisors LP and its Subsidiaries, determined by multiplying the Adjusted Assets Under Management for each such account by the applicable annual fee rate for such account at such date (excluding any performance-based fees). The calculation of the Revenue Run-Rate as of the Determination Date shall be made using substantially the same methodology as the calculation of the Revenue Run-Rate as of September 30, 1999, as Previously Disclosed.

    "Adjusted Assets Under Management" shall mean for any account at a particular date, the amount of assets under management by Advisors LP or its Subsidiaries in that account at September 30, 1999, as adjusted for net cash flows (additions, withdrawals and reinvestments), new accounts and terminated accounts from and after September 30, 1999; provided however, that assets shall be treated as withdrawn at the date Advisors LP or any of its Subsidiaries receives a written notice communicating an intention to withdraw such assets (unless such notice has been revoked) or, in the case of a Registered Investment Company, the shareholders of such Registered Investment Company shall have failed to approve the transfer of an Advisory Agreement at such particular date.

       (ii) Holdings LP GP Units. Each general partnership unit in Holdings LP issued and outstanding immediately prior to the Holdings LP Effective Time ("Holdings LP GP Units") shall be converted into the right to receive the Unit Price.

     (e) Holdings LP Merger Sub. At the Holdings LP Effective Time, each limited partnership interest in Holdings LP Merger Sub issued and outstanding immediately prior to the Holdings LP Effective Time shall be converted into and become exchangeable for one Holdings LP Unit and each general partner interest in Holdings LP Merger Sub issued and outstanding immediately prior to the Holdings LP Effective Time shall be converted into one general partner interest in Holdings LP Surviving Partnership.

     (f) Payment for Holdings LP Units.

       (i) Paying Agent. As of the Holdings LP Effective Time, Holdings LP Surviving Partnership shall deposit, or shall cause to be deposited, with a paying agent selected by Holdings LP with AZOA's prior approval, which approval shall not be unreasonably withheld (the "Paying Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.01(d)(i) to holders of Holdings LP Units issued and outstanding immediately prior to the Holdings LP Effective Time ("Holdings LP Unitholders").

       (ii) Payment Procedures. Promptly after the Holdings LP Effective Time, Holdings LP Surviving Partnership shall cause to be mailed to each Person who was, at the Holdings LP Effective Time, a holder of record of issued and outstanding Holdings LP Units (i) a letter of transmittal specifying that delivery shall be effected, and the risk of loss and title to each certificate representing Holdings LP Units shall pass, only upon delivery of such certificate (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as AZOA and Holdings LP may reasonably agree, and (ii) instructions for use in effecting the surrender of such certificates. Upon surrender to the Paying Agent of any such certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Holdings LP Surviving Partnership shall promptly cause to be paid to the Person(s) entitled thereto, by check, the amount to which such Person(s) are entitled pursuant to Section 2.01(d)(i), after giving effect to any required tax withholding. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a Person other than the registered holder of a certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the satisfaction of Holdings LP Surviving Partnership or the Paying Agent that such tax has been paid or is not applicable.

       (iii) Transfers. After the Holdings LP Effective Time, there shall be no transfers on the books and records of Holdings LP of the Holdings LP Units that were outstanding immediately prior to the Holdings LP Effective Time.

       (iv) Termination of Payment Fund. Three hundred and sixty five (365) days following the Holdings LP Effective Time, Holdings LP Surviving Partnership or its successor shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to Holdings LP Unitholders at the Holdings LP Effective Time, and thereafter such holders shall be entitled to look to Holdings LP Surviving Partnership only as general creditors thereof with respect to the cash payable upon due surrender of such certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of such certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Holdings LP Surviving Partnership shall pay all charges and expenses, including those of the Paying Agent, in connection with the payment of cash in exchange for Holdings LP Units.

       (v) Lost, Stolen or Destroyed Holdings LP Certificates. In the event any certificate representing Holdings LP Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Holdings LP, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed certificate the merger consideration due to such holder pursuant to Section 2.01(d)(i) upon due surrender of the Holdings LP Units represented by such certificate.

     (g) Dissenters' or Appraisal Rights. Holdings LP Unitholders shall not be entitled to any dissenters' rights or rights of appraisal with respect to such holders' Holdings LP Units.

     (h) Adjustments to Prevent Dilution. In the event that Holdings LP changes the number of Holdings LP Units or Holdings GP Units issued and outstanding prior to the Holdings LP Effective Time, by means of a unit split, recapitalization, unit consolidation or similar transaction, the Unit Price shall be appropriately adjusted.

   2.02 The Acquisitions, Distributions and Contributions. Upon the terms and subject to the conditions of this Agreement, at the Closing, immediately prior to the Effective Time, the Parties will take all actions required to consummate the transactions contemplated in Annex A to this Agreement, in the order set forth therein.

   2.03 The Advisors LP Merger.

     (a) The Advisors LP Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Advisors LP Merger Sub shall be merged with and into Advisors LP and the separate limited liability company existence of Advisors LP Merger Sub shall thereupon cease (the "Advisors LP Merger"). Advisors LP shall be the surviving entity in the Advisors LP Merger (sometimes hereinafter referred to as the "Advisors LP Surviving Partnership"), and the separate partnership existence of Advisors LP, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Advisors LP Merger, except as set forth in Section 2.02(c). The Advisors LP Merger shall have the effects specified in Section 17-211(h) of the DE Partnership Law and Section 18-209(g) of the DE LLC Law.

     (b) Effective Time. Immediately following the consummation of all of the transactions contemplated by Sections 2.01 and 2.02, Advisors LP and Advisors LP Merger Sub will cause a Certificate of Merger (the "Advisors LP Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 17-211(c) of the DE Partnership Law and Section 18-209(c) of the DE LLC Law. The Advisors LP Merger shall become effective at the time specified in the Advisors LP Certificate of Merger (the "Effective Time"), provided, however, that the Advisors LP Merger shall not become effective and the provisions of this Section 2.03 shall have no effect unless the Holdings LP Merger shall have become effective prior thereto.

     (c) The Advisors LP Surviving Partnership Agreement. Effective as of the Effective Time, the Advisors LP Limited Partnership Agreement shall be amended and restated substantially in the form attached hereto as Exhibit C, with such further amendments and modifications as PacMan and AZOA may agree prior to the Effective Time (the "New Advisors LP Partnership Agreement") and such New Advisors LP Partnership Agreement shall be the partnership agreement of Advisors LP Surviving Partnership, until duly amended as provided therein or by Applicable Law. Effective as of the Effective Time, PacPartners shall be admitted as the general partner of the Advisors LP Surviving Partnership.

     (d) Effect on Partnership Interests. At the Effective Time, as a result of the Advisors LP Merger and without any action on the part of the holders of any partnership interest in Advisors LP or Advisors LP Merger Sub:

       (i) Advisors LP Merger Consideration. (A) Class A Units. Each Class A Unit (including each Advisors GP Unit) issued and outstanding immediately prior to the Effective Time (other than each Class A Unit held by Advisors LP Merger Sub or Partners GP, if any (an "Advisors LP Excluded Unit"), shall be converted into the right to receive, without interest, an amount in cash equal to the Unit Price.

         (B) Class C Units and Class D Units. Each Class C Unit and Class D Unit issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Advisors LP Merger.

       (ii) Conversion of Advisors LP Merger Sub Units.

         (A) Each Merger Sub Class A Unit issued and outstanding immediately prior to the Effective Time shall be converted into and become exchangeable for one new Class A Unit of Advisors LP ("New Class A Unit").

         (B) Each Merger Sub Class E Unit issued and outstanding immediately prior to the Effective Time shall be converted into and become exchangeable for one new Class E Unit of Advisors LP ("New Class E Unit").

         (C) Each general partner unit of Advisors LP Merger Sub ("Merger Sub GP Unit") held by PacPartners immediately prior to the Effective Time shall be converted into one new Advisors GP Unit.

         (D) Excluded Units. Each Class A Unit issued and outstanding immediately prior to the Effective Time and held of record by Partners GP, if any, shall be converted into and become exchangeable for one new Class B Unit of Advisors LP (a "New Class B Unit"). Each Class A Unit issued and outstanding immediately prior to the Effective Time and held by Advisors LP Merger Sub shall be cancelled.

     (e) Cancellation of Units. All Class A Units outstanding immediately prior to the Advisors LP Merger (other than the Advisors LP Excluded Units), by virtue of the Advisors LP Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such units shall thereafter cease to have any rights with respect to such units, except the right to receive the Unit Price provided in Section 2.03(d)(i) for each Class A Unit or Advisors GP Unit, as the case may be, upon the surrender of such certificate in accordance with Section 2.03(f).

     (f) Payment and Exchange Procedures. Upon surrender of a certificate formerly representing any Class A Units at the Closing, Advisors LP shall pay to the holder of any such certificate formerly representing Class A Units converted in accordance with Section 2.03(d)(ii) the cash that such holder is entitled to receive in accordance with this Section 2.03, by wire transfer of immediately available funds to an account to be designated by each such holder by written notice to Advisors LP at least five business days prior to the Effective Time, or, if no such notice is so delivered, by check to be delivered by registered mail to the address shown on the books and records of Advisors LP as the address of the record holder of such Class A Units.

     (g) Transfers. After the Effective Time, there shall be no transfers on the books and records of Advisors LP of the Advisors LP Units or Advisors GP Units that were outstanding immediately prior to the Effective Time.

     (h) Dissenters'or Appraisal Rights. Holders of Advisors LP Units and Advisors GP Units shall not be entitled to any dissenters' rights or rights of appraisal with respect to such holders' Advisors LP Units or Advisors GP Units, as the case may be.

     (i) Adjustments to Prevent Dilution. In the event that Advisors LP changes the number of any class of Advisors LP Units or Advisors GP Units, as the case may be, issued and outstanding prior to the Effective Time, by means of a unit split, recapitalization, unit consolidation or similar transaction, the Unit Price shall be appropriately adjusted.

   2.04 Treatment of Other Equity Interests.

     (a) Unit Options and Deferred Units.

       (i) Option Cancellation. In accordance with the provisions of the Amended Unit Incentive Plan, at the Effective Time, each Unit Option then outstanding shall, whether or not then exercisable, be canceled and each Unit Option Agreement evidencing such Unit Option shall no longer have any force or effect, and the holder of such Unit Option shall have the right to receive the consideration therefor provided in the Amendment to the Unit Incentive Plan.

       (ii) Deferred Units. In accordance with the provisions of the Amended Unit Incentive Plan, at the Effective Time, each Deferred Unit shall thereafter represent the rights set forth in the Amendment to the Unit Incentive Plan.

     (b) Advisors LP Deferred Compensation Plan.

       (i) Deferred Compensation Units and Vested Deferred Restricted Units. At the Effective Time, the Deferred Compensation Units and the Deferred Restricted Units then vested shall be converted into an amount of cash, delivered by AZOA to the Trustee, equal to the Unit Price multiplied by the number of Deferred Compensation Units and vested Deferred Restricted Units in the Deferred Compensation Plan as of the Effective Time. Such cash shall be invested by the Trustee in accordance with the terms of the Deferred Compensation Plan, as amended.

       (ii) Unvested Deferred Restricted Units. At the Effective Time, the Deferred Restricted Units then unvested shall be converted into a deferred payment note of AZOA, in a form agreed by AZOA, Advisors LP and Partners LP (the "AZOA Unvested Deferred Payment Note"), delivered by AZOA to the Trustee, in a principal amount equal to the Unit Price multiplied by the number of such unvested Deferred Restricted Units in the Deferred Compensation Plan as of the Advisors LP Effective Time. Such AZOA Unvested Deferred Payment Note (i) shall be payable as and when Deferred Restricted Units vest on the original vesting schedule set forth in the relevant Deferred Restricted Unit Agreement,
    (ii) shall continue to be subject to the forfeiture provisions of the relevant Deferred Restricted Unit Agreement, and (iii) shall be subject to the terms of the Deferred Compensation Plan, as amended.

   2.05 Closing. The closing of the Transactions (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the fifth business day after the first calendar month-end on which the last to be fulfilled or waived of the conditions set forth in
Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as AZOA, Partners LLC, Partners GP and PacMan may agree in writing (the "Closing Date"). Notwithstanding anything to the contrary contained in this Article II, the consummation of each of the transactions set forth in Sections 2.01, 2.02 and
2.03 shall be contingent on the fulfillment of all conditions to the consummation of each other transaction.

   2.06 Organization of AZOA Subsidiaries. Prior to the Closing Date, AZOA will or will cause Allianz Asset Management to (a) organize Holdings LP Merger Sub as a Delaware limited partnership, (b) organize Allianz GP Sub, Holdings LP General Partner and Advisors LP Merger Sub, each as a Delaware limited liability company and (c) cause each of Holdings LP Merger Sub, Allianz GP Sub, Holdings LP General Partner, Advisors LP Merger Sub and, after the organization of PacPartners LLC in accordance with Section 4.14, PacPartners LLC, to become a party to this Agreement, to be evidenced by the execution by each such Person of a supplement to this Agreement, in substantially the form of Exhibit D (a "Supplement"), and delivery of such Supplement to Advisors LP and PacLife.

                                  ARTICLE III

                         Representations and Warranties

   3.01 Disclosure Schedules. On or prior to the date hereof, (i) AZOA and (ii) Partners LLC, PacMan, Holdings LP, Advisors LP and its Subsidiaries, has delivered to Sellers, in the case of AZOA, and to AZOA, in the case of the Parties listed in clause (ii), a disclosure schedule (with respect to each such delivering Party or Parties, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties made pursuant to Section 3.03 or 3.04, as the case may be; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents such an exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to such Party.

   3.02 Standards. For purposes of the conditions set forth in Sections 5.02(a) and 5.03(a), respectively, no representation or warranty contained in Section
3.03 (excluding paragraph (k)(D) thereof, in the case of each Seller, and Section 3.04 (excluding paragraph (h) thereof), in the case of AZOA, shall be deemed untrue or incorrect, and no Party shall be deemed to have breached such a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless:

     (a) in the case of each representation and warranty contained in paragraphs (b), (c), (d), (e), (g), (h)(ii), (i), (j), (o)(iii) and (ix),
  (t), (z), (bb) and (cc) of Section 3.03, and paragraphs (b), (c), (d), (f) and (g) of Section 3.04, such fact, circumstance or event would cause any such representation and warranty to fail to be true and correct in all material respects; and

     (b) in the case of each other representation and warranty contained in
  Section 3.03 and Section 3.04 such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with such representation or warranty contained in Section 3.03 or 3.04 (other than those set forth in Section 3.02(a)) has had or is reasonably likely to have a Material Adverse Effect with respect to such Party.

   3.03 Representations and Warranties of the Sellers. Subject to Sections 3.01 and 3.02 and except as Previously Disclosed, each of the Sellers makes each of the following representations and warranties; provided, however, that, unless otherwise indicated, none of the representations and warranties shall be made with respect to any of PacMan's Subsidiaries other than Holding LLC and each of its Subsidiaries.

     (a) Organization, Standing and Authority. Each of the Sellers hereby represents and warrants that:

       (i) it and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, as Previously Disclosed, with full power and authority to own, lease or operate its assets and to carry on its business as currently conducted;

       (ii) it and each of its Subsidiaries is duly qualified to do business and is in good standing in each state of the United States and any jurisdiction outside the United States where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified; and

       (iii) prior to the date hereof, it has made available to AZOA a complete and correct copy, as of the date hereof, of its Constituent Documents and the Constituent Documents of each of its Subsidiaries, in each case as amended to such date. As of the date hereof, each such Constituent Document is in full force and effect.

     (b) ETA Holders. Each of the Sellers hereby represents and warrants that
  (i) Previously Disclosed is a complete and correct list of each ETA (including all amendments thereto) in force and to which it or any of its Subsidiaries is a party and there are no employment termination and non-competition agreements to which it or any of its Subsidiaries is a party other than the ETAs; each such ETA was duly authorized, executed and delivered by such party and to such Seller's knowledge, by the other party thereto, and, as of the date hereof, is a valid and binding agreement, enforceable against such party, and, to such Seller's knowledge, the other party thereto, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, any restrictions under Applicable Law on the enforceability of any covenant or restriction regarding competition and to general equity principles (the "Bankruptcy and Equity Exception") and (ii) neither such Party nor, to such Seller's knowledge, the other party thereto is in default or in breach under the terms of any such agreement and there has been no event which, with notice or lapse of time or both, has resulted or would be reasonably likely to result in any such breach, violation or event of default.

     (c) Capitalization of Advisors LP; Equity Interests. Each of the Sellers hereby represents and warrants that:

       (i) as of October 31, 1999, there were 113,976,477 Class A Units, of which 50,364,070 were Advisors GP Units, 6,000,000 Class C Units and 600 Class D Units issued and outstanding;

       (ii) as of October 31, 1999, all of the outstanding Class A Units, Class C Units and Class D Units were held of record by the Persons Previously Disclosed, which sets forth the number of Class A Units (including the Class A Units which are classified as Advisors GP Units), Class C Units and Class D Units held by each such Person;

       (iii) as of October 31, 1999, each of the outstanding Advisors LP Units and Advisors GP Units was duly authorized and validly issued, is fully paid, and, subject to Applicable Law, nonassessable, is not subject to preemptive rights and was not issued in violation of any preemptive rights;

       (iv) Previously Disclosed is a list, as of October 31, 1999, of any Equity Interests in Advisors LP or any of its Subsidiaries, businesses or divisions to be received by any Person pursuant to any Contract or Compensation and Benefit Plan, indicating the name of each such Person, the Contract or Compensation and Benefit Plan pursuant to which it is entitled or will be entitled to receive such Equity Interests, the type, class and number of Equity Interests the Person is or will be entitled to receive thereunder, the equivalent amount of Class A Units such Equity Interests represent and the purchase price, if any, to be paid by such Person in consideration for such Equity Interests;

       (v) except as Previously Disclosed, as of October 31, 1999, there were no outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, or agreements, arrangements or commitments to issue or sell any Advisors LP Units, Advisors GP Units or other Equity Interests or Profit Interests in Advisors LP or securities of Advisors LP or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any such Advisors LP Units, Advisors GP Units or other Equity Interests, Profit Interests or securities of Advisors LP and no securities or obligations evidencing such rights are authorized, issued or outstanding; and

       (vi) except as Previously Disclosed, neither Advisors LP nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote, with the holders of Advisors LP Units or Advisors GP Units on any matter.

       (vii) as of the Closing Date, the Class A Units to be contributed to PacPartners LLC by PacMan or any of its Subsidiaries will be owned by such Person, free and clear of all Encumbrances.

     (d) Holdings LP Capitalization. Each of the Sellers hereby represents and warrants that:

       (i) as of October 31, 1999, there were 49,558,972 Holdings LP Units and 5,099 Holdings GP Units issued and outstanding;

       (ii) each Holdings GP Unit is held of record and beneficially by Partners GP free and clear of all Encumbrances;

       (iii) each of the outstanding Holdings LP Units and Holdings GP Units was duly authorized and validly issued, is fully paid and, subject to Applicable Law, nonassessable, is not subject to preemptive rights, and was not issued in violation of any preemptive rights;

       (iv) except as Previously Disclosed, as of October 31, 1999, there were no outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, or agreements, arrangements or commitments to issue or sell any Holdings LP Units, Holdings GP Units or other Equity Interests or Profit Interests in Holdings LP or securities of Holdings LP or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any such Holdings LP Units, Holdings GP Units or other Equity Interests, Profit Interests or securities of Holdings LP and no securities or obligations evidencing such rights are authorized, issued or outstanding; and

       (v) except as Previously Disclosed, neither Holdings LP nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote, or are convertible into or exercisable for securities having the right to vote, with the holders of Holdings LP Units or Holdings GP Units on any matter.

     (e) Capitalization and Operations of Other Acquired Entities. PacMan hereby represents and warrants as to Holding LLC and Partners GP; Holding LLC hereby represents and warrants as to itself and Partners GP; Partners LLC hereby represents and warrants as to Partners GP; and Partners GP hereby represents and warrants as to itself that:

       (i) Previously Disclosed is a complete and correct list of each Equity Interest in such Person that was issued and outstanding or authorized for issuance as of October 31, 1999, and the name of each Person that owns any such Equity Interest, and each such Equity Interest is held by such Person free and clear of all Encumbrances;

       (ii) each of the outstanding Equity Interests in such Person was duly authorized and validly issued, is fully paid, and, subject to Applicable Law, nonassessable, and was not issued in violation of any preemptive rights;

       (iii) except as Previously Disclosed, as of October 31, 1999, there were no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, or agreements, arrangements or commitments to issue or sell any Equity Interests or Profit Interests or other securities of any such Person or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any such Equity Interests or Profit Interests or other securities, and no securities or obligations evidencing such rights are authorized, issued or outstanding;

       (iv) except as Previously Disclosed, no such Person has outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any Equity Interests Previously Disclosed on any matter; and

       (v) each such Person (A) does not own, beneficially or of record, any Equity Interests in any Person other than any such ownership Previously Disclosed; and (B) has conducted and conducts no business or operations other than activities necessary to maintain its corporate, partnership or other legal existence or to comply with its Constituent Documents and activities conducted in its role as limited partner, general partner, or managing member, as the case may be, of its direct Subsidiaries and activities conducted in connection with or contemplated by this Agreement and the other Transaction Documents.

     (f) Subsidiaries and Controlled Affiliates of Advisors LP. Each of the Sellers hereby represents and warrants that:

       (i) Previously Disclosed is a complete and correct list of all of the Subsidiaries of Advisors LP and each Affiliate of Advisors LP controlled by Advisors LP or any of its Subsidiaries (a "Controlled Affiliate"), together with the jurisdiction of organization of each such Subsidiary;

       (ii) except as Previously Disclosed, Advisors LP owns, directly or indirectly, all of the issued and outstanding Equity Interests in and other securities of each of its Subsidiaries, free and clear of any Encumbrances;

       (iii) except as Previously Disclosed, each of the outstanding Equity Interests in and each other security of each of its Subsidiaries was duly authorized and validly issued, is fully paid and, subject to Applicable Law, nonassessable, and was not issued in violation of any preemptive rights;

       (iv) except as Previously Disclosed, as of October 31, 1999, there were no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, or agreements, arrangements or commitments to issue or sell any Equity Interests or Profit Interests of any such Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any such Equity Interests or Profit Interests, and no securities or obligations evidencing such rights are authorized, issued or outstanding;

       (v) except as Previously Disclosed, there are no Contracts by which Advisors LP or any Subsidiary thereof is or may be bound to sell or otherwise transfer any Equity Interest in such Subsidiary; and

       (vi) except as Previously Disclosed, there are no Contracts relating to the rights of Advisors LP or any Subsidiary thereof to vote or to dispose of any such Equity Interests.

     (g) Authority; Approval and Fairness.

       (i) Each of the Sellers hereby represents and warrants as to itself and each of its Subsidiaries that is a Party hereto that:

         (A) each such Person has all requisite corporate, partnership or limited liability company power and authority and has taken all corporate, partnership or limited liability company action necessary in order to execute, deliver and perform its obligations under each of the Transaction Documents to which it is or will be a party and to consummate, subject to the adoption of the Merger Agreement by the Holdings LP Unitholders in accordance with the Holdings LP Partnership Agreement and the DE Partnership Law and any other vote or consent of stockholders, limited partners, members or other owners of Equity Interests therein Previously Disclosed, the transactions contemplated by such Transaction Documents;

         (B) except as Previously Disclosed, no Person has any dissenter's, appraisal or similar right with respect to the consummation of the Transactions contemplated by this Agreement or the other Transaction Documents by it or any of its Subsidiaries; and

         (C) each Transaction Document to which such Person is a party is or, when executed and delivered in accordance with the terms thereof or of this Agreement and assuming the due authorization, execution and delivery by each other Person who is a party thereto, will be a valid and binding agreement of such Person, enforceable against such Person in accordance with its respective terms, subject to the Bankruptcy and Equity Exception.

       (ii) Holdings LP and Advisors LP have previously delivered to AZOA copies of the fairness opinion of Salomon Smith Barney received by them.

     (h) Regulatory Filings; No Defaults. Each of the Sellers hereby represents and warrants as to itself and each of its Subsidiaries that:

       (i) except as Previously Disclosed, no consents, registrations, approvals, permits or authorizations of, or notices, reports, registrations or other filings with, any Authority are required to be made or obtained by any such Person in connection with the execution, delivery or performance by it or any of its Subsidiaries of this Agreement or any other Transaction Document to which it or any of its Subsidiaries is a party, or to consummate the transactions hereunder or thereunder except for filings to be made under the HSR Act and the filings required pursuant to Sections 2.01(b) and 2.03(b); and

       (ii) the execution and delivery by it and each of its Subsidiaries that is a party to a Transaction Document of each of the Transaction Documents to which such Person is a party does not, and, subject to the satisfaction of Section 3.03(g)(i) and 3.03(h)(i) above, the consummation of the transactions thereunder will not, constitute or result in (A) a breach or violation of, or a default under, its Constituent Documents or those of any of its Subsidiaries, (B) except as Previously Disclosed, a breach or violation of, or a default under, the acceleration of any obligations or the creation of an Encumbrance on its assets or those of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Key Contract or any Contract that is or would be required to be filed as an exhibit to a periodic report filed under the Exchange Act in accordance with Regulation S-K thereunder binding upon it or any of its Subsidiaries or any Applicable Law or any governmental permit or license held by it or any of its Subsidiaries or to which any such Person is subject or (C) except as Previously Disclosed, any change in the rights or obligations of any party under any of such Contracts; and Previously Disclosed is a complete and correct list of Contracts to which it or any of its Subsidiaries is a party pursuant to which consents or waivers are or may be required prior to or in connection with the consummation of the Transactions.

     (i) Holdings LP Financial Statements; SEC Reports. Each of the Sellers hereby represents and warrants that:

       (i) Holdings LP has made available to AZOA a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and a complete and correct list of all other reports, registration statements, proxy statements or information statements filed with the SEC by Holdings LP or any of its Subsidiaries since December 31, 1998 (the "Audit Date"), under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively with any such reports filed subsequent to the date hereof and as amended, the "SEC Reports");

       (ii) as of their respective dates (or, if amended, as of the date of such amendment), the SEC Reports did not, and any SEC Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading;

       (iii) each of the statements of financial condition of Holdings LP and the consolidated statements of financial condition of Advisors LP and Oppenheimer Capital included in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents, or will fairly present, the financial condition of Holdings LP, Advisors LP and Oppenheimer Capital, respectively, as of its respective date, and each of the statements of operations, cash flows and changes in partners' capital of Holdings LP and each of the consolidated statements of operations, cash flows and changes in partners' capital of Advisors LP and Oppenheimer Capital included in or incorporated by reference into the SEC Reports (including the related notes, statements and schedules) fairly presents, or will fairly present, the results of operations, cash flow or changes in partners' capital, as the case may be, of Holdings LP, Advisors LP and Oppenheimer Capital, respectively, for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein; and

       (iv) except as disclosed in the SEC Reports or as Previously Disclosed, since December 31, 1998, none of Holdings LP, Advisors LP, Oppenheimer Capital or their respective Subsidiaries has incurred any material liability (accrued, contingent or otherwise) other than (A) in the ordinary course of business consistent with past practice or (B) as contemplated by or in connection with the Transaction Documents.

     (j) Other Financial Statements. Each of the Sellers hereby represents and warrants, that:

       (i) it has previously made available or caused to be made available to AZOA complete and correct copies of audited financial statements for the fiscal years ended December 31, 1996, 1997 and 1998 of PIMCO, OpCap and PFD and each of such audited financial statements (including any related notes, statements and schedules thereto) fairly presents results of operations, changes in partners' capital, changes in members' equity or changes in cash flows, as the case may be, of the Person to which they relate and those of its Subsidiaries, if any, for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein; and

       (ii) Annex B to this Agreement sets forth two lists of supplementary financial reports and other materials provided to AZOA by Advisors LP.

         (A) The reports cited in items 2 and 5 through 11 of the Financial Information and Document List in Annex B constitute special reports prepared without review at the request of AZOA from the internal financial records of Advisors LP and its Subsidiaries, by the Chief Financial Officer of Advisors LP. The Sellers have no reason to believe that such information is not correct in all material respects.

         (B) The reports cited on the Assets Under Management and Document List in Annex B constitute true and correct copies of internal management reports prepared in the ordinary course, and, to the knowledge of the Sellers, such information is correct in all material respects.

         (C) The report cited in item 4 of the Financial Information and Document List in Annex B (1999 Budget Review) is a true and correct copy of materials provided to the Management Board of Advisors LP.

     (k) Absence of Certain Changes. Each of the Sellers hereby represents and warrants that, except as disclosed in the SEC Reports filed prior to the date hereof or as contemplated by the Transaction Documents, since the Audit Date, Holdings LP and its Subsidiaries have conducted their respective businesses in the ordinary course and (A) there has not been, as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution in respect of its Equity Interests, except for distributions on Holdings LP Units publicly announced prior to the date hereof and, with respect to each other such Person except for ordinary distributions not in excess of Operating Profit Available for Distributions plus prior reserves; (B) there has not been any change by any such Persons in accounting principles, practices or methods other than any change required by a change in GAAP; (C) there has not been any increase in the compensation payable by Holdings LP or any of its Subsidiaries to any managing directors, officers or employees or any amendment of any of the Compensation and Benefit Plans of any such Person other than increases in compensation in the ordinary course of business or as contemplated under the Transaction Documents; and (D) there has occurred no event which has resulted in or could reasonably be expected to result in a Material Adverse Effect.

     (l) Litigation. Each of the Sellers hereby represents and warrants that, except as Previously Disclosed, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of such Seller, threatened against it or any of its Subsidiaries (other than PacMan or Partners LLC) except for any such action, suit, claim, hearing, investigation or proceeding that is not reasonably likely to give rise to damages or other losses in excess of $5,000,000.

     (m) Title to Properties. Each of the Sellers hereby represents and warrants that:

       (i) Previously Disclosed is a complete and correct list of (I) all leases requiring annual payments in excess of $1,000,000 to which Holdings LP or any of its Subsidiaries is a party as of the date hereof (the "Lease Agreements"), setting forth in the case of any such lease covering real property, the location of such real property, and (II) all real properties owned by Holdings LP or any of its Subsidiaries as of the date hereof (the "Owned Real Property"). Each of Holdings LP and its Subsidiaries has good and valid and, in the case of its Owned Real Property, insurable title to, or a valid and binding leasehold interest in, all of the properties and assets owned or leased by it or any of its Subsidiaries, free and clear of all Encumbrances, except for (x) any Encumbrances for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or due and being contested in good faith by appropriate proceedings or (y) any Encumbrances that do not materially impair the value of any such property or asset for its current use;

       (ii) each of the Lease Agreements was duly authorized and is valid, binding and enforceable against each of Holdings LP or any of its Subsidiaries which is a party thereto and, to such Seller's knowledge, against each other party thereto, and is in full force and effect. There exists no material breach, violation or event of default by Holdings LP or any of its Subsidiaries under any such leases or, to the knowledge of such Seller, by any third party thereto, nor, to the knowledge of such Seller, any breach, violation or event which with notice or lapse of time or both would reasonably be expected to result in an event of default; and

       (iii) The reserves established by Advisors LP with respect to the termination and abandonment of the leases with respect to properties at One World Financial Center, Two World Financial Center and 33 Maiden Lane, all in the Borough of Manhattan, New York, correctly reflect in accordance with GAAP the liability of OpCap under those leases.

     (n) Contracts. Each of the Sellers hereby represents and warrants that:

       (i) Previously Disclosed is a list of each of the Key Contracts to which such Seller (other than PacMan and Partners LLC) or any of its Subsidiaries is a party, or by which any of them is bound as of September 30, 1999;

       (ii) it has made available to AZOA complete and correct copies of each such Key Contract; each such Key Contract was duly authorized by such Seller or such Subsidiaries, as applicable, which is a party thereto, and is valid, binding and enforceable against such Seller or such Subsidiary, as the case may be, and to such Seller's knowledge, each other party thereto, subject in each case to the Bankruptcy and Equity Exception, and neither such Seller nor any such Subsidiary, nor, to the knowledge of such Seller, any other party thereto is in default or in breach in any material respect under the terms of any such Key Contract and, to such Seller's knowledge, there has been no event which, with notice or lapse of time or both, would reasonably be expected to result in any such breach or violation or an event of default under any such Key Contract; and

       (iii) as of the Closing Date, no Seller (other than PacMan and Partners LLC) will have any Key Contracts other than as Previously Disclosed and such other Key Contracts entered into after September 30, 1999 as would be permitted to be entered into in accordance with Section 4.01.

     (o) Compliance with Applicable Laws; Permits. PacMan and Partners LLC as to their respective Subsidiaries and each other Seller as to itself and its Subsidiaries, hereby represents and warrants that:

       (i) it and each of its Subsidiaries is in substantial compliance with all Applicable Laws;

       (ii) it and each of its Subsidiaries is in substantial compliance with all requirements under Applicable Law for permits, licenses, authorizations, orders and approvals of all Authorities that are required in order to permit such Person to own or lease its properties and assets and to conduct its business as presently conducted; and all of such Person's material permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to such Seller's knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely;

       (iii) (A) it and each of its Subsidiaries which is required to be, registered as a broker/dealer, an investment adviser, a registered representative, a commodity trading advisor, commodity pool operator, futures commission merchant or transfer agent (or in a similar capacity) with any Authority, is duly registered or, in the case of any officer or employee, in the process of being duly registered as such, and each such registration is in full force and effect; and (B) each of the officers, employees and Affiliates of it and its Subsidiaries which is required to be registered as a broker/dealer, an investment adviser, a registered representative, a commodity trading advisor, commodity pool operator, futures commission merchant, transfer agent or a sales person (or in a similar capacity) with any Authority, is duly registered or, in the case of any officer or employee, in the process of being duly registered as such, and each such registration is in full force and effect; except, in the case of any officer or employee, for any failure to be so registered that, individually or in the aggregate, does not and would not be reasonably likely to, materially affect the business conducted by Advisors LP and its Subsidiaries taken as a whole;

       (iv) neither it nor any of its Subsidiaries has received, since January 1, 1998, any notification or communication in writing, from any Authority (A) threatening to revoke or condition the continuation of any material license, franchise, seat on any exchange, permit, or governmental authorization or (B) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally);

       (v) to its knowledge, there are no pending or threatened investigations, examinations, audits, reviews or disciplinary proceedings by any Authority, other than investigations, examinations, audits and reviews conducted in the ordinary course of it, any of its Subsidiaries or any director, managing director, officer or employee of any Seller or any such Subsidiary;

       (vi) Advisors LP and its Subsidiaries have adopted and implemented and have in place as of the date hereof compliance procedures designed to preclude it and its Affiliates from engaging in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code which would subject it to liability, penalty or taxes under Sections 409 or 502(i) of ERISA or Section 4975 of the Code in connection with any Compensation and Benefit Plan with respect to which it or any of its Affiliates is a "party in interest" within the meaning of Section 3(14) of ERISA;

       (vii) Advisors LP and each of its Subsidiaries has administered all accounts for which such Person acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian or conservator, in substantial compliance with the terms of the governing documents and Applicable Law;

       (viii) except as Previously Disclosed, neither any Seller nor any Subsidiary thereof nor any of their respective directors, managing directors or executive officers is subject to any cease and desist, censure or other disciplinary or similar order issued by, or is a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, or is a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, any Authority with respect to the business of such Person;

       (ix) neither any Seller nor any Subsidiary thereof is registered as, or is required to be registered as, an investment company under the Investment Company Act; and

       (x) each Form ADV filed by Advisors LP and each of its Subsidiaries that is a registered investment adviser under the Investment Advisers Act, in its most recent form filed with the SEC, including any amendments thereto filed with the SEC, is complete and correct in all significant respects and omits no material facts required to be stated therein.

     (p) Brokers and Finders. (i) PacMan hereby represents and warrants that neither it, its Subsidiaries nor any of their respective general partners, managing members, directors, managing directors, officers, or employees, if any, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with this Agreement or any of the Transactions other than Goldman Sachs & Co., employed as a financial advisor to PacMan, the arrangements with which have been disclosed to AZOA prior to the date hereof.

       (ii) Holdings LP hereby represents and warrants that neither it, its Subsidiaries nor any of their respective general partners, managing members, directors, managing directors, officers, or employees, if any, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with this Agreement or any of the Transactions other than Lazard Freres & Co. LLC and Salomon Smith Barney, in each case employed as a financial advisor to Advisors LP, the arrangements with which have been disclosed to AZOA prior to the date hereof.

     (q) Employee Benefit Plans. Each of the Sellers hereby represents and warrants that:

       (i) Previously Disclosed is a complete and correct list of all Compensation and Benefit Plans of Holdings LP or any Subsidiary thereof excluding offer letters made in the ordinary course of business. A complete and correct copy of each such Compensation and Benefit Plan has been provided or made available to AZOA prior to the date hereof. Except as Previously Disclosed, contemplated by the Transaction Documents or as required under Applicable Law, neither Holdings LP nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan;

       (ii) each such Compensation and Benefit Plan has been operated and administered substantially in accordance with its terms and in substantial compliance with Applicable Law, including, but not limited to, ERISA and the Code, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA and the Code, or any other Applicable Law have been timely made. Each such Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39). There is no pending or, to its knowledge, threatened legal action, suit or claim relating to such Compensation and Benefit Plans, other than routine claims for benefits. Neither Advisors LP nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any such Compensation and Benefit Plan that could reasonably be expected to subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof;

       (iii) neither Holdings LP nor any of its Subsidiaries has ever maintained any Compensation and Benefit Plan subject to Title IV of ERISA;

       (iv) neither Holdings LP nor any of its Subsidiaries has any obligation to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or other Applicable Law, and each such Compensation and Benefit Plan may be amended or terminated in accordance with its terms without incurring liability thereunder;

       (v) except as Previously Disclosed, as provided under any Compensation and Benefit Plan Previously Disclosed as in effect on the date hereof or as contemplated by a Transaction Document, the consummation of the Transactions would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Closing Date) (A) entitle any present or former employee, consultant or director, member, stockholder or partner to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any such Compensation and Benefit Plan or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any such Compensation and Benefit Plan, (C) result in any increase in benefits payable under any such Compensation and Benefit Plan, or (D) result in any breach or violation of, or a default under, any such Compensation and Benefit Plans.

     (r) Labor Matters. Each of the Sellers hereby represents and warrants that:

       (i) neither Advisors LP nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement or Contract (other than Advisory Agreements) with a labor union or labor organization; and

       (ii) as of the date hereof, neither Holdings LP nor any of its Subsidiaries is or, to such Seller's knowledge, is threatened to be, the subject of a proceeding seeking to compel Advisors LP or any of its Subsidiaries to bargain with any labor union or labor organization nor is there pending or, to its knowledge, threatened, nor has there been for the past five years, any strike, walk-out, work stoppage, slow-down, lockout or other labor dispute involving Advisors LP or any of its Subsidiaries nor is Advisors LP aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     (s) Employees. (i) As of the date hereof, each of the Sellers hereby represents and warrants that none of Advisors LP's, Holdings LP's, OpCap's or PIMCO's employees or group of employees who is or are responsible for a material business operation of either Advisors LP, Holdings LP, OpCap or PIMCO has or have delivered any written notice of termination and
  (ii) except as Previously Disclosed, each Seller hereby represents and warrants that neither it nor any of its Subsidiaries, other than Holdings LP and its Subsidiaries, has any employees other than the officers thereof.

     (t) Tax Matters.

       (i) Each Seller hereby represents and warrants that except as Previously Disclosed:

         (A) all material Tax Returns required to be filed or furnished to any Person (including its owners) on or before the Closing Date by Advisors LP and each of its Subsidiaries have been, or will be, duly and timely filed or furnished, the information reflected on those Tax Returns was, or when filed or furnished will be, accurate and complete in all material respects, and Advisors LP and each of its Subsidiaries have, or will have, timely paid all material Taxes for which they are responsible that are due on or before the Closing Date, and through the Closing Date will have maintained adequate reserves on their books in accordance with their normal practices for all Taxes payable by them that have accrued but are not yet due;

         (B) no assessments, claims or deficiencies for any material Taxes of Advisors LP or any of its Subsidiaries have been proposed, asserted, assessed, or threatened in writing, and no Tax Authority has stated in writing that any are forthcoming or threatened;

         (C) there are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any material Taxes of Advisors LP or any of its Subsidiaries;

         (D) to the Sellers' knowledge, neither Advisors LP nor any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date;

         (E) to the Sellers' knowledge, no claim has ever been made by a taxing authority in writing that Advisors LP or any of its Subsidiaries may be subject to taxation or required to file a Tax Return in a jurisdiction where it does not file Tax Returns and neither Advisors LP nor any Subsidiary is aware of any jurisdiction that could properly make such a claim;

         (F) there are no Tax allocation, Tax sharing or Tax indemnity agreements to which Advisors LP or any of its Subsidiaries is a party as to which Advisors LP or any of its Subsidiaries would have any liability after the Closing Date;

         (G) none of Advisors LP's Subsidiaries is or has been a member of an affiliated group within the meaning of Section 1504 of the Code or similar provisions of state, local or foreign law;

         (H) (1) Each of the Sponsored Registered Investment Companies has elected to be treated as a "regulated investment company" under Subchapter M of Chapter 1 of Subtitle A of the Code, and each of such Investment Companies has, except for any taxable year of such Investment Companies that has been closed and for which the statute of limitations for assessments has expired, qualified as a "regulated investment company" and each of such Investment Companies has complied with all applicable provisions of law necessary to preserve and retain such Investment Company's election and status as a regulated investment company; (2) each Sponsored Investment Company which is a Non-Registered Investment Company has elected to be treated as a "partnership" for U.S. federal income tax purposes (unless such partnership tax status is not contemplated for its operations) and has, except for any taxable year of such Sponsored Investment Company that has been closed and for which the statute of limitations for assessments has expired, qualified as a "partnership" and each of such Sponsored Investment Companies has complied with all applicable provisions of law necessary to preserve and retain its elections and status as a partnership for U.S. federal income tax purposes; (3) each Sponsored Investment Company has timely filed all federal, state, local and foreign income and other Tax Returns and reports that it is required to file and all such Tax Returns and reports are accurate and complete in all material respects; and (4) each Sponsored Investment Company has timely paid, or reserved for, Taxes that it is required to pay and has paid or reserved for any deficiencies or other Tax assessments, including but not limited to all estimated Taxes and interest or penalties owed by it; (5) each Sponsored Investment Company has complied with all required tax information reporting requirements to which it is subject; and (6) such tax information reporting returns and reports have been timely filed and are accurate and complete in all material respects.

         (I) each Sponsored Registered Investment Company with variable insurance trust portfolios has complied with the diversification requirements of Section 817 of the Code;

         (J) each Sponsored Registered Investment Company has for each taxable year distributed at least ninety percent (90%) of its taxable income and tax-exempt interest income;

         (K) no Sponsored Registered Investment Company has been or is subject to the excise tax imposed under Section 4982 of the Code;

         (L) Advisors LP and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes has made a valid election under Section 754 of the Code and such election remains in full effect, and will remain in full force and effect, through the Closing Date; and

         (M) it has delivered or caused to be delivered or has made available to AZOA complete and accurate copies of all material Tax Returns (including attachments thereto other than any Forms K-1 attached to such Advisors LP Tax Returns filed with respect to any taxable year beginning prior to January 1, 1998) filed or furnished to any person by Advisors LP and each of its Subsidiaries during or with respect to the last three years, and complete and accurate copies of all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings (if any) entered into with or issued by any taxing authority, by or with respect to Advisors LP or any of its Subsidiaries.

       (ii) Each Seller hereby represents and warrants that except as Previously Disclosed:

         (A) all material Tax Returns required to be filed or furnished to any person (including its partners) on or before the Closing Date by Holdings LP have been, or will be, duly and timely filed or furnished, the information reflected on those Tax Returns was, or when filed or furnished will be, accurate and complete in all material respects, and Holdings LP has, or will have, timely paid all material Taxes for which it is responsible that are due on or before the Closing Date, and through the Closing Date will have maintained adequate reserves on their books in accordance with its normal practices for all Taxes payable that have accrued but are not yet due;

         (B) no assessments, claims or deficiencies for any material Taxes of Holdings LP have been proposed, asserted, assessed, or threatened in writing, and no tax authority has stated in writing that any are forthcoming or threatened;

         (C) there are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any material Taxes of Holdings LP;

         (D) to the Sellers' knowledge, no claim has ever been made by a taxing authority in writing that Holdings LP may be subject to taxation or required to file a Tax Return in a jurisdiction where it does not file Tax Returns and Holdings LP is not aware of any jurisdiction that could properly make such a claim;

         (E) there are no Tax allocation, Tax sharing or Tax indemnity agreements to which Holdings LP is a party as to which Holdings LP would have liability after the Closing Date;

         (F) Holdings LP has made a valid election pursuant to Section 7704(g) of the Code, and such election remains in full effect, and will remain in full force and effect through the Closing Date;

         (G) Holdings LP has made a valid election under Section 754 of the Code and such election remains in full effect, and will remain in full effect, through the Closing Date; and

         (H) it has delivered or caused to be delivered or made available to AZOA complete and accurate copies of all material Tax Returns (including attachments thereto other than any Forms K-1 attached thereto) filed or furnished to any person by Holdings LP during or with respect to the last three years, and complete and accurate copies of all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings (if any) entered into with or issued by any taxing authority, by or with respect to Holdings LP.

       (iii) PacMan hereby represents and warrants as to Holding LLC and Partners GP; Partners LLC hereby represents and warrants as to itself and Partners GP; Holding LLC hereby represents and warrants to itself and Partners GP; that, except as Previously Disclosed:

         (A) all material Tax Returns required to be filed or furnished to any Person (including its owners) on or before the Closing Date by it or any of its Subsidiaries have been, or will be, duly and timely filed or furnished, the information reflected on those Tax Returns was, or when filed or furnished will be, accurate and complete in all material respects, and it or any of its Subsidiaries has, or will have, timely paid all material Taxes for which they are responsible that are due on or before the Closing Date, and through the Closing Date will have maintained adequate reserves on their books in accordance with their normal practices for all Taxes payable by them that have accrued but are not yet due;

         (B) no assessments, claims or deficiencies for any material Taxes of it or any of its Subsidiaries have been proposed, asserted, assessed, or threatened in writing, and no tax authority has stated in writing that any are forthcoming or threatened;

         (C) there are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any material Taxes of it or any of its Subsidiaries;

         (D) to the knowledge of PacMan, Partners LLC and Holding LLC, no claim has ever been made by a taxing authority in writing that it or any of its Subsidiaries may be subject to taxation or required to file a Tax Return in a jurisdiction where it does not file Tax Returns and it or any of its Subsidiaries is not aware of any jurisdiction that could properly make such a claim;

         (E) there are no Tax allocation, Tax sharing or Tax indemnity agreements to which it or any of its Subsidiaries is a party;

         (F) for U.S. federal income tax purposes each of Partners GP and Partners LLC, is, and through the Closing Date will be, treated as a partnership;

         (G) for U.S. federal income tax purposes, Holding LLC is treated as a division of PacLife pursuant to Treasury Regulations
      (S)301.7701-2(c)(2) and not as a separate taxable entity;

         (H) each of Partners GP and Partners LLC has made a valid election under Section 754 of the Code, and each such election remains in full force and effect and will remain in full force and effect through the Closing Date; and

         (I) it has delivered or caused to be delivered or made available to AZOA complete and accurate copies of all material Tax Returns (including attachments thereto) filed or furnished to any person by or with respect to Partners GP and Partners LLC during or with respect to the last three years, and complete and accurate copies of all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings (if any) entered into with or issued by any taxing authority, by or with respect to Partners GP and Partners LLC.

     (u) Internal Controls. Each of the Sellers hereby represents and warrants as to Holdings LP, Advisors LP, PIMCO and Oppenheimer Capital that each such Person has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management's general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (v) Derivatives, Etc. Each of the Sellers hereby represents and warrants that:

       (i) all Derivative Contracts entered into for Advisors LP's own account or for the account of any of its Subsidiaries were entered into in substantial compliance with Applicable Law and with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by the Bankruptcy and Equity Exception), and, to such Seller's knowledge, are in full force and effect; and

       (ii) neither Advisors LP nor any of its Subsidiaries, nor, to the knowledge of Advisors LP or any of its Subsidiaries, as the case may be, any other party thereto, is in breach in any material respect of any of its obligations under any such Derivative Contract.

     (w) Intellectual Property. Each of the Sellers for which Advisors LP is a Subsidiary hereby represents and warrants that:

       (i) Previously Disclosed is a complete and correct list of all Intellectual Property used in and material to the business of Holdings LP, Advisors LP, PIMCO or OpCap indicating (A) whether it is owned by Holdings LP or any of its Subsidiaries (collectively, the "Intellectual Property Rights") or used pursuant to a license, sublicense or other agreement authorizing Holdings LP, Advisors LP or such Subsidiary, as the case may be, to use such third-party Intellectual Property (collectively, the "Third-Party Intellectual Property Rights") and (B) which entity owns or is authorized to use such Intellectual Property Right or Third-Party Intellectual Property Right, as the case may be.

       (ii) Advisors LP and each of its Subsidiaries owns, or is licensed or otherwise possesses the right to use all such Intellectual Property Rights and, to the knowledge of Advisors LP or any of its Subsidiaries, all Intellectual Property Rights of Advisors LP and/or its Subsidiaries are valid and subsisting; and

       (iii) except as Previously Disclosed:

         (A) to such Seller's knowledge, neither Advisors LP nor any of its Subsidiaries is, nor will be as a result of the execution and delivery of any of the Transaction

      Documents to which such Person is a party or the performance of its obligations hereunder and thereunder, in violation of any Third-Party Intellectual Property Rights;

         (B) no claims with respect to (1) the Intellectual Property Rights or (2) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of Advisors LP or its Subsidiaries, are threatened by any Person;

         (C) to the knowledge of Advisors LP or its Subsidiaries, there are no valid grounds for any bona fide claims (1) to the effect that the distribution, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Advisors LP or any of its Subsidiaries, infringes on any Intellectual Property of any Person; (2) against the use by Advisors LP or any of its Subsidiaries of any Intellectual Property Right or Third-Party Intellectual Property Right; (3) challenging the ownership, validity or enforceability of any of the Intellectual Property Rights; or
      (4) challenging the license of or the right to use the Third-Party Intellectual Property Rights.

     (x) Books and Records. PacMan and Partners LLC as to their respective Subsidiaries and each other Seller as to itself and its Subsidiaries hereby represents and warrants that each its books and records have been maintained, as required to permit each such Person to prepare and present its financial statements in accordance with GAAP (or generally accepted accounting principles applicable to such Person, where applicable).

     (y) Insurance. PacMan and Partners LLC as to their respective Subsidiaries and each other Seller as to itself and its Subsidiaries hereby represents and warrants that:

       (i) Previously Disclosed is a correct and complete list of all of the insurance policies, binders or bonds maintained by it or its Subsidiaries or under which it or any of its Subsidiaries pays the premiums ("Insurance Policies");

       (ii) it and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices; and

       (iii) to its knowledge, all the Insurance Policies are in full force and effect.

     (z) Year 2000 Compliance. Except as Previously Disclosed, PacMan and Partners LLC as to their respective Subsidiaries and each other Seller as to itself and its Subsidiaries, hereby represents and warrants that, to its knowledge:

         (A) any and all software and hardware operated by Advisors LP or its Subsidiaries is capable of providing uninterrupted functionality to recognize, record, store, process and present calendar dates falling on or after December 31, 1999 and date-dependent data in substantially the same manner and with the same functionality as such software and hardware recognizes, records, stores, processes and presents calendar dates prior to December 31, 1999 and date-dependent data ("Y2K Compliant") as of the date hereof; and

         (B) other than any Clients, each supplier, vendor, financial institution or other organization with which Advisors LP or any of its Subsidiaries conducts business has remedied or will remedy on a timely basis its own Year 2000 issues and will be Y2K Compliant.

     (aa) Investment Advisory Activities. Each of the Sellers hereby represents and warrants that:

       (i) Advisory Agreements, Investment Companies and Other Clients. (A) Previously Disclosed in Advisors LP's Disclosure Schedule is a complete and correct list, as of September 30, 1999, of (1) all of the Sponsored Registered Investment Companies, (2) all Sponsored Non-Registered Investment Companies, (3) to Seller's knowledge, all Registered Investment Companies other than Sponsored Registered Investment Companies which are a party to Advisory Agreements with Advisors LP or its Subsidiaries and (4) other Clients, in each case (2), (3) AND (4) having assets under management of $100 million or more with one of Advisors LP or its Subsidiaries as of such date and in each case, showing the aggregate amount of assets under management with Advisors LP and its Subsidiaries as of such date;

         (B) it has previously made available to AZOA complete and correct copies of each Advisory Agreement with any of the Clients listed on the Disclosure Schedule of Advisors LP with reference to Section
      (aa)(i) (the "Client Contracts");

         (C) each Client Contract and any subsequent renewal has been duly authorized, executed and delivered by Advisors LP or the applicable Subsidiary of Advisors LP and, to the knowledge of such Seller, each other party thereto, and is a valid and legally binding agreement, enforceable against Advisors LP or such Subsidiary and, to the knowledge of such Seller, each other party thereto, subject to the Bankruptcy and Equity Exception;

         (D) each of Advisors LP and its Subsidiaries and, to the knowledge of such Seller, each other party thereto, is in substantial compliance with the terms of each Client Contract to which it is a party, and is not currently in default under any of the terms of any such Client Contract; there does not exist under any Client Contract any event or condition that, after notice or lapse of time or both, would constitute an event of default thereunder on the part of Advisors LP or such Subsidiary, or, to the knowledge of such Seller, any other party thereto;

         (E) each commodity trading advisor disclosure document provided by Advisors LP or any of its Subsidiaries to any Client did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

         (F) neither Advisors LP, any of its Subsidiaries, or to such Seller's knowledge, any other person "associated" (as defined under the Investment Advisers Act) with Advisors LP or any of its Subsidiaries, has been convicted of any crime or has been subject to any disqualification that would be a basis for denial, suspension, or revocation of registration of an investment adviser under
      Section 203(e) of the Investment Advisers Act or Rule 206(4) - 4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act during the five-year period immediately preceding the date hereof; and, to the knowledge of such Seller, there is no basis for, or proceeding or investigation that could reasonably be expected to become the basis for, any such disqualification, denial, suspension or revocation;

       (ii) Sponsored Non-Registered Investment Companies.

         (A) (1) each Sponsored Non-Registered Investment Company that is a juridical entity has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate partnership, limited liability company, or similar power and authority, and possesses all rights, licenses, authorizations and approvals necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted, and is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law (except where the failure to do so is not material to its business) and (2) each Sponsored Non-Registered Investment Company is in substantial compliance with the terms and conditions of its Constituent Documents;

         (B) (1) all outstanding shares or units of each Sponsored Non-Registered Investment Company have been issued and sold in substantial compliance with Applicable Law; and (2) each Sponsored Non-Registered Investment Company, since inception of operations, has been operated and is currently operating in substantial compliance with its respective investment objectives and policies and Applicable Law;

         (C) it has delivered or made available to AZOA complete and correct copies of the audited financial statements for each of the Sponsored Non-Registered Investment Companies for each of their respective fiscal years ending in 1997 and 1998, and will deliver to AZOA complete and correct copies of any financial statements (whether quarterly or annual) prepared in the ordinary course for periods ending after the date hereof and before the Closing Date promptly upon such financial statements becoming available (the "Sponsored Non-Registered Investment Company Financial Statements"). None of such Sponsored Non-Registered Investment Companies has incurred any obligation or liability (contingent or other) that, individually or in the aggregate, is or would be, when accrued, material to the financial condition or results of operations of such Sponsored Non-Registered Investment Company, except as reflected in the Sponsored Non-Registered Investment Company Financial Statements or as may be incurred in the ordinary course of investment operations, consistent with past practice, since the date of the most recent Sponsored Non-Registered Investment Company Financial Statement;

         (D) each of the Sponsored Non-Registered Investment Companies has timely filed any documents required to be filed with applicable regulatory or other Governmental Authorities (except where the failure to timely file would not have a material adverse effect on its business or operations), and such documents have been prepared in substantial compliance with Applicable Law;

         (E) none of the Sponsored Non-Registered Investment Companies has been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of the Securities Laws;

         (F) each Investment Company Board of any Sponsored Non-Registered Investment Company having such a Board operates in substantial conformity with all requirements and restrictions applicable to such Sponsored Non-Registered Investment Company under all Applicable Laws to which such Sponsored Non-Registered Investment Company is subject;

         (G) as of the Closing Date, the resolutions of each Board of a Sponsored Non-Registered Investment Company, including approval of new Advisory Agreements or transfer of existing Advisory Agreements, were duly adopted by each such Board by the requisite affirmative vote, and such resolutions remain in full force and effect;

         (H) as of the Closing Date, no further action by the Board of any Sponsored Non-Registered Investment Company or by the shareholders of any such Sponsored Non-Registered Investment Company is required in connection with the transactions contemplated by this Agreement and the other Transaction Documents;

       (iii) Sponsored Registered Investment Companies.

         (A) each Sponsored Registered Investment Company is, and at all times required under the Securities Laws has been, duly registered with the SEC as an investment company under the Investment Company Act; and each Sponsored Registered Investment Company is in substantial compliance with the terms and conditions of its Constituent Documents.

         (B) Advisors LP has delivered or made available to AZOA complete and correct copies of the audited financial statements for each of the Sponsored Registered Investment Companies for each of their respective fiscal years ending in 1997 and 1998, and will deliver or make available to AZOA complete and correct copies of any interim financial statements (whether quarterly or annual) prepared in the ordinary course for periods ending after the date hereof and before the Closing Date promptly upon such financial statements becoming available (the "Sponsored Registered Investment Company Financial Statements"). None of the Sponsored Registered Investment Companies has incurred any obligation or liability (contingent or other) that, individually or in the aggregate, is or when accrued, would be, material to the financial condition or results of obligations of such Sponsored Registered Investment Company, except as reflected in its Investment Company Financial Statements or as may be incurred in the ordinary course of its investment operations, since the date of the most recent Sponsored Registered Investment Company Financial Statement;

         (C) (1) it has delivered or made available to AZOA complete and correct copies of each Advisory Agreement in effect on the date hereof between Advisors LP or any of its Subsidiaries and a Sponsored Registered Investment Company or any other Registered Investment Company; (2) each such Advisory Agreement and any subsequent renewal has been duly authorized, executed and delivered by Advisors LP or such Subsidiary, as the case may be, the Registered Investment Company and, to the knowledge of such Seller, as the case may be, each other party thereto, if any; and is a valid and legally binding agreement, enforceable against Advisors LP or such Subsidiary, as the case may be, and, to the knowledge of each Seller, each other party thereto (subject to the Bankruptcy and Equity Exception); and (3) in the case of each Advisory Agreement with a Sponsored Registered Investment Company has been adopted in compliance with Section 15 of the Investment Company Act, and if applicable, Rule 12b-1 thereunder;

         (D) each current prospectus (which term, as used in this Agreement, shall include any related statement of additional information), as amended or supplemented, relating to each Sponsored Registered Investment Company has been supplied or made available to AZOA; each such prospectus, as amended or supplemented, is in substantial compliance with the requirements of the Securities Act and the Investment Company Act, applicable state laws and, where applicable, the rules of the NASD. None of such prospectuses, amendments or supplements, as of their respective dates, includes or included an untrue statement of a material fact or omits or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

         (E) none of the Advisory Agreements with a Sponsored Registered Investment Company and Advisors LP or any Subsidiary of Advisors LP contains any undertaking by such entity to cap fees or to reimburse any or all fees thereunder, except as of the date hereof, (i) as may be disclosed in the applicable Investment Company Financial Statements or (ii) as has been Previously Disclosed, and except, as of any other date on or prior to the Closing Date as may be agreed from time to time with the Board of any Sponsored Registered Investment Company on terms deemed to be in the best interests of such Sponsored Registered Investment Company and its shareholders;

         (F) a complete and correct copy of each distribution plan adopted by the Board of a Sponsored Registered Investment Company under Rule 12b-1 under the Investment Company Act ("12b-1 Plan") (or form of 12b-1 Plan adopted by similar series or classes of shares offered by more than one Investment Company) has been provided or made available to AZOA; and all payments due since December 31, 1997 under each distribution or principal underwriting agreement to which any Sponsored Registered Investment Company is a party have been made in compliance with the related 12b-1 Plan; and the operation of each such 12b-1 Plan currently complies with Rule 12b-1.

         (G) each of the Sponsored Registered Investment Companies has issued its shares, units or other interests and operated in substantial compliance with its investment objectives and policies and with Applicable Law, including Section 17 of the Investment Company Act; and each Board of a Sponsored Registered Investment Company has been established and operates in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act;

         (H) as of the Closing Date, each Board of a Sponsored Registered Investment Company has taken such action required to be taken to approve new Advisory Agreements and to constitute itself in each case so as to comply with the provisions of Section 15 of the Investment Company Act and Rule 12b-1 thereunder;

         (I) except as contemplated by Section 4.04(e), no further action of the Board of any Sponsored Registered Investment Company or of the shareholders of any such Sponsored Registered Investment Company is required in connection with the transactions contemplated by this Agreement and the other Transaction Documents;

         (J) each of (1) the proxy solicitation materials to be distributed to the shareholders of each Sponsored Registered Investment Company in connection with the approvals described in
      Section 4.04(e) and (2) the materials provided to the Boards of the Sponsored Registered Investment Companies in connection with the approvals of the Board Resolutions have provided and will provide all information necessary in order to make the disclosure of information therein satisfy the requirements of Section 14 of the Exchange Act, Sections 15 and 20 of the Investment Company Act and the rules and regulations thereunder and such materials and information (except to the extent supplied by AZOA or its Affiliates) will be complete in all respects and will not contain (at the time such materials or information are distributed, filed or provided, as the case may be) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading;

         (K) except as Previously Disclosed and made available to AZOA, as of the date hereof, no exemptive orders have been obtained, nor are any requests pending therefor, with respect to any Sponsored Registered Investment Company under any of the Securities Laws;

         (L) each of Advisors LP and any Subsidiary of Advisors LP that acts as an investment adviser or distributor to a Registered Investment Company has adopted a formal code of ethics and a written policy regarding insider trading, a complete and accurate copy of each of which has been provided or made available to AZOA and each of which substantially complies with Applicable Law. The policies of Advisors LP and each such Subsidiary with respect to avoiding conflicts of interest are as set forth in the most recent Forms ADV thereof, as amended, complete and correct copies of which have been provided or made available to AZOA; and to such Seller's knowledge, there have been no material violations or allegations of violations of such policies that have occurred or been made that have not been addressed in accordance with these procedures;

         (M) neither Advisors LP nor any of its Subsidiaries or Affiliates has any express or implied understanding or arrangement which would impose an unfair burden on any of the Sponsored Registered Investment Companies or would in any way violate Section 15(f) of the Investment Company Act as a result of any of the Transactions;

         (N) neither Advisors LP, any of its Subsidiaries, the Sponsored Investment Companies or to the best of such Seller's knowledge, any other person "associated" (as defined under the Investment Advisers
      Act) with Advisors LP, any of its Subsidiaries or any of the Sponsored Registered Investment Companies, has for a period not less than five (5) years prior to the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for disqualification as an investment adviser to any Investment Company pursuant to Section 9(a) of the Investment Company Act, and to such Seller's knowledge there is no basis for, or proceeding or investigation that could become the basis for, any such disqualification.

     (bb) Environmental Matters. PacMan and Partners LLC as to their respective Subsidiaries and each other Seller as to itself and its Subsidiaries hereby represents and warrants that (i) it and each of its Subsidiaries is in substantial compliance with applicable Environmental Laws; and (ii) neither it nor any of its Subsidiaries has received any written claims or notices alleging liability under any Environmental Law.

     (cc) Revenue Run-Rate. Each Seller hereby represents and warrants that Previously Disclosed is a complete and accurate calculation of the Revenue Run-Rate as of September 30, 1999.

   3.04 Representations and Warranties of AZOA. Subject to Sections 3.01 and
3.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph in this Section 3.04, unless otherwise provided herein, AZOA makes each of the following representations and warranties as to itself, Allianz, Allianz GP Sub, Holdings LP Merger Sub and Advisors LP Merger Sub, provided, however that no representation or warranty made pursuant to this Section 3.04 with respect or relating to either Holdings LP Merger Sub, Allianz GP Sub, Holdings LP General Partner or Advisors LP Merger Sub, as the case may be, will be deemed made until the date on which such Person executes and delivers to Advisors LP the Supplement to this Agreement contemplated by Section 2.06:

     (a) Organization, Standing and Authority.

       (i) It is duly organized, validly existing and, if organized in a jurisdiction recognizing the concept of good standing, in good standing under the laws of its jurisdiction of organization, as Previously Disclosed, with full power and authority to own, lease or operate its assets and to carry on its business as currently conducted;

       (ii) it is duly qualified to do business and is in good standing in each state of the United States where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified; and

       (iii) prior to the date hereof, AZOA has made available to Sellers a complete and correct copy, as of the date hereof, of the Constituent Documents of each such Person other than Allianz and, in the case of Allianz, will make available promptly after the date hereof its satzung, in each case as amended to such date. As of the date hereof, each such Constituent Document and satzung is in full force and effect.

     (b) Authority; Approval and Fairness.

       (i) It has all requisite corporate, partnership or limited liability company power and authority and has taken all corporate, partnership or limited liability company action necessary in order to execute, deliver and perform its obligations under each of the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated thereby; and

       (ii) each Transaction Document to which it is a party is or, when executed and delivered in accordance with the terms thereof or of this Agreement and assuming the due authorization, execution and delivery by each other Person who is a party thereto, will be a valid and binding agreement of it, enforceable against it in accordance with its respective terms, subject to the Bankruptcy and Equity Exception.

     (c) Regulatory Filings; No Defaults.

       (i) Except as Previously Disclosed, no consents, registrations, approvals, permits or authorizations of, or notices, reports, registrations or other filings with, any Authority are required to be made or obtained by it in connection with the execution, delivery or performance by any such Person of this Agreement or any other Transaction Document to which it is a party, or to consummate the transactions hereunder or thereunder except for filings to be made under the HSR Act and the filings required pursuant to Sections 2.01(b) and 2.03(b); and

       (ii) except as Previously Disclosed, the execution and delivery by it of each of the Transaction Documents to which it is a party does not, and, subject to the satisfaction of Section 3.04(c)(i) above, the consummation of the transactions thereunder will not, constitute or result in a breach or violation of, or a default under, the Constituent Documents of any such Person.

     (d) Capitalization of Allianz.

       (a) As of September 15, 1999, the capital stock of Allianz amounted to (Euro)627,891,200, subdivided into 245,270,000 registered no-par-value shares issued and outstanding which are only transferable with the approval of Allianz;

       (b) as of September 15, 1999, the authorized unissued capital and the conditionally authorized capital of Allianz were as follows: authorized unissued capital I of (Euro)135,492,348.52; authorized unissued capital II of (Euro)30,677,512.87; authorized unissued capital III of (Euro)51,129,188.12; authorized unissued capital IV of
    (Euro)2,469,521.77; authorized unissued capital V of
    (Euro)2,556,459.41; and conditionally increased capital of
    (Euro)10,240,000; and

       (c) each of the outstanding Allianz shares was duly authorized and validly issued, and is fully paid, nonassessable and subject to no preemptive rights and was not issued in violation of any preemptive rights.

     (e) Allianz Financial Statements. Each of the audited consolidated financial statements of Allianz for the fiscal years ended December 31, 1996, 1997 and 1998 as reported in Allianz's Annual Report for 1996, 1997 and 1998, respectively, and the unaudited financial statement for the first half year of 1999 has been made available to Advisors LP. Each of the consolidated balance sheets included therein (including the related notes) fairly presents the financial condition of Allianz, as of its date, and each of the consolidated income statements and cash flow statements included therein (including the related notes) fairly presents the results of operations and cash flow, respectively, of Allianz, for the periods set forth therein, in each case in accordance with the applicable German accounting rules and, in the case of the audited consolidated financial statements for the fiscal year ended December 31, 1998, also in accordance with the standards set by the International Accounting Standards Committee consistently applied during the periods involved, except as may be noted therein.

     (f) Qualifications. Neither it, nor, to its knowledge, any person "associated" (as defined in the Investment Advisers Act) with it, is, as of the date hereof, ineligible to serve as an investment adviser to any Investment Company pursuant to Section 9(a) of the Investment Company Act or is subject to potential disqualification to serve as an investment adviser pursuant to Section 203 of the Investment Advisers Act or as an associated person to a registered investment adviser, or under Rule 206(4)- 3 or is the subject of a rebuttable presumption under Rule 206(4)-4(b) of the Investment Advisers Act.

     (g) Investment Company Act. As of the date hereof, except as Previously Disclosed, neither Allianz nor, to the knowledge of AZOA, any Subsidiary of Allianz that is part of the Asset Management Division of Allianz has entered into any Contract (disregarding for this purpose any of the Transaction Documents) which would impose an "unfair burden" on any of the Sponsored Investment Companies of Advisors LP after the Closing.

     (h) Absence of Certain Changes. Since December 31, 1998, as of the date hereof, no event which has resulted in or could reasonably be expected to result in a Material Adverse Effect has occurred.

     (i) ERISA. No person who is an "affiliate" of AZOA within the meaning of
  Section V(c)(i) of Department of Labor Prohibited Transaction Exemption 84-14 ("PTE 84-14") has been convicted of, or pleaded guilty to, a crime described in Section I(g) of PTE 84-14.

                                   ARTICLE IV

                                   Covenants

   4.01 Conduct Prior to Closing. Each Seller other than PacMan and Partners LLC as to themselves shall, and each Seller shall cause each of its Subsidiaries to, conduct its business and each of their respective businesses, as the case may be, in the ordinary and usual course and to preserve its business organization and their respective business organizations and assets intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated in any other Transaction Document or as Previously Disclosed, each such Seller other than PacMan and Partners LLC as to themselves, shall not, and each Seller shall cause each of its Subsidiaries (as to PacMan, only including Holding LLC and its Subsidiaries) not to, do any of the following without the prior written consent of AZOA, which shall not be unreasonably withheld:

     (a) issue, sell, pledge, grant, allocate, dispose of or encumber any Equity Interests in it or any of its Subsidiaries or any options, warrants, conversion or other rights or understandings of any kind, contingent or otherwise, to purchase any such Equity Interests;

     (b) admit any new partner or member;

     (c) directly or indirectly, adjust, split, combine or reclassify any of its Equity Interests;

     (d) declare, set aside, make or pay any dividend or other distribution in cash, stock or property in respect of its Equity Interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any of its Equity Interests;

     (e) other than in the ordinary course of its business transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of its or their material property or assets, tangible or intangible, or incur or modify any material indebtedness or other liability;

     (f) make, authorize or commit for any capital expenditures other than in the ordinary course of business or their respective businesses, as the case may be, or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity, provided that the investment restrictions contained in this clause (f) shall not apply to capital expenditures or investments made in the ordinary course of business;

     (g) subject to its fiduciary duties, propose that any action be taken by the Board of a Sponsored Investment Company, other than actions in the ordinary course of business that are not adverse to the interests of Advisors LP or Subsidiaries;

     (h) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Compensation and Benefit Plan, including any agreement entered into pursuant to any Compensation and Benefit Plan;

     (i) amend, supplement or restate its or any of its Subsidiaries, Constituent Documents, as the case may be, or enter into any Written Consents which in effect amend, supplement or restate such Constituent Documents;

     (j) implement or adopt any change in any respect of its accounting practices, policies or principles other than as may be required by GAAP;

     (k) make or revoke any Tax election;

     (l) enter into any Contract that would constitute a Key Contract with any other Seller or any Affiliate or Subsidiary of any Seller, or make any amendment or modification to any such agreement except in the ordinary course of business; or

     (m) authorize or enter into an agreement to do any of the foregoing.

   4.02 Acquisition Proposals. Each of the Sellers agrees that it will not and will cause each of its Subsidiaries, if any, and its and any such Subsidiaries' respective executive officers and directors not to, and each such Seller agrees to direct its and any such Subsidiaries' employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries not to initiate or solicit directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders, members or unitholders) with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any Equity Interests in, any Seller or any of its Subsidiaries (in the case of PacMan, only including Holding LLC and its Subsidiaries) other than PIMCO Trust Company and Columbus Circle Trust Company (each such Person being referred to in this Section 4.02(a) as a "subject Person" and any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or directly or indirectly engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Section 4.02 shall prevent any Seller or its managing member, general partner or management board from
(A) in the case of Holdings LP or its management board or representatives, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or providing any other legally required disclosure to the partners of Advisors LP and Holdings LP; (B) providing information to, or engaging in any negotiations or discussions with, any Person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the members, partners or unitholders of such Seller and withdrawing the prior recommendation of this Agreement, if and only to the extent that, in each such case referred to in clause (B) or (C) above, such managing member, general partner or board determines in good faith, after consultation with its advisers, including its outside counsel, that such Acquisition Proposal, if accepted, is reasonably capable of being consummated, taking into account all legal, financial and regulatory aspects of the proposal and would, if consummated, result in a transaction more favorable to such Seller's members or unitholders, as the case may be, from a financial point of view than the transactions contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). Each Seller agrees that it will notify Allianz and AZOA promptly (within one business day of receipt) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Allianz and AZOA reasonably informed on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Each such Seller shall, and shall cause each Subsidiary to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Allianz and AZOA with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.

   4.03 Retention and Bonus Programs. In connection with the Closing, (a) PIMCO shall establish the PIMCO Non-Qualified Profit Sharing Plan, amending the 1994 Profit Sharing Plan, substantially on the terms described in Exhibit E, or as otherwise agreed by AZOA and Partners LLC (the "PIMCO Non-Qualified Profit Sharing Plan"; (b) Advisors LP shall establish the PIMCO Advisors LP Transition and Retention Plan and the PIMCO Advisors LP Retention Plan for Executives of Pacific Investment Management Company, each substantially on the terms set forth in Exhibits F and G, respectively, or as otherwise agreed by AZOA and Partners LLC (the "Transition Retention Plan" and the "Retention Plan", respectively) (c) PIMCO and Advisors LP shall establish the PIMCO Class B Unit Purchase Plan, substantially on the terms described in Exhibit H hereto (the "PIMCO Class B Unit Purchase Plan") and (d) Advisors LP shall enter into employment contracts substantially in the form of Exhibit I with Mr. Poovey and Exhibit J with Messrs. Weil, Fitzgerald, Ward and Treadway.

   4.04 Filings, Other Actions; Notification. (a) Each of the Sellers and AZOA shall cooperate with each other and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to, and propose to the Sponsored Investment Companies that they, take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under the Transaction Documents and Applicable Laws to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Authority in order to consummate the Transactions. Subject to Applicable Laws relating to the exchange of information, AZOA, Advisors LP, Partners GP and PacLife shall, to the extent practicable, consult the other on and obtain consent with respect to all the information relating to AZOA or the Sellers, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any Authority in connection with the Transactions. In exercising the foregoing right, AZOA and the Sellers shall act reasonably and as promptly as practicable.

     (b) AZOA and each of the Sellers shall, upon request by another Party, cooperate with and furnish to such Party all information concerning itself, its Subsidiaries, general partners, members, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application required to be made by or on behalf of any of Allianz, AZOA, the Sellers, or any of their respective Subsidiaries to any Authority in connection with the Transactions.

     (c) AZOA and the Sellers shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other Party or Parties with copies of any material written notices or other material communications received by AZOA, the Sellers or any of their respective Subsidiaries, from any Authority with respect to the Transactions.

     (d) Each of the Sellers shall give prompt notice to AZOA and AZOA shall give prompt notice to each of the Sellers of (a) any event or condition that would cause any of the representations and warranties made by such Person or any of its Subsidiaries party hereto contained herein no longer to be complete and accurate in any material respect as of any date on or before the Closing Date, (b) any failure on the part of such Person or such Subsidiaries to comply with any of its material covenants or agreements contained herein at any time on or before the Closing Date, (c) any notice of, or other communication relating to, a material default or other event, which with notice or the lapse of time or both would become a material default, received by such Person or any of such Subsidiaries subsequent to the date of this Agreement and prior to the Closing Date, under any Key Contract of any of them, (d) any material written notice or other material communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, and (e) any change that is reasonably likely to result in a Material Adverse Effect.

     (e) To the extent that the rights of any Seller, any Subsidiary thereof or any Client under any agreement, including any Advisory Agreement, may not be assigned by operation of law without the consent or approval of another party thereto or terminates upon any assignment, each of the Sellers shall use its reasonable best efforts to obtain, and to cause its Subsidiaries, if any, to obtain, any such consent and its reasonable best efforts to obtain such consents, in the aggregate, as are necessary to satisfy the condition set forth in Section 5.02(c). Without limiting the generality of the foregoing, Advisors LP and each of Partners GP and Holdings LP, as general partners of Advisors LP as promptly as practicable shall (a) use, and use its reasonable best efforts to cause each Sponsored Investment Company to use, its reasonable best efforts to obtain, or cause to be obtained, all consents necessary to be obtained by Advisors LP, any of its Subsidiaries or any of the Sponsored Investment Companies in order to consummate the Transactions (including, to the extent required by Applicable Law or Contract, the approval of each Investment Company Board and shareholders or unitholders of each of the Sponsored Investment Companies), (b) use its reasonable best efforts to cause each Registered Investment Company to prepare, file with and cause to be cleared by the SEC and all other Authorities having jurisdiction thereover, as promptly as practicable after the date hereof, all proxy solicitation materials required to be distributed to shareholders of the Registered Investment Companies with respect to the actions recommended for shareholder approval by the Investment Company Boards and (c) use its reasonable best efforts to cause each Registered Investment Company to mail such proxy solicitation materials to such shareholders promptly after clearance by the SEC and cause to be submitted to a meeting of shareholders of such Registered Investment Company as soon as practicable after such mailing the proposals described in clause (ii), above, all such consents and such proxy solicitation, to be in form and substance reasonably satisfactory to AZOA and in compliance with Section 3.03(aa).

   4.05 Investment Company Matters.

     (a) Prior to the Closing, each of the Parties shall use its reasonable best efforts to ensure compliance with Section 15(f) of the Investment Company Act, so that the transactions contemplated by this Agreement will be in compliance at the Closing with such Section 15(f), including, to assure that on the Closing Date at least 75% of the board of directors or trustees of each Registered Investment Company are not "interested persons" (as defined in the Investment Company Act) of Advisors LP or Allianz.

     (b) Each of the Parties agrees following the Closing to use their respective reasonable best efforts to assure compliance with the conditions of Section 15(f) of the Investment Company Act as it applies to the Transactions. Notwithstanding anything to the contrary contained herein, the covenants of the Parties contained in this Section 4.05(b) are intended only for the benefit of the Parties and holders of their respective Equity Interests immediately prior to the Effective Time and for no other Person.

     (c) Advisors LP and each of Partners GP and Holdings LP, as general partners of Advisors LP, shall use, and shall cause Advisors LP's Subsidiaries to use, subject to any fiduciary requirements to the Sponsored Registered Investment Companies, their reasonable best efforts to ensure that the Sponsored Registered Investment Companies take no action that would (a) prevent any Sponsored Registered Investment Company from qualifying as a "regulated investment company," within the meaning of Section 851 of the Code, (b) with respect to the Sponsored Non-Registered Investment Companies that are currently taxed as partnerships, take no action that would cause such a Sponsored Non-Registered Investment Company to be subject to taxation on a net income basis under the Code or (c) be inconsistent with any Sponsored Registered Investment Company's prospectus or other offering document and other offering, advertising and marketing materials.

   4.06 Advisory Agreements. Unless otherwise previously agreed to by AZOA, Advisors LP shall and shall cause each Subsidiary of Advisors LP that is a registered investment adviser to notify each Client, subject to Section 4.04(e) with respect to the Registered Investment Companies, of the Transactions and to use its reasonable best efforts to obtain, prior to the Closing Date, the consent of each such Client (whether by affirmative consent or negative consent, as applicable) to the "assignment" (as such term is used in the Investment Advisers Act) of its Advisory Agreement as a result of the Transactions in accordance with the Investment Advisers Act. Each of the Sellers shall cooperate and consult with AZOA regarding material written communications with Clients concerning the obtaining of such consents.

   4.07 Taxation.

     (a) From and after the Closing Date, all Tax examinations, audits and contests relating to periods or partial periods ending prior to or on the Closing Date relating to Advisors LP or any of its Subsidiaries, Holdings LP, Partners GP or Holding LLC (such entities, the "Acquired Entities"), shall be controlled jointly by PacMan and the MD Representatives.

     (b) AZOA will prepare and file, or cause to be prepared and filed, all Tax Returns that include the business and operations of the Acquired Entities for any period or partial period ending prior to or on the Closing Date; provided, however, that (i) PacMan and the MD Representatives shall have the right to review and approve such Tax Returns prior to filing and
  (ii) all such Tax Returns shall, to the extent not prohibited by applicable Tax law, be prepared and filed on a basis consistent in all material respects with the Tax Returns of the applicable Acquired Entity as prepared and filed in prior periods. Prior to filing such Tax Returns, AZOA will make any changes to such Tax Returns as are reasonably requested by PacMan or the MD Representatives, and for such purposes any such request shall be deemed reasonable to the extent it requests conformity to prior Tax Return positions as required under clause (ii) of the preceding sentence.

     (c) Each of Advisors LP, any Subsidiary of Advisors LP that is treated as a partnership for U.S. federal income tax purposes, Holdings LP, Partners GP, Partners LLC, NFJ LP, Parametric LP and Cadence LP, shall make an election, or continue in effect any election previously made, under
  Section 754 of the Code and any comparable provision of any other Tax law for the year in which the Closing occurs.

     (d) None of the Acquired Entities will make any Tax election, or revoke any Tax election previously made, without the prior written consent of AZOA.

     (e) Each Seller agrees to take all actions described in Annex C.

   4.08 Access; Information.

     (a) Each of Partners GP, Holdings LP, and Advisors LP agrees that upon reasonable notice and subject to Applicable Laws relating to the exchange of information, it shall afford or cause its Subsidiaries to afford Allianz, AZOA and the officers, employees, counsel, financial advisors, auditors, accountants and other authorized representatives of Allianz and AZOA (collectively, the "Allianz Representatives"), such access throughout the period prior to the Effective Time to the books, records (including, without limitation, any Tax Returns and work papers of independent auditors), offices, properties and personnel of such Person, its Subsidiaries and any Sponsored Investment Company and to such other information as an Allianz Representative may reasonably request and, during such period, it shall furnish promptly to Allianz and AZOA and, at the request of Allianz or AZOA, to any Allianz Representatives (i) a copy of each report, schedule and other document filed by it, its Subsidiaries or any such Sponsored Investment Company pursuant to the requirements of federal or state securities laws, and (ii) all other financial and operating data and other information concerning the business, properties, assets and personnel of it, its Subsidiaries or any Sponsored Investment Company as an Allianz Representative may reasonably request.

     (b) Each of the Parties agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this
  Section 4.08 (as well as any other information obtained in connection with its consideration or consummation of any of the transactions contemplated by any of the Transaction Documents, including any information obtained prior to the date hereof) for any purpose unrelated to the consummation of the Transactions or the Transaction Documents. Subject to the requirements of law, each Party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.08 (as well as any other information obtained in connection with its consideration or consummation of any of the transactions contemplated by any of the Transaction Documents) unless such information (1) was already known to such Party, (2) becomes available to such Party from other sources not known by such Party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the Party to which such information pertains or (4) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the Transactions shall otherwise fail to be consummated, each Party shall promptly cause all copies of documents or extracts thereof containing information and data as to any of the other Parties to be returned to the appropriate Party. No investigation by any Party of the business and affairs of any of the Parties and their respective Subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement or any of the other Transaction Documents, or the conditions to any Party's obligation to consummate any of the transactions contemplated by any of the Transaction Documents.

   4.09 Publicity. The initial press release announcing the execution of this Agreement shall be a joint press release and thereafter PacMan, Advisors LP, Partners LLC and AZOA shall consult with each other, to the extent practicable, as applicable, prior to issuing any press releases or otherwise making public announcements with respect to the Transactions or the Transaction Documents and prior to making any filings with any Authority with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

   4.10 Effect of Investigations. No investigation by the Parties made heretofore or hereafter, or the provision of any documents, whether pursuant to this Agreement or otherwise (including without limitation, any action taken by or information provided to AZOA pursuant to the provisions of Section 4.08) shall affect or be deemed to modify any of the representations and warranties of any of the Parties which are contained herein and each such representation and warranty shall survive such investigation.

   4.11 Takeover Statutes. If any Takeover Statute is or may become applicable to any of the Transactions, each of the Sellers and their respective boards of directors, general partners, managing members or managing boards, as applicable, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents, and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

   4.12 Reasonable Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, each of the Sellers shall, shall use its reasonable best efforts to cause each of its Subsidiaries, if any, and shall use its reasonable best efforts to cause each of the Sponsored Investment Companies, to take, and AZOA shall, and shall use its reasonable best efforts to cause each of its Subsidiaries that is a party hereto to, take, or cause to be taken, all actions, and shall do, or cause to be done, all things necessary, proper or desirable, or advisable under Applicable Laws, so as to fulfill all conditions and obligations on its part to be performed or fulfilled under the Transaction Documents, to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions, and shall cooperate fully with each of the other Parties to that end.

     (b) To the extent that any consent, waiver or agreement of a Party is necessary to permit or effect any transaction contemplated by this Agreement and the other Transaction Documents, each Party hereby grants or provides such consent, waiver or agreement.

   4.13 Other Agreements. Prior to or in connection with the Closing each of the Sellers and AZOA shall, and shall cause their respective Subsidiaries to, take the following actions, to the extent applicable:

     (a) Each Seller shall cooperate with the other Sellers and use its reasonable best efforts to cause the arrangements for New Class B Units of Advisors LP, substantially in the terms set forth on Exhibit K, to be offered as provided therein and to cause such arrangements to be accepted; and Holdings LLC (as of such time a Subsidiary of AZOA) shall enter into an amendment to each ETA of Holdings LLC with each consenting PIMCO MD who is an ETA Holder (each, an "ETA Amendment").

     (b) AZOA and PacMan shall enter into the Continuing Investment Agreement in the form of Exhibit L hereto or as otherwise agreed by AZOA and PacMan (the "Continuing Investment Agreement");

     (c) AZOA, Advisors LP and PacMan shall enter into the Indemnification Agreement in the form of Exhibit M hereto or as otherwise agreed by AZOA, Advisors LP and PacMan (the "Indemnification Agreement"); and

     (d) (i) Advisors LP and PIMCO shall enter into a limited liability company agreement of Pacific Investment Management Company in the form of Exhibit N hereto or as otherwise agreed by AZOA and Advisors LP (the "PIMCO LLC Agreement") in connection with the conversion of PIMCO into a Delaware limited liability Company and Advisors LP and PIMCO Management shall obtain all requisite consents to enter into the PIMCO LLC Agreement and
  (ii) Advisors LP shall execute a written consent substantially on the terms set forth in Exhibit O hereto, or as otherwise agreed by AZOA and PIMCO (the "PIMCO Written Consent").

   4.14 Organization of PacPartners. Prior to Closing, Allianz GP Sub, as managing member, and PacMan shall (i) organize PacPartners LLC as a limited liability company under the DE LLC Law, pursuant to an operating agreement that shall be reasonably acceptable to PacMan (the "PacPartners LLC Agreement"), or as otherwise agreed to by Allianz GP Sub and PacMan, pursuant to which each of Allianz GP Sub and PacMan shall be a founding managing member,
(ii) make an initial capital contribution of $100 in exchange for one Class A LLC Unit to be issued to Allianz Advisors LP Sub and one Class B LLC Unit to be issued to PacMan and (iii) shall file of cause to be filed with the Secretary of State of Delaware a Certificate of Formation in accordance with Section 18-201 of the DE LLC Law.

   4.15 Disposition of Subsidiaries. The Sellers shall use their reasonable best efforts to cause Advisors LP and each other Seller, and each of their respective Subsidiaries, to dispose of control of, and control of all of its Equity Interests in, each of Columbus Circle Trust Company and PIMCO Trust Company as soon as practicable, on terms that are reasonable in light of the circumstances of the sale. "Control" means control for applicable regulatory purposes.

   4.16 Restructurings. Each of the Sellers shall cooperate with AZOA to restructure each of NFJ Investment Group, Parametric Portfolio Associates, and Cadence Capital Management in a manner satisfactory to AZOA.

   4.17 Expenses. Each Party will bear all expenses incurred by it in connection with this Agreement and the Transactions; provided, however that (i) AZOA shall bear 50% of the expenses incurred by Advisors LP in connection with the solicitation of shareholders of Registered Investment Companies contemplated by Section 4.01(e) and (ii) PacMan and AZOA shall each bear 50% of the expenses incurred by Holdings LP in connection with the solicitation of Holdings LP Unitholders.

   4.18 Subsidiary Action. Whenever a Party has an obligation under this Agreement to "cause" a Subsidiary of such Party or any of such Subsidiary's managing directors, officers, directors or employees, to take any action, if and to the extent that such Party's power and authority to cause such action to be taken is limited by the terms of such Subsidiary's Constituent Documents, such obligation of a Party shall be deemed an undertaking by such Party only to use such Party's reasonable best efforts to cause such action to be taken. To the extent that action on the part of a Subsidiary of a Party is necessary in order for such Party to fulfill any of its obligations under this Agreement, then each such obligation shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such necessary action.

   4.19 Holdings LP Unitholder Approval. Each of the Sellers shall take, in accordance with Applicable Law and each of their and Holdings LP's Constituent Documents, all action necessary to convene an appropriate meeting of Holdings LP Unitholders to consider and vote upon the approval and adoption of this Agreement and the Holdings LP Merger and any other matters required to be approved by Holdings LP Unitholders for consummation of the Holdings LP Merger (including any adjournment or postponement thereof, the "Holdings LP Unitholders Meeting") as promptly as practicable after the Proxy Statement is cleared by the SEC. Partners GP, as General Partner of Holdings LP, shall recommend (subject only to its making a good faith recommendation in favor of a Superior Proposal permitted under Section 4.02(C) and, in connection therewith, withdrawing any prior recommendation in connection with the Holdings LP Merger) and Holdings LP shall take all reasonable, lawful action to solicit, such approval by Holdings LP Unitholders.

   4.20 Proxy Statement. (a) Each of the Sellers shall cooperate with Holdings LP to, and Holdings LP shall, prepare a proxy statement to be filed by Holdings LP with the SEC in connection with the Holdings LP Merger (including all other proxy solicitation materials of Holdings LP, the "Proxy Statement"). Each of the Parties agrees to cooperate, and to cause its Subsidiaries to cooperate, with the other, its counsel and its accountants, in preparation of the Proxy Statement; and, promptly after clearance by the SEC, Holdings LP shall mail the Proxy Statement to the Holdings LP Unitholders.

     (b) Each of the Parties agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Holdings LP Unitholders and at the time of the Holdings LP Unitholders Meeting, contain any statement, which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Parties further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to amend or supplement the Proxy Statement.

     (c) AZOA shall have the right to review in advance and to approve all the information relating to AZOA and any of its Affiliates proposed to appear in the Proxy Statement or any amendment or supplement thereto submitted to, the SEC in connection with the Transactions contemplated by this Agreement. In exercising the foregoing right, AZOA shall act reasonably and as promptly as practicable.

   4.21 Indemnification; Directors' and Officers' Insurance.

     (a) AZOA agrees that from the Effective Time, and for a period of six
  (6) years thereafter, AZOA shall not, and shall cause each of its Subsidiaries not to, amend or modify any provision of any partnership, limited liability company or indemnification agreement pursuant to which any Seller or any of its directors, officers, members, partners or other controlling persons is or may be entitled to exculpation or indemnification; and AZOA shall cause Advisors LP to honor any such provision and to pay any amounts to which such Seller or any of such affiliates of such Seller would properly be entitled thereunder.

     (b) AZOA acknowledges that Advisors LP intends to obtain an extension of directors' and officers' liability insurance for partners, members, managing members, directors and officers of Advisors LP , Partners LLC, Holdings LLC, Holdings LP, PacMan and Partners GP prior to the Effective Time (the "D&O Insurance") for a premium of not more than $150,000 per annum and AZOA agrees that, for a period of six (6) years following the Closing, AZOA shall not take any affirmative action which causes the termination or cancellation of such extension policy unless AZOA shall replace such policy with comparable insurance coverage.

   4.22 Further Assurances. As of the Effective Time and following the Closing Date, consistent with the terms and conditions hereof, AZOA shall, and each of the Sellers shall and shall cause each of their respective Subsidiaries to, and shall use reasonable best efforts to cause its Affiliates (including for this purpose any Sponsored Investment Company) to, promptly execute, acknowledge and deliver such instruments, certificates and other documents and take such other action as a Party may reasonably require in order to carry out any of the transactions contemplated by the Transaction Documents or for a Party to obtain the benefits contemplated by any of the Transaction Documents. Following the Closing Date, the Parties shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by Applicable Law with respect to the Transactions.

                                   ARTICLE V

                                   Conditions

   5.01 Conditions to Each Party's Obligation to Effect the Transactions. The respective obligation of each Party to effect the Transactions is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

     (a) Governmental and Regulatory Consents. The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and, other than the filings provided for in Sections 2.03(b) and 2.04(b), all notices, reports, registrations and other filings required to be made prior to the Effective Time by the Sellers or Allianz or any of their respective Subsidiaries with, and all material consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Sellers or Allianz or any of their respective Subsidiaries from, any Governmental Authority (collectively, "Consents") in connection with the execution and delivery of this Agreement and the consummation of the Transactions by the Sellers and AZOA shall have been made or obtained, and all associated waiting periods shall have lapsed; and none of the foregoing shall contain any conditions, restrictions or requirements which would, following the Effective Time, have a Material Adverse Effect with respect to Advisors LP.

     (b) Holdings LP Unitholder Approval. This Agreement shall have been duly adopted by the affirmative vote of Holdings LP Unitholders required in accordance with Section 17-211 of the DE Partnership Law, other Applicable Laws and the Constituent Documents of Holdings LP.

     (c) No Injunction. No court or other Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions (collectively, an "Order").

   5.02 Conditions to Obligations of AZOA. The obligations of AZOA, Allianz Asset Management, Allianz Advisors LP Sub and Allianz GP Sub to effect the Transactions are also subject to the satisfaction or waiver by AZOA at or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. Subject to the standard set forth in
  Section 3.02, each of the representations and warranties of each of the Sellers set forth in Section 3.03, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and AZOA shall have received a certificate of an executive officer or manager of each of the Sellers to such effect.

     (b) Performance of Obligations of the Sellers. Each of the Sellers shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Transaction Documents at or prior to the Closing Date, and AZOA shall have received a certificate of an executive officer or managing director of each of the Sellers to such effect.

     (c) Consents Under Agreements. The Sellers shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which any of the Sellers or any of their Subsidiaries is a party, except for (i) Advisory Agreements and

  (ii) such Contracts for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

     (d) Compliance with Section 15(f) of the Investment Company Act. At the Effective Time: (i) at least seventy-five percent (75%) of the members of the Investment Company Boards of each Sponsored Registered Investment Company which has approved a new investment advisory contract shall not be "interested persons" (as such term is defined in the Investment Company
  Act) of that Subsidiary of Advisors LP that will act as investment adviser to such Investment Companies following the Effective Time), of Advisors LP or of any Affiliate of Advisors LP that was the investment adviser of any such Investment Company immediately preceding the Effective Time; and (ii) the requirements of Section 15(f)(1)(B) of the Investment Company Act shall have been complied with in that no "unfair burden" shall have been imposed on any of the Sponsored Registered Investment Companies as a result of this Agreement, the transactions contemplated hereunder, new Investment Company Advisory Agreements or otherwise.

     (e) Continued Employment. At the Effective Time, (i) (A) William H. Gross and William S. Thompson, and (B) at least 60% of the PIMCO MDs other than William H. Gross and William S. Thompson shall be employees of Advisors LP or its Affiliates or Subsidiaries, as the case may be, with executive responsibilities, and (ii) PIMCO shall have entered into Employment Agreements, substantially in the form attached hereto as Exhibit P, with each of William H. Gross and William S. Thompson (each an "Employment Agreement") and each such Employment Agreement shall be in full force and effect and shall not have been amended or modified without the prior written consent of AZOA.

     (f) Revenue Run-Rate. As of the Determination Date, the Revenue Run-Rate shall not be less than 75% of the Revenue Run-Rate at September 30, 1999.

     (g) Employee Benefit Plans. (i) Each of the PIMCO Class B Unit Purchase Plan and the PIMCO Non-Qualified Profit Sharing Plan shall have been established by PIMCO, (ii) the Transition Retention Plan shall have been established by Advisors LP; and (iii) the PIMCO Written Consent shall have been executed by PIMCO.

     (h) Other Agreements; Consents and Waivers.

       (a) Each PIMCO MD who is an ETA Holder shall have entered into an amendment to his ETA as contemplated by the MD Agreement and such amendment shall not have been terminated;

       (b) AZOA and PacMan shall have entered into the Continuing
    Investment Agreement and such Continuing Investment Agreement shall not have been terminated;

       (c) PacMan and AZOA shall have entered into the Indemnification Agreement and such Indemnification Agreement shall not have been terminated;

       (d) Advisors LP shall have entered into an Amendment to Unit Options Agreements with all of the PIMCO MDs who hold Unit Options under the Unit Incentive Plan, substantially in the form attached hereto as Exhibit Q the ("Option Modification Agreement") and such Option Modification Agreement shall not have been terminated;

       (e) Advisors LP and PIMCO Management shall have entered into the PIMCO LLC Agreement and Advisors LP and PIMCO Management shall have obtained all requisite consents to enter into the PIMCO LLC Agreement and eliminate the rights of third parties therein, and such PIMCO LLC Agreement shall not have been terminated;

       (f) PacMan and Allianz GP Sub shall have entered into the PacPartners LLC Agreement and PacMan and Allianz GP Sub shall have obtained all requisite consents to enter into the PacPartners LLC Agreement, and such PacPartners LLC Agreement shall not have been terminated;

       (g) Advisors LP shall have either paid down, fully satisfied or obtained a waiver of the terms of Section 6.5(d) (Notice of Change of Control), Section 7.1 (Disposition of Assets; Mergers and
    Reorganizations), and Sections 10.1(c)(i) and (l) (Events of Default and Acceleration) of, the Long-Term Credit Agreement; and

       (h) Advisors LP shall have fully prepaid or refinanced its obligations under, or obtained a waiver of the terms of Section 6.5(d) (Notice of Change of Control), Section 7.1 (Disposition of Assets; Mergers and Reorganizations), and Section 10.1(c)(i) and (l) (Events of Default and Acceleration) of the Short-Term Credit Agreement.

     (i) Disposition of Subsidiaries. Each of the Sellers and each of their Subsidiaries shall have disposed of control of, and control of all of its Equity Interests in, each of Columbus Circle Trust Company and PIMCO Trust Company as set forth in Section 4.15. "Control" means control for applicable regulatory purposes.

     (j) Resignations. At the request of AZOA, each Seller shall use its reasonable best efforts to cause each managing director to resign as member of any management or executive committee or board of Advisors LP, Holdings LP, Partners GP and Holding LLC, each resignation to be effective at or prior to the Closing Date.

     (k) Legal Opinion. AZOA shall have received an opinion of Latham & Watkins, dated the Closing Date, in a form reasonably satisfactory to AZOA, to the effect that (i) subject to the qualifications substantially similar to those contained in the opinion of Latham & Watkins to Advisors LP dated April 24, 1998 attached hereto as Exhibit R, Advisors LP is classified as a partnership for U.S. federal income tax purposes, (ii) Advisors LP was, for all relevant taxable periods prior to January 1, 1998, classified as an "existing partnership" within the meaning of Section 10211(c) of the Revenue Reconciliation Act of 1987 and Treasury Regulations Section 1.7704-2(b) and (iii) Holdings LP is classified as an "electing 1987 partnership" within the meaning of Section 7704(g)(2) of the Code. In rendering such opinion, Latham & Watkins may rely on representations and warranties of Advisors LP and Holdings LP.

   5.03 Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the Transactions is also subject to the satisfaction or waiver by both PacMan and Partners LLC at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of AZOA set forth in Section 3.04, subject to the standard set forth in
  Section 3.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Advisors LP shall have received a certificate of an executive officer of AZOA to such effect.

     (b) Performance of Obligations of AZOA. AZOA shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Transaction Documents at or prior to the Closing Date, and an officer of the Sellers shall have received a certificate of an executive officer to such effect.

     (c) Support Agreements. Allianz shall have delivered the Allianz Guarantee and the Allianz Guarantee shall not have been terminated or withdrawn.

                                   ARTICLE VI

                                  Termination

   6.01 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of AZOA, PacMan and Partners LLC.

   6.02 Termination by Either AZOA or the Sellers. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by (i) AZOA or by (ii) Advisors LP, Holdings LP, PacMan and Partners LLC if (a) the Transactions shall not have been consummated by September 30, 2000 (the "Termination Date"), whether such date is before or after the date of approval by the Holdings LP Unitholders, (b) the approval of the Holdings LP Unitholders required by Section 5.01(b) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately and substantially contributed to the occurrence of the failure of the Transactions to be consummated.

   6.03 Termination by AZOA. This Agreement may be terminated by AZOA and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the approval by the Holdings LP Unitholders referred to in
Section 5.01(b),

     (a) if (i) Partners GP shall have failed to recommend or shall have withdrawn or adversely modified its approval or recommendation of this Agreement, failed to reconfirm its recommendation of this Agreement or the Holdings LP Merger within five business days after a written request by Holdings LP to do so, or recommended to Holdings LP Unitholders a Superior Proposal or (ii) there has been a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement that (x) would entitle AZOA to assert that the conditions to its obligations hereunder set forth in Section 5.02(a) or (b) have not been satisfied and (y) is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by AZOA to the Party committing such breach; or

     (b) if the Revenue Run-Rate is less than 75% of the Revenue Run-Rate as of September 30, 1999 at the end of two consecutive calendar months, provided, however, that if AZOA elects to exercise its termination right pursuant to this clause (b), it shall give PacMan and Partners LLC prompt written notice of its intention to terminate (the "Termination Notice"), which termination shall be effective upon receipt of the Termination Notice, provided, further, that if AZOA shall elect not to exercise its termination right pursuant to this clause (b) this Agreement shall not terminate and shall remain in full force and effect and the provisions of
  Section 2.01(d)(i) shall be unaffected by such failure to exercise.

   6.04 Termination by the Sellers. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by the written consent of PacMan and Partners LLC:

     (a) if (i) the management board, general partner or managing member of any Seller authorizes such Seller to consummate or enter into a binding written agreement concerning, or to recommend, a transaction that PacMan and Partners LLC determine in good faith, after consultation with their advisers, constitutes a Superior Proposal, and such Seller notifies Allianz and AZOA in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) AZOA does not make, within five business days of receipt of such Seller's written notification of its intention, an offer that the managing member, general partner or management board of such Seller determines, in good faith after consultation with its advisors, is at least as favorable, from a financial point of view, to the members, partners or unitholders, as the case may be, as the Superior Proposal and
  (iii) simultaneously with such termination such Seller pays or causes Advisors LP to pay to AZOA in immediately available funds the Termination Fee described in Section 6.06; or

     (b) if there has been a breach by AZOA of any covenant, representation, warranty or agreement contained in this Agreement that (x) would entitle PacMan and Partners LLC to assert that the conditions to its obligations hereunder set forth in Section 5.03(a) or (b) have not been satisfied and
  (y) is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the PacMan and Partners LLC.

   6.05 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article VI, this Agreement (other than as set forth in Sections 6.06 and 7.01) shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages resulting from any wilful breach of this Agreement.

   6.06 Termination Fee.

     (a) Upon the occurrence of a Fee Triggering Event, Advisors LP agrees and each of the Sellers hereby agrees, jointly and severally, to pay or to cause Advisors LP to pay AZOA, and AZOA shall be entitled to payment of, a fee of $180,000,000 (the "Termination Fee"). Except as provided in
  Section 6.04(a), such payment shall be made to AZOA in immediately available funds within three business days after the occurrence of the Fee Triggering Event.

     (b) The term "Fee Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

       (1) this Agreement is terminated by the Sellers pursuant to Section 6.04(a); or

       (2) this Agreement is terminated by AZOA pursuant to Section 6.03(a)(i) and, within 12 months after such termination, a Seller enters into a binding agreement with any Person providing for a transaction implementing an Acquisition Proposal.

     (c) Each of PacMan and Partners LLC shall notify AZOA promptly in writing of the occurrence of any Fee Triggering Event.

     (d) The payment by any Seller of the Termination Fee provided by this
  Section 6.06 shall constitute liquidated damages for any breach by any of the Sellers of this Agreement although a breach is not necessary for any payment to be required to be made under this Section 6.06.

     (e) Each of the Sellers acknowledges that the agreements contained in this Section 6.06 are an integral part of the Transactions and that, without these agreements, neither AZOA nor any of its Subsidiaries would have entered into this Agreement or any of the other Transaction Documents; accordingly, if Advisors LP fails, and the Sellers fail to cause Advisors LP, to promptly pay the amount due pursuant to this Section 6.06, and, in order to obtain such payment, AZOA or any of its Subsidiaries commences a suit which results in a judgment against the Sellers for the Termination Fee, the Sellers shall pay to AZOA its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                  ARTICLE VII

                           Miscellaneous and General

   7.01 Survival. Each of the covenants of the Sellers and AZOA set forth in Sections 4.05(b), 4.07, 4.17, 4.18 (but only with respect to actions to be taken after Closing), 4.21 and 4.22 (but only with respect to actions to be taken after Closing) shall survive the consummation of the Transactions until the satisfaction of such covenants in accordance with each of their terms. Each of the representations and warranties of the Sellers and AZOA set forth in Sections 3.03 and 3.04, respectively, shall survive the earlier of March 31, 2001 and the publication of the first annual audited financial statements of Advisors LP and its Subsidiaries following the Closing, provided that the representations and warranties contained in Section 3.03(t) (Taxes) shall survive until the expiration of the relevant statutory periods. Sections 7.01, 7.03, 7.04, 7.05, 7.08 and 7.10, Sections 4.08(b) (Access; Information), 4.17
(Expenses), 6.05 (Effect of Termination and Abandonment) and 6.06 (Termination
Fee) shall survive the termination of this Agreement. All other covenants and agreements in this Agreement shall not survive the termination of this Agreement.

   7.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the Party benefitted by the provision, (ii) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement or (iii) amended or modified by an agreement in writing among AZOA, PacMan and Partners LLC executed in the same manner as this Agreement, provided, that no such amendment or modification pursuant to clause (iii) shall (A) in the case of any such amendment or modification proposed after the Holdings LP Unitholders shall have approved this Agreement and the Holdings LP Merger at the Holdings LP Unitholders Meeting, alter or change the amount or kind of consideration to be received by Holdings LP Unitholders and holders of Advisors LP Units pursuant to this Agreement without such Party's consent, (B) reasonably be expected to materially impede or delay the consummation of any of the Transactions or (C) constitute a waiver of any provision of this Agreement other than in accordance with clause (i) of this section 7.02.

   7.03 Governing Law and Venue; Waiver of Jury Trial.

     (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of New York applicable to contracts made and to be performed entirely within such state (except to the extent mandatory provisions of federal law, the DE Partnership Law, the California Uniform Partnership Act or the DE LLC Law are applicable).

     (b) Each Party acknowledges and agrees that any controversy which may arise under the Transaction Documents is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the Transaction Documents, or the Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into the Transaction Documents to which it is a Party by, among other things, the mutual waivers and certifications in this Section 7.03.

   7.04 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to AZOA:

     Allianz of America, Inc.
     55 Greens Farms Road - P.O. Box 5160 Westport, CT 06881Attention: David
     P. MarksFacsimile: (203) 221-4933 with a copy to: Allianz AG Koniginstr. 2880802 Munchen Attention: Dr. Joachim Faber

     with a copy to:

     Mark J. Menting, Esq.,
     Sullivan & Cromwell,
     125 Broad Street, New York, NY 10004
     Facsimile: (212) 558-3588

     if to Advisors LP or Holdings LP:

     PIMCO Advisors L.P.
     800 Newport Center Drive
     Newport Beach, California 92660
     Attention: Kenneth M. Poovey
     Facsimile: (949) 219-2245

     with a copy to:

     David C. Flattum, Esq.,
     Latham & Watkins
     650 Town Center Drive, Suite 2000,
     Costa Mesa, California 92626
     Facsimile: (714) 755-8290

     if to PacMan, Partners GP or Holding LLC:

     Pacific Asset Management, LLC
     700 Newport Center Drive, Suite 500
     Newport Beach, California 92660
     Attention: Tom Sutton
     Facsimile: (949) 219-5400

     with a copy to:

     Gerry L. Kenny, Esq.
     Gibson Dunn & Crutcher LLP
     4 Park Plaza
     Irvine, California 92614
     Facsimile: (949) 451-4220
     if to Partners LLC or Partners GP:

     Pacific Investment Management Company
     840 Newport Center Drive, Suite 360
     Newport Beach, California 92660
     Attention: Ernest L. Schmider
     Facsimile: (949) 720-1376

     with a copy to:

     John D. Hardy Jr., Esq.,
     O'Melveny & Myers LLP
     400 South Hope Street
     Los Angeles, California 90071
     Facsimile: (213) 430-6407

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

   7.05 Entire Understanding; No Third Party Beneficiaries. This Agreement and each of the other Transaction Documents represent the entire understanding of the Parties with reference to the Transactions and supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   7.06 Obligations of AZOA. Whenever this Agreement requires a Subsidiary of AZOA to take any action, such requirement shall be deemed to include an undertaking on the part of AZOA to cause such Subsidiary to take such action.

   7.07 Transfer Taxes. Any liability arising out of any real estate transfer or gains tax, if applicable and due with respect to the Transactions shall be borne by the appropriate Seller. All other transfer (including real estate transfer), transfer gains, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Transactions shall be paid by the appropriate Seller when due.

   7.08 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

   7.09 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that AZOA may designate, by written notice to Advisors LP, another wholly-owned direct or indirect subsidiary in lieu of Advisors LP Merger Sub, Holdings LP Merger Sub or Allianz GP Sub to be merged with Advisors LP, to be merged with Holdings LP and to enter into the relevant Acquisitions, Distributions and Contributions, respectively, in which event all references herein to Advisors LP Merger Sub, Holdings LP Merger Sub or Allianz GP Sub, as the case may be, shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Advisors LP Merger Sub, Holdings LP Merger Sub or Allianz GP Sub, as the case may be, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation and further, provided, however, that AZOA may assign, by written notice to Advisors LP, any or all of its rights and obligations under this Agreement and any other Transaction Document to another direct or indirect Subsidiary of Allianz, in which event all references herein to AZOA shall be deemed to be references to such other subsidiary, except that all representations and warranties made herein with respect to AZOA as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

   7.10 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of each of the Parties as of the date first written above.

                                   PIMCO PARTNERS, G.P.

                                   By: PIMCO PARTNERS, LLC, a California
                                       limited liability company, General
                                       Partner

                                                 /s/ William S. Thompson
                                        By: ____________________________________
                                           William S. Thompson
                                           Chief Executive Officer

                                   By: PIMCO HOLDING LLC, a Delaware limited
                                       liability company, General Partner

                                        By: PACIFIC ASSET MANAGEMENT LLC, a
                                            Delaware limited liability company,
                                            Member

                                            By: PACIFIC LIFE INSURANCE
                                                COMPANY, a California life
                                                insurance company, Member

                                                        /s/ Khanh T. Tran
                                                By: ___________________________
                                                   Khanh T. Tran
                                                   Chief Financial Officer

                                                         /s/ Audrey Milfs
                                                By: ___________________________
                                                   Audrey Milfs
                                                   Secretary

                                   By: PIMCO ADVISORS HOLDINGS L.P., a
                                       Delaware limited partnership, General
                                       Partner

                                        By: PIMCO PARTNERS, G.P., a California
                                            general partnership, General
                                            Partner

                                            By: PIMCO PARTNERS, LLC, a
                                                California limited liability
                                                company, General Partner

                                                     /s/ William S. Thompson
                                                By: ___________________________
                                                   William S. Thompson
                                                   Chief Executive Officer

                                            By: PIMCO HOLDING, LLC, a Delaware
                                                limited liability company,
                                                General Partner

                                                By: PACIFIC ASSET MANAGEMENT
                                                    LLC, a Delaware limited
                                                    liability company, Member

                                                    By: PACIFIC LIFE INSURANCE
                                                        COMPANY, a California
                                                        life insurance
                                                        company, Member

                                                            /s/ Khanh T. Tran
                                                        By: ___________________
                                                            Khanh T. Tran
                                                            Chief Financial
                                                             Officer

                                                             /s/ Audrey Milfs
                                                        By: ___________________
                                                            Audrey Milfs
                                                            Secretary

                                   PIMCO ADVISORS HOLDINGS L.P.

                                   By: PIMCO PARTNERS, G.P., a California
                                       general partnership, General Partner

                                        By: PIMCO PARTNERS, LLC, a California
                                            limited liability company, General
                                            Partner

                                                   /s/ William S. Thompson
                                            By: _______________________________
                                               William S. Thompson
                                               Chief Executive Officer

                                        By: PIMCO HOLDING, LLC, a Delaware
                                            limited liability company, General
                                            Partner

                                            By: PACIFIC ASSET MANAGEMENT LLC,
                                                a Delaware limited liability
                                                company, Member

                                                By: PACIFIC LIFE INSURANCE
                                                    COMPANY, a California life
                                                    insurance company, Member

                                                          /s/ Khanh T. Tran
                                                    By: _______________________
                                                       Khanh T. Tran
                                                       Chief Financial Officer

                                                           /s/ Audrey Milfs
                                                    By: _______________________
                                                       Audrey Milfs
                                                       Secretary

                                   PIMCO ADVISORS L.P.

                                   By: PIMCO PARTNERS, G.P., a California
                                       general partnership, General Partner

                                        By: PIMCO PARTNERS, LLC, a California
                                            limited liability company, General
                                            Partner

                                                   /s/ William S. Thompson
                                            By: _______________________________
                                               William S. Thompson
                                               Chief Executive Officer

                                        By: PIMCO PARTNERS, LLC, a Delaware
                                            limited liability company, General
                                            Partner

                                            By: PACIFIC ASSET MANAGEMENT LLC,
                                                a Delaware limited liability
                                                company, Member

                                                By: PACIFIC LIFE INSURANCE
                                                    COMPANY, a California life
                                                    insurance company, Member

                                                          /s/ Khanh T. Tran
                                                    By: _______________________
                                                       Khanh T. Tran
                                                       Chief Financial Officer

                                                           /s/ Audrey Milfs
                                                    By: _______________________
                                                       Audrey Milfs
                                                       Secretary

                                   PACIFIC ASSET MANAGEMENT LLC

                                   By: PACIFIC LIFE INSURANCE COMPANY, a
                                       California life insurance company,
                                       Member

                                                    /s/ Khanh T. Tran
                                        By: ____________________________________
                                           Khanh T. Tran
                                           Chief Financial Officer

                                                    /s/ Audrey Milfs
                                        By: ____________________________________
                                           Audrey Milfs
                                           Secretary

                                   PACIFIC INVESTMENT MANAGEMENT COMPANY

                                               /s/ William S. Thompson
                                   By: ________________________________________
                                      William S. Thompson
                                      Chief Executive Officer

                                   PIMCO PARTNERS LLC

                                               /s/ William S. Thompson
                                   By: ________________________________________
                                      William S. Thompson
                                      Chief Executive Officer

                                   PIMCO HOLDING LLC

                                   By: PACIFIC ASSET MANAGEMENT LLC, a
                                       Delaware limited liability company,
                                       Member

                                        By: PACIFIC LIFE INSURANCE COMPANY, a
                                            California life insurance company,
                                            Member

                                                      /s/ Khanh T. Tran
                                            By: _______________________________
                                               Khanh T. Tran
                                               Chief Financial Officer

                                                       /s/ Audrey Milfs
                                            By: _______________________________
                                               Audrey Milfs
                                               Secretary

                                   ALLIANZ OF AMERICA, INC.

                                           /s/ Dr. Henning Schulte-Noelle
                                   By: ________________________________________
                                      Dr. Henning Schulte-Noelle
                                      President and Chief Executive Officer

                                              /s/ Dr. Diethart Breipohl
                                   By: ________________________________________
                                      Dr. Diethart Breipohl
                                      Authorized Agent

                                   ALLIANZ ASSET MANAGEMENT INC.

                                                /s/ Dr. Joachim Faber
                                   By: ________________________________________
                                      Dr. Joachim Faber
                                      President and Chief Executive Officer

                                    ANNEX A

                               TRANSACTION STEPS
                         VERSION 23 (OCTOBER 31, 1999)

1. Allianz GP Sub forms (i) Advisors LP Merger Sub as a wholly-owned LLC subsidiary and (ii) Holdings LP General Partner as a wholly-owned LLC subsidiary. Allianz GP Sub and Holdings LP General Partner form Holdings LP Merger Sub as a limited partnership, with Allianz GP Sub holding the sole limited partner interest and Holdings LP General Partner holding the sole general partner interest. AZOA contributes cash and Allianz Stock to Allianz GP Sub (which, in turn, contributes cash to Advisors LP Merger Sub and Holdings LP Merger Sub) in an aggregate amount sufficient to satisfy all of Allianz GP Sub's, Advisors LP Merger Sub's and Holdings LP Merger Sub's obligations as described below.

2. Holdings LP Merger Sub merges into Holdings LP, with (i) Holdings LP surviving, (ii) Holdings LP partners (Partners GP (5,099 Holdings LP GP Units) and the public holders (49,553,023 Holdings LP Units as of September 30, 1999)) receiving cash at the Unit Price in exchange for their Holdings LP Units and Holdings LP GP Units, (iii) Allianz GP Sub's limited partner interest in Holdings LP Merger Sub converting into a limited partner interest in Holdings LP and (iv) Holdings LP General Partner's general partner interest in Holdings LP Merger Sub converting into a general partner interest in Holdings LP.

3. Allianz GP Sub acquires Partners LLC's (i) 142,480 Class A Units for an amount of cash equal to the Unit Price multiplied by 142,480 and (ii) general partner interest in Partners GP for $100. Immediately thereafter, Partners LLC dissolves and distributes its cash to its members.

4. Partners GP converts all but one of its Advisors GP Units into 799,998 Class A Units.

5. Partners GP distributes (i) 37,584,048 Class A Units (all of its Class A Units other than 1,826,272 Class A Units relating to interests under the Holding LLC ETAs not held by PIMCO MDs), (ii) its Advisors GP Unit and (iii) the PPGP Note Agreement (if outstanding) to Holding LLC.

6. Holding LLC distributes (i) 22,008,213 Class A Units (all of its Class A Units other than 15,575,835 Class A Units relating to interests under the Holding LLC ETAs held by PIMCO MDs) and (ii) the PPGP Note Agreement (if outstanding) to PacMan.

7. Allianz GP Sub acquires all member interests in Holding LLC from PacMan for $100, becoming the sole member of Holding LLC.

8. Allianz GP Sub contributes cash and Allianz Shares to Holding LLC (now owned 100% by Allianz GP Sub) with a total value equal to the Unit Price multiplied by 15,575,835 (the number of Class A Units relating to interests under the Holding LLC ETAs held by PIMCO MDs). Cash constitutes 84% of the total value and the Allianz Shares 16% of the total value, with the Allianz Shares valued for this purpose at $273.99 per registered share. Allianz GP Sub also contributes the 142,480 Class A Units acquired in Step 3 to Holding LLC.

9. Subject to obtaining any required consents of the respective limited partners of NFJ LP, Parametric LP and Cadence LP, each of such limited partnerships as to which required consents are obtained or as to which such consents are not required shall distribute to its general partners (NFJ LLC, PPA LLC and CCM LLC, respectively) all but one of the Class A Units in such limited partnerships relating to the general partner interests in such limited partnerships.

10. NFJ LLC distributes its 306,204 Class A Units (plus the Class A Units distributed to it pursuant to Step 9, if any) to PacMan. PPA LLC distributes the Class A Units distributed to it pursuant to Step 9, if any, to PacMan. CCM LLC distributes its 508,258 Class A Units (plus the Class A Units distributed to it pursuant to Step 9, if any) to PacMan.

11. Contributions to PacPartners LLC:

  (a) PacMan contributes (i) 22,008,213 Class A Units (acquired in Step 6),
      (ii) the Class A Units acquired in Step 10 (814,462 Class A Units plus the Class A Units distributed pursuant to Step 9, if any) and (iii) the PPGP Note Agreement (if outstanding) to PacPartners LLC in exchange for PacPartners LLC Class B Units.

  (b) Holding LLC contributes (i) the 15,575,835 Class A Units and Advisors GP Unit (acquired in Step 5, and after giving effect to the distribution to PacMan in Step 6) and (ii) the 142,480 Class A Units (acquired in Step 8) to PacPartners LLC in exchange for PacPartners LLC Class A Units.

12. PacFin contributes its 14,380,217 Class A Units to Advisors LP Merger Sub in exchange for Merger Sub Class E Units. PacPartners LLC contributes its Class A Units to Advisors LP Merger Sub in exchange for (i) Merger Sub Class A Units (for those Class A Units owned indirectly by Allianz GP Sub) and (ii) Merger Sub Class E Units (for those Class A Units owned indirectly by PacMan). PacPartners LLC also contributes its Advisors GP Unit to Advisors LP Merger Sub in exchange for a Merger Sub GP Unit.

13. Advisors LP Merger Sub merges into Advisors LP, with Advisors LP surviving and with the following consequences to unitholders:

  (a) Class A Units held by Partners GP (1,826,272 Class A Units--relating to interests under the Holding LLC ETAs not held by PIMCO MDs) are exchanged for New Class B Units.

  (b) Class A Units held by NFJ LP (430,211 Class A Units less the Class A Units distributed pursuant to Step 9, if any), Parametric LP (393,860 Class A Units less the Class A Units distributed pursuant to Step 9, if any) and Cadence LP (637,000 Class A Units less the Class A Units distributed pursuant to Step 9, if any) receive cash at the Unit Price.

  (c) Class A Units and the Advisors GP Unit held by Advisors LP Merger Sub are cancelled.

  (d) Class A Units held by other holders (3,697,114 Class A Units as of October 31, 1999) receive cash at the Unit Price.

  (e) Merger Sub Class A Units held by PacPartners LLC (representing Class A Units owned indirectly by Allianz GP Sub) are converted into New Class A Units.

  (f) Merger Sub Class E Units held by PacFin and PacPartners LLC
      (representing Class A Units owned indirectly by PacMan) are converted into New Class E Units.

  (g) The Merger Sub GP Unit held by PacPartners LLC (representing the Advisors GP Unit owned indirectly by Allianz GP Sub) is converted into one Advisors GP Unit.

  (h) 6,000,000 Class C Units held by Oppenheimer Group, Inc. remain in place.

  (i) 800 Class D Units held by PIMCO Equity Advisors' holders remain in place.

14. Other Equity Interests receive the following:

  (a) Options get cashed out at the Unit Price on the 16th day of the third month following Closing.

  (b) Deferred Units are converted into Allianz Deferred Payment Notes.

  (c) Deferred Compensation Units and vested Deferred Restricted Units are converted into cash at the Unit Price which remains deferred in the Deferred Compensation Plan and invested by the Trustee at the direction of the holders.

  (d) Unvested Deferred Restricted Units are converted into Allianz Deferred Payment Notes.

15. The constituent parties shall make all necessary tax elections and allocations so that the tax basis of the partnership units owned directly or indirectly by or for a party shall reflect the purchase price paid therefor.

                                    ANNEX B

                            DISCLOSURE DOCUMENT LIST

Financial Information and Document List:

  1. Comparative Financial Data by Quarter 3/31/94-3/31/99

  2. PIMCO Advisors LP Consolidating Results of Operations

       a. Quarter ended March 31, 1999
       b. Year ended March 31, 1998
       c. Year ended March 31, 1997
       d. Year ended March 1996
       e. Year ended March 1995
       f. Year ended March 1994

  3.  Options Outstanding as of 7/16/99

  4.  1999 Budget and Review

  5. Special Report - PIMCO Advisors L.P Consolidated Financial Statements - 1Q 1999 & Fiscal Years Ended 1995-1998

  6. Special Report - Pacific Investment Management Company (Income Statement
     Only) - 1Q 1999 & Fiscal Year Ended 1995-1998

  7. Special Report - Oppenheimer Capital (Income Statement Only) - 1Q 1999 & Fiscal Years Ended 1997-1998

  8. Special Report - Columbus Circle Investors (Income Statement Only) - 1Q 1999 & Fiscal Years Ended 1995-1998

  9. Special Report - Cadence Capital Management (Income Statement Only) - 1Q 1999 & Fiscal Years Ended 1995-1998

  10. Special Report - Parametric Portfolio Associates (Income Statement
      Only) - 1Q 1999 & Fiscal Years Ended 1995-1998

  11. Special Report - PIMCO Fund Distributors LLC (Income Statement Only) - 1Q 1999 & Fiscal Years Ended 1995-1998

  12. 1998 Financial Statements (Independent Audited Accounts)

       a. Pacific Investment Management Company and subsidiary
       b. Oppenheimer Capital
       c. Columbus Circle Investors and subsidiaries
       d. Cadence Capital Management
       e. Parametric Portfolio Associates
       f. NFJ Investment Group
       g. Blairlogie Capital Management
       h. PIMCO Funds Distribution Company
       i. Columbus Circle Trust Company

  13. 1997 Financial Statements (Independent Audited Accounts)

       a. PIMCO Advisors Holdings LP
       b. PIMCO Advisors, LP and Subsidiaries
       c. Pacific Investment Management Company and subsidiary
       d. Oppenheimer Capital
       e. Columbus Circle Investors and subsidiary
       f. Cadence Capital Management
       g. Parametric Portfolio Associates
       h. NFJ Investment Group
       i. Blairlogie Capital Management
       j. PIMCO Funds Distribution Company
       k. Columbus Circle Trust Company

  14. Financial Statements for the Year ended December 31, 1996 and Independent Auditors Reports

       a. Pacific Investment Management Company and subsidiary
       b. Columbus Circle Investors and subsidiary
       c. Columbus Circle Trust Company
       d. Cadence Capital Management
       e. NFJ Investment Group
       f. Parametric Portfolio Associates
       g. PIMCO Funds Distribution Company
       h. Blairlogie Capital Management

  15. Financial Statements for the Year ended December 31, 1995 (Individual Audited Accounts)

       a. Pacific Investment Management Company and subsidiary
       b. Columbus Circle Investors and subsidiary
       c. Columbus Circle Trust Company
       d. Cadence Capital Management
       e. NFJ Investment Group
       f. Parametric Portfolio Associates
       g. PIMCO Funds Distribution Company

Assets Under Management Information and Document List:

  1. Flash Update for Week Ended 7/2/99, PIMCO Funds: Multi-Manager Series (AUM data for the Quarters ended 3/31/99 & 6/30/99 and Years Ended 12/31/92-12/31/98 and fee data)

  2. Flash Update for Week Ended 7/2/99, PIMCO Funds: PIMS (AUM data for the Quarters ended 3/31/99 & 6/30/99 and Years Ended 12/31/92-12/31/98 and
     fee data)

  3. Internal Performance Report Separate Accounts - Manager Composite - Gross of Fees (By sub partnership, for 1 & 3 month periods and 1, 3 & 5 years ended 3/31/99)

  4. Internal Performance Report Separate Accounts - Manager Composite - Net of Fees (By sub partnership, for 1 & 3 month periods and 1, 3 & 5 years ended 3/31/99)

  5. Internal Performance Report Separate Accounts - Manager Composite - Gross of Fees (By sub partnership, for 1 & 3 month periods and 1, 3 & 5 years ended 12/31/98)

  6. Internal Performance Report Separate Accounts - Manager Composite - Net of Fees (By sub partnership, for 1 & 3 month periods and 1, 3 & 5 years ended 12/31/98)

  7. Internal Performance Report Separate Accounts - Manager Composite - Gross of Fees (By sub partnership, for 1 & 3 month periods and 1, 3 & 5 years ended 12/31/97)

  8. Internal Performance Report Separate Accounts - Manager Composite - Net of Fees (By sub partnership, for 1 & 3 month periods and 1, 3 & 5 years ended 12/31/97)

  9. PIMCO Advisors L.P Quarterly Assets Under Management 3/31/99

  10. PIMCO Advisors L.P Quarterly Assets Under Management 12/31/98

  11. PIMCO Advisors L.P Quarterly Assets Under Management 12/31/97

  12. PIMCO Advisors L.P Quarterly Assets Under Management 12/31/96

  13. PIMCO Advisors L.P Quarterly Assets Under Management 12/31/95

                                    ANNEX C

                           TO SECTION 4.07(f) OF THE
                      IMPLEMENTATION AND MERGER AGREEMENT

   (1) Disclosure to Partners GP and its partners, Holding LLC and Partners LLC, of (a) the identity of each payment recipient (a "Payment Recipient") who is an employee or independent contractor of any of the following corporations and is, with respect to any such corporation, (i) a shareholder owning stock (actually or constructively) having a fair market value exceeding the lesser of $1,000,000 or one percent (1%) of the total fair market value of all classes of the corporation's stock, (ii) an officer or (iii) a member of the group consisting of the lesser of the highest paid one percent (1%) of the corporation's employees or the highest paid 250 employees of the corporation when ranked on the basis of compensation, and (b) the amount and description of payments to be made to the Payment Recipients pursuant to the agreements set forth in (2) below.

    Cadence Capital Management Inc.
    Columbus Circle Trust Company
    NFJ Management Inc.
    Oppenheimer Capital (Australia) Inc.
    Oppenheimer Group Inc.
    Parametric Management Inc.
    PIMCO Funds Advertising Agency Co.
    PIMCO Global Advisors (Resources) Limited
    PIMCO Management Inc.
    PIMCO Trust Company
    StocksPLUS Management Inc.

   (2) The approval by PGP in a separate vote of the payments to be made to Payment Recipients pursuant to the following agreements:

    (a) Pacific Investment Management Company Class B Unit Purchase Plan

    (b) Amendment to Employment Termination and Non-Competition Agreement -- A separate agreement for each consenting Pacific Investment Management Company ETA Managing Director

    (c) PIMCO Advisors L.P. Retention Plan for Executives of Pacific Investment Management Company

    (d) Pacific Investment Management Company Non-Qualified Profit Sharing
        Plan

    (e) Second Amendment to the 1998 Unit Incentive Plan of PIMCO Advisors Holdings L.P. and PIMCO Advisors L.P.

    (f) First Amendment to Executive Deferred Compensation Plan of PIMCO Advisors Holdings L.P. and PIMCO Advisors L.P.

    (g) Amendment to Unit Option Agreements (covering PIMCO Managing
        Directors)

    (h) Employment Agreement for William H. Gross

    (i) Employment Agreement for William S. Thompson

    (j) Employment Agreement for James F. Muzzy

    (k) Employment Agreement for John L. Hague

    (l) Employment Agreement for Brent R. Harris

    (m) Employment Agreement for William C. Powers

    (n) Consulting Agreement for William F. Podlich

    (o) Consulting Agreement for Dean S. Meiling

    (p) Employment Agreements for other PIMCO Managing Directors (to be determined prior to Closing)

    (q) Severance Agreement for William D. Cvengros

    (r) Employment Agreement for Kenneth M. Poovey

    (s) Employment Agreement for Richard M. Weil

    (t) Employment Agreement for Robert M. Fitzgerald

    (u) Employment Agreement for James G. Ward

    (v) Employment Agreement for Stephen J. Treadway

    (w) PIMCO Advisors L.P. Transition and Retention Plan

    (x) Severance/Retention Agreements for other employees of PIMCO Advisors L.P. and its Subsidiaries (to be determined prior to Closing)

                               AMENDMENT NO. 1 TO
                      IMPLEMENTATION AND MERGER AGREEMENT

   This AMENDMENT NO. 1 TO IMPLEMENTATION AND MERGER AGREEMENT, dated as of March 3, 2000 (this "Amendment") is entered into by among Allianz of America, Inc., a Delaware corporation, Pacific Asset Management LLC, a Delaware limited liability company, PIMCO Advisors L.P., a Delaware limited partnership, PIMCO Advisors Holdings L.P., a Delaware limited partnership, PIMCO Partners, G.P., a California general partnership, PIMCO Partners, LLC, a California limited liability company, and PIMCO Holding LLC, a Delaware limited liability company (collectively, the "Initial Parties"), and Holdings LP Merger Sub L.P., a Delaware limited partnership, Allianz GP Sub LLC, a Delaware limited liability company, Holdings LP General Partner LLC, a Delaware limited liability company, and Advisors LP Merger Sub LLC, a Delaware limited liability company (collectively, the "Additional Parties"), (each of the Initial Parties and the Additional Parties individually, a "Party" and collectively, the "Parties").

                                    RECITALS

   WHEREAS, the Initial Parties have entered into that certain Implementation and Merger Agreement dated October 31, 1999 (the "Merger Agreement");

   WHEREAS, pursuant to Section 2.06 of the Merger Agreement, AZOA has formed, or has caused Allianz Asset Management to form, the Additional Parties, and the Parties desire to amend the Merger Agreement to cause each of the Additional Parties to become a party to the Merger Agreement and this Amendment;

   WHEREAS, in connection with that certain Memorandum of Understanding, dated February 23, 2000 (the "MOU") entered into with reference to those actions filed and consolidated in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court") and encaptioned In Re PIMCO Advisors Holdings L.P. Shareholders Litigation, Consolidated Civil Action No. 17511-NC, the Parties desire to amend the Merger Agreement, in order to modify the calculation of the Unit Price, to reduce, in certain circumstances, the Termination Fee and to clarify responsibility for certain amounts to be paid under the MOU; and

   WHEREAS, capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Merger Agreement;

   NOW, THEREFORE, in consideration of the premises, and of the covenants contained herein, the Parties agree as follows:

                                   ARTICLE I.
                               ADDITIONAL PARTIES

   1.01 By its execution of this Amendment, as of the date hereof, each of the Additional Parties adopts and becomes a party to the Merger Agreement, as required by Section 2.06 thereof, and agrees to perform all of its obligations and agreements as set forth therein.

   1.02 Each of the Additional Parties agrees to perform all of its obligations and agreements as set forth in this Amendment.

                                  ARTICLE II.
                                  DEFINITIONS

   2.01 The definition of "Adjusted Assets Under Management" as set forth in
Section 1.01 of the Merger Agreement is hereby amended to read in its entirety as follows:

     "'Adjusted Assets Under Management' shall mean for any account at a particular date, the amount of assets under management by Advisors LP or its Subsidiaries in that account at September 30, 1999, as adjusted for net cash flows (additions, withdrawals and reinvestments), new accounts and terminated accounts from and after September 30, 1999; provided however, that assets shall be treated as withdrawn at the date Advisors LP or any of its Subsidiaries receives a written notice communicating an intention to withdraw such assets (unless such notice has been revoked) or, in the case of a Registered Investment Company, the shareholders of such Registered Investment Company shall have failed to approve the transfer of an Advisory Agreement at such particular date."

   2.02 The definition of "Determination Date" as set forth in Section 1.01 of the Merger Agreement is hereby amended to read in its entirety as follows:

     "'Determination Date' shall mean the most recent calendar month-end prior to the Closing Date."

   2.03 The definition of "Revenue Run-Rate" as set forth in Section 1.01 of the Merger Agreement is hereby amended to read in its entirety as follows:

     "'Revenue Run-Rate' shall mean, on any date, the aggregate annualized investment advisory and subadvisory fees for all accounts managed by Advisors LP and its Subsidiaries, determined by multiplying the Adjusted Assets Under Management for each such account by the applicable annual fee rate for such account at such date (excluding any performance-based fees). The calculation of the Revenue Run-Rate as of the Determination Date shall be made using substantially the same methodology as the calculation of the Revenue Run-Rate as of September 30, 1999, as Previously Disclosed. "

   The definition of "Unit Price" as set forth in Section 1.01 of the Merger Agreement is hereby amended to read in its entirety as follows:

     "'Unit Price' has the meaning set forth below:

     (a) Except as provided in subparagraph (b) below, the Unit Price for all purposes under this Agreement shall be $38.75, reduced in the event that the Revenue Run-Rate as of the Determination Date is less than 85% of the Revenue Run-Rate as of September 30, 1999 ($780,837,226) by an amount equal to the Unit Price multiplied by the ratio set forth below; provided, that the Unit Price as so adjusted shall not be less than $31.78:

                       Revenue Run - Rate as of the Determination Date
        1.8 x (.85 --  -----------------------------------------------  )
                                 $780,837,226

     (b) The Unit Price (i) to be paid for the Class A Units held by Partners LLC; (ii) to be paid for those Class A Units held by NFJ LP, Parametric LP, and Cadence LP, the beneficial interest in which is held solely by the respective general partner of each such partnership; (iii) to be applied in calculation of the amounts to be paid in satisfaction of the ETAs to which present or former PIMCO MDs are parties as contemplated by Section 5.02(h); and (iv) to be applied in respect of any Unit Option, Deferred Unit, Deferred Compensation Unit and Vested Deferred Restricted Unit which is held by, or in which a beneficial interest is held by, any person who was a member of Partners LLC on October 31, 1999 shall be $38.75, reduced in the event that the Revenue Run-Rate as of the Determination Date is less than 85% of the Revenue Run-Rate as of September 30, 1999 ($780,837,226) by an amount equal to the Unit Price multiplied by the ratio set forth below; provided, that the Unit Price as so adjusted shall not be less than $31.00:

                      Revenue Run - Rate as of the Determination Date"
        2.0 x (.85 -- ------------------------------------------------ )
                                 $780,837,226


                                  ARTICLE III.
                      OTHER PROVISIONS OF MERGER AGREEMENT

   3.01 Holdings LP Merger Consideration. Section 2.01(d)(i) of the Merger Agreement is hereby amended to read in its entirety as follows:

     "(i) Holdings LP Merger Consideration. Each unit of limited partnership interest of Holdings LP issued and outstanding immediately prior to the Holdings LP Effective Time (a "Holdings LP Unit"), shall be converted into the right to receive, without interest, an amount in cash equal to the Unit Price.

   All such Holdings LP Units, by virtue of the Holdings LP Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Holdings LP Units shall thereafter cease to have any rights with respect to such Holdings LP Units, except the right to receive the Unit Price for each Holdings LP Unit upon the surrender of such certificate in accordance with Section 2.01(f)."

   3.02 Termination Fee. Section 6.06(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

     "(a) Upon the occurrence of a Fee Triggering Event, Advisors LP agrees and each of the Sellers hereby agrees, jointly and severally, to pay or to cause Advisors LP to pay AZOA, and AZOA shall be entitled to a payment of, a fee of $120,000,000 (the "Termination Fee"). Except as provided in
  Section 6.04(a), such payment shall be made to AZOA in immediately available funds within three business days after the occurrence of the Fee Triggering Event."

                                  ARTICLE IV.
                                 OTHER MATTERS

   4.01 The Parties agree that all amounts payable to the counsel for plaintiffs as contemplated by Section 2(c) of the MOU shall be deemed to have been paid following the Closing and the amount of such payments shall not operate to diminish the amount of the operating profit available for distribution of Holdings LP and Advisors LP prior to the Closing.

   4.02 Annex A to the Merger Agreement is hereby amended and restated in its entirety as set forth on Annex A hereto.

                                   ARTICLE V.
                                 MISCELLANEOUS

   5.01 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

   5.02 Ratification and Reaffirmation of the Merger Agreement. Except as hereby expressly amended, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed.

   5.03 Effectiveness of Amendment. The provisions of this Amendment shall be effective immediately upon execution and delivery of this Amendment by all parties hereto; provided, however, that, except for the provisions of
Section 3.02, the provisions of Articles II and III of this Amendment are contingent upon, and shall not become effective until, satisfaction of all of the conditions to the settlement described in the MOU, including approval of the Court. In the event that the Closing occurs prior to the satisfaction of such conditions, AZOA may in its discretion hold back an amount in cash sufficient to pay the increased transaction consideration (if any) which would be payable pursuant to this Amendment upon satisfaction of such conditions, and pay the same when and if such conditions are satisfied.

   5.04 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state (except to the extent mandatory provisions of federal law, the DE Partnership Law, the California Uniform Partnership Act or the DE LLC Law are applicable).

   5.05 Interpretation. In the event of any conflict between the provisions of the Merger Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

   5.06 Binding Effect. This Amendment shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

   IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first written above.

                                   PACIFIC LIFE INSURANCE COMPANY

                                                /s/ Edward R. Byrd
                                        By: ____________________________________

                                           Name: Edward R. Byrd

                                           Title: Vice President and
                                            Controller

                                               /s/ Audrey L. Milfs
                                        By: ____________________________________

                                           Name: Audrey L. Milfs

                                           Title: Secretary

                                   PACIFIC ASSET MANAGEMENT LLC

                                   By: PACIFIC LIFE INSURANCE COMPANY, a
                                       California life insurance company,
                                       Member

                                                /s/ Edward R. Byrd
                                        By: ____________________________________

                                           Name: Edward R. Byrd

                                           Title: Vice President and
                                            Controller

                                               /s/ Audrey L. Milfs
                                        By: ____________________________________

                                           Name: Audrey L. Milfs

                                           Title: Secretary


                                   PIMCO HOLDING LLC

                                   By: PACIFIC ASSET MANAGEMENT COMPANY LLC, a
                                       Delaware limited liability company,
                                       Member

                                   By: PACIFIC LIFE INSURANCE COMPANY, a
                                       California corporation, Member

                                                /s/ Edward R. Byrd
                                        By: ____________________________________

                                           Name: Edward R. Byrd

                                           Title: Vice President and
                                            Controller

                                               /s/ Audrey L. Milfs
                                        By: ____________________________________

                                           Name: Audrey L. Milfs

                                           Title: Secretary

                                   PIMCO PARTNERS, LLC

                                   By: PIMCO PARTNERS, LLC, a California
                                       limited liability company, General
                                       Partner

                                              /s/ William S. Thompson
                                        By: ____________________________________
                                           Name:William S. Thompson
                                           Title:Chief Executive Officer

                                   By: PIMCO HOLDING LLC, a Delaware limited
                                       liability company, General Partner

                                        By: PACIFIC ASSET MANAGEMENT LLC, a
                                            Delaware limited liability company,
                                            Member

                                            By: PACIFIC LIFE INSURANCE
                                                COMPANY, a California
                                                corporation, Member

                                                /s/ Edward R. Byrd
                                        By: ____________________________________

                                           Name: Edward R. Byrd

                                           Title: Vice President and
                                            Controller

                                               /s/ Audrey L. Milfs
                                        By: ____________________________________

                                           Name: Audrey L. Milfs

                                           Title: Secretary

                                   PIMCO ADVISORS HOLDINGS L.P.

                                        By: PIMCO PARTNERS, G.P., a California
                                            general partnership, General
                                            Partner

                                            By: PIMCO HOLDING LLC, a Delaware
                                                limited liability company,
                                                General Partner

                                                By: PACIFIC ASSET MANAGEMENT
                                                    COMPANY LLC, a Delaware
                                                    limited liability company,
                                                    Member

                                                    By: PACIFIC LIFE INSURANCE
                                                        COMPANY, a California
                                                        corporation, Member

                                                               /s/ Edward R.
                                                               Byrd
                                                        By: ___________________

                                                            Name: Edward R.
                                                             Byrd

                                                            Title: Vice
                                                                  President and
                                                                  Controller

                                                               /s/ Audrey L.
                                                              Milfs
                                                        By: ___________________

                                                            Name: Audrey L.
                                                             Milfs

                                                            Title: Secretary

                                   By: PIMCO PARTNERS, LLC, a California
                                       limited liability company, General
                                       Partner

                                              /s/ William S. Thompson
                                        By: ____________________________________
                                           Name:William S. Thompson
                                           Title:Chief Executive Officer

                                   PIMCO ADVISORS L.P.

                                   By: PIMCO PARTNERS, G.P., a California
                                       general partnership, General Partner

                                        By: PIMCO HOLDING LLC, a Delaware
                                            limited liability company, General
                                            Partner

                                            By: PACIFIC ASSET MANAGEMENT
                                                COMPANY LLC, a Delaware
                                                limited liability company,
                                                Member

                                                By: PACIFIC LIFE INSURANCE
                                                    COMPANY, a California
                                                    corporation, Member

                                                             /s/ Edward R.
                                                             Byrd
                                                    By: _______________________

                                                       Name: Edward R. Byrd

                                                       Title: Vice President
                                                             and Controller

                                                             /s/ Audrey L.
                                                             Milfs
                                                    By: _______________________

                                                       Name: Audrey L. Milfs

                                                       Title: Secretary

                                        By: PIMCO PARTNERS, LLC, a California
                                            limited liability company, General
                                            Partner

                                              /s/ William S. Thompson
                                            By: _______________________________
                                               Name: William S. Thompson
                                               Title: Chief Executive Officer

                                   PACIFIC INVESTMENT MANAGEMENT COMPANY

                                              /s/ William S. Thompson
                                        By: ____________________________________
                                           William S. Thompson
                                           Chief Executive Officer

                                   ALLIANZ OF AMERICA, INC.

                                             /s/ Dr. Joachim Faber

                                        By: _______________________________

                                           Dr. Joachim Faber

                                           Attorney in Fact

                                   ALLIANZ ASSET MANAGEMENT INC.

                                             /s/ Dr. Joachim Faber

                                        By: _______________________________
                                           Dr. Joachim Faber

                                           Attorney in Fact

                                   ALLIANZ GP SUB LLC

                                   By: ALLIANZ ASSET MANAGEMENT INC., a
                                       Delaware corporation, Member

                                             /s/ Dr. Joachim Faber

                                        By: _______________________________
                                           Dr. Joachim Faber
                                           President and Chief Executive
                                            Officer

                                   HOLDINGS LP GENERAL PARTNER LLC

                                   By: ALLIANZ GP SUB LLC, a Delaware limited
                                       liability company, Member

                                        By: ALLIANZ ASSET MANAGEMENT INC., a
                                            Delaware corporation, Member

                                                  /s/ Dr. Joachim Faber

                                            By: __________________________
                                               Dr. Joachim Faber
                                               President and Chief Executive
                                                Officer

                                   HOLDINGS LP MERGER SUB L.P.

                                   By: HOLDINGS LP GENERAL PARTNER LLC, a
                                       Delaware limited liability company,
                                       General Partner

                                        By: ALLIANZ GP SUB LLC, a Delaware
                                            limited liability company, Member

                                            By: ALLIANZ ASSET MANAGEMENT INC.,
                                                a Delaware corporation, Member

                                                By: ___________________________
                                                   Dr. Joachim Faber
                                                   President and Chief
                                                    Executive Officer

                                   ADVISORS LP MERGER SUB LLC

                                   By: HOLDINGS LP GENERAL PARTNER LLC, a
                                       Delaware limited liability company,
                                       General Partner

                                        By: ALLIANZ GP SUB LLC, a Delaware
                                            limited liability company, Member

                                            By: ALLIANZ ASSET MANAGEMENT INC.,
                                                a Delaware corporation, Member

                                                By: ___________________________
                                                   Dr. Joachim Faber
                                                   President and Chief
                                                    Executive Officer

                                    ANNEX A

                               TRANSACTION STEPS
                           VERSION 24 (MARCH 3, 2000)

1. Allianz GP Sub forms (i) Advisors LP Merger Sub as a wholly-owned LLC subsidiary and (ii) Holdings LP General Partner as a wholly-owned LLC subsidiary. Allianz GP Sub and Holdings LP General Partner form Holdings LP Merger Sub as a limited partnership, with Allianz GP Sub holding the sole limited partner interest and Holdings LP General Partner holding the sole general partner interest. AZOA contributes cash and Allianz Stock to Allianz GP Sub (which, in turn, contributes cash to Advisors LP Merger Sub and Holdings LP Merger Sub) in an aggregate amount sufficient to satisfy all of Allianz GP Sub's, Advisors LP Merger Sub's and Holdings LP Merger Sub's obligations as described below.

2. Holdings LP Merger Sub merges into Holdings LP, with (i) Holdings LP surviving, (ii) Holdings LP partners (Partners GP (5,099 Holdings LP GP Units) and the public holders (49,558,972 Holdings LP Units as of October 31, 1999)) receiving cash at the Unit Price in exchange for their Holdings LP Units and Holdings LP GP Units, (iii) Allianz GP Sub's limited partner interest in Holdings LP Merger Sub converting into a limited partner interest in Holdings LP and (iv) Holdings LP General Partner's general partner interest in Holdings LP Merger Sub converting into a general partner interest in Holdings LP.

3. Allianz GP Sub acquires Partners LLC's (i) 142,480 Class A Units for an amount of cash equal to the Unit Price multiplied by 142,480 and (ii) general partner interest in Partners GP for $100. Immediately thereafter, Partners LLC dissolves and distributes its cash to its members.

4. Partners GP converts all but one of its Advisors GP Units into 799,998 Class A Units.

5. Partners GP distributes (i) 37,584,048 Class A Units (all of its Class A Units other than 1,826,272 Class A Units relating to interests under the Holding LLC ETAs not held by PIMCO MDs), (ii) its Advisors GP Unit and (iii) the PPGP Note Agreement (if outstanding) to Holding LLC.

6. Holding LLC distributes (i) 22,008,213 Class A Units (all of its Class A Units other than 15,575,835 Class A Units relating to interests under the Holding LLC ETAs held by PIMCO MDs) and (ii) the PPGP Note Agreement (if outstanding) to PacMan.

7. Allianz GP Sub acquires all member interests in Holding LLC from PacMan for $100, becoming the sole member of Holding LLC.

8. Allianz GP Sub contributes cash and Allianz Shares to Holding LLC (now owned 100% by Allianz GP Sub) with a total value equal to the Unit Price multiplied by 15,575,835 (the number of Class A Units relating to interests under the Holding LLC ETAs held by PIMCO MDs). Cash constitutes 84% of the total value and the Allianz Shares 16% of the total value, with the Allianz Shares valued for this purpose at $273.99 per registered share. Allianz GP Sub also contributes the 142,480 Class A Units acquired in Step 3 to Holding LLC.

9. Subject to obtaining any required consents of the respective limited partners of NFJ LP, Parametric LP and Cadence LP, each of such limited partnerships as to which required consents are obtained or as to which such consents are not required shall distribute to its general partners (NFJ LLC, PPA LLC and CCM LLC, respectively) all but one of the Class A Units in such limited partnerships relating to the general partner interests in such limited partnerships.

10. NFJ LLC distributes its 306,204 Class A Units (plus the Class A Units distributed to it pursuant to Step 9, if any) to PacMan. PPA LLC distributes the Class A Units distributed to it pursuant to Step 9, if any, to PacMan. CCM LLC distributes its 508,258 Class A Units (plus the Class A Units distributed to it pursuant to Step 9, if any) to PacMan.

11. Contributions to PacPartners LLC:

      (a) PacMan contributes (i) 22,008,213 Class A Units (acquired in Step
      6), (ii) the Class A Units acquired in Step 10 (814,462 Class A Units plus the Class A Units distributed pursuant to Step 9, if any) and
      (iii) the PPGP Note Agreement (if outstanding) to PacPartners LLC in exchange for PacPartners LLC Class B Units.

      (b) Holding LLC contributes (i) the 15,575,835 Class A Units and Advisors GP Unit (acquired in Step 5, and after giving effect to the distribution to PacMan in Step 6) and (ii) the 142,480 Class A Units (acquired in Step 8) to PacPartners LLC in exchange for PacPartners LLC Class A Units.

12. Contributions to Advisors LP Merger Sub:

      (a) PacFin contributes its 14,380,217 Class A Units to Advisors LP Merger Sub in exchange for Merger Sub Class E Units.

      (b) PacPartners LLC contributes its Class A Units to Advisors LP Merger Sub in exchange for (i) Merger Sub Class A Units (for those Class A Units owned indirectly by Allianz GP Sub) and (ii) Merger Sub Class E Units (for those Class A Units owned indirectly by PacMan). PacPartners LLC also contributes its Advisors GP Unit to Advisors LP Merger Sub in exchange for a Merger Sub GP Unit.

      (c) Holdings LP contributes its Advisors GP Units (49,564,071 as of October 31, 1999) to Advisors LP Merger Sub in exchange for Merger Sub Class A Units.

13. Advisors LP Merger Sub merges into Advisors LP, with Advisors LP surviving and with the following consequences to unitholders:

      (a) Class A Units held by Partners GP (1,826,272 Class A Units-- relating to interests under the Holding LLC ETAs not held by PIMCO MDs) are exchanged for New Class B Units.

      (b) Class A Units held by NFJ LP (430,211 Class A Units less the Class A Units distributed pursuant to Step 9, if any), Parametric LP (393,860 Class A Units less the Class A Units distributed pursuant to Step 9, if any) and Cadence LP (637,000 Class A Units less the Class A Units distributed pursuant to Step 9, if any) receive cash at the Unit Price.

      (c) Class A Units and the Advisors GP Unit held by Advisors LP Merger Sub are cancelled.

      (d) Class A Units held by other holders (3,697,114 Class A Units as of October 31, 1999) receive cash at the Unit Price.

      (e) Merger Sub Class A Units held by PacPartners LLC and Holdings LP (representing Class A Units owned indirectly by Allianz GP Sub) are converted into New Class A Units.

      (f) Merger Sub Class E Units held by PacFin and PacPartners LLC (representing Class A Units owned indirectly by PacMan) are converted into New Class E Units.

      (g) The Merger Sub GP Unit held by PacPartners LLC (representing the Advisors GP Unit owned indirectly by Allianz GP Sub) is converted into one new Advisors GP Unit.

      (h) 6,000,000 Class C Units held by Oppenheimer Group, Inc. remain in place.

      (i) 800 Class D Units held by PIMCO Equity Advisors' holders remain in place.

14. Other Equity Interests receive the following:

      (a) Options get cashed out at the Unit Price on the 16th day of the third month following Closing.

      (b) Deferred Units are converted into Allianz Deferred Payment Notes.

      (c) Deferred Compensation Units and vested Deferred Restricted Units are converted into cash at the Unit Price which remains deferred in the Deferred Compensation Plan and invested by the Trustee at the direction of the holders.

      (d) Unvested Deferred Restricted Units are converted into Allianz Deferred Payment Notes.

15. The constituent parties shall make all necessary tax elections and allocations so that the tax basis of the partnership units owned directly or indirectly by or for a party shall reflect the purchase price paid therefor.

** To the extent that any Holding LLC ETA held by a person other than a PIMCO MD is to be amended as contemplated with respect to the Holding LLC ETAs held by the PIMCO MDs, the number of units to be distributed by Partners GP to Holding LLC shall be appropriately modified, and the other related transaction steps set forth herein shall be correspondingly modified.

                                   APPENDIX B

                        OPINION OF SALOMON SMITH BARNEY

                       [Salomon Smith Barney Letterhead]

October 29, 1999

General Partner
PIMCO Advisors Holdings L.P.
800 Newport Center Drive
Newport Beach, California 92260

General Partners
PIMCO Advisors L.P.
800 Newport Center Drive
Newport Beach, California 92260

Dear General Partners:

   PIMCO Advisors Holdings L.P. ("Holdings LP"), PIMCO Advisors L.P. ("Advisors LP"), Pacific Asset Management LLC ("PacMan"), PIMCO Partners G.P. ("Partners GP"), PIMCO Partners, LLC ("Partners LLC"), PIMCO Holding LLC ("Holding LLC"), Allianz of America, Inc. ("AZOA") and the other parties named therein propose to enter into the Implementation and Merger Agreement, to be dated as of October 31, 1999 (the "Agreement"), pursuant to which, among other things:

       (i) a newly formed limited partnership, indirectly wholly owned by AZOA, will be merged with and into Holdings LP, with Holdings LP as the surviving entity, in a transaction (the "Holdings LP Merger") in which each outstanding unit of limited partnership interest in Holdings LP (the "Holdings LP Units") will be converted into the right to receive, without interest, an amount in cash equal to the Unit Price (as defined in the Agreement) (the "Holdings LP Merger Consideration");

        (ii) the Class A units of limited partnership interest in Advisors LP ("Class A Advisors LP Units") held by PacMan or Pacific Financial Products, Inc. immediately prior to the effective time of the Advisors LP Merger (as defined below) (including certain Class A Advisors LP Units to be distributed to PacMan by its affiliates prior thereto pursuant to the Agreement), other than those burdened by employment termination and noncompetition agreements with current or former employees, will be exchanged for Class E units of membership interest in a newly formed limited liability company owned directly or indirectly by AZOA ("Advisors LP Merger Sub"), which in the Advisors LP Merger will be converted into new Class E units of limited partnership interest in Advisors LP ("New Class E Units"), which New Class E Units will be subject to certain purchase and sale arrangements with AZOA pursuant to the Continuing Investment Agreement to be entered into between AZOA and PacMan prior to the closing (the "Closing") of the Advisors LP Merger (collectively, the "Pacific Arrangements");

         (iii) the Class A Advisors LP Units held by affiliates of PacMan that are burdened by ETAs (as defined in the Agreement) with persons who have agreed to an amendment of their ETAs extending their non-competition obligations (an "ETA Amendment") will be acquired by an affiliate of AZOA for cash and stock of Allianz A.G.;

        (iv) Advisors LP Merger Sub will be merged with and into Advisors LP, with Advisors LP as the surviving entity, in a transaction (the "Advisors LP Merger") in which (A) each Class A Advisors LP Unit outstanding as of immediately prior to the effective time of the Advisors LP Merger, other than (1) Class A Advisors LP Units exchanged or acquired as described in clauses (ii) and (iii) above, (2) Class A Advisors LP Units held by Advisors LP Merger Sub and (3) Class A Advisors LP Units converted as described in clause (iv)(C) below, will be converted into the right to receive, without interest, an amount in cash equal to the Unit Price (the "Advisors LP Merger Consideration"), (B) each Class C unit and Class D unit of limited partnership interest in Advisors LP outstanding as of immediately prior to the effective time of the Advisors LP Merger will remain outstanding and unaffected by the Advisors LP Merger, (C) the Class A Advisors LP Units held by affiliates of PacMan that are burdened by ETAs with persons who have not agreed to ETA Amendments will be converted into new Class B units of limited partnership interest in Advisors LP, (D) the Class A units of membership interest in Advisors LP Merger Sub will be converted into new Class A units of limited partnership interest in Advisors LP, and (E) the Class E units of membership interest in Advisors LP Merger Sub will be converted into New Class E Units (as described in clause (ii) above); and

       (v) certain related transactions described in the Agreement with or otherwise relating to key employees of Advisors LP and its subsidiaries will be effected at or prior to the Closing, including without limitation the entering into of certain severance arrangements and employment agreements that will become effective as of the Closing, the establishment of certain arrangements for payments to be made in cash and stock of Allianz A.G. pursuant to the ETAs and the entering into of ETA Amendments in connection therewith (as described in clause (iii) above), the establishment of a five-year retention incentive bonus program and a seven-year variable retention incentive bonus program, the grant of stock of Allianz A.G. to certain key employees, and the equitization of a portion of the existing Pacific Investment Management Company profit-sharing plan (collectively, the "Management Arrangements"),

(the transactions described in clauses (i), (ii), (iii), (iv) and (v) of this sentence or otherwise set forth in the Agreement, collectively, the "Transaction"). The terms and conditions of the Transaction are set forth in more detail in the Agreement.

   You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of (i) the Holdings LP Merger Consideration to the holders of Holdings LP Units, other than the Excluded Holders (as defined below), (the "Holdings Covered Units"), and (ii) the Advisors LP Merger Consideration to the holders of Class A Advisors LP Units, other than the Excluded Holders, (the "Advisors Covered Units"). For purposes of this opinion, "Excluded Holders" means Pacific Life Insurance Company and each of its affiliates (including without limitation those entities holding the Class A Advisors LP Units that are burdened by the ETAs), Partners LLC, Partners GP and each of the managing directors of Pacific Management Investment Company (including without limitation any units held for the benefit of such persons).

   In connection with rendering our opinion, we have, among other things: (i) reviewed the October 27, 1999 draft of the Agreement (including the exhibits thereto) in the form provided to us, and have taken into account the terms of the Transaction set forth therein, including without limitation the Pacific Arrangements and the Management Arrangements; (ii) reviewed certain publicly available business and financial information that we deemed relevant relating to Holdings LP, Advisors LP and the industry in which they operate; (iii) reviewed certain internal non-public financial and operating data and other information provided to us by the management of Holdings LP and Advisors LP relating to Holdings LP's and Advisors LP's respective businesses, including certain forecast and projection information as to the future financial results of such businesses; (iv) reviewed certain publicly available business and financial information with respect to certain other companies that we believed to be relevant or comparable in certain respects to Holdings LP and Advisors LP, and the trading markets for such other companies' securities; (v) reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Holdings LP Units; (vi) reviewed the financial terms (including without limitation arrangements with management and controlling persons to the extent publicly available) of certain business combinations and acquisition transactions we deem reasonably comparable to the Transaction and otherwise relevant to our inquiry; (vii) discussed with members of senior management and other officers, employees and representatives of Holdings LP and Advisors LP the foregoing, including the past and current business operations, financial condition and prospects of Holdings LP and Advisors LP; and (viii) considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as we deemed relevant to our inquiry.

   In our review and analysis and in arriving at our opinion, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available. We also have assumed that the final form of the Agreement (including the exhibits thereto) will not vary in any respect that is material to our analysis from the last draft reviewed by us. With respect to Holdings LP's and Advisors LP's financial projections provided to, discussed with or reviewed for us by the management of Holdings LP or Advisors LP, respectively, we have been advised by management of Holdings LP and Advisors LP, respectively, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments on the part of management of Holdings LP or Advisors LP, respectively, as to the future financial performance of Holdings LP or Advisors LP, as applicable. We express no view as to such projections or information or the assumptions on which they are based. We have not assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities of Holdings LP or Advisors LP, nor for conducting a physical inspection of the properties and facilities of Holdings LP or Advisors LP, and we have not been furnished with any such evaluation or appraisal. We have relied upon counsel to Holdings LP and Advisors LP with respect to interpretations of the provisions contained in the constituent documents and related agreements of Holdings LP and Advisors LP and the application of applicable law to such documents and agreements. Our opinion necessarily is based on market, economic and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion does not address the underlying business decision to effect the Transaction.

   In connection with the preparation of this opinion, we have not been engaged by Holdings LP or Advisors LP to solicit third-party indications of interest for the acquisition of all or any part of Holdings LP or Advisors LP, and we have not participated in the structuring of the Transaction or the negotiation of the terms of the Agreement.

   As you are aware, Salomon Smith Barney Inc. ("SSB") has acted as a financial advisor to Holdings LP and Advisors LP in connection with the Transaction and will receive a fee for such services, all of which fee will be received in connection with the delivery of this opinion. In addition, Holdings LP and Advisors LP have agreed to indemnify us for certain liabilities arising out of our engagement. We, in the ordinary course of business, have from time to time provided, and in the future may continue to provide, investment banking, financial advisory and other related services to

Holdings LP, Advisors LP, Allianz A.G. and/or their respective affiliates, as the case may be, for which we have or will receive fees. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of Holdings LP, Allianz A.G. and/or their respective affiliates, as the case may be, for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain business relationships with Holdings LP, Advisors LP, Allianz A.G. and/or their respective affiliates.

   This opinion is provided for the information of Advisors LP, Holdings LP, Partners GP, Partners LLC and Holding LLC in the evaluation of the Transaction, and this opinion is not intended to be and does not constitute a recommendation to any equityholder of Holdings LP, Advisors LP or Partners LLC as to how such equityholder should vote on any matters relating to the Transaction.

   This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to SSB or any of its affiliates be made by Holdings LP, Advisors LP, Partners LLC or any of their respective affiliates, without the prior written consent of SSB. Notwithstanding the foregoing, this opinion may be included in its entirety or, with our prior review and consent, referred to in any proxy statement sent to the equityholders of Holdings LP or Advisors LP with respect to the Transaction.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (i) the Holdings LP Merger Consideration is fair, from a financial point of view, to the holders of Holdings Covered Units, and (ii) the Advisors LP Merger Consideration is fair, from a financial point of view, to the holders of Advisors Covered Units.

                                          Very truly yours,

                                          SALOMON SMITH BARNEY INC.

                                   APPENDIX C

                       OPINION OF MCLAGAN PARTNERS, INC.

                        [LETTERHEAD OF MCLAGAN PARTNERS]

                                          October 29, 1999

PIMCO Partners LLC
PIMCO Advisors L.P.
c/o PIMCO Advisors L.P.
800 Newport Center Drive
Newport Beach, CA 92660

Gentleman:

   PIMCO Advisors L.P. (PIMCO) has asked McLagan Partners to opine on the suitability of specific retention incentive arrangements proposed in connection with the acquisition of a controlling interest in PIMCO by an affiliate of Allianz A.G. This letter responds to this request by:

  .  Providing background information about McLagan Partners.

  .  Confirming our understanding of the scope of the proposed request.

  .  Opining on the suitability of the proposed arrangements.

McLagan Partners' Qualifications

   Founded in 1966, McLagan Partners specializes in providing compensation consulting and related services to the financial services industry. We are a global firm, with offices in Stamford, Chicago, London, Tokyo, and Hong Kong.

   Our compensation-related services include:

  .  Annual and long-term incentive plan design.

  . Retention plan design and evaluation in the context of mergers and acquisitions.

  . Surveys of pay levels and practices with the asset management, banking and capital markets businesses.

   Our clients include virtually every major global financial services firm, including leading asset management companies, banks and investment banks, securities firms, and insurance companies. Within the US asset management industry, current clients include:

  .  Over 220 investment management organizations.

  .  82% of the top 150 firms (as ranked by Pensions & Investments).

   The Firm's Managing Directors are seasoned professionals, typically having over 15 years of financial services industry experience.

Project Scope

   PIMCO asked McLagan Partners to opine on the suitability of proposed retention incentive arrangements and the payments provided for thereunder. Our comments on the proposed retention incentive arrangements are based exclusively on a review of:

  . The PIMCO Advisors L.P. Retention Plan for Executives of Pacific Investment Management Company (dated October 25, 1999).

  . Various analyses and proposed allocations prepared by management that relate to the above Plan.

   Our evaluation is based on the assumption that:

  . The primary objectives of the proposed retention incentive arrangements are to retain and motivate key executives and investment talent subsequent to Allianz's acquisition of PIMCO.

  . The loss of PIMCO's executives and senior investment talent would have a materially adverse impact on PIMCO's business and investment results and, in turn, the Firm's total enterprise value.

  . The retention/incentive arrangements are not intended to act as substitutes for ongoing base salary and bonus plans that are unrelated to the proposed acquisition.

  . A five-year retention period is required to integrate PIMCO's business practices and processes, and the collective knowledge and expertise of its staff into Allianz.

McLagan Partners' Opinion

   We focused on the following in developing our Opinion on the Retention Plan referred to above:

  . External market practices associated with acquisition-related retention incentive programs within the financial services industry.

  . Internal historical compensation practices and expected current year pay levels for investment talent within PIMCO.

  . Extensive meetings with James G. Ward, Senior Vice President and Director of Human Resources PIMCO Advisors.

  .  Project Apostle Executive Summary dated 27 October 1999.

  .  The Pacific Investment Management Company Non-Qualified Profit Sharing
     Plan.

  . Form of Employment Contracts for Pacific Investment Management Company Managing Directors.

   In terms of external market practices, we have observed the following through our consulting work involving the design and evaluation of acquisition-related retention plans within the financial services industry.

  . Retention incentive program coverage is typically limited to officer-level staff.

  . Targeted retention incentive award values are greatest for incumbents having the ability to most significantly impact future business and investment results.

  . Awards are often established as a multiple of annual cash compensation within a tiered framework linked to organizational level. For example:

    -- For staff below executive management, retention incentive multiples often approximate one times annual compensation over a three-year period.

    -- For executive management (i.e., Managing Directors and above), retention incentive multiples are higher.

   Award multiples for individual participants vary within this framework based on a number of factors, including, but not limited to, relative business impact and tenure.

  . Retention incentive values and participation rates are generally higher in acquisitions driven by strategic business concerns. Correspondingly, such values and rates are generally lower when the acquiring firm's objectives are strictly focused on near-term financial returns.

  . The timing of retention incentive payouts generally coincides with the anticipated time required to successfully integrate the acquired firm, its business practices and investment processes. and its collective knowledge and staff expertise

   In terms of our understanding of PIMCO's internal pay practices and levels, we observe that:

  . PIMCO has covered its senior staff under several highly structured incentive arrangements that are directly linked to PIMCO's profits.

  . Based on past, current, and projected profits. PIMCO's incentive plans have generated significant compensation, in aggregate and for selected senior executives.

   We are of the opinion that the proposed retention incentive arrangements referenced herein are reasonable in light of competitive market practices and, moreover, PIMCO's existing pay practices and levels. Further we are of the opinion that the retention incentive arrangements referenced herein are suitable to Allianz's presumed objectives of retaining and motivating PIMCO's officers in the context of the contemplated acquisition by Allianz.

Cordially,

s/ Michael P. Curran

                                         /s/ Adam B. Barnett

Michael P. Curran                        Adam B. Barnett
Managing Director                        Managing Director